UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Preliminary Proxy Statement

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Definitive Proxy Statement

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Soliciting Material under §240.14a-12

HAYNES INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Fee computed on table in exhibit required by Item 25(b) of Schedule 14A (17 CFR 240.14a-101) per Item 1 of this Schedule and Exchange Act Rules 14c-5(g) and 0-11

Dear Stockholders:
You are cordially invited to attend a special meeting of stockholders of Haynes International, Inc., a Delaware corporation (“Haynes” or the “Company”), which will be held virtually on Tuesday, April 16, 2024 at 9:30 a.m. Eastern time (including any adjournments or postponements thereof, the “Special Meeting”). Stockholders will be able to attend the Special Meeting by visiting www.virtualshareholdermeeting.com/HAYN2024SM and using the 16-digit control number included in your proxy materials. You will not be able to attend the Special Meeting physically in person. For purposes of attendance at the Special Meeting, all references in the accompanying proxy statement to “present in person” or “in person” shall mean virtually present at the Special Meeting.
At the Special Meeting, you will be asked to consider and vote upon the adoption of the Agreement and Plan of Merger, dated as of February 4, 2024 (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among the Company, North American Stainless, Inc., a Delaware corporation and a wholly owned subsidiary of Guarantor (“Parent”), Warhol Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and solely for the purpose of certain sections therein, Acerinox S.A., a Spanish sociedad anonima (“Guarantor”). The Merger Agreement provides for the merger of Merger Sub with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”) on the terms and conditions set forth in the Merger Agreement.
If the Merger is completed, you will be entitled to receive $61.00 in cash, without interest and less any applicable withholding taxes (the “Merger Consideration”), for each share of common stock, par value $0.001 per share, of the Company (referred to as “Haynes common stock”) that you own as of immediately prior to the effective time of the Merger (the “Effective Time”), unless you properly seek and perfect your statutory appraisal rights under Delaware law.
After careful consideration, the members of Haynes’ Board of Directors (the “Haynes Board” or the “Company Board”) unanimously: (i) determined that it was in the best interests of the Company and the Company’s stockholders, and declared it advisable, to enter into the Merger Agreement and consummate the Merger upon the terms and subject to the conditions set forth therein, (ii) approved the execution and delivery of the Merger Agreement by the Company, the performance by the Company of its covenants and other obligations thereunder, and the consummation of the Merger upon the terms and subject to the conditions set forth therein, (iii) resolved to recommend that the Company’s stockholders adopt the Merger Agreement in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and (iv) directed that the adoption of the Merger Agreement be submitted for consideration by the Company’s stockholders at the Special Meeting. Accordingly, the Haynes Board recommends a vote “FOR” the proposal to adopt the Merger Agreement and “FOR” each of the other proposals to be voted on at the Special Meeting.
The proxy statement accompanying this letter provides you with more specific information concerning the Special Meeting, the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement. A copy of the Merger Agreement is attached as Annex A to the accompanying proxy statement. We encourage you to read the accompanying proxy statement, the accompanying annexes and any documents incorporated by reference in the accompanying proxy statement carefully and in their entirety.
Your vote is important, regardless of the number of shares of Haynes common stock you own. The Merger cannot be completed unless the Merger Agreement is adopted by stockholders holding a majority of the outstanding shares of Haynes common stock entitled to vote at the Special Meeting. If you are a record holder of shares of Haynes common stock, whether or not you plan to attend the Special Meeting virtually, to ensure your representation at the Special Meeting, we urge you to vote your shares of Haynes common stock via the Internet or by telephone by following the instructions on the physical proxy card you received in the mail; or, by signing, voting and returning the enclosed proxy card by mail in the prepaid reply envelope. If you are a record holder and attend the Special Meeting, you may vote electronically at the meeting even if you have previously returned your proxy card or have voted via the Internet or by telephone and your electronic vote at the Special Meeting will revoke any proxy that you have previously submitted.
If your shares of Haynes common stock are held in an account at a bank, broker or other nominee, then you are a beneficial owner of shares of Haynes common stock held in “street name” and you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form provided to you by your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions.
If you have any questions or need assistance voting your shares, please contact Haynes’ proxy solicitor:
Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022
Stockholders may call toll free: (877) 750-2689
Banks and Brokers may call collect: 212-750-5833
On behalf of the Haynes Board, I thank you for your ongoing support and appreciate your consideration of these matters.
Sincerely,
Michael L. Shor
President and Chief Executive Officer
The accompanying proxy statement is dated March 18, 2024 and is first being mailed to holders of Haynes common stock on or about March 19, 2024.

1020 West Park Avenue
Kokomo, Indiana 46904-9013
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held at 9:30 a.m., Eastern time, on Tuesday, April 16, 2024

To the stockholders of Haynes International, Inc.:
Notice is hereby given that a special meeting (including any adjournments or postponements thereof, the “Special Meeting”) of stockholders of Haynes International, Inc., a Delaware corporation (the “Company” or “Haynes”), will be held virtually on Tuesday, April 16, 2024, at 9:30 a.m., Eastern time, for the following purposes:
1.
To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of February 4, 2024 (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among Haynes, North American Stainless, Inc., a Delaware corporation (“Parent”), Warhol Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and solely for the purpose of certain sections therein, Acerinox S.A., a Spanish sociedad anonima (“Guarantor”) . Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into Haynes, with Haynes continuing as the surviving corporation and a wholly owned subsidiary of Parent (the “Merger”) (the “Merger Proposal”);

2.
To consider and vote on a proposal to approve, on an advisory, non-binding basis, the compensation that may be paid or may become payable to Haynes’ named executive officers in connection with the Merger (the “Compensation Proposal”); and

3.
To consider and vote on a proposal to adjourn the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting (the “Adjournment Proposal”).

The proxy statement accompanying this notice provides you with more specific information concerning the Special Meeting, the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement. A copy of the Merger Agreement is attached as Annex A to the accompanying proxy statement and a summary of the Merger Agreement can be found in the section titled “The Merger Agreement” in the accompanying proxy statement. We encourage you to read the accompanying proxy statement (including the summary of the merger agreement set forth therein), the accompanying annexes and any documents incorporated by reference in the accompanying proxy statement carefully and in their entirety.
Only holders of shares of common stock, par value $0.001 per share, of the Company (“Haynes common stock”), as of the close of business on March 11, 2024, are entitled to notice of, and to vote at, the Special Meeting.
All stockholders are cordially invited to attend the Special Meeting. Similar to annual stockholder meetings, Haynes is pleased to conduct the Special Meeting solely online via the Internet through a live webcast and online stockholder tools. Stockholders will be able to attend the Special Meeting by visiting www.virtualshareholdermeeting.com/HAYN2024SM and by using the 16-digit control number included in their proxy materials. You will not be able to attend the Special Meeting physically in person. For purposes of attendance at the Special Meeting, all references in this proxy statement to “present in person” or “in person” shall mean virtually present at the Special Meeting.
The Board of Directors of Haynes unanimously recommends that stockholders vote “FOR” the proposal to adopt the Merger Agreement, “FOR” the advisory, non-binding Compensation Proposal, and “FOR” the Adjournment Proposal, if necessary or appropriate, to solicit additional proxies.

Under Delaware law, Haynes stockholders or beneficial owners who do not vote in favor of the adoption of the Merger Agreement will have the right to seek appraisal of the fair value of their shares of Haynes common stock as determined by the Delaware Court of Chancery if the Merger is completed, but only if such stockholder or beneficial owner, as applicable, submits a written demand for appraisal prior to the vote on the Merger Agreement and complies with the other Delaware law procedures for exercising statutory appraisal rights, which are summarized in the section titled “Appraisal Rights” in the accompanying proxy statement. A copy of Section 262 of the General Corporation Law of the State of Delaware, which details the applicable Delaware appraisal statute, may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262.
If you are a record holder of shares of Haynes common stock, whether or not you plan to attend the Special Meeting virtually, to ensure your representation at the Special Meeting, we urge you to vote your shares of Haynes common stock by following the instructions on the physical proxy card you received in the mail and which are also provided on that website; or by signing, voting and returning the enclosed proxy card by mail in the prepaid reply envelope. If you are a record holder of shares of Haynes common stock and you attend the Special Meeting, you may vote electronically at the meeting even if you have previously returned your proxy card or have voted via the Internet or by telephone, and your electronic vote at the Special Meeting will revoke any proxy that you have previously submitted.
If you are a beneficial owner of shares of Haynes common stock held in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form provided to you by your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions.
If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote “FOR” the adoption of the Merger Agreement, “FOR” the non-binding, advisory Compensation Proposal, and “FOR” the Adjournment Proposal, if necessary or appropriate, to solicit additional proxies.
By order of the Board of Directors
Angela M. Kohlheim
Vice President, General Counsel and Corporate Secretary
Kokomo, Indiana
March 18, 2024

YOUR VOTE IS IMPORTANT
If you are a record holder of shares of Haynes common stock, whether or not you plan to attend the Special Meeting virtually, please submit your proxy as soon as possible, whether over the Internet, by telephone or by completing, signing and returning the enclosed proxy card by mail in the prepaid reply envelope. You may revoke your proxy or change your vote at any time before it is exercised at the Special Meeting.
If you hold your shares of Haynes common stock in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form provided to you by your bank, broker or other nominee. Your broker or other agent cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions.
If you are a Haynes stockholder of record, voting electronically at the Special Meeting will revoke any proxy that you previously submitted. If you hold your shares through a bank, broker or other nominee, you must obtain and submit a “legal proxy” in order to vote in person at the Special Meeting.
If you fail to return your proxy card, fail to grant your proxy electronically over the Internet or by telephone, or fail to vote by virtual ballot in person at the Special Meeting, your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting and, if a quorum is present, will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement but will have no effect on the other proposals.
You should carefully read and consider the entire proxy statement and the accompanying annexes, including the Merger Agreement attached as Annex A, along with all of the documents incorporated by reference in this proxy statement, as they contain important information about, among other things, the Merger and how it affects you. If you have any questions concerning the Merger Agreement, the Merger or the other transactions contemplated by the Merger Agreement, the Special Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement, or need help submitting a proxy to have your shares of Haynes common stock voted, please contact Haynes’s proxy solicitor:
Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022
Stockholders may call toll free: (877) 750-2689
Banks and Brokers may call collect: 212-750-5833

SUMMARY
This summary highlights selected information in this proxy statement and may not contain all of the information about the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement that are important to you. You should carefully read this proxy statement in its entirety, including the annexes hereto and the other documents to which we have referred you, for a more complete understanding of the matters being considered at the Special Meeting. You may obtain, without charge, copies of any of the documents we file with the Securities and Exchange Commission (the “SEC”) by following the instructions under the section of this proxy statement titled “Where You Can Find Additional Information.”
In this proxy statement: (1) the terms “we,” “us,” “our,” the “Company” and “Haynes” refer to Haynes International, Inc.; (2) the term “Parent” refers to North American Stainless, Inc.; (3) the term “Merger Sub” refers to Warhol Merger Sub, Inc.; (4) the term “Guarantor” refers to Acerinox, S.A.; (5) the term “Merger Agreement” refers to the Agreement and Plan of Merger, dated as of February 4, 2024, by and among the Company, Parent and Merger Sub and, solely for the purpose of certain sections therein (as specified therein), Guarantor, as the same may be amended, supplemented or otherwise modified from time to time; (6) the term “Merger” refers to the merger of Merger Sub with and into Haynes, with Haynes continuing as the surviving corporation and as a wholly owned subsidiary of Parent as described in the Merger Agreement; (7) the term “Haynes common stock” refers to the common stock, par value $0.001 per share, of the Company; and (8) the term “Special Meeting” refers to the special meeting of Haynes stockholders described in this proxy statement, including any adjournments or postponements thereof.
The Parties (page 11)
Haynes International, Inc.
Haynes is a Delaware corporation incorporated in 1986. Haynes develops, manufactures and markets technologically advanced, high-performance alloys primarily for use in the aerospace, power generation and chemical processing industries. Our high temperature alloys are used by manufacturers of equipment that is subjected to extremely high temperature, such as jet engines, gas turbine engines and waste incineration. Our corrosion resistant alloys are used in applications that require resistance to extreme corrosion, such as chemical processing, power plant emissions control and hazardous waste treatment.
Shares of Haynes common stock are listed on the Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “HAYN.” Our principal executive office is located at 1020 W. Park Avenue, P.O. Box 9013, Kokomo, Indiana, 46904-9013, our telephone number is (765)-456-6012, and our Internet address is https:// www.haynesintl.com/en/home/. Information on Haynes’ website is not incorporated by reference into or otherwise part of this proxy statement. Additional information about Haynes is contained in our public filings. See the section of this proxy statement titled “Where You Can Find Additional Information.”
North American Stainless, Inc.
Parent was founded in 1990 and is a fully integrated stainless steel producer in the United States. Parent is a Delaware corporation and a wholly owned subsidiary of Guarantor. Its principal executive offices are located at 6870 Highway 42 East, Ghent, KY 41045-9615, and its telephone number is (502) 347-6041. Upon completion of the Merger, Haynes will be a wholly owned subsidiary of Parent.
Warhol Merger Sub, Inc.
Merger Sub is a Delaware corporation and a wholly owned subsidiary of Parent that was formed on January 31, 2024 solely for the purpose of engaging in the transactions contemplated by the Merger Agreement. Merger Sub has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement. Its principal executive offices are located at c/o 6870 Highway 42 East, Ghent, KY 41045-9615 and its telephone number is (502) 347-6041. Upon completion of the Merger, the separate corporate existence of Merger Sub will thereupon cease.
Acerinox, S.A.
Guarantor is a global leader in the manufacture of stainless steel and high performance alloys, with a melting shop capacity of 3.5 million tonnes. Its production network is comprised of 13 factories. Guarantor

i

has six stainless steel factories: four flat product plants (three of which are integrated: Acerinox Europa, North American Stainless and Columbus Stainless; and one cold rolling factory: Bahru Stainless), and two long product plants. The other 7 factories (located in the United States and Germany) manufacture high performance alloys. Guarantor’s products, with more than 11,000 possible combinations, are sold through an extensive commercial network in more than 80 countries.
The shares of Guarantor are listed on the Madrid and Barcelona Stock Exchanges and are traded through the Continuous Market.
Guarantor is a Spanish sociedad anonima. Its principal executive offices are located at Santiago de Compostela, nº 100, 28035, Madrid, Spain and its telephone number is +34 91 398 5226.
The Merger (page 21)
The Company, Parent and Merger Sub and, solely for the purpose of certain sections therein, Guarantor, entered into the Merger Agreement on February 4, 2024. A copy of the Merger Agreement is included as Annex A to this proxy statement. On the terms and subject to the conditions set forth in the Merger Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the effective time of the Merger (the “Effective Time”), Merger Sub will merge with and into the Company, the separate corporate existence of Merger Sub will thereupon cease, and the Company will continue as the surviving corporation of the Merger and as a wholly owned subsidiary of Parent. From time to time in this proxy statement, we refer to Haynes as it will exist after the completion of the Merger as the “surviving corporation.”
At the Effective Time, and without any action by any stockholder, each share of Haynes common stock that is issued and outstanding as of immediately prior to the Effective Time (other than shares of Haynes common stock held by the Company as treasury stock, owned by Parent or any of its subsidiaries (including Merger Sub) immediately prior to the Effective Time or as to which holders thereof have properly and validly exercised their statutory rights of appraisal in accordance with Section 262 of the DGCL) will be automatically cancelled, extinguished and converted into the right to receive cash in an amount equal to $61.00 without interest (the “Merger Consideration”), less any applicable withholding taxes.
The Special Meeting (page 12)
Date, Time and Place
The Special Meeting will be held virtually on Tuesday, April 16, 2024, at 9:30 a.m. Eastern time. At the Special Meeting, holders of Haynes common stock will be asked to, among other things, vote for the adoption of the Merger Agreement. All stockholders are cordially invited to attend the Special Meeting. Haynes is conducting the Special Meeting solely online via the Internet through a live webcast and online stockholder tools. Stockholders will be able to attend the Special Meeting by visiting www.virtualshareholdermeeting.com/HAYN2024SM and by using the 16-digit control number included in their proxy materials. You will not be able to attend the Special Meeting physically in person. For purposes of attendance at the Special Meeting, all references in this proxy statement to “present in person” or “in person” shall mean virtually present at the Special Meeting.
Record Date and Stockholders Entitled to Vote
Only holders of Haynes common stock of record as of the close of business on March 11, 2024, the record date for the Special Meeting, are entitled to receive notice of and to vote the shares of Haynes common stock they held on the record date at the Special Meeting. As of the close of business on the record date, 12,782,992 shares of Haynes common stock were issued and outstanding and entitled to vote at the Special Meeting.
Quorum
The representation in person or by proxy of at least a majority of the outstanding shares of Haynes common stock entitled to vote at the Special Meeting, or 6,391,497 shares of Haynes common stock, is necessary to constitute a quorum for the transaction of business.

Vote Required
On each of the proposals presented at the Special Meeting, each holder of Haynes common stock is entitled to one vote for each share of Haynes common stock held by such stockholder on the record date. The adoption of the Merger Agreement by the holders of Haynes common stock requires the affirmative vote of stockholders holding a majority of the outstanding shares of Haynes common stock entitled to vote as of the close of business on the record date. The approval of the Compensation Proposal and Adjournment Proposal each requires the affirmative vote of a majority of the shares of Haynes common stock present, in person or represented by proxy, and entitled to vote thereon. The approval of the Compensation Proposal is advisory and non-binding and is not a condition to the completion of the Merger.
Reasons for the Merger; Recommendation of the Haynes Board (page 34)
After careful consideration, the Haynes Board unanimously: (i) determined that it was in the best interests of the Company and the Company’s stockholders, and declared it advisable, to enter into the Merger Agreement and consummate the Merger upon the terms and subject to the conditions set forth therein, (ii) approved the execution and delivery of the Merger Agreement by the Company, the performance by the Company of its covenants and other obligations thereunder, and the consummation of the Merger upon the terms and subject to the conditions set forth therein, (iii) resolved to recommend that the Company’s stockholders adopt the Merger Agreement in accordance with the DGCL and (iv) directed that the adoption of the Merger Agreement be submitted for consideration by the Company’s stockholders at the Special Meeting. Accordingly, the Haynes Board unanimously recommends that stockholders vote “FOR” the proposal to adopt the Merger Agreement, “FOR” the advisory, non-binding Compensation Proposal, and “FOR” the Adjournment Proposal, if necessary or appropriate, to solicit additional proxies.
For a discussion of the material factors that the Haynes Board considered in determining to recommend the adoption of the Merger Agreement, please see the section of this proxy statement titled “The Merger — Reasons for the Merger; Recommendation of the Haynes Board.”
Opinion of the Company’s Financial Advisor (page 38)
The Company retained Jefferies LLC (“Jefferies”) as its financial advisor in connection with a possible sale, disposition or other business transaction involving the Company. In connection with this engagement, the Company requested that Jefferies evaluate the fairness, from a financial point of view, to holders of shares of Haynes common stock of the Merger Consideration to be received by such holders pursuant to the Merger Agreement. At a meeting of the Haynes Board held on February 4, 2024, Jefferies rendered its opinion to the Haynes Board to the effect that, as of that date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken as described in its opinion, the Merger Consideration to be received by holders of shares of Haynes common stock pursuant to the Merger Agreement was fair, from a financial point of view, to such holders.
The full text of Jefferies’ opinion, which describes the various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Jefferies, is attached as Annex B to this proxy statement and is incorporated herein by reference. The Company encourages you to read the opinion carefully and in its entirety. Jefferies’ opinion was provided for the use and benefit of the Haynes Board (in its capacity as such) in its evaluation of the Merger Consideration from a financial point of view and did not address any other aspect of the Merger or any other matter. Jefferies’ opinion did not address the relative merits of the Merger or other transactions contemplated by the Merger Agreement as compared to any alternative transaction or opportunity that might be available to the Company, nor did it address the underlying business decision by the Company to engage in the Merger or any term, aspect or implication of any other agreement (or amendment thereto or related arrangements) entered into in connection with, or contemplated by or resulting from, the Merger or otherwise. Jefferies’ opinion did not constitute a recommendation as to how the Haynes Board or any holder of shares of Haynes common stock should act or vote on the Merger or any other matter. The summary of the Jefferies’ opinion contained in this proxy statement is qualified in its entirety by reference to the full text of Jefferies’ opinion, which is attached hereto as Annex B.

For more information, see the section of this proxy statement entitled “The Merger — Opinion of the Company’s Financial Advisor.”
Certain Effects of the Merger (page 46)
Upon the consummation of the Merger, Merger Sub will be merged with and into Haynes, the separate corporate existence of Merger Sub will thereupon cease, and Haynes will continue to exist as the surviving corporation of the Merger and as a wholly owned subsidiary of Parent.
Following the consummation of the Merger, shares of Haynes common stock will be delisted from Nasdaq, and the registration of shares of Haynes common stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be terminated.
Effects on the Company if the Merger Is Not Completed (page 47)
In the event that the proposal to adopt the Merger Agreement does not receive the required approval from the holders of Haynes common stock, or if the Merger is not completed for any other reason, the holders of Haynes common stock will continue to own their shares and will not receive any payment for their shares of Haynes common stock in connection with the Merger. Instead, the Company will remain an independent public company, with Haynes common stock listed and traded on Nasdaq.
The Company will be required to pay Parent a termination fee in an amount equal to $28,000,000, (i) if the Merger Agreement is terminated in order for the Company to enter into a Superior Proposal, (ii) if the Merger Agreement is terminated due to a Company Board Recommendation Change or (iii) if the Merger Agreement is terminated (A) (x) due to failure obtain Haynes stockholder approval at the Special Meeting, (y) due to the uncured breach of the Company’s representations, warranties and covenants set forth in the Merger Agreement if Haynes stockholder approval has not been obtained or (z) at the Termination Date if Haynes stockholder approval has not been obtained, (B) prior to the taking of a vote (in the case of termination contemplated by clause (A)(x)) or prior to the termination (in the case of the termination contemplated by clauses (A)(y) or (A)(z)), a third party shall have publicly made an acquisition proposal, and (C) within 12 months of such termination of the Merger Agreement, the Company enters into a definitive agreement for or consummates any alternative Acquisition Proposal. Please see the section of this proxy statement titled “The Merger Agreement — Termination Fees and Expenses.”
Treatment of Equity Awards (page 60)
At the Effective Time, each Company stock option (an “Option”), whether vested or unvested, will be cancelled and converted into the right to receive an amount in cash (without interest and subject to applicable withholding taxes) equal to the product of (i) the number of shares of Haynes common stock subject to such Option as of immediately prior to the Effective Time and (ii) the excess, if any, of $61.00 over the per share exercise price of such Option. Each Option with an exercise price per share equal to or greater than $61.00 will be cancelled automatically at the Effective Time for no consideration.
At the Effective Time, each award of time-based restricted stock of the Company (each, an “RSA”), whether vested or unvested, will be cancelled and converted into the right to receive an amount in cash (without interest and subject to applicable withholding taxes) equal to the sum of (1) the product of (i) $61.00 and (ii) the number of shares of Haynes common stock subject to such RSA as of immediately prior to the Effective Time plus (2) the amount of any accrued but unpaid dividends with respect to such RSA.
At the Effective Time, each award of performance-based restricted stock of the Company (each, a “PSA”), whether vested or unvested, will be cancelled and converted into the right to receive an amount in cash (without interest and subject to applicable withholding taxes) equal to the sum of (1) the product of (i) $61.00 and (ii) the total number of shares of Haynes common stock subject to such PSA as of immediately prior to the Effective Time, determined with the applicable performance metrics deemed to be achieved at the greater of (x) the actual level performance as of the Effective Time and (y) the target level of performance, plus (2) the amount of any accrued dividend equivalents with respect to such PSA.
The consideration described above is collectively referred to as the “Equity Award Consideration” and the Equity Award Consideration, together with the aggregate per share Merger Consideration payable pursuant to the Merger Agreement, is referred to collectively as the “Aggregate Merger Consideration”.

Interests of the Company’s Directors and Executive Officers in the Merger (page 47)
The Company’s directors and executive officers have interests in the Merger that may be different from, or in addition to, the interests of the Company’s stockholders generally. The Haynes Board was aware of and considered these interests in reaching the determination to approve the Merger Agreement and deem the Merger Agreement, the Merger and the other transactions and agreements contemplated by the Merger Agreement to be advisable, fair to and in the best interests of the Company and its stockholders, and in recommending that stockholders vote for the adoption of the Merger Agreement. These interests include:
•
the Company’s executive officers and directors hold equity-based awards that will be afforded the treatment described immediately above under “Treatment of Equity Awards”;

•
the Company’s executive officers are party to existing agreements with the Company that provide for severance benefits;

•
the Company’s executive officers have received cash-based retention awards under the Retention Program (as defined in Interests of the Company’s Directors and Executive Officers in the Merger); and

•
the Company’s directors and executive officers are entitled to continued indemnification and insurance coverage following the Merger under the Merger Agreement. Please see the section of this proxy statement titled “The Merger Agreement — Indemnification of Directors and Officers and Insurance.”

Haynes Common Stock Ownership of Directors and Executive Officers (page 84)
As of March 15, 2024, the directors and executive officers of Haynes beneficially owned in the aggregate approximately 776,936 shares, or approximately 5.9% of the outstanding shares, of Haynes common stock (including shares underlying stock options held by such directors and executive officers which may be exercised within sixty days of March 15, 2024).
Financing of the Merger (page 47)
The Merger Agreement does not include any financing-related closing condition. We anticipate that the total amount of funds necessary to pay the Merger Consideration and other fees and expenses related to the transactions contemplated by the Merger Agreement will be approximately $798 million. Parent plans to finance the transaction using existing available cash on its balance sheet.
Parent has represented to Haynes in the Merger Agreement that it has available funds sufficient to consummate the transactions contemplated by the Merger Agreement, including payments to Haynes’ stockholders of the amounts due under the Merger Agreement, payments of any other amounts required to be paid by Parent, Merger Sub and the surviving corporation in connection with or as a result of the transactions contemplated by the Merger Agreement, and all related fees and expenses required to be paid by the Parent or Merger Sub under the Merger Agreement.
Conditions of the Merger (page 78)
The obligations of Haynes, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver of various conditions on or prior to the Effective Time, including the following:
•
the adoption of the Merger Agreement by the Company’s stockholders;

•
the expiration or termination of any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and receipt of the approvals, clearances or expirations of waiting periods under certain specified foreign regulatory laws without the imposition, individually or in the aggregate, of a Substantial Detriment (as defined below) (see the section titled “The Merger — Regulatory Approvals Required for the Merger”);

•
the receipt of the CFIUS Approval (as defined below) without the imposition, individually or in the aggregate, of a Substantial Detriment; and

v

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the absence of any law, injunction or order from any governmental authority having jurisdiction over any party to the Merger Agreement (whether temporary, preliminary or permanent) that would (i) prohibit, enjoin or otherwise make illegal the consummation of the Merger or (ii) result, individually or in the aggregate, in a Substantial Detriment.

Each party’s obligation to consummate the Merger is also subject to the satisfaction or waiver of certain additional conditions, including:
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subject to certain materiality and other qualifiers, the accuracy of the representations and warranties of the other party;

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the other party having performed and complied in all material respects with the covenants and obligations of the Merger Agreement required to be performed and complied by such party at or prior to the closing;

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the delivery of a customary closing certificate signed on behalf of the respective party by an officer of such party certifying certain conditions have been satisfied; and

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in the case of Parent’s and Merger Sub’s obligations, since the date of the Merger Agreement, no Effect (which term is described in the section titled “The Merger Agreement — Representations and Warranties”) having occurred or arisen that, individually or in the aggregate, has had a Company Material Adverse Effect (which term is described in the section titled “The Merger Agreement — Representations and Warranties”) that is continuing.

The consummation of the Merger is not conditioned upon Parent’s receipt of financing.
Before the closing, each of the Company, Parent and Merger Sub may waive any of the conditions to its obligation to consummate the Merger even though one or more of the conditions described above has not been met, except where waiver is not permissible under applicable law.
Regulatory Approvals Required for the Merger (page 56)
The consummation of the Merger is subject to review under the HSR Act. As described above in the section titled “The Merger Agreement — Conditions of the Merger,” the obligations of Parent and the Company to consummate the Merger are subject to the waiting period applicable to the Merger under the HSR Act having been expired or otherwise terminated. Under the HSR Act and the rules and regulations promulgated thereunder, the Merger may not be completed until notifications have been filed and certain information has been furnished to the Federal Trade Commission (the “FTC”) and the Antitrust Division of the Department of Justice (the “DOJ”) and the specified waiting period has expired or been terminated. The Company and Parent each filed or caused to be filed the requisite notification forms under the HSR Act with the DOJ and the FTC on February 16, 2024. The applicable waiting period under the HSR Act will expire at 11:59 pm ET, on March 18, 2024, unless it is extended by a formal request from the DOJ or the FTC for additional information and documentary material from the Company and Parent prior to that time. Both before and after the expiration of the applicable waiting period, the FTC and the DOJ retain the authority to challenge the Merger on antitrust grounds.
Under the Merger Agreement, the Merger cannot be consummated until the parties have received CFIUS Approval (as defined below). The Company and Parent filed a draft joint voluntary notice with respect to the transactions contemplated by the Merger Agreement in accordance with applicable law, including the requirements of Section 721 of the United States Defense Production Act of 1950, as amended, to the Committee on Foreign Investment in the United States (“CFIUS”) on March 1, 2024 and, following completion of the pre-notice consultation process with CFIUS, submitted the formal joint voluntary notice to CFIUS on March 17, 2024.
The consummation of the Merger is also conditioned upon the receipt of the consents and approvals required by the antitrust authorities in certain specified jurisdictions and relevant authorities under specified foreign investment laws. The Merger cannot be completed until Haynes and Parent obtain clearance to consummate the Merger or the applicable waiting periods have expired or been terminated in such jurisdictions.

No-Shop; Haynes Board Recommendation Change (page 68)
The Merger Agreement generally restricts the Company’s ability to:
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solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal, inquiry or offer that constitutes or would reasonably be expected to lead to, an Acquisition Proposal (as defined below in the section titled “The Merger Agreement — No-Shop; Haynes Board Recommendation Change”);

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furnish to any person (other than Guarantor, Merger Sub, Parent or their designees) any non-public information relating to the Company or any of its subsidiaries or afford to any person access to the business, properties, assets, books, records or personnel, of the Company or any of its subsidiaries, with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist any proposal, offer or inquiry that constitutes or would reasonably be expected to lead to an Acquisition Proposal;

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participate or engage in discussions or negotiations with any person (other than Guarantor or Parent) with respect to an Acquisition Proposal (or inquiries, proposals or offers that would reasonably be expected to lead to an Acquisition Proposal) other than informing such persons of the existence of the restrictions under the no-shop provisions;

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approve, endorse or recommend (or publicly propose to approve, endorse or recommend) any proposal, inquiry or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal;

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enter into any Alternative Acquisition Agreement (as defined below in the section titled “The Merger Agreement — No-Shop; Haynes Board Recommendation Change”); or

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propose publicly or agree to do any of the foregoing.

Prior to the adoption of the Merger Agreement by Haynes stockholders, if the Haynes Board receives an Acquisition Proposal that the Haynes Board has determined in good faith (after consultation with its financial advisors and outside legal counsel) (i) constitutes a Superior Proposal (as defined below in the section titled “The Merger Agreement — No-Shop; Haynes Board Recommendation Change”) or would reasonably be expected to lead to a Superior Proposal and (ii) failure to take such actions in connection with such Acquisition Proposal would be inconsistent with its fiduciary duties, the Company is entitled to participate or engage in discussions or negotiations with and furnish any non-public information relating to the Company or any of its subsidiaries to the person making such Acquisition Proposal.
The Haynes Board generally is not permitted under the Merger Agreement to change its recommendation to the Company’s stockholders to adopt the Merger Agreement. However, prior to the adoption of the Merger Agreement by Haynes stockholders, the Haynes Board is permitted to make a Company Board Recommendation Change (as defined below in the section titled “The Merger Agreement — No-Shop; Haynes Board Recommendation Change”) in response to certain unforeseen, intervening events or to accept a Superior Proposal if, in either case, the Haynes Board determines in good faith (after consultation with its financial advisors and outside legal counsel) that the failure to do so would be inconsistent with its fiduciary duties under applicable law. Any such Company Board Recommendation Change is subject to the procedures set forth in the Merger Agreement, including that the Company negotiates in good faith with Parent and its representatives, if requested by Parent, for five business days (or three business days following an amended Acquisition Proposal) to make amendments to the terms and conditions of the Merger Agreement and related documents so that, as applicable, the Haynes Board’s fiduciary duties no longer require it to make a Company Board Recommendation Change in response to the intervening event or the Acquisition Proposal no longer constitutes a Superior Proposal.
Termination (page 79)
The Merger Agreement may be terminated at any time prior to the Effective Time in the following circumstances:
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by mutual written agreement of Parent and the Company;

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by either Parent or the Company if:

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the Merger is not consummated by 11:59 p.m., New York City time on February 4, 2025 (subject to an automatic extension until August 4, 2025, and a second extension until February 4, 2026, in each case under certain circumstances for the purpose of obtaining certain regulatory approvals, in either case, the “Termination Date”);

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if any governmental authority has issued a final and non-appealable judgement or order, which remains in effect, or there is any statute, rule or regulations, preventing or enjoining the consummation of the Merger; or

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if the holders of a majority of the outstanding shares of Haynes common stock entitled to vote at the Special Meeting fail to adopt the Merger Agreement at the Special Meeting;

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by Parent if:

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the Company breaches or fails to perform any representation, warranty, covenant or other agreement contained in the Merger Agreement that would result in a condition to the closing of the Merger not being satisfied and such breach has not been timely cured; or

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prior to adoption of the Merger Agreement by Haynes stockholders, the Haynes Board has effected a Company Board Recommendation Change; and

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by the Company if:

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Parent or Merger Sub breaches or fails to perform any representation, warranty, covenant or other agreement contained in the Merger Agreement that would result in a condition to the closing of the Merger not being satisfied and such breach has not been timely cured; or

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prior to the adoption of the Merger Agreement by Haynes stockholders, in order to substantially concurrently enter into an Alternative Acquisition Agreement with respect to a Superior Proposal, if (i) such Superior Proposal has not resulted from a breach, in any material respect, of the Company’s obligations under the no-shop provisions in the Merger Agreement, (ii) the Company has complied in all material respects with its obligations under the no-shop provisions in the Merger Agreement with respect to such Superior Proposal, (iii) concurrently with and as a condition to such termination, the Company pays Parent a termination fee of $28 million and (iv) the Haynes Board has authorized the Company to enter into, and the Company substantially concurrently enters into, a definitive written agreement providing for such Superior Proposal.

Termination Fees (page 81)
The Company will be required to pay Parent a termination fee of $28 million if the Merger Agreement is terminated under certain circumstances.
Appraisal Rights (page 86)
Record holders and beneficial owners of Haynes common stock are entitled to appraisal rights under Section 262 of the DGCL with respect to the Merger Proposal, provided they satisfy the special criteria and conditions set forth in Section 262 of the DGCL. Haynes stockholders have no appraisal rights with respect to the Compensation Proposal. For more information regarding Haynes stockholders’ dissenters’ or appraisal rights, please see the section entitled “Appraisal Rights.”
Accounting Treatment (page 54)
The Merger will be accounted for as a “business combination” for financial accounting purposes.
Material U.S. Federal Income Tax Considerations (page 54)
The receipt of cash by a holder of Haynes common stock who is a U.S. holder (as defined below in the section of this proxy statement titled “The Merger — Material U.S. Federal Income Tax Considerations”) in

exchange for shares of Haynes common stock pursuant to the Merger will generally be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for U.S. federal income tax purposes, if you are a U.S. holder, you will recognize gain or loss equal to the difference, if any, between the amount of cash you receive (or are deemed to receive) in the Merger and your adjusted tax basis in the shares of Haynes common stock converted into cash in the Merger. If you are a holder of Haynes common stock who is a non-U.S. holder (as defined below in the section of this proxy statement titled “The Merger — Material U.S. Federal Income Tax Considerations”), the Merger will generally not be a taxable transaction to you under U.S. federal income tax laws unless you have certain connections to the United States, or the Company is, or was during the relevant period, a U.S. real property holding corporation. Further, the Merger may be a taxable transaction to you under non-U.S. tax laws, and you are encouraged to seek tax advice regarding such matters. Because individual circumstances may differ, we urge you to consult your own tax advisor to determine the particular tax effects to you.
You are urged to read the section of this proxy statement titled “The Merger — Material U.S. Federal Income Tax Considerations” for a more complete discussion of the material U.S. federal income tax consequences of the Merger.
Additional Information (page 93)
You can find more information about Haynes in the periodic reports and other information we file with the SEC. The information is available at the SEC’s public reference facilities and at the website maintained by the SEC at www.sec.gov. See the section of this proxy statement titled “Where You Can Find Additional Information.”
If you have any questions concerning the Merger Agreement, the Merger or the other transactions contemplated by the Merger Agreement, the Special Meeting or the accompanying proxy statement, would like additional copies of this proxy statement, or need help submitting a proxy to have your shares of Haynes common stock voted, please contact Haynes’ proxy solicitor:
Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022
Stockholders may call toll free: (877) 750-2689
Banks and Brokers may call collect: 212-750-5833

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER
The following questions and answers are intended to briefly address some commonly asked questions regarding the Special Meeting and the Merger. These questions and answers may not address all questions that may be important to you as a holder of Haynes common stock. You should read the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement.
Why am I receiving this proxy statement?
On February 4, 2024, the Company entered into the Merger Agreement with Parent and Merger Sub and, solely for the purpose of certain sections therein, Guarantor. Pursuant to the Merger Agreement, Merger Sub will be merged with and into Haynes, with Haynes surviving the Merger as a wholly owned subsidiary of Parent.
You are receiving this proxy statement in connection with the solicitation of proxies by the Haynes Board in favor of the proposal to adopt the Merger Agreement and the other matters to be voted on at the Special Meeting as described in this proxy statement.
As a holder of Haynes common stock, what will I receive in the Merger?
Each share of Haynes common stock that is issued and outstanding as of immediately prior to the Effective Time (other than shares of Haynes common stock held by the Company as treasury stock, owned by Parent or Merger Sub or any subsidiaries thereof immediately prior to the Effective Time or as to which holders thereof have properly and validly exercised their statutory rights of appraisal in accordance with Section 262 of the DGCL) will be automatically cancelled, extinguished and converted into the right to receive the Merger Consideration, less any applicable withholding taxes.
The exchange of shares of Haynes common stock for cash pursuant to the Merger will generally be a taxable transaction for U.S. federal income tax purposes. Please see the section of this proxy statement titled “The Merger — Material U.S. Federal Income Tax Considerations” for a more detailed description of the U.S. federal income tax consequences of the Merger. You are urged to consult your own tax advisor for a full understanding of how the Merger will affect you for federal, state, local and/or non-U.S. tax purposes.
How does the Merger Consideration compare to the recent trading price of Haynes common stock?
The Merger Consideration of $61.00 per share (the “Per Share Price”) represents a premium of approximately 22.3% over Haynes’ 180-trading day volume weighted average price of $49.88, a premium of approximately 17.1% over Haynes’ 90-trading day volume weighted average price of $52.09, and a premium of approximately 8.7% over Haynes’ closing share price of $56.12 on February 2, 2024, the last full trading day prior to the transaction announcement. On March 15, 2024, the most recent practicable date before the filing of this proxy statement, the closing price of Haynes common stock was $59.40 per share.
What will happen to outstanding Company equity awards in the Merger?
At the Effective Time, each Option, whether vested or unvested, will be cancelled and converted into the right to receive an amount in cash (without interest and subject to applicable withholding taxes) equal to the product of (i) the number of shares of Haynes Common Stock subject to such Option as of immediately prior to the Effective Time and (ii) the excess, if any, of the Merger Consideration over the per share exercise price of such Option. Each Option with an exercise price per share equal to or greater than the Merger Consideration will be cancelled automatically at the Effective Time for no consideration. At the Effective Time, each RSA, whether vested or unvested, will be cancelled and converted into the right to receive an amount in cash (without interest and subject to applicable withholding taxes) equal to the sum of (1) the product of (i) $61.00 and (ii) the number of shares of Haynes common stock subject to such RSA as of immediately prior to the Effective Time plus (2) the amount of any accrued but unpaid dividends with respect to such RSA. At the Effective Time, each PSA, whether vested or unvested, will be cancelled and converted into the right to receive an amount in cash (without interest and subject to applicable withholding taxes) equal to the sum of (1) the product of (i) $61.00 and (ii) the total number of shares of Haynes common stock subject to such PSA as of immediately prior to the Effective Time, determined with the applicable performance metrics deemed to be achieved at the greater of (x) the actual level performance as of the Effective Time and (y) the target level of performance, plus (2) the amount of any accrued dividend equivalents with respect to such PSA.
When and where is the Special Meeting of our stockholders?
The special meeting will be held virtually on Tuesday, April 16, 2024, at 9:30 a.m., Eastern time. Haynes is conducting the Special Meeting solely online via the Internet through a live webcast and online stockholder tools. Stockholders of record will be able to attend the Special Meeting by visiting www.virtualshareholdermeeting.com/HAYN2024SM and by using the 16-digit control number included in their proxy materials.
Who is entitled to vote at the Special Meeting?
Only holders of record of Haynes common stock as of the close of business on March 11, 2024, the record date for the Special Meeting, are entitled to vote the shares of Haynes common stock they held as of the record date at the Special Meeting. As of the close of business on the record date, there were 12,782,992 shares of Haynes common stock issued and outstanding and entitled to vote. On each of the proposals presented at the Special Meeting, each holder of Haynes common stock is entitled to one vote for each share of Haynes common stock held by such stockholder on the record date.
May I attend the Special Meeting and vote in person?
Haynes is hosting the Special Meeting virtually. There will be no physical location for stockholders to attend. Stockholders will be able to attend the Special Meeting by visiting www.virtualshareholdermeeting.com/HAYN2024SM and by using the 16-digit control number included in their proxy materials.

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Stockholders of record:   If you are a stockholder of record, in order to participate in the Special Meeting, you will need your 16-digit control number included on the proxy notice, proxy card or the voting instruction form previously distributed to you. If you are a stockholder of record, you may vote electronically during the Special Meeting by following the instructions available at www.virtualshareholdermeeting.com/HAYN2024SM.

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Stockholders holding shares in “street” name:   If your shares are held in “street name” through a brokerage firm, bank, trust or other similar organization and you do not have a 16-digit control number, in order to participate in the Special Meeting, you must first obtain and submit a legal proxy from your broker, bank or other nominee reflecting the number of shares of Haynes common stock you held as of the record date, your name and email address. If you hold your Haynes common stock in “street name,” you must obtain the appropriate documents from your broker, bank, trustee, or nominee, giving you the right to vote the shares at the Special Meeting.

Instructions on how to attend and participate in the Special Meeting via the webcast are posted at www.virtualshareholdermeeting.com/HAYN2024SM.
You should ensure that you have a strong Internet connection and allow plenty of time to log in and ensure that you can hear streaming audio prior to the start of the Special Meeting. We will offer live technical support for all stockholders attending the meeting. Technical support phone numbers will be available on the virtual-only meeting platform at www.virtualshareholdermeeting.com/HAYN2024SM.
What proposals will be considered at the Special Meeting?
At the Special Meeting, holders of Haynes common stock will be asked to consider and vote on the following proposals:
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a proposal to adopt the Merger Agreement (the “Merger Proposal”);

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a proposal to approve, on an advisory, non-binding basis, the specified compensation that may be paid or become payable to Haynes’ named executive officers in connection with the Merger (the “Compensation Proposal”); and

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a proposal to adjourn the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting (the “Adjournment Proposal”).

Pursuant to Haynes’s Amended and Restated By-Laws, the only business that will be transacted at the Special Meeting are the Merger Proposal, the Compensation Proposal and the Adjournment Proposal, as stated in the accompanying notice of the Special Meeting.
What constitutes a quorum for purposes of the Special Meeting?
The representation in person or by proxy of at least a majority of the outstanding shares of Haynes common stock entitled to vote at the Special Meeting is necessary to constitute a quorum for the transaction of business. The inspector of election appointed for the Special Meeting will determine whether a quorum is present. The inspector of election will treat abstentions as present for purposes of determining the presence of a quorum. If a quorum is not present, the only business that can be transacted at the Special Meeting is the adjournment or postponement of the meeting to another date or time.
What vote of our stockholders is required to approve each of the proposals?
The approval of the Merger Proposal requires the affirmative vote of stockholders holding a majority of the outstanding shares of Haynes common stock entitled to vote thereon as of the close of business on the record date. Accordingly, shares deemed not in attendance at the Special Meeting (whether due to a record holder’s failure to vote or a “street name” holder’s failure to provide any voting instructions to such holder’s bank, broker or other nominee), abstentions and broker non-votes will have the same effect as a vote “AGAINST” the Merger Proposal.
The approval of the Compensation Proposal, on an advisory, non-binding basis, requires the affirmative vote of a majority of shares of Haynes common stock present, in person or represented by proxy and entitled to vote thereon. Accordingly, shares deemed not in attendance at the Special Meeting (whether due to a record holder’s failure to vote or a “street name” holder’s failure to provide any voting instructions to such holder’s bank, broker or other nominee) and broker non-votes will have no effect on the outcome of the Compensation Proposal, and abstentions will have the same effect as a vote “AGAINST” the Compensation Proposal. The approval of the Compensation Proposal is advisory and non-binding and is not a condition to the completion of the Merger.
The approval of the Adjournment Proposal, if necessary or appropriate, requires the affirmative vote of a majority of shares of Haynes common stock present, in person or represented by proxy and entitled to vote thereon. Accordingly, shares deemed not in attendance at the Special Meeting (whether due to a record holder’s failure to vote or a “street name” holder’s failure to provide any voting instructions to such holder’s bank, broker or other nominee) and broker non-votes will have no effect on the outcome of the Adjournment Proposal, and abstentions will have the same effect as a vote “AGAINST” the Adjournment Proposal.
What is a “broker non-vote”?
If a beneficial owner of shares of Haynes common stock held in “street name” by a bank, broker or other nominee does not provide the organization that holds the owner’s shares with specific voting instructions, then, under applicable rules, the organization that holds the owner’s shares may generally vote on “discretionary” matters but cannot vote on “non-discretionary” matters. A so-called “broker non-vote” results when banks, brokers and other nominees return a valid proxy voting upon a matter or matters for which the applicable rules provide discretionary authority but do not vote on a particular proposal because they do not have discretionary authority to vote on the matter and have not received specific voting instructions from the beneficial owner of relevant shares. Haynes does not expect any broker non-votes at the Special Meeting because the rules applicable to banks, brokers and other nominees only provide brokers with discretionary authority to vote on proposals that are considered routine, whereas each of the proposals to be presented at the Special Meeting is considered non-routine. As a result, no bank, broker or other nominee will be permitted to vote your shares of Haynes common stock at the Special Meeting without receiving instructions. If you give voting instructions to your bank, broker or other nominee with respect to one of the proposals, but give no instruction as to the other proposal, then those shares will be deemed present at the Special Meeting for purposes of establishing a quorum at the Special Meeting, will be voted as instructed with respect to the proposal as to which instructions were given, and will not be voted with respect to any other proposal. Failure to instruct your bank, broker or other nominee as to how to vote your shares of Haynes common stock will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement but will have no effect on the outcome of the Compensation Proposal or the Adjournment Proposal.
How does the Haynes Board recommend that I vote?
The Haynes Board unanimously recommends a vote “FOR” the Merger Proposal, “FOR” the Compensation Proposal and “FOR” the Adjournment Proposal.
For a discussion of the factors that the Haynes Board considered in determining to recommend that Haynes stockholders adopt the Merger Agreement, please see the section of this proxy statement titled “The Merger — Reasons for the Merger; Recommendation of the Haynes Board.” In addition, in considering the recommendation of the Haynes Board with respect to the Merger Agreement, you should be aware that certain of the Company’s directors and executive officers have interests that may be different from, or in addition to, the interests of the Company’s stockholders generally. Please see the section of this proxy statement titled “The Merger — Interests of the Company’s Directors and Executive Officers in the Merger.”
Why am I being asked to cast an advisory, non-binding vote to approve the compensation that may be paid or may become payable to Haynes’ named executive officers in connection with the Merger?
The SEC, in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, adopted rules that require the Company to seek an advisory (non-binding) vote with respect to certain payments that may be made to the Company’s named executive officers in connection with the Merger.
What will happen if the Company’s stockholders do not approve the Compensation Proposal?
The vote on the Compensation Proposal is a vote separate and apart from the vote to adopt the Merger Agreement. Because the vote on the Compensation Proposal is advisory only, it will not be binding on Haynes, the Haynes Board, Parent or the surviving corporation. Accordingly, because Haynes is contractually obligated to pay the compensation, if the Merger Agreement is adopted by the holders of Haynes common stock and the Merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of this advisory, non-binding vote.
What happens if I sell my shares of Haynes common stock before the Special Meeting?
The record date for the Special Meeting is earlier than the date of the Special Meeting. If you sell or transfer your shares of Haynes common stock after the record date, but before the Special Meeting, you will retain your right to vote such shares at the Special Meeting. However, the right to receive the Merger Consideration will pass to the person to whom you transferred your shares. In order to receive the Merger Consideration in connection with the Merger, you must hold your shares of Haynes common stock through the Effective Time.
What is a proxy?
A proxy is your legal designation of another person to vote your shares of Haynes common stock. The written document describing the matters to be considered and voted on at the Special Meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of Haynes common stock is called a “proxy card.”
If a stockholder gives a proxy, how are the shares voted?
Regardless of the method you choose to vote, the individuals named on the enclosed proxy card, or your proxies, will vote your shares in the way that you indicate. When completing the Internet or telephone process or the proxy card, you may specify whether your shares should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the Special Meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted “FOR” the Merger Proposal, “FOR” the Compensation Proposal and “FOR” the Adjournment Proposal.
How do I cast my vote if I am a stockholder of record?
If your shares are registered directly in your name with our transfer agent, Equinity, you are considered, with respect to those shares, to be the “stockholder of record.” In that case, this proxy statement and your proxy card have been sent directly to you by the Company.
If you are a stockholder of record as of the record date, you may vote by submitting your proxy via the Internet, by telephone or by completing, signing and returning the enclosed proxy card by mail in the prepaid reply envelope. You may also vote your shares by ballot via the Internet during the Special Meeting. Even if you plan to attend the Special Meeting, you are encouraged to submit your vote by proxy as early as possible to ensure that your shares will be represented. For more detailed instructions on how to vote using one of these methods, please see the section of this proxy statement titled “The Special Meeting — Voting Procedures.”
If you are a holder of record of shares of Haynes common stock and you submit a proxy card or voting instructions but do not direct how to vote on each item, the persons named as proxies will vote your shares in favor of each of the Merger Proposal, the Compensation Proposal and, if necessary or appropriate, the Adjournment Proposal.
How do I cast my vote if my shares of Haynes common stock are held in “street name” by my bank, broker or other nominee?
If your shares are held through a bank, broker or other nominee, you are considered the “beneficial owner” of shares of Haynes common stock held in “street name.” In that case, this proxy statement has been forwarded to you by your bank, broker or other nominee who is considered, with respect to those shares, to be the stockholder of record.
If you are a beneficial owner of shares of Haynes common stock held in “street name,” you must follow the instructions from your bank, broker or other nominee in order to vote such shares. Your bank, broker or other nominee will vote your shares only if you provide instructions on how to vote by properly completing the voting instruction form sent to you by your bank, broker or other nominee with this proxy statement. Without providing those instructions, your shares will not be voted, which will have the same effect as a vote “AGAINST” the Merger Proposal but will have no effect on the outcome of the Compensation Proposal or the Adjournment Proposal. If you give voting instructions to your bank, broker or other nominee with respect to one of the proposals, but give no instruction as to the other proposal, then those shares will be deemed present at the Special Meeting for purposes of establishing a quorum at the Special Meeting, will be voted as instructed with respect to the proposal as to which instructions were given, and will not be voted with respect to any other proposal.
What will happen if I abstain from voting or fail to vote on any of the proposals?
If you abstain from voting, fail to cast your vote via the Internet during the Special Meeting or by proxy or fail to give voting instructions to your broker, it will have the same effect as a vote “AGAINST” the Merger Proposal.
If you abstain from voting, it will have the same effect as a vote “AGAINST” the Compensation Proposal and the Adjournment Proposal.
Assuming a quorum is present at the Special Meeting, failures to vote and failures to give voting instructions to your broker will have no effect on the outcome of the Compensation Proposal or the Adjournment Proposal.

Can I change my vote after I have delivered my proxy or my voting instructions?
Yes. If you are a stockholder with shares of Haynes common stock registered in your name, you may revoke your proxy at any time prior to the time it is exercised by:
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filing with our Secretary a written notice of revocation bearing a later date than the proxy;

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properly casting a new vote via the Internet or by telephone at any time before the closure of the Internet or telephone voting facilities described under “The Special Meeting — Voting Procedures”;

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duly completing a later-dated proxy relating to the same shares and delivering it to our Secretary; or

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attending the Special Meeting online and voting electronically during the meeting (although attendance at the Special Meeting will not in and of itself constitute a revocation of a proxy).

Any written notice of revocation or subsequent proxy should be sent so as to be delivered to our offices at Haynes International, Inc., 1020 W. Park Avenue, P.O. Box 9013, Kokomo, Indiana 46904-9013, Attention: Vice President, General Counsel and Corporate Secretary, before the taking of the vote at the Special Meeting. If you want to revoke your proxy by sending a new proxy card or an instrument revoking the proxy to the Company, you should ensure that you send your new proxy card or instrument revoking the proxy in sufficient time for it to be received by the Company prior to the Special Meeting.
If you are a beneficial owner of shares of Haynes common stock held in “street name,” you must contact your bank, broker or other nominee to change your vote or obtain and submit a legal proxy to vote your shares electronically at the Special Meeting.
What should I do if I receive more than one set of voting materials?
You may receive more than one set of voting materials, including multiple copies of this proxy statement or multiple proxy or voting instruction cards. For example, if you hold your shares of Haynes common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares of Haynes common stock. If you are a holder of Haynes common stock of record and your shares of Haynes common stock are registered in more than one name, you will receive more than one proxy card. Please submit your proxy and/or voting instructions for each set of materials that you receive to ensure that all your shares of Haynes common stock are voted.
If I hold my shares of Haynes common stock in certificated form, should I send in my stock certificates now?
No. Promptly after the Effective Time, each holder of a certificate representing shares of Haynes common stock that have been converted into the right to receive the Merger Consideration will be sent a letter of transmittal describing the procedure for surrendering his, her, its or their shares in exchange for the Merger Consideration. If you hold your shares in certificated form, you will receive your cash payment after the payment agent receives your stock certificates and any other documents requested in the instructions. You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the payment agent without a letter of transmittal. If you hold shares of Haynes common stock in uncertificated, book-entry form, you will not be required to deliver a stock certificate, and you will receive your cash payment after the payment agent receives an “agent’s message” and any other documents requested in the instructions.
Where can I find the voting results of the Special Meeting?
If available, we may announce preliminary voting results at the conclusion of the Special Meeting. We intend to publish final voting results in a Current Report on Form 8-K to be filed with the SEC following the Special Meeting. All reports that Haynes files with the SEC are publicly available when filed. For more information, please see the section of this proxy statement titled “Where You Can Find Additional Information.”
Am I entitled to rights of appraisal under the DGCL?
If the Merger is completed, record holders and beneficial owners of Haynes common stock who continuously hold or beneficially own, as applicable, shares of Haynes common stock through the Effective

Time, who do not vote in favor of the adoption of the Merger Agreement, who properly demand appraisal of their shares and do not withdraw their demands, and who otherwise comply with the applicable requirements of Section 262 of the DGCL, will be entitled to seek appraisal of their shares of Haynes common stock in connection with the Merger under Section 262 of the DGCL. This means that record holders and beneficial owners of shares of Haynes common stock are entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of their shares of Haynes common stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, together with interest on the amount determined to be fair value, if any, as determined by the court (or, in certain circumstances described below, on the difference between the amount determined to be the fair value and the amount paid to each person entitled to appraisal prior to the entry of judgment in the appraisal proceeding). Record holders and beneficial owners of Haynes common stock who wish to seek appraisal of their shares are in any case encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights due to the complexity of the appraisal process. The requirements under Section 262 of the DGCL for exercising appraisal rights are described in additional detail in this proxy statement, and a copy of Section 262 of the General Corporation Law of the State of Delaware, which details the applicable Delaware appraisal statute, may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. Failure to comply with the provisions of Section 262 of the DGCL in a timely and proper manner may result in the loss of appraisal rights. See the section of this proxy statement titled “Appraisal Rights.”
When is the Merger expected to be completed?
We are working toward completing the Merger as promptly as possible, but as of the date of this proxy statement we cannot accurately estimate the closing date of the Merger because the Merger is subject to the satisfaction (or, to the extent permitted by applicable law, waiver) of the conditions to Parent, Merger Sub and the Company’s respective obligations to consummate the Merger, some of which are not within the parties’ control. However, we currently expect the Merger to close in the third calendar quarter of 2024.
What effect will the Merger have on Haynes?
If the Merger is consummated, Merger Sub will be merged with and into Haynes, the separate corporate existence of Merger Sub will thereupon cease, and Haynes will continue to exist following the Merger as a wholly owned subsidiary of Parent. Following completion of the Merger, shares of Haynes common stock will be delisted from Nasdaq, and the registration of shares of Haynes common stock under the Exchange Act will be terminated.
What happens if the Merger is not completed?
If the Merger Proposal is not approved by our stockholders, or if the Merger is not completed for any other reason, the holders of Haynes common stock will not receive any payment for their shares of Haynes common stock in connection with the Merger. Instead, the Company will remain an independent public company and stockholders will continue to own their shares of Haynes common stock. Haynes common stock will continue to be registered under the Exchange Act and listed and traded on Nasdaq. Under certain circumstances, if the Merger is not completed, Haynes may be obligated to pay to Parent a termination fee. For more information, please see the section of this proxy statement titled “The Merger Agreement — Termination Fees and Expenses.”
What is householding and how does it affect me?
The SEC permits companies to send a single set of proxy materials to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if the company provides advance notice and follows certain procedures. In such cases, each stockholder continues to receive a separate notice of the meeting and proxy card. If your shares are held in “street name,” you will receive your proxy card or other voting information from your bank, broker or other nominee and you will return your proxy card(s) to your bank, broker or other nominee. You should vote on and sign each proxy card you receive as discussed above. To request that only one copy of any of these materials be mailed to your household, please contact your bank, broker or other nominee.

Who can help answer my questions?
If you need assistance in completing your proxy card or have questions regarding the Special Meeting, please contact Haynes’ proxy solicitor:
Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022
Stockholders may call toll free: (877) 750-2689
Banks and Brokers may call collect: 212-750-5833

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement, and any documents to which Haynes refers to in this proxy statement, contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. All statements other than statements of historical fact, including statements regarding market and industry prospects and future results of operations or financial position, made in this communication are forward-looking. In many cases, you can identify forward-looking statements by terminology, such as “may”, “should”, “expects”, “intends”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of such terms and other comparable terminology. Statements in this communication that are forward looking may include, but are not limited to, statements regarding the benefits of the proposed acquisition of Haynes by Parent and the associated integration plans, expected synergies and capital expenditure commitments, anticipated future operating performance and results of Haynes, the expected management and governance of Haynes following the acquisition and expected timing of the closing of the proposed acquisition and other transactions contemplated by the Merger Agreement. There may also be other statements of expectations, beliefs, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are difficult to predict and are generally outside Haynes’ control, that could cause actual performance or results to differ materially from those expressed in, or implied or projected by, the forward-looking statements. Such risks and uncertainties include, but are not limited to:
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the occurrence of any event, change or other circumstance that could give rise to the right of Haynes or Parent or both of them to terminate the Merger Agreement, including circumstances requiring the Company to pay the other party a termination fee of $28 million;

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the failure to obtain applicable regulatory or Haynes stockholder approval in a timely manner or otherwise;

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the risk that the acquisition may not close in the anticipated timeframe or at all due to one or more of the other closing conditions to the transaction not being satisfied or waived;

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the risk that there may be unexpected costs, charges or expenses resulting from the proposed acquisition;

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risks that the Merger disrupts Haynes’ current plans and operations;

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the risk that certain restrictions during the pendency of the proposed transaction may impact Haynes’ ability to pursue certain business opportunities or strategic transactions;

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risks related to disruption of each company’s management’s time and attention from ongoing business operations due to the proposed transaction; continued availability of capital and financing and rating agency actions;

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the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of Haynes’ common stock, credit ratings or operating results;

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the risk that the proposed transaction and its announcement could have an adverse effect on the ability of Haynes to retain and hire key personnel, to retain customers and to maintain relationships with each of their respective business partners, suppliers and customers and on their respective operating results and businesses generally;

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the risk of litigation that could be instituted against the parties to the Merger Agreement or their respective directors, managers or officers and/or regulatory actions related to the proposed acquisition, including the effects of any outcomes related thereto;

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risks related to unpredictable and severe or catastrophic events, including but not limited to acts of terrorism, war or hostilities, cyber attacks, or the impact of the COVID-19 pandemic or any other pandemic, epidemic or outbreak of an infectious disease in the United States or worldwide on Haynes’ business, financial condition and results of operations, as well as the response thereto by each company’s management;

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and other business effects, including the effects of industry, market, economic, political or regulatory conditions.

Also, Haynes’ actual results may differ materially from those contemplated by the forward-looking statements for a number of additional reasons as described in Haynes’ filings with the SEC, including those set forth in the Risk Factors section and under any “Forward-Looking Statements” or similar heading in Haynes’ most recently filed Annual Report on Form 10-K filed November 16, 2023 and Haynes’ Current Reports on Form 8-K.
Haynes has based these forward-looking statements on its current expectations and projections about future events. Although Haynes believes that the assumptions on which the forward-looking statements contained herein are based are reasonable, any of those assumptions could prove to be inaccurate. As a result, the forward-looking statements based upon those assumptions also could be incorrect. Except to the extent required by law, Haynes undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

THE PARTIES
Haynes International, Inc.
Haynes is a Delaware corporation incorporated in 1986. Haynes develops, manufactures and markets technologically advanced, high-performance alloys primarily for use in the aerospace, power generation and chemical processing industries. Our high temperature alloys are used by manufacturers of equipment that is subjected to extremely high temperature, such as jet engines, gas turbine engines and waste incineration. Our corrosion resistant alloys are used in applications that require resistance to extreme corrosion, such as chemical processing, power plant emissions control and hazardous waste treatment.
Shares of Haynes common stock are listed on the Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “HAYN.” Our principal executive office is located at 1020 W. Park Avenue, P.O. Box 9013, Kokomo, Indiana, 46904-9013, our telephone number is (765)-456-6012, and our Internet address is https://www.haynesintl.com/en/home/. Information on Haynes’ website is not incorporated by reference into or otherwise part of this proxy statement. Additional information about Haynes is contained in our public filings. See the section of this proxy statement titled “Where You Can Find Additional Information.”
North American Stainless, Inc.
Parent was founded in 1990 and is a fully integrated stainless steel producer in the United States. Parent is a Delaware corporation and a wholly owned subsidiary of Guarantor. Its principal executive offices are located at 6870 Highway 42 East, Ghent, KY 41045-9615, and its telephone number is (502) 347-6041. Upon completion of the Merger, Haynes will be a wholly owned subsidiary of Parent.
Warhol Merger Sub, Inc.
Merger Sub is a Delaware corporation and a wholly owned subsidiary of Parent that was formed on January 31, 2024 solely for the purpose of engaging in the transactions contemplated by the Merger Agreement. Merger Sub has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement. Its principal executive offices are located at c/o 6870 Highway 42 East, Ghent, KY 41045-9615 and its telephone number is (502) 347-6041. Upon completion of the Merger, the separate corporate existence of Merger Sub will thereupon cease.
Acerinox, S.A.
Guarantor is a global leader in the manufacture of stainless steel and high performance alloys, with a melting shop capacity of 3.5 million tonnes. Its production network is comprised of 13 factories. Guarantor has six stainless steel factories: four flat product plants (three of which are integrated: Guarantor Europa, North American Stainless and Columbus Stainless; and one cold rolling factory: Bahru Stainless), and two long product plants. The other 7 factories (located in the United States and Germany) manufacture high performance alloys. Guarantor’s products, with more than 11,000 possible combinations, are sold through an extensive commercial network in more than 80 countries.
The shares of Guarantor are listed on the Madrid and Barcelona Stock Exchanges and are traded through the Continuous Market.
Guarantor is a Spanish sociedad anonima. Its principal executive offices are located at Santiago de Compostela, nº 100, 28035, Madrid, Spain and its telephone number is +34 91 398 5226.

THE SPECIAL MEETING
We are furnishing this proxy statement to the holders of Haynes common stock as part of the solicitation of proxies by the Haynes Board for use at the Special Meeting and at any adjournments or postponements thereof.
Date, Time and Place
The Special Meeting will be held virtually on Tuesday, April 16, 2024, at 9:30 a.m. Eastern time. Stockholders will be able to attend the Special Meeting by visiting www.virtualshareholdermeeting.com/HAYN2024SM, where you, or your proxy, will be able to vote electronically and examine the list of stockholders entitled to vote at the Special Meeting. Haynes is conducting the Special Meeting solely online via the Internet through a live webcast and online stockholder tools. We continue to use the virtual meeting format to facilitate stockholder attendance and participation by leveraging technology to communicate more effectively and efficiently with our stockholders.
Purpose of the Special Meeting
At the Special Meeting, holders of Haynes common stock will be asked to consider and vote on the following proposals:
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a proposal to adopt the Merger Agreement (the “Merger Proposal”);

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a proposal to approve, on an advisory, non-binding basis, the specified compensation that may be paid or become payable to Haynes’ named executive officers in connection with the Merger (the “Compensation Proposal”); and

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a proposal to adjourn the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting (the “Adjournment Proposal”).

A copy of the Merger Agreement is attached as Annex A to this proxy statement.
Recommendation of the Haynes Board
After careful consideration, the Haynes Board unanimously: (1) determined that it was in the best interests of the Company and the Company’s stockholders, and declared it advisable, to enter into the Merger Agreement and consummate the Merger upon the terms and subject to the conditions set forth therein, (ii) approved the execution and delivery of the Merger Agreement by the Company, the performance by the Company of its covenants and other obligations thereunder, and the consummation of the Merger upon the terms and subject to the conditions set forth therein, (iii) resolved to recommend that the Company’s stockholders adopt the Merger Agreement in accordance with the DGCL and (iv) directed that the adoption of the Merger Agreement be submitted for consideration by the Company’s stockholders at the Special Meeting. Accordingly, the Haynes Board unanimously recommends that stockholders vote “FOR” the proposal to adopt the Merger Agreement, “FOR” the advisory, non-binding Compensation Proposal, and “FOR” the Adjournment Proposal, if necessary or appropriate, to solicit additional proxies.
For a discussion of the material factors that the Haynes Board considered in determining to recommend the adoption of the Merger Agreement, please see the section of this proxy statement titled “The Merger — Reasons for the Merger; Recommendation of the Haynes Board.”
Record Date and Stockholders Entitled to Vote
Only holders of Haynes common stock of record as of the close of business on March 11, 2024, the record date for the Special Meeting, are entitled to receive notice of and to vote the shares of Haynes common stock they held on the record date at the Special Meeting. As of the close of business on the record date, 12,782,992 shares of Haynes common stock were issued and outstanding and entitled to be voted at the Special Meeting. On each of the proposals presented at the Special Meeting, each holder of Haynes common stock is entitled to one vote for each share of Haynes common stock held by such stockholder on the record date. The adoption of the Merger Agreement by the holders of Haynes common stock requires the affirmative vote of stockholders holding a majority of the outstanding shares of Haynes common stock entitled to vote thereon as of the close of business on the record date.
A list of stockholders entitled to vote at the Special Meeting will be available for examination by any stockholder for any purpose germane to the Special Meeting beginning ten days prior to the Special Meeting and ending on the date of the Special Meeting at our corporate headquarters and principal executive offices located at 1020 W. Park Avenue, P.O. Box 9013, Kokomo, Indiana 46904-9013. Such list will also be available during the webcast of the virtual meeting at www.virtualshareholdermeeting.com/HAYN2024SM.
Quorum
The representation in person or by proxy of at least a majority of the outstanding shares of Haynes common stock entitled to vote at the Special Meeting, or 6,391,497 shares of Haynes common stock, is necessary to constitute a quorum for the transaction of business. If a quorum shall fail to attend the Special Meeting, the chairman of the Haynes Board, the president of the Company or the holders of a majority of the voting power of the shares of Haynes common stock entitled to vote who are present, in person or by proxy, may adjourn the meeting to another time and/or place. The inspector of election appointed for the Special Meeting will determine whether a quorum is present. The inspector of election will treat abstentions as present for purposes of determining the presence of a quorum.
If a beneficial owner of shares of Haynes common stock held in “street name” by a bank, broker or other nominee does not provide the organization that holds its shares with specific voting instructions, then, under applicable rules, the organization that holds its shares may generally vote on “discretionary” matters but cannot vote on “non-discretionary” matters. A so-called “broker non-vote” results when banks, brokers and other nominees return a valid proxy voting upon a matter or matters for which the applicable rules provide discretionary authority but do not vote on a particular proposal because they do not have discretionary authority to vote on the matter and have not received specific voting instructions from the beneficial owner of relevant shares. Haynes does not expect any broker non-votes at the Special Meeting because the rules applicable to banks, brokers and other nominees only provide brokers with discretionary authority to vote on proposals that are considered routine, whereas each of the proposals to be presented at the Special Meeting is considered non-routine. As a result, no broker will be permitted to vote your shares of Haynes common stock at the Special Meeting without receiving instructions. If you give voting instructions to your bank, broker or other nominee with respect to one of the proposals, but give no instruction as to the other proposal, then those shares will be deemed present at the Special Meeting for purposes of establishing a quorum at the Special Meeting, will be voted as instructed with respect to the proposal as to which instructions were given, and will not be voted with respect to any other proposal. Failure to instruct your bank, broker or other nominee as to how to vote your shares of Haynes common stock will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement.
If a quorum is not present, the only business that can be transacted at the Special Meeting is the adjournment or postponement of the meeting to another date or time.
Vote Required
Adoption of the Merger Proposal
The approval of the Merger Proposal requires the affirmative vote of stockholders holding a majority of the outstanding shares of Haynes common stock entitled to vote thereon as of the close of business on the record date. Accordingly, shares deemed not in attendance at the Special Meeting (whether due to a record holder’s failure to vote or a “street name” holder’s failure to provide any voting instructions to such holder’s bank, broker or other nominee), abstentions and broker non-votes will have the same effect as a vote “AGAINST” the Merger Proposal.
Under the Merger Agreement, stockholder approval of the Merger Proposal is a condition to the consummation of the Merger.
Approval of the Compensation Proposal
Assuming a quorum is present, the approval of the Compensation Proposal, on an advisory, non-binding basis, requires the affirmative vote of a majority of shares of Haynes common stock present, in person or represented by proxy and entitled to vote thereon. Accordingly, shares deemed not in attendance at the Special Meeting (whether due to a record holder’s failure to vote or a “street name” holder’s failure to provide any voting instructions to such holder’s bank, broker or other nominee), and broker non-votes will have no effect on the outcome of the Compensation Proposal. Abstentions will have the same effect as a vote “AGAINST” the Compensation Proposal.
The vote on the Compensation Proposal is a vote separate and apart from the vote to adopt the Merger Agreement. Because the vote on the Compensation Proposal is advisory only, it will not be binding on Haynes, the Haynes Board, Parent or the surviving corporation. Accordingly, because Haynes is contractually obligated to pay the compensation, if the Merger Agreement is adopted by the holders of Haynes common stock and the Merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the advisory, non-binding vote.
Approval of the Adjournment Proposal
The approval of the Adjournment Proposal requires the affirmative vote of a majority of shares of Haynes common stock present, in person or represented by proxy and entitled to vote thereon. Accordingly, shares deemed not in attendance at the Special Meeting (whether due to a record holder’s failure to vote or a “street name” holder’s failure to provide any voting instructions to such holder’s bank, broker or other nominee) and broker non-votes will have no effect on the outcome of the Adjournment Proposal. Abstentions will have the same effect as a vote “AGAINST” the Adjournment Proposal.
The vote on the Adjournment Proposal is a vote separate and apart from the vote to adopt the Merger Agreement. The Company does not intend to call a vote on this proposal if the Merger Proposal is approved at the Special Meeting.
Tabulation of Votes; Results
The Company will retain an independent party to receive and tabulate the proxies and ballots, and to serve as the inspector of election to certify the results of the Special Meeting.
Voting Procedures
If you are a record holder of shares of Haynes common stock, whether or not you plan to attend the Special Meeting virtually and regardless of the number of shares of Haynes common stock you own, your careful consideration of, and vote on, the Merger Agreement is important and we encourage you to vote promptly.
To ensure that your shares of Haynes common stock are voted at the Special Meeting, we recommend that you promptly submit your proxy, even if you plan to attend the Special Meeting virtually, using one of the following three methods:
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Vote via the Internet.   Follow the instructions for Internet voting shown on the proxy card mailed to you.

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Vote by Telephone.   Follow the instructions for telephone voting shown on the proxy card mailed to you.

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Vote by Proxy Card.   Complete, sign, date and return the enclosed proxy card by mail in the prepaid reply envelope.

The Internet and telephone voting procedures are designed to authenticate your identity and to allow you to vote your shares of Haynes common stock for the matters brought before the Special Meeting as described in this proxy statement and confirm that your proxy has been properly recorded.
Votes submitted by telephone or via the Internet for the matters brought before the Special Meeting as described in this proxy statement must be received by 11:59 p.m., Eastern time, April 15, 2024.
If you submit your proxy via the Internet, by telephone or by completing, signing and returning the enclosed proxy card by mail, the persons named as proxies will vote your shares according to your instructions. If you are a stockholder with shares of Haynes common stock registered in your name and submit your proxy but do not direct the persons named as proxies how to vote your shares on a proposal to be brought before the Special Meeting, the persons named as proxies will vote your shares in favor of the Merger Proposal, the Compensation Proposal and the Adjournment Proposal.
If you are a beneficial owner of shares of Haynes common stock held in “street name” by a bank, broker or other nominee, you must follow the instructions from your bank, broker or other nominee in order to vote your shares. If you follow the instructions from your bank, broker or other nominee for voting your shares, then your bank, broker or other nominee will vote your shares according to your instructions. Under applicable rules, your bank, broker or other nominee has authority to vote your shares only if you provide instructions on how to vote by properly completing the voting instruction form sent to you by your bank, broker or other nominee with this proxy statement. If you give voting instructions to your bank, broker or other nominee with respect to one of the proposals, but give no instruction as to the other proposal, then those shares will be deemed present at the Special Meeting for purposes of establishing a quorum at the Special Meeting, will be voted as instructed with respect to the proposal as to which instructions were given, and will not be voted with respect to any other proposal. If you do not provide voting instructions on any of the proposals to be brought before the Special Meeting, your shares will not be deemed to be in attendance at the meeting.
Revocation of Proxies
If you are a stockholder with shares of Haynes common stock registered in your name, you may revoke your proxy at any time prior to the time it is exercised by:
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filing with our Secretary a written notice of revocation bearing a later date than the proxy;

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properly casting a new vote via the Internet or by telephone at any time before the closure of the Internet or telephone voting facilities described under “The Special Meeting — Voting Procedures”;

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duly completing a later-dated proxy relating to the same shares and delivering it to our Secretary; or

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attending the Special Meeting online and voting electronically during the meeting (although attendance at the Special Meeting will not in and of itself constitute a revocation of a proxy).

Any written notice of revocation or subsequent proxy should be sent so as to be delivered to our offices at Haynes International, Inc., 1020 W. Park Avenue, P.O. Box 9013, Kokomo, Indiana 46904-9013, Attention: Vice President, General Counsel and Corporate Secretary, before the taking of the vote at the Special Meeting. If you want to revoke your proxy by sending a new proxy card or an instrument revoking the proxy to the Company, you should ensure that you send your new proxy card or instrument revoking the proxy in sufficient time for it to be received by the Company prior to the Special Meeting.
If you are a beneficial owner of shares of Haynes common stock held in “street name,” you must contact your bank, broker or other nominee to change your vote or obtain and submit a legal proxy to vote your shares electronically at the Special Meeting.
Any adjournment, postponement or other delay of the Special Meeting, including for the purpose of soliciting additional proxies, will allow stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting as adjourned, postponed or delayed.
Voting in Person
The Special Meeting will be held virtually via www.virtualshareholdermeeting.com/HAYN2024SM. There will be no physical location for stockholders to attend. You will be able to attend the Special Meeting by visiting www.virtualshareholdermeeting.com/HAYN2024SM and using the 16-digit control number included in your proxy materials.

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Stockholders of record:   If you are a stockholder of record, in order to participate in the Special Meeting, you will need your 16-digit control number included on the proxy notice, proxy card or the voting instruction form previously distributed to you. If you are a stockholder of record, you may vote electronically during the Special Meeting by following the instructions available on www.virtualshareholdermeeting.com/HAYN2024SM.

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Stockholders holding shares in “street” name:   If your shares are held in “street name” through a brokerage firm, bank, trust or other similar organization and you do not have a 16-digit control number, in order to participate in the Special Meeting, you must first obtain and submit a legal proxy from your broker, bank or other nominee reflecting the number of shares of Haynes common stock you held as of the record date, your name and email address. If you hold your Haynes common stock in “street name,” you must obtain the appropriate documents from your broker, bank, trustee, or nominee, giving you the right to vote the shares at the Special Meeting.

Instructions on how to attend and participate in the Special Meeting via the webcast are posted at www.virtualshareholdermeeting.com/HAYN2024SM.
You should ensure that you have a strong Internet connection and allow plenty of time to log in and ensure that you can hear streaming audio prior to the start of the Special Meeting. We will offer live technical support for all stockholders attending the meeting. Technical support phone numbers will be available on the virtual-only meeting platform at www.virtualshareholdermeeting.com/HAYN2024SM.
If you hold your Haynes common stock in “street name,” you must obtain the appropriate documents from your broker, bank, trustee, or nominee, giving you the right to vote the shares at the Special Meeting. For beneficial owners of shares of Haynes common stock held in “street name,” in addition to providing identification as outlined for record holders above, you will need to submit a legal proxy from your broker or a recent brokerage statement or letter from your broker reflecting your stock ownership as of the record date. Please note, however, that unless you have a legal proxy from your bank, broker or other nominee, you will not be able to vote any shares held in “street name” virtually at the Special Meeting. Please note that even if you plan to attend the Special Meeting, if you are a record holder of shares of Haynes common stock, we recommend that you vote by Internet, telephone or by mail, using the enclosed proxy card in advance, to ensure that your shares will be represented.
Solicitation of Proxies
The Haynes Board is soliciting proxies for the Special Meeting from its stockholders. The Company will bear the cost of soliciting proxies, including the expense of preparing, printing and distributing this proxy statement. In addition to soliciting proxies by mail, telephone or electronic means, we may request banks, brokers and other nominees to solicit their customers who have Haynes common stock registered in their names and will, upon request, reimburse them for the reasonable, out-of-pocket costs of forwarding proxy materials in accordance with customary practice. We may also use the services of our directors, officers and other employees to solicit proxies, personally, by telephone or by electronic means, without additional compensation. In addition, the Company has retained Innisfree M&A Incorporated to solicit stockholder proxies at a total cost to the Company of approximately $37,500 plus reasonable expenses. We have also agreed to indemnify Innisfree M&A Incorporated against certain losses, damages and expenses.
Adjournments
The Special Meeting may be adjourned from time to time to another time and/or place under our Amended and Restated By-laws by the chairman of the Haynes Board, the president of the Company or by stockholders holding a majority of the outstanding shares of Haynes common stock present or represented at the meeting and entitled to vote thereon. Under our Amended and Restated By-laws, notice need not be given of any such adjournment of less than 30 days if the time and place thereof and the means of remote communication, if any, are announced at the meeting at which the adjournment is taken, unless after the adjournment a new record date is fixed for the adjourned meeting. At the adjourned special meeting, the Company may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting, including the place, if any, date and hour of the meeting, and means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present virtually and vote at such adjourned meeting will be given to each stockholder of record entitled to receive notice of or to vote at the meeting. All proxies will be voted in the same manner as they would have been voted at the original convening of the Special Meeting, except for any proxies that have been validly revoked or withdrawn prior to the time such proxies are voted at the reconvened meeting.

The Adjournment Proposal set forth in this proxy statement relates only to an adjournment of the Special Meeting for purposes of soliciting additional proxies to obtain the requisite stockholder approval to adopt the Merger Agreement. Haynes retains full authority to the extent set forth in its Amended and Restated By-laws and Delaware law to adjourn the Special Meeting for any other purpose, or to postpone the Special Meeting before it is convened, without the consent of any Haynes stockholder.
Voting by Company Directors and Executive Officers
As of the record date for the Special Meeting, the directors and executive officers of Haynes beneficially owned in the aggregate approximately 776,936 shares of Haynes common stock, or approximately 5.9% of the outstanding shares of Haynes common stock (including shares underlying stock options held by such directors and executive officers which may be exercised within sixty days of the record date). Our directors and executive officers have informed us that, as of the date of this proxy statement, they intend to vote all of their respective shares of Haynes common stock (1) “FOR” the adoption of the Merger Agreement, (2) “FOR” the Compensation Proposal, and (3) “FOR” the Adjournment Proposal.
Certain of the Company’s directors and executive officers have interests in the Merger that may be different from, or in addition to, those of the Company’s stockholders generally. For more information, please see the section of this proxy statement titled “The Merger — Interests of the Company’s Directors and Executive Officers in the Merger.”
Assistance; Proxy Solicitor
If you need assistance in completing your proxy card or have questions regarding the Special Meeting, please contact Haynes’ proxy solicitor:
Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022
Stockholders may call toll free: (877) 750-2689
Banks and Brokers may call collect: 212-750-5833

PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT
As discussed elsewhere in this proxy statement, at the Special Meeting holders of Haynes common stock will consider and vote on a proposal to adopt the Merger Agreement (referred to as the “Merger Proposal”). The Merger cannot be completed without the adoption of the Merger Agreement by the requisite vote of Haynes stockholders. You are urged to carefully read this proxy statement in its entirety for more detailed information concerning the Merger Agreement and the Merger, including the information set forth under the sections of this proxy statement titled “The Merger” and “The Merger Agreement.” A copy of the Merger Agreement is attached as Annex A to this proxy statement. You are urged to read the Merger Agreement carefully and in its entirety.
The approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Haynes common stock as of the close of business on the record date. Accordingly, shares deemed not in attendance at the Special Meeting (whether due to a record holder’s failure to vote or a “street name” holder’s failure to provide any voting instructions to such holder’s bank, broker or other nominee), abstentions and broker non-votes will have the same effect as a vote “AGAINST” the Merger Proposal.
The Haynes Board recommends a vote “FOR” the approval of the Merger Proposal.

PROPOSAL 2: APPROVAL OF THE COMPENSATION ADVISORY PROPOSAL
Under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Rule 14a-21(c) under the Exchange Act, Haynes is required to submit a proposal to our stockholders to approve, on an advisory, non-binding basis, the “golden parachute” compensation payments that will or may be made by Haynes to its named executive officers in connection with the Merger. This proposal, commonly known as a “say on golden parachute” proposal, gives stockholders the opportunity to vote on an advisory, non-binding basis on the “golden parachute” compensation payments that will or may be paid by Haynes to its named executive officers in connection with the Merger (referred to as the “Compensation Proposal”).
The “golden parachute” compensation that Haynes’ named executive officers may be entitled to receive from Haynes in connection with the Merger is summarized in the table that appears in the section of this proxy statement titled “The Merger — Interests of the Company’s Directors and Executive Officers in the Merger — Quantification of Payments and Benefits.” Such summary, in table form, includes the compensation and benefits that may or will be paid by Haynes to its named executive officers in connection with the Merger.
The Haynes Board encourages you to review carefully the “golden parachute” compensation information disclosed in this proxy statement.
The Haynes Board unanimously recommends that the stockholders of Haynes approve the following resolution:
“RESOLVED, that the stockholders approve, on an advisory (non-binding) basis, the compensation that will or may become payable by Haynes to its named executive officers in connection with the Merger, as disclosed pursuant to Item 402(t) of Regulation S-K in the Quantification of Payments and Benefits table and the related narrative disclosures.”
The approval of the Compensation Proposal requires the affirmative vote of a majority of the shares of Haynes common stock present, in person or represented by proxy and entitled to vote thereon. Broker non-votes will not count as votes cast on the Compensation Proposal. Accordingly, shares deemed not in attendance at the Special Meeting (whether due to a record holder’s failure to vote or a “street name” holder’s failure to provide any voting instructions to such holder’s bank, broker or other nominee) and broker non-votes will have no effect on the outcome of the Compensation Proposal. Abstentions will have the same effect as a vote “AGAINST” the Compensation Proposal.
The vote on the Compensation Proposal is a vote separate and apart from the vote on the Merger Proposal. Since the vote on the Compensation Proposal is advisory only, it will not be binding on either Parent or Haynes. Accordingly, if the Merger Proposal is approved and the Merger is consummated, the compensation payments that are contractually required to be paid by Haynes to its named executive officers will or may be paid, subject only to the conditions applicable thereto, regardless of the outcome of the advisory (non-binding) vote of the holders of Haynes common stock.
The Haynes Board recommends a vote “FOR” the approval of the advisory, non-binding Compensation Proposal.

PROPOSAL 3: ADJOURNMENT PROPOSAL
We are asking that you approve a proposal to adjourn the Special Meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting (referred to as the “Adjournment Proposal”).
Haynes is asking stockholders to authorize the holder of any proxy solicited by the Haynes Board to vote in favor of any adjournment of the Special Meeting, if necessary or appropriate, as determined by the Company, to solicit additional proxies if there are not sufficient votes to approve the Merger Proposal at the time of the Special Meeting.
The approval of the Adjournment Proposal requires the affirmative vote of a majority of shares of Haynes common stock present, in person or represented by proxy and entitled to vote thereon. Broker non-votes (if any) will not count as votes cast on the Adjournment Proposal. Accordingly, shares deemed not in attendance at the Special Meeting (whether due to a record holder’s failure to vote or a “street name” holder’s failure to provide any voting instructions to such holder’s bank, broker or other nominee) and broker non-votes will have no effect on the outcome of the Adjournment Proposal. Abstentions will have the same effect as a vote “AGAINST” the Adjournment Proposal.
The vote on the Adjournment Proposal is a vote separate and apart from the vote to adopt the Merger Agreement. Haynes does not intend to call a vote on this proposal if the Merger Proposal is approved at the Special Meeting.
The Haynes Board recommends a vote “FOR” approval of the Adjournment Proposal.

THE MERGER
General Description of the Merger
The Company, Parent and Merger Sub and, solely for the purpose of certain sections therein (as specified therein), Guarantor, entered into the Merger Agreement on February 4, 2024. A copy of the Merger Agreement is included as Annex A to this proxy statement. On the terms and subject to the conditions set forth in the Merger Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub will merge with and into the Company, the separate corporate existence of Merger Sub will thereupon cease, and the Company will continue as the surviving corporation of the Merger and as a wholly owned subsidiary of Parent.
At the Effective Time, and without any action by any stockholder, each share of Haynes common stock that is outstanding as of immediately prior to the Effective Time (other than shares of Haynes common stock held by the Company as treasury stock, owned by Parent or Merger Sub or any subsidiaries thereof immediately prior to the Effective Time or as to which holders thereof have properly and validly exercised their statutory rights of appraisal in accordance with Section 262 of the DGCL) will be automatically converted into the right to receive the Merger Consideration, less any applicable withholding taxes.
Background of the Merger
The following chronology summarizes the key meetings and events that led to the signing of the Merger Agreement. The following chronology does not purport to catalogue every conversation of, or among the Board, Acerinox, Parent, the Strategic Committee or the representatives of the Company, Acerinox or Parent and other parties.
The Board and the Company’s management, with the assistance of the Company’s advisors, regularly review the Company’s historical performance, future growth prospects and long-term strategy and objectives in light of market and industry conditions. These reviews have included, among other things, consideration of organic growth initiatives, acquisitions, divestitures, and potential business combination transactions, as well as other strategic opportunities, in each case, with a view towards enhancing stockholder value. As part of these reviews, the Board established a Strategic Committee of the Board (the “Strategic Committee”) with no decision making authority, comprised of Mr. Robert H. Getz, Chairman of the Board, and Mr. William Wall, to, together with the Company’s management and with the assistance of the Company’s outside advisors, evaluate strategic opportunities from time to time to determine what would offer the best avenue to enhance stockholder value along with the potential benefits and risks of any potential alternative. As a result, from time to time, at the direction of the Board and/or the Strategic Committee, representatives of the Company and its outside advisors engaged in discussions with representatives of other companies in, or interested in, the production and supply of nickel and cobalt based high-performance alloys, as well as financial sponsors. In connection with one of these periodic reviews, in October 2021, Jefferies was engaged by the Company to assist the Company in an exploration of strategic alternatives, due to, among other things, Jefferies’ qualifications, expertise and familiarity with the Company’s business and industry.
On November 17, 2021, the Board reconstituted the Strategic Committee for the purposes of reviewing and analyzing capital allocation, potential acquisitions, and other opportunities for the enhancement of stockholder value, and in order to best position the Company to withstand cyclical downturns and a potential recessionary environment. The Strategic Committee was comprised of Mr. Getz and Ms. Dawne Hickton. At the direction of the Board and the Strategic Committee, as applicable, between October 2021 and May 2022, representatives of Jefferies, together with the Company’s management, prepared marketing materials and worked to identify parties that could potentially be interested in a strategic transaction involving the Company. Over this time period, representatives of Jefferies also provided regular updates to the Board and the Strategic Committee regarding the state of M&A.
On December 13, 2021, the Board held a meeting with members of the Company’s management and representatives of Jefferies and Kirkland & Ellis LLP (“Kirkland”), outside counsel to Haynes, in attendance. Representatives of Jefferies provided the Board with an update on its work with the Company to prepare marketing materials and identify potentially interested parties for a strategic transaction involving the Company. At the meeting, representatives of Kirkland reviewed with the Board its fiduciary duties under

Delaware law and discussed certain considerations for the Board when undertaking an evaluation of strategic alternatives, including a potential sale of the Company.
In December 2021, a representative of Acerinox contacted Mr. Shor, Chief Executive Officer of the Company, on an unsolicited basis to discuss possible strategic opportunities with the Company at the Company’s facilities in Kokomo, Indiana. Mr. Shor discussed this unsolicited outreach and a proposed response to Acerinox with the Strategic Committee. As a result of this outreach, Cristobal Fuentes, Parent’s CEO, conducted a site visit in Kokomo, Indiana in February 2022. Following this site visit, representatives of Acerinox expressed to Mr. Shor potential interest in an operational relationship with the Company as opposed to a possible strategic transaction involving the Company. Discussions regarding potential operational relationships ended shortly thereafter.
Between May and September 2022, at the Strategic Committee’s direction, the Company, with the assistance of representatives of Jefferies and Kirkland reached out to nine potentially interested parties (referred to herein as “Party A”, “Party B”, “Party C”, “Party D”, “Party E”, “Party F”, “Party G”, “Party H” and Acerinox) and engaged in discussions and facilitated due diligence with respect to a potential transaction with seven of those parties (which did not include Acerinox), all of whom entered into confidentiality agreements with the Company, each of which included customary nondisclosure and nonuse provisions and customary standstill provisions that prohibited the parties (for an agreed-upon period) from taking certain actions with respect to the Company without the prior consent of the Company. The standstill provisions in each of the confidentiality agreements, other than with respect to Party D, ceased to be in effect prior to entry into the Merger Agreement. Each of the confidentiality agreements permitted the parties to make acquisition proposals at any time after the Company enters into a definitive agreement with a third party providing for a change of control transaction of the Company. Acerinox, one of the nine parties approved for outreach, declined to participate in the strategic process at that time due to other priorities. Party G, which was one of the seven parties to enter into a confidentiality agreement with the Company, had indicated to representatives of Jefferies that they were no longer able to participate in the strategic process due to an inability to devote the necessary time and resources as a result of other priorities.
On June 7, 2022, the Board held a meeting with members of the Company’s management and representatives of Kirkland in attendance. The Company’s management discussed with the Board, among other things, the Company’s then-current ordinary course long-range financial projections through fiscal year 2025 which were prepared by the Company’s management in May and June 2022 as well as improvements in the Company’s financial position and other changes to the model based on ongoing operations. Following discussion, the Board approved disclosure of these projections to parties interested in exploring potential strategic transactions involving the Company (which did not include Acerinox) assuming execution of an acceptable confidentiality agreement.
On June 27, 2022, the Strategic Committee held a meeting. The Strategic Committee discussed, among other things, finalizing a process letter to be circulated to the six remaining potentially interested parties that had executed confidentiality agreements with the Company and remained engaged in discussions with the Company with respect to a potential strategic transaction involving the Company and inviting each such party to submit written indications of interest to the Company by July 18, 2022. Following discussion, the Strategic Committee determined to instruct representatives of Jefferies to send the process letter to such six parties.
In July 2022, through discussions by the Company or its representatives with the six parties that received the process letter, the Company received non-binding indications of interest to acquire all of the outstanding shares of the Company (i) from Party B for cash that valued the Company in an amount ranging from $50.00 to $52.00 per share, (ii) from Party E for cash that valued the Company in an amount ranging from $46.00 to $50.00 per share, and (iii) from Party C, which did not include an offer price for the Company. Party C expressed that its policy was not to participate in strategic processes but that it remained interested in a potential transaction with the Company, and if it was permitted to continue with its due diligence review it would submit a “best and final” offer at the appropriate time. The remaining three parties that received the June 2022 process letter declined to participate further in the Company’s strategic process.
On July 25, 2022, representatives of Jefferies delivered a relationships disclosure memo, which was dated as of July 22, 2022, to representatives of Kirkland, who shared the relationships disclosure memo with Mr. Getz on July 25, 2022 and then subsequently submitted the relationships disclosure memo to the Haynes Board.

On August 19, 2022, the Strategic Committee held a meeting with members of the Company’s management and representatives of Jefferies and Kirkland in attendance. The Strategic Committee discussed, among other things, submission of a second round process letter to Party B and Party E, informing them of the timing and procedures for submission of a final, written proposal for the Company by September 16, 2022. Following discussion, the Strategic Committee instructed representatives of Jefferies to send the second round process letter to Party B and Party E and representatives of Jefferies subsequently provided such parties with the second round process letter.
In August 2022, representatives of each of Party B and Party E attended separate management presentations and conducted separate site visits and each of Party B and Party E were provided access to detailed, non-public due diligence information with respect to the Company.
In August 2022, the Strategic Committee held a number of meetings with members of the Company’s management and representatives of Jefferies and Kirkland in attendance, during which, representatives of Kirkland reviewed the key terms of the draft merger agreement prepared by Kirkland at the direction of the Board with the intent of such draft being shared with Party B and Party E. At the conclusion of an August 26, 2022 meeting, the Special Committee authorized management of the Company and Kirkland to provide the merger agreement to the virtual data room for Party B and Party E to review.
During the month of September 2022, representatives of Kirkland and Party B’s legal advisor, on behalf of the Company and Party B, respectively, exchanged drafts of the merger agreement and conducted a number of conference calls regarding the draft merger agreement as well as the parties’ ongoing antitrust analysis, including the relevant regulatory filings that would be necessary as part of any potential transaction between Party B and the Company.
On September 13, 2022, the Board held a meeting with members of the Company’s management and representatives of Jefferies and Kirkland in attendance. The Company’s management discussed with the Board, among other things, the Company’s updated long-range financial projections through fiscal year 2025, highlighting the cyclical nature of the industry and potential recessionary environment and related challenges facing the Company. Following discussion, the Board approved disclosure of these projections to the parties actively engaged with the Company in the strategic process at the time and for use by Jefferies in connection with its preliminary financial analyses.
Following the diligence process and engagement with Party B on a draft merger agreement, neither Party B nor Party E submitted a final proposal for a strategic transaction with the Company. Party B noted concerns Party B had about the Company’s ability to sustain its profitability and whether any transaction between Party B and the Company would qualify as an inversion transaction, and further noted that Party B was focused on a separate strategic transaction and complexities associated with pursuing both transactions simultaneously as a basis for not providing a final proposal. Party E cited differences between the two companies’ business models as a basis for not providing a final proposal. Ultimately, Party C declined to proceed following their submission of an initial indication of interest. As no final proposals were submitted by any of the potentially interested parties participating in discussions with the Company, the process concluded without resulting in a strategic transaction involving the Company (collectively, the “2022 Process”).
On December 12, 2022, the Strategic Committee held a meeting with members of the Company’s management and representatives of Jefferies in attendance. Representatives of Jefferies provided the Strategic Committee with an overview of the current state of M&A, including recent trends in commodity pricing, including for nickel and cobalt, heightened market volatility, and a review of financial and share price performance of certain of the Company’s peer companies. Representatives of Jefferies also updated the Strategic Committee on recent discussions with Party A and Party G who, following conclusion of the 2022 Process, had expressed potential interest in discussing business opportunities with the Company to the Company’s management and representatives of Jefferies, respectively.
On January 27, 2023, the Strategic Committee held a meeting with members of the Company’s management and representatives of Jefferies and Kirkland in attendance to discuss, among other things, potential re-engagement with potentially interested parties regarding a strategic transaction involving the Company. Representatives of Jefferies provided an overview of the parties that could potentially be interested in engaging in a strategic transaction with the Company, and the Strategic Committee discussed various considerations regarding the appropriate group of parties, including both strategics and financial sponsors, to reach out to regarding a potential strategic transaction. The Strategic Committee further discussed certain considerations as to potential re-engagement in a strategic process, including positive trends in the Company’s recent share price performance, the risks to the Company associated with a potential failed process, potential leaks as the scope of any outreach process expanded, as well as the current headwinds facing the specialty metals industry and the impact of those headwinds on the Company, particularly given its size. The Strategic Committee determined it was in the best interest of the Company’s stockholders to reach out to five of the parties contacted in the Company’s 2022 Process, Party A, Party B, Party G, Party H and Acerinox, and to conduct further outreach to two additional parties determined by the Company and Jefferies to be the most likely to be interested in exploring a potential strategic transaction with the Company and with the financial capabilities to do so, Party I and Party J, and instructed the Company’s management and Jefferies to pursue such outreach.
Over the course of the next several months, representatives of Jefferies and the Company’s management reached out to and held multiple meetings with the five parties contacted in the 2022 Process discussed with the Strategic Committee, which included Acerinox (the details of which are discussed below), in order to assess their respective interest in pursuing a potential transaction with the Company, two of whom, Party B and Party G, who were still bound to their confidentiality agreements with the Company that had been entered into as part of the 2022 Process, and the other two, Party H and Party I, whom did not receive non-public information of the Company. Representatives of Jefferies and the Company’s management also reached out to the two additional potentially interested parties discussed with the Strategic Committee (Acerinox was not one of these two parties), who were unresponsive to representatives of Jefferies’ outreach at that time.
On February 10, 2023, at the request of the Company, representatives of Jefferies, had an initial meeting with Carlos Ortega Arias-Paz, who serves as both Chairman of Acerinox, and Co-CEO of Corporación Financiera Alba, S.A. (“Alba”), a significant stockholder in Acerinox, Javier Fernandez, Co-CEO of Alba, and Tomas Hevia of Alba in Madrid, Spain. Messrs. Ortega, Fernandez and Hevia mentioned they had been interested in several different companies, including the Company, for some time, and discussed a range of potential strategic transactions involving several different companies (including the Company), including potential acquisitions of such different companies (including the Company) by Acerinox. The representatives of Acerinox were grateful for the interest shown by the Company and responded that they would inform the Acerinox board of directors of these discussions and potential strategic opportunities.
On February 24, 2023, the Strategic Committee held a meeting with members of the Company’s management and representatives of Jefferies in attendance. Members of the Strategic Committee discussed with representatives of Jefferies the engagement with each potentially interested party approved by the Strategic Committee for outreach during the January 27, 2023 meeting of the Strategic Committee, noting that 6 of the parties approved for outreach had been contacted, and 5 of these parties (including Acerinox) had been receptive to engaging in further discussions. The Strategic Committee instructed Company management and representatives of Jefferies to analyze potential acquisition structures for a potential transaction involving the Company and Acerinox, to analyze a potential merger with Party I, and for representatives of Jefferies to reach out to representatives of Party G to assess Party G’s interest in a potential transaction involving the Company following Party G’s meeting with the Company. The Strategic Committee further instructed the Company’s management to assess the Company’s latest five-year plan and to update, as needed, to reflect the passage of time and management’s current outlook on the business (including, among other things, market volatility and fluctuations in nickel and cobalt pricing) so that the Company and the Board would be prepared to evaluate any acquisition proposals. The Strategic Committee also instructed representatives of Jefferies and management to refresh its marketing materials and to update the information available in the virtual data room from the 2022 Process so that the Company was ready to move forward to provide current diligence information if discussions advanced with any of the potentially interested parties to a position where providing such information would, in the view of the Strategic Committee, be appropriate in the circumstances.
On March 9, 2023, the Board held a meeting with members of the Company’s management and representatives of Jefferies in attendance. Representatives of Jefferies and the Strategic Committee provided the Board with a status update regarding the Company’s strategic process and discussions with each of the five contacted potentially interested parties that had been receptive to engaging in further discussions. The Board and members of management also discussed the relative risks and benefits of a potential transaction with each of the potentially interested parties, with the Board focusing on, among other things, the probability of consummating a successful sale at compelling value and the ability of the Company to execute on its standalone plan given challenges facing the industry, including raw material price fluctuations impacting earnings, and capacity constraints for premium products. Following discussion, the Board expressed its support for proceeding with the strategic process and continuing discussions with each of the potentially interested parties regarding a potential strategic transaction involving the Company.
On March 24, 2023, at the direction of the Strategic Committee, representatives of Jefferies and Alba met in Madrid to continue discussions regarding a potential transaction between the Company and Acerinox, and discussed the value-creation potential that could be possible in a potential transaction involving the two companies. The parties did not exchange any non-public information and did not discuss any terms of a potential transaction.
Between May and August 2023, management held a series of meetings, including site visits, with representatives of each of Party A and Party G (with each participating separately), to discuss a potential transaction involving the Company. Party G, however, in discussions with Mr. Shor, expressed that it was more interested in pursuing a commercial relationship with the Company rather than a strategic transaction with the Company.
In addition, between May and August 2023, management held numerous meetings and discussions with representatives of Acerinox to discuss the potential merits of a potential transaction between Acerinox and the Company. Mr. Shor and Mr. Ortega met in Miami, Florida in May 2023 and discussed, at a very high level and without specifications or details, the Company’s recent performance, the product portfolios and shareholder bases of the Company and Acerinox, and various considerations in connection with a potential strategic transaction involving Acerinox and the Company. The parties did not exchange any non-public information and did not discuss any terms of a potential transaction.
On June 12, 2023, the Board held a meeting with members of the Company’s management and representatives of Jefferies in attendance. Representatives of Jefferies provided the Board with a status update on the Company’s strategic review process, including the projected illustrative timeline moving forward, following which the Board discussed the ongoing challenges facing the industry and the inherent risks associated with a strategic process, and re-affirmed its support for continuing discussions relating to a strategic process.
On July 10, 2023, the Company and Jefferies executed a reinstatement of engagement which extended Jefferies engagement with the Company through July 2024 on the same economic terms as those set forth in Jefferies’ engagement letter dated October 17, 2021.
On July 12, 2023, Mr. Shor and Robert Getz, Chairman of the Board, and representatives of Acerinox, including Bernardo Velazquez, CEO of Acerinox, and Mr. Ortega, held a call to continue discussing Acerinox’s potential interest in a potential transaction involving the Company. During this call, the participants discussed Acerinox’s preliminary views regarding the benefits that could be obtained from a potential transaction between the Company and Acerinox. The parties did not exchange any non-public information and did not discuss any terms of a potential transaction. During this call, Messrs. Velazquez and Ortega suggested that Mr. Shor attend a tour of VDM Metals’ facilities in Werdohl, Germany, which was conducted in July 2023, and that Mr. Shor facilitate a site visit at the Company’s facilities for representatives of Acerinox, which was conducted in early August 2023.
On July 19, 2023, the Company entered into a confidentiality agreement with Acerinox, the initial draft of which was provided to the Company on July 17, 2023. The confidentiality agreement included customary nondisclosure and nonuse provisions and a customary standstill provision. The confidentiality agreement also permitted Acerinox to make confidential proposals to the Board.
On August 2, 2023, the Board held a meeting with members of the Company’s management. The Board discussed, among other things, a status update from representatives of the Strategic Committee on the strategic process, including the latest discussions with potentially interested parties, including Acerinox, and an illustrative timeline.
On August 15, 2023, at the request of Mr. Velazquez, Mr. Shor held a call with representatives of Acerinox to continue discussing Acerinox’s interest in a potential transaction involving the Company, Acerinox’s evaluation of the potential benefits of such a potential transaction and to discuss a potential timeline and process for further discussions.
Following the August 15, 2023 call between Mr. Velazquez and Mr. Shor, Mr. Shor provided Mr. Getz with an update on his conversation with Acerinox regarding Acerinox’s continued interest in exploring a potential transaction involving the Company.
On August 18, 2023, Mr. Getz discussed with the other members of the Strategic Committee, which had since been expanded by one member and now included Mr. Brian Shelton, Acerinox’s continued interest in exploring a potential transaction involving the Company.
In late August 2023, the members of the Strategic Committee discussed the strategic process in order to align on timeline of next steps and process discussed with representatives of Acerinox. Following discussion, the Strategic Committee approved the Company’s management sending a process letter to Acerinox requesting a written indication of interest be provided to the Company by September 29, 2023.
On August 31, 2023, at the direction of the Strategic Committee, Mr. Shor sent a process letter to Mr. Velazquez of Acerinox requesting that Acerinox submit a written non-binding indication of interest to the Company by September 29, 2023.
On September 5, 2023, at the direction of the Strategic Committee, representatives of Jefferies met with representatives of Party I. During this meeting, representatives of Party I expressed to representatives of Jefferies that Party I was not interested in a potential strategic transaction with the Company, as they were not looking to enter into the provision of flat-rolled high performance alloys in the United States.
On September 6, 2023, at the direction of the Strategic Committee, representatives of Jefferies met with a representative of Acerinox and discussed the Company and industry generally. The parties did not discuss any terms of a potential transaction.
On September 7, 2023, at the direction of the Strategic Committee, representatives of Jefferies met with a representative of Party A and discussed the Company and potential merits of a business combination.
On September 12, 2023, the Board held a meeting with members of the Company’s management. The Board reviewed the updated long-range financial projections for the five-year period ending with fiscal year 2028 that had been prepared by the Company’s management in August and September 2023 at the direction of the Strategic Committee (the “September Projections”) and which differed from the projections prepared in connection with the 2022 Process. Following discussion, the Board approved the September Projections for use by Jefferies in its preliminary financial analyses (for additional information with respect to the financial projections, see the section of this proxy statement titled “The Merger — Certain Financial Projections”). In addition, after reviewing and discussing the September Projections, the Board approved disclosure of the September Projections to parties interested in exploring potential strategic transactions involving the Company pursuant to the terms of an executed confidentiality agreement on customary terms acceptable to the Company.
Later on September 12, 2023, at the direction of the Board, representatives of Jefferies shared the September Projections with Acerinox.
Between September 20 and September 21, 2023, representatives of the Company conducted in person site visits at Party A’s facilities and held meetings in Europe with Party A.
On September 28, 2023, Mr. Shor received a call from Mr. Velazquez noting that Acerinox was continuing to consider the merits of a potential transaction with the Company and indicating that Acerinox would not provide a written non-binding indication of interest to the Company on the September 29, 2023 deadline conveyed in the Company’s process letter delivered on August 31, 2023.

During the month of October 2023, Acerinox and its advisors continued their due diligence review of the Company, which included discussions with the representatives of the Company and review of the Company’s business plan with the representatives of the Company and Jefferies, as it continued to consider its interest in pursuing a potential transaction with the Company.
On November 2, 2023, Messrs. Ortega and Velazquez contacted Messrs. Shor and Getz, indicating that Acerinox intended to submit a written non-binding indication of interest to acquire all of the common stock of the Company for $56.00 per share in cash and previewing certain additional terms that would be contained in Acerinox’s written non-binding indication of interest, including a request for exclusivity and an 8-week timeline for Acerinox to complete its due diligence review of the Company. Messrs. Shor and Getz expressed their belief that both the $56.00 per share value offered by Acerinox and the time period for completing diligence were unlikely to be acceptable to the Board.
On November 3, 2023, representatives of Acerinox submitted a written non-binding indication of interest to the Board to acquire all of the outstanding shares of the Company for $56.00 per share in cash (the “November Proposal”), representing a 27% premium to the Company’s 30-day volume weighted average price of $44.24 as of November 3, 2023. As part of the November Proposal, Acerinox (i) indicated they would require up to an additional 8-week period to complete their due diligence review, (ii) requested a 5-month exclusivity period and (iii) indicated they had sufficient cash to fund the purchase price and would not require any debt financing in connection with a potential transaction.
Later on November 3, 2023, the Company distributed the November Proposal to the Strategic Committee for review.
On November 8, 2023, the Strategic Committee held a meeting with members of the Company’s management and representatives of Jefferies and Kirkland in attendance. The Strategic Committee discussed the terms of Acerinox’s November Proposal and Kirkland presented an initial overview of the regulatory landscape in connection with a possible transaction with various of the potentially interested parties. The Strategic Committee discussed the September Projections that had been reviewed with the Board and approved in September 2023 and management discussed the impact that, among other things, fluctuations in the pricing of nickel and cobalt has had on the Company’s financial results. Following discussion, the Strategic Committee (i) determined to defer a decision on a potential response to Acerinox until the meeting of the Board scheduled for November 15, 2023 and (ii) instructed management and representatives of Jefferies to reach out to Party A and Party B, respectively, to note on an anonymized basis that the Company had received an indication of interest and to encourage them to act quickly if they would have an interest in pursuing a potential strategic transaction with the Company.
On November 9, 2023, representatives of Jefferies reached out to Party B noting on an anonymized basis that the Company had received an inbound indication of interest. During this discussion, representatives of Jefferies informed representatives of Party B that if Party B had any interest in pursuing a potential transaction with the Company, it would need to act expeditiously.
Later on November 9, 2023, Mr. Shor communicated to Party A’s CEO on an anonymized basis that the Company had received an inbound indication of interest. Mr. Shor informed representatives of Party A that if Party A had any interest in pursuing a potential transaction with the Company, Party A would need to act expeditiously.
Following a positive response from Party A’s CEO, on November 9, 2023, at the direction of the Strategic Committee, Mr. Shor shared the September Projections with Party A, who remained bound under its confidentiality agreement entered into as part of the 2022 Process.
On November 11, 2023, at the request of the Strategic Committee, Mr. Shor sent a process letter to Party A’s CEO with the instruction to submit a written non-binding indication of interest by November 24, 2023.
On November 15, 2023, the Board held a meeting with members of the Company’s management and representatives of Jefferies and Kirkland in attendance. Representatives of Jefferies and Kirkland and the Strategic Committee provided the Board with an update regarding the strategic process, including Acerinox’s November Proposal. After discussion, the Board determined that the November Proposal provided insufficient value relative to the Company’s standalone plan, but that the Board was willing to provide additional due diligence materials to enable Acerinox to improve its valuation for the Company. The Board also discussed conveying to Acerinox the importance of speed given the uncertainty in the market and industry concerns around commodity pricing and fluctuations, and rejected Acerinox’s request for exclusivity. Mr. Shor updated the Board on his discussions with Party A, noting that Party A expressed interest in moving forward, and, at the Strategic Committee’s request, had been instructed to submit a written non-binding indication of interest by November 24, 2023. Representatives of Jefferies noted that they had not yet received a response from Party B as to whether Party B would be interested in moving forward but expected to hear from Party B by November 16, 2023. At the meeting, representatives of Kirkland reviewed with the Board its fiduciary duties under Delaware law and discussed certain considerations for the Board when undertaking an evaluation of strategic alternatives, including a potential sale of the Company.
On November 16, 2023, Messrs. Shor and Getz held a call with Messrs. Ortega and Velazquez of Acerinox to communicate that the offer price in the November Proposal was too low, but that the Board was willing to provide access to business diligence to enable Acerinox to potentially increase its valuation. They also reiterated the Board’s emphasis on speed, requesting Acerinox to shorten their diligence period from eight to four weeks.
On November 16, 2023, Party B entered into a confidentiality agreement, renewing the previously agreed terms of the confidentiality agreement entered into by Party B as part of the 2022 Process, which included customary nondisclosure and nonuse provisions and a standstill provision that would automatically terminate upon the entry by the Company into a definitive acquisition agreement with a third party. Following entry into the confidentiality agreement, representatives of Jefferies shared the September Projections with Party B.
On November 24, 2023, Acerinox was provided with access to a virtual data room that included certain non-public diligence information regarding the Company.
Later that same day on November 24, 2023, representatives of Party A submitted a written non-binding indication of interest to the Board for a proposal to combine the alloys and specialties business of Party A with the Company, resulting in a US-listed company that would be owned approximately 50/50 by the Company and Party A’s existing shareholders, with an undefined cash payment to address any valuation difference (the “Party A Proposal”). The Party A Proposal did not provide an indication of Party A’s valuation for the Company.
Later that evening on November 24, 2023, the Company distributed the Party A Proposal to the Strategic Committee for review.
On November 26, 2023, the Strategic Committee held a meeting with members of the Company’s management and representatives of Jefferies and Kirkland in attendance. The Strategic Committee reviewed the terms of the Party A Proposal and representatives of Jefferies provided an update on discussions between the Company and its advisors, on the one hand, and potential counterparties, on the other hand, including with respect to ongoing diligence requests and discussions. The Strategic Committee discussed the Party A Proposal including the proposed merger structure, Party A’s businesses, physical asset profile and financial performance and the lack of a clear valuation for the Company in the Party A Proposal. Representatives of Jefferies noted that the Party A Proposal had not yet been approved by Party A’s board of directors or its major shareholder. The Board instructed Mr. Shor to convey to Party A (i) based on the limited information available to the Strategic Committee, the Strategic Committee does not believe that the suggested ownership split in the Party A Proposal is appropriate given, among other things, the Company’s significantly higher margin EBITDA generation, (ii) in order to proceed in the strategic process, Party A would need to provide a clear indication of its valuation for the Company and other information in order to evaluate Party A’s proposed transaction and ownership split of the combined company, (iii) that Party A will need to act very quickly if it desires to remain in the process and (iv) the Strategic Committee’s request that Party A submit a cash offer for the Company in addition to the joint venture structure proposed.
On November 27, 2023, at the direction of the Strategic Committee, Mr. Shor had a call with Party A to indicate (i) the Strategic Committee’s belief, based on the limited information available to the Strategic Committee, that the suggested ownership split in the Party A Proposal was inappropriate given, among other things, the Company’s significantly higher margin EBITDA generation and (ii) that in order to proceed in the strategic process, Party A would need to provide an indication of Party A’s valuation for the Company and encouraged Party A to submit a cash offer for the Company on an expeditious timeline.
Also on November 27, 2023, the Company’s management and representatives of Jefferies had due diligence sessions and provided a business update on the Company with Party B.
On November 30, 2023, representatives of Party A submitted a further revised non-binding indication of interest to the Board pursuant to which Party A reiterated its interest in a combination of its alloys and specialties business with the Company as proposed in Party A’s Proposal on November 24, 2023. In addition, in its November 30, 2023 non-binding indication of interest, Party A indicated that its offer was based on an enterprise value range for the Company of between $850 — $950 million (the “Revised Party A Proposal”), which based on representatives of Jefferies’ estimations translated to a per share value range of $49.24 to $56.68 per share.
Later on November 30, 2023, following receipt of the Revised Party A Proposal, members of the Strategic Committee reviewed and discussed the terms of the Revised Party A Proposal. Following discussion, the Strategic Committee instructed the Company’s management to inform representatives of Party A that while the Company would review the Revised Party A Proposal with the Board, the proposed valuation was likely to be viewed as insufficient and that Party A would need to meaningfully increase their price.
Later on the same day, following receipt of the Revised Party A Proposal, at the direction of the Strategic Committee, Mr. Shor informed representatives of Party A that while the Company would review the Revised Party A Proposal with the Board, the proposed valuation was likely to be viewed as insufficient and that they would need to meaningfully increase their price above the high-end of their range in order to meaningfully engage with the Company with respect to a transaction.
On December 6, 2023, Party B informed representatives of Jefferies that, notwithstanding the closing of the separate transaction that was Party B’s stated reason for its inability to pursue a potential transaction with the Company in the 2022 Process, Party B has other short to medium term priorities and were not interested in pursuing a transaction with the Company at this time.
On December 7, 2023, a representative of Party A spoke to Mr. Shor to reiterate Party A’s interest in the joint venture structure from the Party A Proposal and to convey that they would not be able to offer an updated cash offer higher than that contained in the Revised Party A Proposal.
Later that same evening on December 7, 2023, Mr. Shor received a call from Mr. Velazquez of Acerinox who mentioned that Acerinox had an upcoming meeting of the Acerinox board of directors on December 20, 2023, where they would be discussing the terms of a potential transaction with the Company. Following discussion, Mr. Shor and Mr. Velazquez agreed to postpone certain additional due diligence related site visits until after Acerinox submitted a revised written non-binding indication of interest.
On December 11, 2023, the Board held a meeting with members of the Company’s management and representatives of Jefferies in attendance. Members of management and representatives of Jefferies updated the Board with respect to due diligence workstreams and the strategic process, including that Party A and Party B had declined to participate further in the strategic process at this time. In addition, the Board discussed with management the status of the Company’s regular forecasting process, and Company management provided an overview of the impact of raw materials pricing on management’s forecast for fiscal year 2024. Following discussion, the Board directed Company management to finalize their updated forecast for fiscal 2024 to reflect the impact of the increases in raw materials pricing (the “December Projections”) and authorized the use of the December Projections in connection with the process, including for sharing with Acerinox and for use by Jefferies in connection with its preliminary financial analyses.
Over the course of the next several weeks into January 2024, Acerinox and its advisors conducted due diligence on the Company including with respect to various functional areas, including tax, business, legal, IT, ESG, maintenance, and accounting, and, as part of such due diligence, members of the Company’s management, with the assistance of the Company’s advisors, engaged in due diligence calls and virtual meetings with, and responded to written due diligence requests from, Acerinox and its advisors.

In December 2023, the Company and Kirkland negotiated with Acerinox and its outside counsel, Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Paul, Weiss), a separate “clean team” agreement, pursuant to which it was agreed that certain competitively sensitive information of the Company and Acerinox would only be shared with a specified subset of the representatives of the Company and Acerinox and under supervision of regulatory counsel. On December 18, 2023, Acerinox and the Company executed the “clean team” agreement.
On December 20, 2023, representatives of Acerinox reached out to Messrs. Shor and Getz indicating that Acerinox would not be providing a revised written non-binding indication of interest at that time.
Later on December 20, 2023, Mr. Getz provided the other members of the Strategic Committee with an update concerning Acerinox’s message that they would not submit a revised written non-binding indication of interest at that time. Following discussion, the Strategic Committee instructed the Company’s management and representatives of Jefferies to reach out to Acerinox and representatives of Goldman Sachs, Acerinox’s financial advisor, to inform them of a January 5, 2024 deadline for submission of a revised written non-binding indication of interest by Acerinox.
On December 21, 2023, in response to the call received by the Company on December 20, 2023, and at the request of the Strategic Committee, Company management reached out to Acerinox and representatives of Jefferies reached out to representatives of Goldman Sachs asking Acerinox to submit a revised written non-binding indication of interest providing for an increase in value by January 5, 2024.
On December 26, 2023, the Company made the December Projections available to Acerinox and its advisors.
On January 3, 2024, representatives of Acerinox and representatives of Goldman Sachs held a meeting with members of the Company’s management and representatives of Jefferies in attendance. The parties discussed a wide range of topics including, among other things, an update on the status and timing for completion of Acerinox’s due diligence, the aerospace market, the Company’s growth plan and potential for growth if more cost-effective processing was made available, and a review of the potential benefits that could be obtained in the potential transaction.
On January 5, 2024, Mr. Shor received a call from Mr. Velazquez indicating that Acerinox would not be submitting a revised written non-binding indication of interest by the Company’s requested deadline of January 5, 2024. Mr. Velazquez further indicated that Acerinox expected to provide such a revised written non-binding indication of interest on or around January 15, 2024. Representatives of Jefferies received the same message from representatives of Goldman Sachs.
On January 15, 2024, Mr. Velazquez contacted Mr. Shor and indicated that Acerinox intended to submit a revised written non-binding indication of interest to acquire all of the common stock of the Company in the amount of $61.00 per share in cash noting it was Acerinox’s “final offer” price.
On January 16, 2024, representatives of Acerinox submitted a revised written non-binding indication of interest to the Board to acquire all of the outstanding shares of the Company for $61.00 per share in cash (the “January Proposal”) representing a 23.7% premium to the Company’s 180-day volume weighted average price of $49.33 as of January 12, 2024, the last trading day prior to the receipt of the January Proposal. As part of the January Proposal, Acerinox (i) indicated Acerinox expected to be in a position to finalize their confirmatory due diligence review within a 2-week period and (ii) reiterated that Acerinox had sufficient cash on its balance sheet to pay the entirety of the purchase price, and as a result, closing of the proposed transaction would not be subject to any financing condition.
Later that same day, the Company shared the January Proposal with the Strategic Committee for review.
On January 17, 2024, the Strategic Committee held a meeting with members of the Company’s management and representatives of Jefferies and Kirkland in attendance. The Strategic Committee discussed the terms of Acerinox’s January Proposal and Company management and representatives of Jefferies provided a status update on their discussions with Acerinox, including that representatives of Acerinox had reiterated to representatives of Jefferies that the increased offer price was final. Representatives of Jefferies also relayed to the Strategic Committee that representatives of Acerinox had further indicated that Acerinox expected, if a potential transaction were completed between Acerinox and the Company, to invest $200 million in the post-closing company’s operations in the U.S., including in connection with enhancements to expand the Company’s constrained vacuum melting (VIM) capacity and broadening its long/round product portfolio by installing a forge. Representatives of Jefferies reviewed with the Strategic Committee the Company’s recent stock price performance and trading multiples of the Company and certain of its peers as well as the Company’s historical stock price, noting that the Company’s closing stock price had not reached $60.00 since 2012. In addition, the Strategic Committee discussed the EBITDA multiple implied by Acerinox’s January Proposal relative to other recent transactions and relative to Acerinox’s trading multiple. The Strategic Committee also discussed the potential risks associated with the process and related timing considerations. The Strategic Committee further discussed with management and the advisors present Acerinox’s contemplated $200 million capital investment, including its impact on the Company’s standalone revenue and EBITDA generation potential and the potential financing alternatives that could be available to the Company if the Company were to pursue a similar investment strategy on a standalone basis. Following discussion, the Strategic Committee instructed the Company’s management and representatives of Jefferies to conduct further analysis regarding the ability of the Company to raise additional external financing as well as its impact on the Company’s stand-alone prospects, and to report back to the Strategic Committee.
Later that day on January 17, 2024, the Strategic Committee held a meeting with members of the Company’s management and representatives of Jefferies and Kirkland in attendance in order to continue the discussion from the Strategic Committee meeting from earlier in the day. At the request of the Strategic Committee, representatives of Jefferies provided an overview of the potential financing alternatives that may be available to the Company should the Company seek to raise $200 million to conduct certain capital improvement projects. The Strategic Committee discussed various financing options that could be available to the Company, and how those financings and capital improvement projects would impact the Company’s standalone prospects. Following discussion, management then reiterated the business risks facing the Company, including nickel, cobalt and other commodity pricing as well as the current headwinds facing the specialty metals industry and how such factors, including volatility, are outside of the Company’s control, particularly for a company the size of Haynes, which were factors that the Board had considered when determining to initiate the 2022 Process and again when determining to re-initiate the strategic process in 2023.
On January 18, 2024, the Board held a meeting with members of the Company’s management and representatives of Jefferies and Kirkland in attendance. Management and representatives of Jefferies provided the Board with an update regarding the strategic process, including Acerinox’s January Proposal and a review of Jefferies’ preliminary financial analyses. The Board also discussed the possibility of raising third party financing to fund certain capital improvement projects which had been reviewed with the Strategic Committee, and the related potential impact on the Company’s stand-alone prospects. Following discussion during the executive session, the Board determined to propose a counteroffer of $62.50 per share, but also determined that if Acerinox refused to increase its offer price, the Board was willing to move forward at the prior offer of $61.00 per share. The Board then determined to instruct representatives of Jefferies to propose a counteroffer of $62.50 per share. The Board also determined to instruct Kirkland to finalize the initial draft of the Merger Agreement on terms substantially consistent with the terms the Strategic Committee reviewed in connection with the 2022 Process. Following the Board meeting, Mr. Getz delivered these instructions to representatives of Jefferies and Kirkland, respectively.
On January 19, 2024, at the direction of the Board, representatives of Jefferies had a phone call with representatives of Goldman Sachs to suggest that Acerinox increase their offer price to $62.50.
On January 22, 2024, representatives of Goldman Sachs called representatives of Jefferies to indicate that Acerinox’s offer price of $61.00 was the “best and final” valuation and that Acerinox would not increase its valuation further.
Later on January 22, 2024, Mr. Getz and Mr. Ortega had a telephone call during which Mr. Getz requested that Acerinox increase the offer price from $61.00 to $62.50. Mr. Ortega responded that the $61.00 offer price was Acerinox’s “best and final.” Over the course of the conversation, Mr. Getz subsequently requested that Acerinox increase their offer price from $61.00 to $61.50. Mr. Ortega reiterated that the offer price was the maximum the Acerinox board had authorized, and thus Acerinox was not willing to further increase the offer price. During the course of this discussion, Mr. Ortega indicated that if a potential transaction with the Company were completed, Acerinox expected to make a $200 million capital investment in the post-closing company’s US operations, $170 million of which was to be invested into the Company’s operations to support the continued growth of the business. At the conclusion of the discussion, Acerinox’s offer price of $61.00 was agreed between the parties and Mr. Getz noted that the Company was ready to move forward to finalize the terms of a definitive transaction agreement.
Also on January 22, 2024, representatives of Jefferies and Goldman Sachs connected to discuss the path forward in order for the parties to negotiate and execute definitive transaction documents, with a target announcement date of February 5, 2024, noting that given market conditions and volatility as well as stock price uncertainty, timing was of the essence.
On January 22, 2024, Kirkland shared with the Strategic Committee the proposed draft Merger Agreement prepared by Kirkland to be shared with Acerinox and its outside legal advisors, as well as a summary of the key terms of a draft Merger Agreement. Following email discussion, the Strategic Committee authorized Kirkland to provide the draft Merger Agreement to Acerinox.
On January 23, 2024, representatives of Kirkland sent an initial draft Merger Agreement to representatives of Paul, Weiss.
On January 25, 2024, representatives of Jefferies submitted an updated relationships disclosure memo, which was dated as of January 22, 2024, to representatives of Kirkland, who shared the relationships disclosure memo with the Company on January 26, 2024 and then subsequently submitted the relationships disclosure memo to the Haynes Board.
Between January 29, 2024 and February 1, 2024, representatives of Acerinox and its advisors conducted in person site visits at the Company’s facilities in Kokomo, Indiana, Arcadia, Louisiana and Mountain Home, North Carolina.
On January 29, 2024, representatives of Paul, Weiss sent a revised draft of the Merger Agreement to representatives of Kirkland, and between January 29, 2024 and February 4, 2024, representatives of Kirkland and representatives of Paul, Weiss, on behalf of the Company and Acerinox, respectively, exchanged drafts of the Merger Agreement and conducted a number of conference calls regarding the draft Merger Agreement. Among other items in the draft Merger Agreement, the parties negotiated (i) the efforts required by the Company and Acerinox to obtain the required regulatory approvals (ii) the existence of a reverse termination fee payable by Acerinox to the Company if regulatory clearance for the transaction were not obtained, (iii) the quantum of the Company termination fee and the circumstances in which such fee would be payable by the Company to Acerinox, (iv) the non-solicitation provision that prohibits the Company from soliciting and negotiating with third parties to enter into an agreement for an alternative transaction and the related termination rights, (v) the treatment of outstanding Company equity awards and covenants regarding employee benefit matters applicable to Company employees generally, and (vi) the Company’s representations, warranties and interim operating covenants.
On January 30, 2024, the Strategic Committee met with members of Company management and representatives of Kirkland in attendance, and representatives of Kirkland reviewed and discussed with the Strategic Committee certain material issues raised by Paul, Weiss’ mark-up of the Merger Agreement and proposed responses thereto. Representatives of Kirkland presented to the Strategic Committee the substantive regulatory analysis undertaken to date, discussing, among other things, the portfolios of each of the Company and Acerinox.
On January 31, 2024, the Board held a meeting with members of the Company’s management and representatives of Jefferies and Kirkland in attendance. The Board discussed, among other things, a status update on the potential transaction, including an overview from Kirkland of the material terms being negotiated between the parties and on the regulatory analysis undertaken to date in connection with a potential transaction with Acerinox.
On February 1, 2024, the Company held calls with Acerinox and its representatives to discuss (i) the Company’s results for the first quarter of fiscal 2024 ended December 31, 2023, and (ii) a potential communications rollout package.

On February 1, 2024, representatives of Kirkland sent revised drafts of the Merger Agreement and related materials to representatives of Paul, Weiss.
Between February 2 and February 4, 2024, Mr. Getz and Mr. Ortega spoke daily to discuss, among other things, the remaining open points in the negotiation of the definitive transaction agreements.
In addition, between February 3 and February 4, 2024, the Company and Acerinox, along with their respective advisors, engaged in multiple conversations with respect to the contents and timing of the communications rollout package.
On February 3, 2024, the Strategic Committee met with representatives of Kirkland in attendance, and representatives of Kirkland reviewed and discussed with the Strategic Committee the remaining material issues subject to negotiation in the draft Merger Agreement. The Strategic Committee discussed proposed responses thereto.
Also on February 3, 2024, the Board held a meeting with members of the Company’s management and representatives of Jefferies and Kirkland in attendance. Members of the Board discussed with representatives of Kirkland the current status of the negotiations with respect to the Merger Agreement as well as Kirkland’s regulatory analysis. Representatives of Kirkland reviewed again with the Board its fiduciary duties under Delaware law in connection with the potential transaction, and then summarized the current terms of the draft Merger Agreement and open points, including with respect to (i) the efforts Acerinox was required to take to obtain regulatory approvals (ii) the amount of the termination fee payable by the Company in certain circumstances, and that it was reasonable and customary in the circumstances and would not unduly deter any other party that might be interested in acquiring the Company, (iii) certain interim operating covenants, (iv) treatment of certain employee benefits following signing and (v) the full guarantee of performance and payment by Acerinox of Parent’s obligations under the Merger Agreement. The Board discussed the valuation represented by Acerinox’s offer of $61.00 per share in cash and certain other material terms of the Merger Agreement, including the importance of the covenants relating to the efforts standard to obtain regulatory approvals to enhance certainty of closing, and indicated its support for a transaction on those terms. Representatives of Jefferies reviewed Jefferies’ updated preliminary financial analyses with the Board (which were based on the December Projections, as more fully described in the section of this proxy statement titled “The Merger — Certain Financial Projections”). At the meeting, the Board reviewed Jefferies’ relationship disclosure letter, and determined that there were no conflicts that would affect the ability of Jefferies to fulfill its responsibilities as financial advisor to the Company.
On February 4, 2024, the Board held a meeting with members of the Company’s management and representatives of Jefferies and Kirkland in attendance. Representatives of Kirkland provided a status update for the Board with respect to the negotiations conducted overnight with Paul, Weiss. Representatives of Jefferies then noted that they would be prepared when requested by the Board to deliver an opinion with respect to the proposed transaction.
On the evening of February 4, 2024, the Board held a meeting with members of the Company’s management and representatives of Jefferies and Kirkland in attendance. Representatives of Jefferies rendered its opinion to the Board to the effect that, as of February 4, 2024 and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken as described in its opinion, the Merger Consideration to be received by holders of shares of Haynes common stock pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. Jefferies’ opinion is more fully described in the section of this proxy statement titled “The Merger — Opinion of the Company’s Financial Advisor.” In the same meeting, following prior discussion and consideration of the Merger Agreement and the other transactions contemplated by the Merger Agreement (including the factors described in the section titled “The Merger — Reasons for the Merger; Recommendation of the Haynes Board”), the members of the Board, by unanimous action by written consent: (1) determined that it was in the best interests of the Company and its stockholders, and declared it advisable, to enter into the Merger Agreement; (2) approved the execution and delivery of the Merger Agreement by the Company, the performance by the Company of its covenants and other obligations thereunder, and the consummation of the merger upon the terms and subject to the conditions set forth therein; (3) recommended that the stockholders of the Company adopt the Merger Agreement in accordance with the DGCL; and

(4) directed that the adoption of the Merger Agreement be submitted for consideration by the stockholders of the Company at a meeting thereof.
Later that same night on February 4, 2024, the Company and Acerinox executed the Merger Agreement.
On the morning of February 5, 2024, prior to the commencement of trading of Acerinox’s stock on the Madrid Stock Exchange, Acerinox issued a press release announcing the Merger, and prior to the commencement of trading of the Company’s common stock on the Nasdaq, the Company issued its press release announcing the Merger.
Reasons for the Merger; Recommendation of the Haynes Board
On February 4, 2024, the Haynes Board carefully reviewed and considered the proposed Merger in consultation with Haynes’ senior management and legal and financial advisors, and the Haynes Board unanimously: (1) determined that it was in the best interests of the Company and its stockholders, and declared it advisable, to enter into the Merger Agreement and consummate the Merger upon the terms and subject to the conditions set forth therein; (2) approved the execution and delivery of the Merger Agreement by the Company, the performance by the Company of its covenants and other obligations thereunder, and the consummation of the Merger upon the terms and subject to the conditions set forth therein; (3) resolved to recommend that the Company’s stockholders adopt the Merger Agreement in accordance with the DGCL; and (4) directed that the adoption of the Merger Agreement be submitted for consideration by the Company’s stockholders at a meeting thereof. Accordingly, the Haynes Board recommends that stockholders vote “FOR” the proposal to adopt the Merger Agreement at the Special Meeting.
In reaching their decision to approve the Merger Agreement, and to recommend that Haynes stockholders adopt the Merger Agreement, the Haynes Board and the Strategic Committee considered a number of reasons to support the Merger Agreement, including, but not limited to, the following (which reasons are not necessarily presented in order of relative importance):
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the fact that the price of $61.00 per share in cash payable in the Merger provides certainty, immediate value and liquidity to Haynes stockholders at a compelling value, while eliminating the risks, uncertainties and potentially longer timeline for realizing equivalent value from the Company continuing as a standalone company;

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the fact that the transaction values the Company at an enterprise value of approximately $970 million, representing an enterprise value multiple of 12.3x to fiscal 2023 EBITDA, which the Haynes Board found to be an attractive multiple compared to the EV / EBITDA multiples implied by the consideration paid in certain selected precedent transactions reviewed by the Company’s financial advisor;

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the historical prices, volatility and trading information with respect to shares of Haynes common stock, including the fact that the $61.00 per share to be received by Haynes stockholders in the Merger represents a premium of approximately 22% over the volume weighted average price per share for the 180 days ending February 2, 2024, the last full trading day prior to the announcement of the Merger;

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the belief that, if Haynes did not enter into the Merger Agreement with Acerinox, there could be a considerable period of time before the trading price per share of Haynes’ common stock would reach and sustain the per share merger consideration of $61.00 (even assuming full realization of the management projections), in light of the fact that Haynes’ trading price per share had not reached a closing price of $60.00 since 2012;

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the current and prospective business environment in which Haynes operates, including international, national and local economic conditions, the environment in the aerospace, power generation and chemical processing markets, and the likely effect of this environment on Haynes and the execution of Haynes’ plans as a standalone public company;

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the fact that demand for certain of Haynes’ products is dependent on demand for machinery, parts and equipment produced by Haynes’ customers, with those end customers having historically experienced wide demand fluctuations;

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the fact that the Haynes Board and Haynes’ senior management, in coordination with Haynes’ outside legal and financial advisors, vigorously negotiated on an arms-length basis with Acerinox with respect to price and other terms and conditions in the Merger Agreement;

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the firm belief that, after negotiations with Acerinox and its representatives (as described in more detail under the section titled “The Merger — Background of the Merger”), $61.00 per share was the highest price that Acerinox was willing to pay, including because Acerinox had repeatedly emphasized its view that it expected to invest $200 million into its U.S. operations, including $170 million into Haynes’ operations which will support the continued growth of Haynes’ business in both flat and round products for a global market, and that the terms of the Merger Agreement include the most favorable terms to Haynes, in the aggregate, to which Acerinox would be willing to agree;

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the fact that, in the absence of the Merger, it would be difficult for the Company to accomplish similar capital investments as the $200 million contemplated by Acerinox due to limited funding capacity of debt (or shareholder dilution of equity) and concerns of low return on invested capital as a stand-alone company;

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the belief of the Haynes Board that the $61.00 per share in cash payable in the Merger was more favorable to Haynes stockholders on a risk-adjusted basis than the potential value that might result from other alternatives reasonably available to Haynes, which was based upon the directors’ extensive knowledge of Haynes’ business, including its assets, financial condition and results of operations, Haynes’ historical and projected financial performance, the impact that raw material pricing headwinds as well as other potential challenges facing the industry could have on a company the size of Haynes;

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the belief that the Merger represented an attractive and comparatively certain and immediate value for Haynes stockholders relative to the risk-adjusted prospects for Haynes on a standalone basis;

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the belief that the potential values, benefits, risks and uncertainties facing Haynes stockholders associated with possible strategic alternatives to the Merger (including possible alternative business combinations and scenarios involving the possibility of remaining a standalone publicly traded company), and the timing, risks and likelihood of accomplishing such alternatives, taking into account the Haynes Board’s belief, based on prior processes, that there were likely no other potential strategic purchasers or other parties that would be reasonably likely to engage in a transaction in the near term at a price greater than the price being offered by Acerinox;

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the process conducted by Haynes, with the assistance of its advisors, to review other potential strategic alternatives and, in connection therewith, the engagement with numerous counterparties regarding their interest in a potential acquisition of Haynes;

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the fact that Haynes approached eleven potential bidders over the last two years, including nine during the 2022 Process and seven during the 2023 strategic process, with eight in total entering into confidentiality agreements, which resulted in three initial indications of interest in the 2022 Process (although none culminated in a transaction and all of which were below Acerinox’s offer price), and two additional indications of interest in the 2023 strategic process, of which Acerinox’s offer was the highest offer price for Haynes, and the fact that none of the parties from the 2022 Process, other than Party A, continued to be interested in pursuing a strategic transaction with Haynes and submitted an indication of interest during the 2023 strategic process;

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the fact that through the 2022 Process and the 2023 strategic process, Haynes and its financial advisor conducted outreach to all of the third parties that they believed would be potentially interested in pursuing an acquisition or other strategic transaction involving the Company (and which were capable of completing such a transaction), and the belief that the favorable opportunity with Acerinox represented the best opportunity available to the Company and that outreach to additional third parties was not likely to yield a different result;

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that the Haynes Board and Strategic Committee had conducted extensive deliberations over a period spanning approximately two years with respect to a strategic process involving Haynes, which included (among other things) an evaluation of various potential strategic alternatives for Haynes;

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the financial analysis of the Merger Consideration reviewed by representatives of Jefferies with the Haynes Board as well as the opinion of Jefferies rendered to the Haynes Board on February 4, 2024, to the effect that, as of that date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken as described in its opinion, the Merger Consideration to be received by holders of shares of Haynes common stock pursuant to the Merger Agreement was fair, from a financial point of view, to such holders, as more fully described under “The Merger — Opinion of the Company’s Financial Advisor”;

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the fact that Haynes has sufficient operating flexibility under the terms of the Merger Agreement to conduct its business in the ordinary course prior to the consummation of the Merger;

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the fact that the Merger Agreement permits Haynes to continue to pay to its stockholders regular quarterly dividends in an amount not to exceed a quarterly rate of $0.22 in cash per share;

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the high degree of certainty that the Merger would close in a timely manner in light of the conditions and other terms set forth in the Merger Agreement, including the fact that the definition of “Company Material Adverse Effect” has a number of customary exceptions, Acerinox’s strong commitment to use its reasonable best efforts to obtain the required regulatory approvals, including to obtain all necessary governmental approvals as promptly as reasonably practicable, and the absence of a requirement for approval by Acerinox’s stockholders;

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the conditions to closing contained in the Merger Agreement, which are limited in number and scope, and which, in the case of the condition related to the accuracy of Haynes’ representations and warranties, is generally subject to a Company Material Adverse Effect (as defined in the section of this proxy statement titled “The Merger Agreement — Representations and Warranties”) qualification;

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the ability of the Haynes Board to furnish information to, and conduct negotiations with, third parties in certain circumstances, and to terminate the Merger Agreement to accept a superior proposal upon payment of a termination fee of $28 million (which the Haynes Board believed was reasonable and customary under the circumstances and would not unduly deter any other party that might be interested in acquiring Haynes);

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the end date of February 4, 2025 (subject to two automatic 6-month extensions under certain circumstances), which is expected to allow for sufficient time to complete the Merger;

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the availability of statutory appraisal rights to Haynes stockholders who do not vote in favor of the adoption of the Merger Agreement and otherwise comply with all required procedures under Section 262 of the DGCL;

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the fact that the Merger Agreement was unanimously approved by the Haynes Board, which is comprised of a majority of independent directors who are not employees of Haynes or any of its subsidiaries, and which received advice from the Company’s outside financial and legal advisors in evaluating, negotiating and recommending the terms of the Merger Agreement;

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the belief that, after a thorough review of the strategic process spanning approximately two years and the extensive arm’s length negotiations conducted between the Company and Acerinox, the per share consideration of $61.00 in cash and the terms of the Merger Agreement represent the best value reasonably attainable for holders of Haynes common stock;

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the fact that the Merger is not subject to a financing condition and that Parent has represented that it or Merger Sub will, as of the closing of the Merger, have available sufficient funds sufficient to pay the amounts required to be paid under the Merger Agreement;

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the guaranty of Parent’s and Merger Sub’s obligations under the Merger Agreement by Acerinox pursuant to the Merger Agreement, which provides substantial assurance that Parent and Merger Sub would perform their obligations under the Merger Agreement and increases closing certainty for Haynes;

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Haynes’ rights to seek specific performance of Parent’s and Merger Sub’s obligations to cause the Merger to occur and to prevent other breaches of the Merger Agreement; and

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the likelihood that the Merger would be consummated, in light of the experience, reputation and financial capabilities of Acerinox.

In the course of its deliberations, the Haynes Board and the Strategic Committee also considered and balanced against the potentially positive reasons, a number of uncertainties, risks and other potentially negative factors, including, among other things, the following (which factors are not necessarily presented in order of relative importance):
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the fact that Haynes stockholders will not participate in any future growth potential or benefit from any future increase in the value of Haynes as a private company following completion of the transactions contemplated by the Merger Agreement;

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the possibility that all conditions to the Merger will not be timely satisfied or waived and that the Merger will not be consummated, and the potential negative effects on Haynes’ business, operations, financial results and stock price;

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the potential negative effects of the public announcement of the Merger on Haynes’ sales, operating results, and stock price, its ability to retain key personnel, and its relationships with vendors, customers, and employees;

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the restrictions on the conduct of Haynes’ business prior to the completion of the Merger, requiring Haynes to conduct its business in the ordinary course and preventing Haynes from taking certain specified actions, subject to specific limitations, all of which may delay or prevent Haynes from undertaking business opportunities pending completion of the Merger;

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the costs involved in connection with entering into the Merger Agreement and completing the Merger (many of which are payable whether or not the Merger is consummated) and the time and effort of Haynes management required to complete the Merger, which may disrupt its business operations and may have a negative effect on its financial results;

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the conditions to the obligations of Parent to complete the Merger and the right of Parent to terminate the Merger Agreement under certain circumstances;

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the fact that the Merger Agreement precludes Haynes from actively soliciting alternative acquisition proposals, and the possibility that Haynes may be obligated to pay Parent a termination fee of $28 million in the event that Haynes terminates the Merger Agreement under certain circumstances, which the Haynes Board concluded was reasonable and customary under the circumstances and would not unduly deter any other party that might be interested in acquiring Haynes;

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the risk that Haynes stockholders may not approve the Merger;

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the fact that completion of the Merger requires certain regulatory clearances and consents, including under applicable antitrust laws, CFIUS and certain foreign investment laws and that if the Merger is not completed as a result of a regulatory impediment, Acerinox will not be obligated to pay any “reverse termination fee” to Haynes;

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the risk of litigation arising from Haynes stockholders in respect of the Merger Agreement or transactions contemplated by the Merger Agreement;

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the fact that the consideration consists of cash and will therefore be taxable to Haynes stockholders who are subject to taxation for U.S. federal income tax purposes; and

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the interests that certain Haynes directors and executive officers may have with respect to the Merger, which interests may be different from, or in addition to their interests as Haynes stockholders generally, as described in the section of this proxy statement titled “The Merger — Interests of the Company’s Directors and Executive Officers in the Merger.”

The Haynes Board and the Strategic Committee concluded that the potentially negative factors associated with the proposed Merger were outweighed by the potential benefits that it expected Haynes stockholders would achieve as a result of the Merger, including the belief of the Haynes Board that the proposed Merger would maximize the value of Haynes common stock while mitigating the risks and uncertainty affecting Haynes’ future prospects.
After considering this information, the Haynes Board unanimously: (1) determined that it was in the best interests of the Company and its stockholders, and declared it advisable, to enter into the Merger Agreement and consummate the Merger upon the terms and subject to the conditions set forth therein;

(2) approved the execution and delivery of the Merger Agreement by the Company, the performance by the Company of its covenants and other obligations thereunder, and the consummation of the Merger upon the terms and subject to the conditions set forth therein; (3) resolved to recommend that the Company’s stockholders adopt the Merger Agreement in accordance with the DGCL; and (4) directed that the adoption of the Merger Agreement be submitted for consideration by the Company’s stockholders at a meeting thereof. Accordingly, the Haynes Board unanimously recommends that stockholders vote “FOR” the proposal to adopt the Merger Agreement.
The preceding discussion of the information and factors considered by the Haynes Board and the Strategic Committee is not, and is not intended to be, exhaustive. In light of the variety of factors considered in connection with their evaluation of the Merger and the complexity of these matters, the Haynes Board and the Strategic Committee did not find it practicable to, and did not, quantify or otherwise attempt to rank or assign relative weights to the various factors considered in reaching their respective determinations.
In considering the factors described above and any other factors, individual members of the Haynes Board and the Strategic Committee may have viewed factors differently or given different weight, merit or consideration to different factors. In addition, the Haynes Board and the Strategic Committee did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the Haynes Board or the Strategic Committee, but rather the Haynes Board and the Strategic Committee conducted an overall review of the factors described above, including discussions with Haynes’ senior management and legal and financial advisors. The foregoing discussion of the reasoning of the Haynes Board and the Strategic Committee and certain information presented in this section is forward-looking in nature and, therefore, the information should be read in light of the factors discussed in the section of this proxy statement titled “Cautionary Note Regarding Forward-Looking Statements.”
Opinion of the Company’s Financial Advisor
The Company retained Jefferies as its financial advisor in connection with a possible sale, disposition or other business transaction involving the Company. In connection with this engagement, the Company requested that Jefferies evaluate the fairness, from a financial point of view, to holders of shares of Haynes common stock of the Merger Consideration to be received by such holders pursuant to the Merger Agreement. At a meeting of the Haynes Board held on February 4, 2024, Jefferies rendered its opinion to the Haynes Board to the effect that, as of that date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken as described in its opinion, the Merger Consideration to be received by holders of shares of Haynes common stock pursuant to the Merger Agreement was fair, from a financial point of view, to such holders.
The full text of Jefferies’ opinion, which describes the various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Jefferies, is attached as Annex B to this proxy statement and is incorporated herein by reference. The Company encourages you to read the opinion carefully and in its entirety. Jefferies’ opinion was provided for the use and benefit of the Haynes Board (in its capacity as such) in its evaluation of the Merger Consideration from a financial point of view and did not address any other aspect of the Merger or any other matter. Jefferies’ opinion did not address the relative merits of the Merger or other transactions contemplated by the Merger Agreement as compared to any alternative transaction or opportunity that might be available to the Company, nor did it address the underlying business decision by the Company to engage in the Merger or any term, aspect or implication of any other agreement (or amendment thereto or related arrangements) entered into in connection with, or contemplated by or resulting from, the Merger or otherwise. Jefferies’ opinion did not constitute a recommendation as to how the Haynes Board or any holder of shares of Haynes common stock should act or vote on the Merger or any other matter. The following summary is qualified in its entirety by reference to the full text of Jefferies’ opinion.
In arriving at its opinion, Jefferies, among other things:
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reviewed a draft dated February 3, 2024 of the Merger Agreement;

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reviewed certain publicly available financial and other information about the Company;

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reviewed certain information furnished to Jefferies and approved for Jefferies’ use by the Company’s management, including financial forecasts and analyses, relating to the business, operations and prospects of the Company (the “Company Forecasts”);

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held discussions with members of senior management of the Company concerning the matters described in the second and third bullets above;

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reviewed the share trading price history and valuation multiples for Haynes common stock and compared them with those of certain publicly traded companies that Jefferies deemed relevant;

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compared the proposed financial terms of the Merger with the financial terms of certain other transactions that Jefferies deemed relevant; and

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conducted such other financial studies, analyses and investigations as Jefferies deemed appropriate.

In Jefferies’ review and analysis and in rendering its opinion, Jefferies assumed and relied upon, but did not assume any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available to Jefferies by the Company or that was publicly available to Jefferies (including, without limitation, the information described above), or that was otherwise reviewed by Jefferies. Jefferies relied on assurances of the management of the Company that it was not aware of any facts or circumstances that would make any of the foregoing information incomplete, inaccurate or misleading. Jefferies did not obtain any independent evaluation or appraisal of any of the assets or liabilities (contingent, accrued, derivative, off-balance sheet or otherwise), nor did Jefferies conduct a physical inspection of any of the properties or facilities of, the Company, and Jefferies was not furnished with and assumed no responsibility to obtain, any such evaluations, appraisals or physical inspections. Jefferies did not evaluate the solvency or fair value of the Company or any other entity under any laws relating to bankruptcy, insolvency or similar matters.
With respect to the financial forecasts provided to and reviewed by Jefferies, Jefferies noted that projecting future results of any company is inherently subject to uncertainty. However, Jefferies was advised, and Jefferies assumed, that such financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Company as to the future financial performance of the Company and the other matters covered thereby. Jefferies expressed no opinion as to the Company’s financial forecasts or the assumptions on which they were based.
Jefferies’ opinion was based on economic, monetary, regulatory, market and other conditions existing and which could be evaluated as of the date thereof. Jefferies expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion of which Jefferies becomes aware after the date thereof.
Jefferies made no independent investigation of, and Jefferies expressed no view or opinion as to, any legal, regulatory, accounting or tax matters affecting or relating to the Company, and Jefferies assumed the correctness in all respects material to its analyses and opinion of all legal, regulatory, accounting and tax advice given to the Company and its Board of Directors, including, without limitation, with respect to changes in, or the impact of, accounting standards or tax and other laws, regulations and governmental and legislative policies affecting the Company or the Merger and legal, regulatory, accounting and tax consequences of the terms of, and transactions contemplated by, the Merger Agreement and related documents to the Company and its stockholders. In addition, in preparing its opinion, Jefferies did not take into account any tax consequences of the transaction to any holder of Haynes common stock. Jefferies assumed that the Merger would be consummated in accordance with the terms of the Merger Agreement without waiver, modification or amendment of any term, condition or agreement and in compliance with all applicable laws, documents and other requirements and that the final form of the Merger Agreement would be substantially similar to the last draft reviewed by Jefferies. Jefferies also assumed that in the course of obtaining the necessary governmental, regulatory or third-party approvals, consents, waivers and releases for the Merger or otherwise, including with respect to any divestitures or other requirements, no delay, limitation, restriction or condition would be imposed or occur that would have an adverse effect on the Company, Guarantor or the contemplated benefits of the Merger or that otherwise would be material in any respect to Jefferies’ analyses or opinion.

Jefferies’ opinion did not address the relative merits of the transactions contemplated by the Merger Agreement as compared to any alternative transaction or opportunity that might be available to the Company, nor did it address the underlying business decision by the Company to engage in the Merger or the terms of the Merger Agreement or the documents referred to therein, including the form or structure of the Merger or any term, aspect or implication of any other agreements, arrangements or understandings entered into in connection with, or contemplated by or resulting from the Merger or otherwise. Jefferies’ opinion did not constitute a recommendation as to how any holder of shares of Haynes common stock should vote on the Merger or any matter related thereto. Jefferies was not asked to address, and its opinion did not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company or any other party, other than the holders of shares of Haynes common stock. Jefferies expressed no view or opinion as to the price at which shares of Haynes common stock would trade or otherwise be transferrable at any time. Furthermore, Jefferies did not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation or other consideration payable to or to be received by any of the Company’s officers, directors or employees, or any class of such persons, in connection with the Merger relative to the Merger Consideration to be received by holders of shares of Haynes common stock or otherwise. Jefferies’ opinion was authorized by the Fairness Committee of Jefferies.
In connection with rendering its opinion to the Haynes Board, Jefferies performed certain financial and comparative analyses, including those described below. The following summary is not a complete description of all analyses performed and factors considered by Jefferies in connection with its opinion. The preparation of a financial opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. With respect to the selected public companies and selected transactions analyses summarized below, no company used as a comparison was identical or directly comparable to the Company. These analyses necessarily involved complex considerations and judgments concerning financing characteristics and other factors that could affect the public trading or other values of the companies concerned.
Jefferies believes that its analyses and the summary below must be considered as a whole and in context and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Jefferies’ analyses and opinion. Jefferies did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion, but rather arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole.
The estimates of the future performance of the Company in or underlying Jefferies’ analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing its analyses, Jefferies considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company. Estimates of the financial value of companies or businesses do not purport to be appraisals or necessarily reflect the prices at which companies, businesses or securities actually may be sold or acquired. Accordingly, the estimates used in, and the implied reference ranges resulting from, any particular analysis described below are inherently subject to substantial uncertainty and should not be taken as Jefferies’ view of the actual value of the Company or its businesses or securities.
The terms of the Merger were determined through negotiations between the Company, on one hand, and Parent, Merger Sub and Guarantor, on the other hand, and the decision by the Company to enter into the Merger Agreement was solely that of the Haynes Board. Jefferies’ opinion and financial analyses were only one of many factors considered by the Haynes Board in its evaluation of the Merger Consideration and should not be viewed as determinative of the views of the Haynes Board or Company management with respect to the Merger or the Merger Consideration payable in the Merger.
Financial Analyses
The summary of the financial analyses described in this section is a summary of the material financial analyses reviewed with the Haynes Board and performed by Jefferies in connection with its analyses and opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand Jefferies’ financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Jefferies’ financial analyses. The order in which the financial analyses summarized below appear does not necessarily reflect the relative importance or weight given to such analyses. The following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before February 2, 2024, and is not necessarily indicative of current or future market conditions.
Selected Public Companies Analysis
Jefferies reviewed publicly available financial, stock market and operating information of the Company and the following six selected publicly traded companies in the specialty metals manufacturing industry that Jefferies, in its professional judgment, considered generally relevant for purposes of its analysis, which are collectively referred to as the “selected companies”:
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Acerinox, S.A.

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Aperam S.A.

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ATI Inc.

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Carpenter Technology Corporation

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Howmet Aerospace Inc.

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Universal Stainless & Alloy Products, Inc.

Jefferies reviewed, among other information and to the extent publicly available, enterprise values (“EVs”) of the selected companies, calculated as fully diluted equity values based on closing stock prices on February 2, 2024, plus total debt, unfunded pension and other post-employment benefit liabilities, capital leases, preferred equity and non-controlling interests, minus investments in affiliates, cash and cash equivalents, as a multiple of each such company’s estimated earnings before interest, taxes, depreciation and amortization, burdened by stock-based compensation expense and not burdened by non-service cost pension and other post-employment benefit expenses, as applicable (“EBITDA”), for the calendar years 2024 and 2025, which we refer to as CY 2024E and CY 2025E, respectively. Financial data of the selected companies were based on publicly available research analysts’ estimates, public filings and other publicly available information.
The financial data reviewed included the following:
EV / EBITDA Multiple
Financial Metric	Hi	Low	Mean	Median
CY 2024E EBITDA	17.1x	4.5x	8.5x	7.2x
CY 2025E EBITDA	15.0x	4.3x	7.5x	6.5x
Jefferies applied a selected range of enterprise value to estimated EBITDA multiples of 8.0x to 9.0x and 7.0x to 8.0x to corresponding data of the Company based on the Company Forecasts for estimated EBITDA for CY 2024E and CY 2025E (in each case burdened by stock based compensation expense and not burdened by non-service cost pension and other post-employment benefit expenses), respectively, to determine ranges of implied enterprise values for the Company. Jefferies then subtracted the Company’s net debt as of December 31, 2023, as provided by Company management, to calculate a range of implied equity values, and divided the result by the number of fully diluted shares of Haynes common stock outstanding to calculate a range of implied per share equity values for the Company. This analysis indicated reference ranges of implied per share equity values of $49.81 to $57.43 and $54.79 to $64.21, based on estimated EBITDA for CY 2024E and CY 2025E, respectively, as compared to the Merger Consideration of $61.00 per share.
No company utilized in the selected public companies analysis is identical to the Company. In evaluating the selected public companies, Jefferies made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the Company’s and Jefferies’ control.
Selected Transactions Analysis
Jefferies reviewed publicly available financial, stock market and operating information of the Company and company filings, definitive proxy statements, press releases and Wall Street research relating to the following seven historical M&A transactions, announced since November 2010, involving companies in the specialty metals manufacturing industry that have financial and operating characteristics that Jefferies, in its professional judgment, considered generally relevant for purposes of its analysis, which are collectively referred to as the “selected transactions”:
Date Announced	Target	Acquiror
November 2019	VDM Metals Holding GmbH	Acerinox, S.A.
August 2015	Precision Castparts Corp.	Berkshire Hathaway Inc.
March 2015	RTI International Metals, Inc.	Alcoa
November 2012	Titanium Metals Corporation	Precision Castparts Corp.
January 2012	Remmele Engineering, Inc.	RTI International Metals, Inc.
June 2011	Latrobe Specialty Metals, Inc.	Carpenter Technology Corporation
November 2010	Ladish Co., Inc.	Allegheny Technologies Incorporated
The financial data reviewed included the following:
Enterprise Value / LTM EBITDA Multiple
Financial Metric	High	Low	Mean	Median
LTM EBITDA	14.9x	3.8x	10.7x	12.3x
Jefferies applied a selected range of enterprise value to LTM EBITDA multiples derived from the selected transactions analysis of 10.0x to 12.0x to the LTM EBITDA of the Company for the twelve months ended December 31, 2023, to determine a range of implied enterprise values for the Company. Jefferies then subtracted the Company’s net debt as of December 31, 2023 (excluding the reduction of unfunded pension and other post-employment benefit liabilities), as provided by Company management, to calculate a range of implied equity values, and divided the result by the number of fully diluted shares of Haynes common stock outstanding to calculate a range of implied per share equity values. This analysis indicated a reference range of implied per share equity values of approximately $50.16 to $61.43, as compared to the Merger Consideration of $61.00 per share.
No transaction utilized as a comparison in the selected transactions analysis is identical to the Merger. In evaluating the Merger, Jefferies made numerous judgments and assumptions with regard to industry performance, general business, economic, market, and financial conditions and other matters, many of which are beyond the control of the Company and Jefferies.
Discounted Cash Flow Analysis
Jefferies performed a discounted cash flow analysis of the Company by calculating the estimated present value of the stand-alone unlevered free cash flows that the Company was forecasted to generate during the calendar years ending December 31, 2024 through December 31, 2028 based on the Company Forecasts. The terminal values of the Company were calculated by applying a selected range of terminal year EV / EBITDA multiples of 8.0x to 9.0x to the Company’s estimated through-the-cycle EBITDA, based on the Company Forecasts and per management guidance. The present values of the unlevered free cash flows and terminal values of the Company were then calculated using a selected discount rate range of 10.75% to 12.75%, based on an estimate of the Company’s weighted average cost of capital, to determine a range of implied enterprise values for the Company. Jefferies then subtracted the Company’s net debt and unfunded pension and other post-employment benefit liabilities, each as of December 31, 2023 and as provided by Company management, to calculate a range of implied equity values, and divided the result by the number of fully diluted outstanding shares of Haynes common stock to calculate a range of implied per share equity values for the Company. This analysis indicated a reference range of implied per share equity values of $54.89 to $66.14 per share, as compared to the Merger Consideration of $61.00 per share.
Miscellaneous
The Company has agreed to pay Jefferies for its financial advisory services in connection with the Merger an aggregate fee based upon a percentage of the transaction value of the Merger, which fee is estimated as of the date of this proxy statement to be approximately $16.8 million, $2.0 million of which became payable upon delivery of Jefferies’ opinion to the Haynes Board and the remainder of which is payable contingent upon the closing of the Merger. In addition, the Company agreed to reimburse Jefferies for expenses, including fees and expenses of counsel, incurred in connection with Jefferies’ engagement and to indemnify Jefferies and related parties against liabilities, including liabilities under federal securities laws, arising out of or in connection with the services rendered and to be rendered by Jefferies under its engagement.
During the two-year period prior to the date of Jefferies’ opinion, Jefferies and its affiliates did not provide financial advisory or financing services to the Company or Guarantor for which Jefferies or its affiliates received fees. Jefferies and its affiliates may provide financial advisory and/or financing services to the Company, Guarantor and/or their respective affiliates in the future, for which services Jefferies and its affiliates would expect to receive compensation. Jefferies maintains a market in the securities of the Company and Guarantor, and in the ordinary course of Jefferies’ business, Jefferies and its affiliates may trade or hold securities or financial instruments (including loans and other obligations) of the Company, Guarantor and/or their respective affiliates for Jefferies’ own account and for the accounts of Jefferies’ customers and, accordingly, may at any time hold long or short positions in those securities.
Jefferies was selected as the Company’s financial advisor in connection with the Merger because, among other things, Jefferies is an internationally recognized investment banking firm with substantial experience in mergers and acquisition transactions and based on its familiarity with the Company’s business and industry. Jefferies is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities and private placements.
Certain Financial Projections
Haynes does not, in the ordinary course, make public projections as to specific future performance or earnings given, among other things, the inherent difficulty of predicting financial performance for future periods and the likelihood that the underlying assumptions and estimates may not be realized. In connection with the Board’s evaluation of potential strategic alternatives, Haynes senior management, at the request of the Board, provided certain non-public, unaudited prospective financial information for Haynes reflecting what senior management believed was the best then-available estimates and judgments of senior management of the future financial performance of Haynes for fiscal years ending 2024 through 2028. Financial projections for fiscal years ending 2024 through 2028 were prepared by senior management and reviewed and approved for use by the Board on September 12, 2023 (the “September Projections”) as well as for use by Jefferies. In December 2023, Haynes senior management provided the Board, the Strategic Committee and Jefferies with updated non-public, unaudited prospective financial information for fiscal year 2024 to reflect actual results for certain monthly periods and updated estimates on future months which included certain raw material headwinds, including impacts of commodities pricing and fluctuations in nickel and cobalt pricing, facing the Company that were impacting both the Company’s current EBITDA results and the Company’s go-forward EBITDA outlook and which were reviewed and approved for use by the Board in connection with its evaluation of strategic alternatives as well as for use by Jefferies in connection with its preliminary financial analyses (the “December Projections”, together with the September Projections, the “Projections”). This updated prospective financial information was based on senior management’s updated best then-available estimates and judgments of the future financial performance of Haynes for fiscal year 2024, but did not impact or alter in any manner the Company’s projections for fiscal years ending 2025 through 2028 as set forth in the September Projections. The Projections were prepared by senior management at the direction of the Board. The Projections were not prepared with a view toward public disclosure and, accordingly, do not necessarily comply with published guidelines of the SEC or established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or generally accepted accounting principles (“GAAP”). Haynes’ independent registered public accounting firm has not compiled, examined, audited or performed any procedures with respect to the Projections, and has not expressed any opinion or any other form of assurance regarding this information or its achievability.
The tables below present summaries of the September Projections and the December Projections, as prepared by senior management and provided by senior management to the Haynes Board in connection with the Haynes Board’s evaluation of potential strategic alternatives and, with respect to the December Projections, to Jefferies for its use and reliance in connection with Jefferies’ financial analyses and its opinion. In addition, the September Projections were provided to certain of the participants in the strategic process, including Acerinox, while the December Projections were only provided to Acerinox as the sole remaining participant in the strategic process at the time the December Projections were prepared, for purposes of their due diligence review of Haynes, as described above under the heading “ The Merger — Background of the Merger”.
The Projections summarized in the tables below are included solely to provide Haynes stockholders access to financial projections that were made available to the Haynes Board, the Strategic Committee, Jefferies and/or Acerinox in connection with the proposed Merger, and are not included in this proxy statement to influence a Haynes stockholder’s decision whether to vote to adopt the Merger Agreement or for any other purpose.
The Projections summarized below in the tables, while presented with numerical specificity, were based on numerous variables and assumptions that involve judgments with respect to, among other things, the Company’s ability to resolve all capacity constraints required to reach increasing production and sales levels including securing outsourcing sources at needed volume levels in vacuum induction melting, a neutral raw material impact from nickel and cobalt market prices in fiscal years beyond 2024, the Company’s ability to generate cash to fund future capital expenditures and other matters specific to the Company’s business. In addition, future economic, competitive, regulatory and financial market conditions could have an impact, all of which are difficult or impossible to predict and many of which are beyond Haynes’ control. The Projections cover multiple years, and thus, by their nature, they become subject to greater uncertainty with each successive year. Important factors that may affect actual results and the achievability of the Projections include, but are not limited to: general economic conditions and disruptions in the financial, debt, capital, credit or securities markets; industry and market dynamics; unplanned outages; competition; and those risks and uncertainties described in Haynes’ Annual Report on Form 10-K for the fiscal year ended September 30, 2023, subsequent quarterly reports filed by Haynes on Form 10-Q and subsequent current reports filed by Haynes on Form 8-K. See also the section titled “Cautionary Note Regarding Forward-Looking Statements” in this proxy statement.
In addition, the Projections reflect assumptions that are subject to change and are susceptible to multiple interpretations based on actual results, revised prospects for Haynes’ business, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated when the Projections were prepared. Accordingly, actual results will differ, and may differ materially, from those contained in the Projections. In addition, the Projections do not take into account any circumstances, transactions or events occurring after the date on which the Projections were prepared and do not give effect to any changes or expenses incurred after the date on which they were made, including as a result of the Merger or any effects of the Merger. Except as required by law, Haynes does not intend to update or otherwise revise the Projections to reflect circumstances existing after the date on which the Projections were prepared or to reflect the occurrence of future events, even in the event that any or all of the underlying assumptions are shown to be in error. There can be no assurance that the financial results in the Projections will be realized, or that future actual financial results will not materially vary from those estimated in the Projections.
Certain of the measures included in the Projections are financial measures that are not calculated in accordance with GAAP, including Adjusted EBITDA and EBITDA. Such non-GAAP financial measures should not be viewed as a substitute for GAAP financial measures, and may be different from non-GAAP financial measures used by other companies. Furthermore, there are limitations inherent in non-GAAP financial measures, because they exclude charges and credits that are required to be included in a GAAP presentation. Accordingly, non-GAAP financial measures should be considered together with, and not as an alternative to, financial measures prepared in accordance with GAAP. Financial measures provided to a financial advisor in connection with a business combination transaction are excluded from the SEC’s rules concerning non-GAAP financial measures and, therefore, are not subject to SEC rules regarding disclosures of non-GAAP financial measures in disclosures relating to a proposed business combination such as the Merger if the disclosure is included in a document such as this proxy statement, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Reconciliations of non-GAAP financial measures were not prepared or relied upon by the Haynes Board in connection with its consideration of the Merger Agreement or by Jefferies for purposes of its financial analyses. Accordingly, the Company has not provided a reconciliation of any financial measures included in the Projections.
In light of the foregoing factors and the uncertainties inherent in the Projections, Haynes stockholders are cautioned not to place undue, if any, reliance on the Projections. Neither Haynes, Parent or any of their respective affiliates or representatives has made or makes any representation to any person regarding the ultimate performance of Haynes compared to the information contained in the Projections. The Projections should be evaluated, if at all, in conjunction with the historical financial statements and other information contained in Haynes’s public filings with the SEC.
The following table is a summary of the September Projections:
($ in millions)	2024P	2025P	2026P	2027P	2028P
Revenue	$640.0	$681.1	$719.9	$754.2	$779.4
Operating Profit(1)	$84.3	$102.2	$113.5	$122.1	$129.0
D&A	$18.9	$20.5	$22.7	$25.2	$27.7
EBITDA(2)	$103.2	$122.7	$136.1	$147.2	$156.7
Adjusted EBITDA(3)	$107.0	$126.7	$140.2	$151.4	$161.0
(Increase) / Decrease in NWC	$29.7	$21.9	$(5.9)	$(18.5)	$(12.3)
Capital Expenditures	$(28.0)	$(35.0)	$(40.0)	$(40.0)	$(35.0)

**
2024P-2028P projections as of September 13, 2023.

***
For purposes of calculations made by Jefferies, Jefferies used an assumed tax rate of 24% as instructed by Haynes’ senior management.

(1)
Operating Profit, EBITDA and Adjusted EBITDA include pension and employee-related obligation service costs, but do not include any other pension or employee-related obligation expenses.

(2)
“EBITDA” is defined as earnings before interest, taxes, depreciation and amortization, and is burdened by stock-based compensation.

(3)
“Adjusted EBITDA” is defined as earnings before interest, taxes, depreciation and amortization, and is adjusted to add back stock-based compensation.

The following table is a summary of the December Projections:
($ in millions)	2024P	2025P	2026P	2027P	2028P
Revenue	$635.7	$681.1	$719.9	$754.2	$779.4
Operating Profit(1)	$76.4	$102.2	$113.5	$122.1	$129.0
D&A	$18.6	$20.5	$22.7	$25.2	$27.7
EBITDA(2)	$95.1	$122.7	$136.1	$147.2	$156.7
Adjusted EBITDA(3)	$98.8	$126.7	$140.2	$151.4	$161.0
(Increase) / Decrease in NWC	$27.3	$16.6	$(5.9)	$(18.5)	$(12.3)
Capital Expenditures	$(28.0)	$(35.0)	$(40.0)	$(40.0)	$(35.0)

**
2024P projections as of December 26, 2023. 2025P-2028P projections as of September 13, 2023.

***
For purposes of calculations made by Jefferies, Jefferies used an assumed tax rate of 24% as instructed by Haynes’ senior management.

(1)
Operating Profit, EBITDA and Adjusted EBITDA include pension and employee-related obligation service costs, but do not include any other pension or employee-related obligation expenses.

(2)
“EBITDA” is defined as earnings before interest, taxes, depreciation and amortization, and is burdened by stock-based compensation.

(3)
“Adjusted EBITDA” is defined as earnings before interest, taxes, depreciation and amortization, and is adjusted to add back stock-based compensation.

Certain Effects of the Merger
If the Merger Proposal is approved and the other conditions to the closing of the Merger are either satisfied or waived, Merger Sub will be merged with and into Haynes upon the terms set forth in the Merger Agreement. As the surviving corporation in the Merger, Haynes will continue to exist following the Merger and as a wholly owned subsidiary of Parent.
Following the Merger, all of Haynes common stock will be beneficially owned by Parent and none of the Company’s current stockholders will have any direct ownership interest in, or be a stockholder of, the Company, the surviving corporation or Parent after the consummation of the Merger. As a result, the Company’s current stockholders will no longer have the potential to benefit from any increase in the value, nor will they bear the risk of any decrease in the value, of Haynes common stock. Following the Merger, Parent will have the potential to benefit from any increase in the Company’s value and also will bear the risk of any decrease in the Company’s value.
At the Effective Time, and without any action by any stockholder, each share of Haynes common stock that is issued and outstanding as of immediately prior to the Effective Time (other than shares of Haynes common stock held by the Company as treasury stock, owned by Parent or Merger Sub or any subsidiaries thereof immediately prior to the Effective Time or as to which holders thereof have properly and validly exercised their statutory rights of appraisal in accordance with Section 262 of the DGCL) will be automatically cancelled, extinguished and converted into the right to receive the Merger Consideration, less any applicable withholding taxes. Please see the section of this proxy statement titled “The Merger Agreement — Consideration to be Received in the Merger.”
Immediately prior to the Effective Time:
•
Haynes Stock Options:   Each Option that is unexpired, unexercised and outstanding as of immediately prior to the Effective Time with an exercise price per share less than the Merger Consideration, whether vested or unvested, will, at the Effective Time, be automatically cancelled and converted into the right to receive an amount in cash (without interest and subject to applicable withholding taxes) equal to the product of (i) the number of shares of Haynes common stock subject to such stock option as of immediately prior to the Effective Time and (ii) the excess, if any, of the Merger Consideration over the per share exercise price of such stock option. Each Option with an exercise price per share equal to or greater than the Merger Consideration will be cancelled automatically at the Effective Time for no consideration.

•
Haynes Restricted Stock:   Each RSA, whether vested or unvested, that is outstanding as of immediately prior to the Effective Time will automatically, at the Effective Time, be cancelled and converted into the right to receive an amount in cash (without interest and subject to applicable withholding taxes) equal to the sum of (i) the product of (x) the Merger Consideration and (y) the total number of shares of Haynes common stock subject to such RSA as of immediately prior to the Effective Time plus (ii) the amount of any accrued but unpaid dividends with respect to such RSA.

•
Haynes Performance Share Awards:   Each PSA, whether vested or unvested, that is outstanding as of immediately prior to the Effective Time will automatically, at the Effective Time, be cancelled and converted into and will become the contingent right to receive an amount in cash (without interest and subject to applicable withholding taxes) equal to the sum of (i) the product of (x) the Merger Consideration and (y) the total number of shares of Haynes common stock subject to such PSA as of immediately prior to the Effective Time, determined with the applicable performance metrics deemed to be achieved at the greater of (a) the actual level of performance for the period prior to the closing and (b) the target level of performance, plus (ii) the amount of any accrued dividend equivalents with respect to such PSA.
Haynes common stock is currently registered under the Exchange Act and trades on Nasdaq under the ticker symbol “HAYN.” Following the consummation of the Merger, shares of Haynes common stock will be delisted from Nasdaq. In addition, the registration of shares of Haynes common stock under the Exchange Act will be terminated and the Company will no longer be required to file periodic and other reports with the SEC with respect to its common stock. Termination of registration of Haynes common stock under the Exchange Act will reduce the information required to be furnished by the Company to the Company’s stockholders and the SEC, and will make provisions of the Exchange Act, such as the requirement to file annual and quarterly reports pursuant to Section 13(a) or 15(d) of the Exchange Act, the short-swing trading provisions of Section 16(b) of the Exchange Act and the requirement to furnish a proxy statement in connection with stockholders’ meetings pursuant to Section 14(a) of the Exchange Act, no longer applicable to the Company.
Effects on the Company if the Merger Is Not Completed
If the Merger Proposal is not approved by the Company’s stockholders, or if the Merger is not completed for any other reason, the Company’s stockholders will not receive any payment for their shares of Haynes common stock in connection with the Merger. Instead, the Company will remain an independent public company, Haynes common stock will continue to be listed and traded on Nasdaq, Haynes common stock will continue to be registered under the Exchange Act, the Company will continue to file periodic and other reports with the SEC with respect to its common stock and the Company’s stockholders will continue to own their shares of Haynes common stock and will continue to be subject to the same general risks and opportunities as they currently are with respect to ownership of Haynes common stock.
If the Merger is not completed, there is no assurance as to the effect of these risks and opportunities on the future value of your shares of Haynes common stock, including the risk that the market price of Haynes common stock may decline to the extent that the current market price of Haynes common stock reflects a market assumption that the Merger will be completed. If the Merger is not completed, there is no assurance that any other transaction acceptable to the Company will be offered or that the business, operations, financial condition, earnings or prospects of the Company will not be adversely affected. Pursuant to the Merger Agreement, under certain circumstances, the Company is permitted to terminate the Merger Agreement in order to enter into an alternative transaction and may be obligated to pay to Parent the Company Termination Fee. Please see the section of this proxy statement titled “The Merger Agreement — Termination.”
Financing of the Merger
The Merger Agreement does not include any financing-related closing condition. We anticipate that the total amount of funds necessary to pay the Merger Consideration and other fees and expenses related to the transactions contemplated by the Merger Agreement will be approximately $798 million. Parent plans to finance the transaction using existing available cash on its balance sheet.
Parent has represented to Haynes in the Merger Agreement that it has available funds sufficient to consummate the transactions contemplated by the Merger Agreement, including payments to Haynes’ stockholders of the amounts due under the Merger Agreement, payments of any other amounts required to be paid by Parent, Merger Sub and the surviving corporation in connection with or as a result of the transactions contemplated by the Merger Agreement, and all related fees and expenses required to be paid by the Parent or Merger Sub under the Merger Agreement.
Interests of the Company’s Directors and Executive Officers in the Merger
Details of the beneficial ownership of Haynes common stock by the Company’s non-employee directors and executive officers are set forth in the section of this proxy statement titled “Security Ownership of Management.” In addition to their interests in the Merger as stockholders, the Company’s non-employee directors and executive officers have interests in the Merger that may be different from, or in addition to, the interests of the Company’s stockholders generally. In considering the proposals to be voted on at the Special Meeting, you should be aware of these interests. Members of the Haynes Board were aware of and considered these interests in reaching the determination to approve the Merger Agreement and to declare that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement were advisable and in the best interests of the Company and its stockholders, and in recommending that the holders of Haynes common stock vote for adoption of the Merger Agreement.
Certain Assumptions
Except as otherwise specifically noted, for purposes of quantifying the potential payments and benefits described in this section, the following assumptions were used:
•
the relevant price per share of Haynes common stock is $61.00 (referred to as the “Merger Consideration”);

•
each executive officer’s employment is terminated by Haynes without “cause” or is terminated by the executive officer for “good reason” (as such terms are defined in each executive officer’s Employment Agreement or Termination Benefits Agreement (each, as defined in — Severance Entitlements, below)), in each case, immediately following the effective time of the Merger;

•
each non-employee director and executive officer holds the outstanding equity awards that were held by each non-employee director and such executive officer as of March 15, 2024 the latest practicable date before the filing of this proxy statement; and

•
the amounts set forth below regarding executive officer compensation are based on compensation levels as of March 15, 2024.

Haynes’ current executive officers are:
•
Michael L. Shor, our President and Chief Executive Officer

•
Daniel W. Maudlin, our Vice President of Finance and Chief Financial Officer

•
Angela M. Kohlheim, our Vice President, General Counsel and Corporate Secretary

•
Marlin C. Losch III, our Vice President of Sales and Distribution

•
Susan M. Perry, our Vice President of Human Resources

•
Lee M. Pike, our Vice President of Research and Technology

•
Scott R. Pinkham, our Vice President of Tube & Wire Products

•
David L. Strobel, our Vice President of Operations

•
Gregory W. Tipton, our Vice President, Chief Information Officer

•
David S. Van Bibber, our Controller and Chief Accounting Officer

Haynes’ current non-employee directors are:

•
Robert H. Getz

•
Dawne S. Hickton

•
Alicia B. Masse

•
Brian R. Shelton

•
Larry O. Spencer

Treatment of Equity Awards
For additional information regarding beneficial ownership of Haynes common stock by each of Haynes’ non-employee directors and executive officers and beneficial ownership of Haynes common stock by all non-employee directors and executive officers as a group, please see the section of this proxy statement titled “Security Ownership of Management.” Each of Haynes’ non-employee directors and executive officers will be entitled to receive, for each share of Haynes common stock he or she holds as of immediately prior to the effective time of the Merger, the same Merger Consideration in cash in the same manner as other holders of Haynes common stock.
At the Effective Time, all Haynes equity awards, including awards held by our non-employee directors and executive officers, that are outstanding immediately prior to the Effective Time will generally be subject to the following treatment:
Options
The Merger Agreement provides that each Option that is outstanding as of immediately prior to the Effective Time will, at the Effective Time, automatically be cancelled and converted into the right to receive an amount in cash (without interest and subject to applicable withholding taxes) equal to the product of (i) the number of shares of Haynes common stock subject to such Option as of immediately prior to the Effective Time and (ii) the excess, if any, of the Merger Consideration over the per share exercise price of such Option. Each Option with an exercise price per share equal to or greater than the Merger Consideration will be cancelled automatically at the Effective Time for no consideration.
RSAs
The Merger Agreement provides that each RSA that is outstanding as of immediately prior to the Effective Time, will, at the Effective Time, automatically be cancelled and converted into the right to receive an amount in cash (without interest and subject to applicable withholding taxes) equal to the sum of (1) the product of (i) the Merger Consideration and (ii) the total number of shares of Haynes common stock subject to such RSA as of immediately prior to the Effective Time plus (2) the amount of any accrued but unpaid dividends with respect to such RSA.
To the extent the Effective Time does not occur prior to the date on which the Company makes annual grants of equity awards for the 2025 fiscal year, each RSA granted by the Company to its employees (including the Company’s executive officers) in connection with such 2025 annual grants will, at the Effective Time, automatically be cancelled and converted into a cash award (a “Converted Cash Award”) representing the right to receive an amount in cash (without interest and subject to applicable withholding taxes) based on the per share Merger Consideration, subject to continued employment with the surviving corporation or an applicable affiliate through the applicable vesting dates, which Converted Cash Award will vest and settle in accordance with the original vesting schedule of such RSA. The Converted Cash Award held by any of the Company’s executive officers may provide for full accelerated vesting upon a termination of the executive officer’s employment with the Company without “cause” or a resignation by the holder for “good reason” (each as defined in the executive officer’s Employment Agreement or Termination Benefits Agreement, as applicable).
PSAs
The Merger Agreement provides that each PSA that is outstanding as of immediately prior to the Effective Time will, at the Effective Time, automatically be cancelled and converted into the right to receive an amount in cash (without interest and subject to applicable tax withholdings) equal to the sum of (1) the product of (i) the Merger Consideration and (ii) the total number of shares of Haynes common stock subject to such PSA as of immediately prior to the Effective Time, determined with the applicable performance metrics deemed to be achieved at the greater of (x) the actual level of performance for the period prior to the Effective Time and (y) the target level of performance, plus (2) the amount of any accrued dividend equivalents with respect to such PSA.
Quantification of Potential Payments for Equity Awards
The table below sets forth, for each of the Company’s executive officers, other than the Company’s named executive officers, an estimate of the amounts that would be payable to each such executive officer on the settlement of their unvested Company equity awards if the Effective Time occurred on March 11, 2024. For an estimate of the amounts that would be payable to each of the Company’s named executive officers on settlement of his or her unvested Company equity awards, see “Quantification of Payments and Benefits”

below. The estimated aggregate amount that would be payable to the Company’s six non-employee directors for their unvested and deferred equity awards if the Effective Time occurred on March 11, 2024 is $2,879,200. Under the Merger Agreement, the Company may, in the ordinary course of business consistent with past practice, pay annual compensation (inclusive of RSAs granted under the Haynes International, Inc. 2020 Incentive Compensation Plan) to the Company’s non-employee directors, in such amounts and on such terms pursuant to the Company’s non-employee director compensation program.
Executive Officer	Options ($)(1)	RSAs ($)	PSAs ($)	Accrued Dividends ($)	Total ($)
Angela M. Kohlheim	36,799	169,275	86,416	312	292,802
Susan M. Perry	30,757	115,900	74,555	269	221,481
Lee M. Pike	21,957	94,550	67,777	244	184,528
Gregory W. Tipton	56,588	224,419	233,060	4,003	518,070
David S. Van Bibber	51,894	205,570	213,533	3,652	474,649

(1)
Exercise prices range from $22.64 – $53.27.

Severance Entitlements
Mr. Shor is party to an employment agreement with Haynes, dated September 1, 2018 and amended on January 11, 2022 (referred to as the “Employment Agreement”) that provides for certain severance payments and benefits in connection with certain terminations of his employment. In addition, each of Messrs. Maudlin, Losch III, Pike, Pinkham, Strobel, Tipton, Van Bibber and Ms. Kohlheim and Ms. Perry are party to a termination benefit agreement (the “Termination Benefits Agreements”) that provides for certain severance payments and benefits in connection with certain terminations of employment.
The Employment Agreement provides that, upon Mr.Shor’s termination of employment by Haynes without “cause” or by him for “good reason” (each as defined in the Employment Agreement, and either such event, a “CEO Qualifying Termination”), in each case, within 24 months following a “change in control” (which includes the Merger), Mr. Shor will be entitled to receive (i) severance, payable in equal monthly installments for 24 months, in an amount equal to the sum of (A) two times his annual base salary then in effect and (B) a prorated portion of his target annual bonus for the fiscal year in which such termination occurs, and (ii) any earned but unpaid bonus for the fiscal year immediately preceding the fiscal year in which the CEO Qualifying Termination occurs.
The Termination Benefits Agreements with each of Messrs. Maudlin, Losch III, Pike, Pinkham, Strobel, Tipton, Van Bibber and Ms. Kohlheim and Ms. Perry provide that, upon a termination of employment by Haynes without “cause” or by them for “good reason” (each as defined in the Termination Benefits Agreements, and either such event, an “Executive Qualifying Termination”) that occurs within 12 months following a “change in control” (which includes the Merger), the executive officer will be entitled to (i) a lump sum severance payment equal to the sum of (A) 12 months of annual base salary, (B) a prorated portion of the executive officer’s target annual bonus and (C) an amount equal to the cost the Company would have incurred for non-voluntary life insurance coverage under the Company’s life insurance plan for 12 months as well as a gross-up payment for any taxes associated therewith, (ii) COBRA continuation coverage for up to 12 months at the same cost to the executive as if the executive remained employment through such period, (iii) a gross-up payment for any taxes associated with such subsidized COBRA continuation coverage and (iv) any earned but unpaid bonus for the fiscal year immediately preceding the fiscal year in which the Executive Qualifying Termination occurs.
The foregoing severance payments and benefits under the Employment Agreement and the Termination Benefits Agreements are subject to the delivery of an effective separation and release agreement by the executive officer containing, among other provisions, a general release of claims in favor of the Company and continued compliance with the executive’s restrictive covenants set forth in the Employment Agreement or Termination Benefits Agreement, as applicable, which include (i) perpetual confidentiality and non-disclosure, (ii) noncompetition, applicable during employment and for 12 months (or 24 months, for Mr. Shor)

thereafter and (iii) nonsolicitation of customers, employees, and other service providers, applicable during employment and for 12 months (or 24 months, for Mr. Shor) thereafter. Neither the Employment Agreement nor the Termination Agreements provide for any tax gross-up payments.
The estimated value of the severance payments and benefits for each of Haynes’ named executive officers is set forth below in the table entitled “Quantification of Payments and Benefits”.
Retention Bonuses
Under the Merger Agreement, Haynes may make awards of retention bonuses to its employees (including its executive officers) (the “Retention Program”), which will vest and become payable with respect to 50% of each award at the Effective Time and 50% of the award on the date that is six months following the Effective Time, in each case, subject to the recipient’s continued employment with the Company through the applicable payment date (or, if earlier, for the executive officers, in connection with a CEO Qualifying Termination (for Mr. Shor) or an Executive Qualifying Termination (for all other executive officers)). On March 12, 2024, the Company made grants under the Retention Program to certain of its executive officers. The table below sets forth the total amount payable under the Retention Program to each of the Company’s executive officers, other than the Company’s named executive officers. For the amounts payable to the Company’s named executive officers under the Retention Program, see “Quantification of Payments and Benefits” below.
Executive Officer	Total Retention Bonus ($)
Angela M. Kohlheim	90,000
Susan M. Perry	90,000
Lee M. Pike	90,000
Gregory W. Tipton	90,000
David S. Van Bibber	100,000
2024 Fiscal Year Annual Bonus
Under the Merger Agreement, Haynes has the right to pay annual cash bonuses in respect of the 2024 fiscal year in the ordinary course of business consistent with past practice to each of its employees, including each of its executive officers, based on target performance, to be paid on the earlier of (i) immediately prior to the Effective Time (in which case the bonus amounts will be prorated to reflect the portion of the 2024 fiscal year prior to the Effective Time) and (ii) when bonuses in respect of the 2024 fiscal year would ordinarily be paid (in which case such bonus amount shall be paid in full).
For an estimate of the value of the prorated target bonus that would be payable to Haynes’ named executive officers in connection with the Merger, see “Quantification of Payments and Benefits” below.
280G Mitigation Actions
Under the Merger Agreement, if the Effective Time does not occur in the 2024 calendar year, Haynes may take certain actions before the Effective Time to mitigate the amount of potential “excess parachute payments” for “disqualified individuals” (each as defined in Section 280G of the U.S. Internal Revenue Code), as amended (the “Code”), including the executive officers, except for the payment of additional compensation, in the form of a tax gross-up or otherwise. As of the date of this proxy statement, Haynes has not yet approved any specific actions to mitigate any impact of Section 280G of the Code on Haynes or any disqualified individuals. No executive officer is entitled to receive gross-ups or tax reimbursements from Haynes with respect to any potential excise taxes.
Quantification of Payments and Benefits
This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation of each of Haynes’ named executive officers that is based on or otherwise relates to the Merger and that will or may become payable to Haynes’ named executive officers at the consummation of the Merger or upon an Executive Qualifying Termination that occurs within 12 months (24 months in the case of Mr. Shor) following the consummation of the Merger, assuming (i) the closing had occurred on March 11, 2024 (which is the latest practicable date before the filing of this proxy statement), (ii) each of the named executive officers experiences a CEO Qualifying Termination Event (Mr. Shor) or an Executive Qualifying Termination (all other named executive officers) on such date, (iii) the named executive officers’ respective base salaries remain unchanged from those that were in effect as of the date of this filing, (iv) Options, RSAs and PSAs held by the named executive officers that are outstanding as of the date hereof do not otherwise vest prior to the completion of the Merger, (v) PSAs held by each of the named executive officers that are outstanding as of the date hereof will vest at the greater of actual levels of performance or target levels of performance upon the completion of the Merger in accordance with the Merger Agreement, (vi) for purposes of determining the value of Options, RSAs and PSAs, the value of a share of Haynes common stock is equal to $61.00, (vii) no named executive officer receives any additional equity grants prior to completion of the Merger, and (viii) each named executive officer has properly executed any required releases and complied with all requirements (including any applicable restrictive covenants) necessary to receive the payments and benefits described below. Some of the assumptions used in the table below are based upon estimates of information not currently available and, as a result, the actual amounts to be received by any of the individuals below may materially differ from the amounts set forth below.
The payments described in the table below would be made pursuant to the arrangements described above in the section entitled “Interests of the Company’s Directors and Executive Officers in the Merger.”
Named Executive Officer	Cash($)(1)	Equity($)(2)	Perquisites/ Benefits ($)(3)	Tax Reimbursement ($)(4)	Total($)
Michael L. Shor	2,044,000	3,917,816	—	—	5,961,816
Daniel W. Maudlin	866,073	1,095,379	13,565	10,382	1,985,399
Marlin C. Losch III	799,143	806,826	13,565	10,293	1,629,828
Scott R. Pinkham	660,464	762,736	11,923	9,191	1,444,314
David L. Strobel	765,864	801,669	13,565	10,286	1,591,384

(1)
Amounts shown reflect (a) the severance payments provided, as applicable, under the Employment Agreement with Mr. Shor and the Termination Benefits Agreements with Messrs. Maudlin, Losch III, Pinkham, and Strobel, and pursuant to the Merger Agreement as described above in the subsection entitled “Severance Entitlements”, which amounts are considered to be “double-trigger,” which means that payment of such amounts is contingent on the named executive officer’s qualifying termination of employment in connection with or following the Merger, (b) a pro-rated target bonus for the 2024 fiscal year, pursuant to the Merger Agreement as described above in the subsection entitled “2024 Fiscal Year Annual Bonus”, which amounts are considered to be “single-trigger”, which means that the payment of these amounts is accelerated and payable upon the occurrence of the Merger, regardless of whether such named executive officer’s employment is terminated and (c) retention bonuses under the Retention Program as described above in the subsection titled “Retention Bonuses”, of which 50% is payable immediately as of the closing of the Merger and considered to be single-trigger and the remaining 50% is scheduled to be paid six months following the closing of the Merger but, for purposes of this disclosure, is assumed to accelerate upon the named executive officer’s qualifying termination of employment and is therefore considered to be double trigger. The severance, pro-rated bonus and retention bonus amounts for each Named Executive Officer are set forth in the table below.

Named Executive Officer	Severance Payment ($)	Prorated Bonus Payment ($)(a)	Retention Bonus Payment ($)	Life Insurance Payment ($)
Michael L. Shor	1,460,000	584,000	—	—
Daniel W. Maudlin	366,100	237,965	260,000	2,008
Marlin C. Losch III	342,042	205,225	250,000	1,876
Scott R. Pinkham	322,400	161,200	175,000	1,864
David L. Strobel	340,000	204,000	220,000	1,864

(a)
Amounts shown reflect a full 12 month bonus payment that would be paid as if the “single-trigger” occurs on September 30, 2024 or later. The prorated amount will be based on the period between October 1, 2023 and September 30, 2024.

(2)
Amounts shown reflect the sum of the potential value that each named executive officer could receive in connection with accelerated vesting and settlement of Options, RSAs, and PSAs as more fully described above under “Treatment of Equity — Based Awards in the Merger.” For Options, exercise prices range from $22.64-$48.85.

Pursuant to the Merger Agreement, the amounts in this column attributable to Options, RSAs and PSAs are considered to be “single-trigger.” The estimated amount of each such payment is set forth in the table below. The value of outstanding PSAs is determined based on actual performance through March 11, 2024, which would result in vesting at (i) target performance, for PSAs granted in November 2021; (ii) target performance, for PSAs granted in November 2022; and 111.11% of target, for PSAs granted in November 2023.
Named Executive Officer	Options ($)	RSAs ($)	PSAs ($)	Accrued Dividends ($)	Total ($)
Michael L. Shor	425,979	1,698,240	1,763,131	30,466	3,917,816
Daniel W. Maudlin	119,200	474,702	493,000	8,477	1,095,379
Marlin C. Losch III	87,623	349,713	363,267	6,223	806,826
Scott R. Pinkham	82,882	330,620	343,327	5,907	762,736
David L. Strobel	87,168	347,456	360,841	6,204	801,669

(3)
Includes the value of continued health care benefits for each named executive officer. For Messrs. Maudlin, Losch III, and Strobel assumes that our cost for continued health insurance is $1,130 per month. For Mr. Pinkham, assumes that our cost for continued health insurance is $994 per month. These amounts are considered to be “double-trigger.”

(4)
Includes the value of tax gross-ups for the health care subsidies and life insurance benefits described above. These amounts are considered “double-trigger”.

Potential Future Arrangements
As of the date of this proxy statement, none of the Company’s directors or executive officers has entered into any formal or informal agreement with Parent or any of its affiliates regarding employment with, or the right to purchase or participate in the equity of, Parent or one or more of its affiliates. Prior to or following the closing of the Merger, however, our executive officers may have discussions, or may enter into agreements with, Parent, the Company or their respective affiliates regarding employment with, or the right to purchase or participate in the equity of, Parent or one or more of its affiliates. The Haynes Board was aware of and considered these interests in reaching the determination to approve the Merger Agreement and deem the Merger Agreement, the Merger and the other transactions and agreements contemplated by the Merger Agreement to be advisable, fair to and in the best interests of the Company and its stockholders, and in recommending that stockholders vote for the adoption of the Merger Agreement.
Indemnification and Insurance
Pursuant to the terms of the Merger Agreement, Haynes’ directors and executive officers will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies. Prior to the Effective Time (or substantially concurrently with the Effective Time), Haynes may purchase a prepaid “tail” policy with respect to the Company’s current directors’ and officers’ liability insurance from an insurance carrier with the same or better credit rating as Haynes’ directors’ and officers’ liability insurance carrier on the date of the Merger Agreement provided that in no event shall Parent be obligated to pay an aggregate cost for such “tail” policy in excess of the maximum annual premium for so long as such “tail” policy is in full force and effect. If the Company elects to purchase such a “tail” policy prior to the Effective Time, the surviving corporation will maintain such “tail” policy in full force and effect for a period of no less than six years after the Effective Time and continue to honor its obligations under such “tail” policy. If the Company is unable to obtain the “tail” policy and Parent or the surviving corporation are unable to obtain the insurance described above for an annual cost less than or equal to the maximum annual premium, Parent will cause the surviving corporation to instead obtain as much comparable insurance as possible for an aggregate annual premium equal to the maximum annual premium. See “The Merger Agreement — Indemnification of Directors and Officers and Insurance.”
Accounting Treatment
The Merger will be accounted for as a “business combination” for financial accounting purposes.
Material U.S. Federal Income Tax Considerations
The following discussion summarizes certain material U.S. federal income tax considerations applicable to holders of Haynes common stock who receive cash in exchange for shares of Haynes common stock pursuant to the Merger. This discussion is for general informational purposes only and does not purport to be a complete analysis of all potential tax consequences of the Merger. This discussion is based upon the provisions of the Code, the U.S. Treasury Regulations promulgated thereunder and judicial decisions and administrative rulings, all as in effect as of the date of this proxy statement and all of which are subject to change or varying interpretation, possibly with retroactive effect. Any such change or differing interpretation could affect the accuracy of the statements set forth herein. The U.S. federal income tax laws are complex and subject to varying interpretation. We have not sought, and do not intend to seek, any ruling from the Internal Revenue Service (referred to as the “IRS”) regarding any of the tax issues discussed herein. There can be no assurance that the IRS will not challenge one or more of the tax consequences of the Merger described in this proxy statement.
This discussion assumes that holders of Haynes common stock hold their shares as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment purposes). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular holder of Haynes common stock in light of such holder’s individual circumstances, nor does it address U.S. state or local, non-U.S., or estate or gift taxes, the alternative minimum tax, the rules regarding qualified small business stock within the meaning of Section 1202 of the Code, the Medicare tax on net investment income or any other aspect of any U.S. federal tax other than the income tax. This discussion also does not address tax considerations that may be relevant to holders of Haynes common stock subject to special treatment under the U.S. federal income tax laws, such as, for example, financial institutions, brokers or dealers in securities or currencies, mutual funds, partnerships or other entities or arrangements classified as partnerships for U.S. federal income tax purposes or other pass-through entities and their partners or members, S corporations, tax-exempt organizations, governmental organizations, retirement or other tax-deferred accounts, insurance companies, traders in securities who elect mark-to-market method of accounting, controlled foreign corporations, passive foreign investment companies, corporations that accumulate earnings to avoid U.S. federal income tax, U.S. expatriates and former citizens or long-term residents of the United States, holders who acquired their Haynes common stock through the exercise of Company stock options or otherwise as compensation, holders who hold their Haynes common stock as part of a hedge, straddle, constructive sale, conversion transaction, U.S. holders (as defined below) whose functional currency is not the U.S. dollar, real estate investment trusts, regulated investment companies, holders deemed to sell their shares of Haynes common stock under the constructive sale provisions of the Code, persons who own (directly, indirectly or constructively) an equity interest in Parent or the surviving corporation, and holders who exercise appraisal rights in connection with the merger under Section 262 of the DGCL, and holders who own or have owned (directly, indirectly or constructively) 5% or more of the Company’s stock (by vote or value).
If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Haynes common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and activities of the partner and the partnership. If you are a partnership holding Haynes common stock or a partner of a partnership holding Haynes common stock, you are urged to consult your own tax advisor regarding the U.S. federal income tax consequences of the Merger relevant to you.

This discussion is for informational purposes only and is not tax advice. Holders of Haynes common stock are urged to consult their tax advisors with respect to the U.S. federal income tax consequences of the Merger to them in light of their particular circumstances, as well as any tax consequences of the Merger arising under the U.S. federal tax laws other than those pertaining to income tax, including estate or gift tax laws, or under any state, local or non-U.S. tax laws or under any applicable income tax treaty.
For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Haynes common stock that, for U.S. federal income tax purposes, is:
•
an individual who is a citizen or resident of the United States;

•
a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision thereof;

•
a trust if (1) its administration is subject to the primary supervision of a court within the United States and one or more U.S. persons as described in Section 7701(a)(30) of the Code have the authority to control all substantial decisions of the trust or (2) it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person (within the meaning of the Code); and

•
an estate, the income of which is subject to U.S. federal income tax regardless of its source.

For purposes of this discussion, a “non-U.S. holder” means a beneficial owner of Haynes common stock that is, for U.S. federal income tax purposes, an individual, a corporation, a trust or an estate that is not a U.S. holder.
U.S. Holders
The receipt of cash in exchange for shares of Haynes common stock pursuant to the Merger will generally be a taxable transaction for U.S. federal income tax purposes. A U.S. holder generally will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received pursuant to the Merger (determined before the deduction of any applicable withholding taxes) and such U.S. holder’s adjusted tax basis in the shares exchanged for cash pursuant to the Merger. A U.S. holder’s adjusted tax basis in a share of Haynes common stock will generally be equal to the amount the U.S. holder paid for such share. Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. holder’s holding period for such shares exceeds one year as of the date of the closing. Long-term capital gains for certain non-corporate U.S. holders, including individuals, are generally eligible for a reduced rate of federal income taxation. The deductibility of capital losses is subject to limitations. Gain or loss must be calculated separately for each block of Haynes common stock (i.e., common stock acquired at the same time and at the same price in a single transaction).
A U.S. holder may, unless an exception applies, be subject to information reporting and backup withholding (currently at a rate of 24%) with respect to the cash received pursuant to the Merger, unless such U.S. holder provides its correct taxpayer identification number (referred to as the “TIN”) on IRS Form W-9 (or if appropriate, a substitute or successor form) and certifies under penalties of perjury that such TIN is correct and that such U.S. holder is not subject to backup withholding. Backup withholding is not an additional tax. Rather, any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. holder’s U.S. federal income tax liability, if any; provided, that such U.S. holder furnishes the required information to the IRS in a timely manner and other requirements are satisfied.
Non-U.S. Holders
Any gain recognized on the receipt of cash pursuant to the Merger by a non-U.S. holder generally will not be subject to U.S. federal income tax unless:
•
the gain is effectively connected with the conduct of a U.S. trade or business of such non-U.S. holder (and, if required by an applicable income tax treaty, is also attributable to a permanent establishment or, in the case of an individual, a fixed base in the United States maintained by such non-U.S. holder), in which case the non-U.S. holder generally will be subject to tax on such gain in the same manner as a U.S. holder and, if the non-U.S. holder is a foreign corporation, such corporation may be subject to branch profits tax at the rate of 30% (or such lower rate as may be specified by an applicable income tax treaty);
•
the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the Merger and certain other conditions are met, in which case the non-U.S. holder generally will be subject to a 30% tax (or tax at such lower rate as may be specified under an applicable income tax treaty) on the non-U.S. holder’s net gain realized in the Merger; or

•
the Company is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of (1) the five-year period ending on the date of the Merger and (2) the non-U.S. holder’s holding period in Haynes common stock, and, at any time during such period, the non-U.S. holder owned (directly, indirectly or constructively) more than 5% of the outstanding Haynes common stock. The Company has not been a “United States real property holding corporation” for U.S. federal income tax purposes during the applicable five-year period.

A non-U.S. holder will be subject to information reporting and, in certain circumstances, backup withholding (currently at a rate of 24%) with respect to the cash received by such non-U.S. holder pursuant to the Merger, unless such non-U.S. holder provides the paying agent with an applicable and properly executed IRS Form W-8 certifying under penalties of perjury the holder’s non-U.S. status (and the payor or applicable withholding agent does not have actual knowledge or reason to know that the non-U.S. holder is a United States person as defined under the Code) or otherwise establishes an exemption. Copies of information returns that are filed with the IRS may be made available under an applicable tax treaty or information exchange agreement to the taxing authorities of the country in which the non-U.S. holder resides or is established. Backup withholding is not an additional tax. Rather, any amounts withheld under the backup withholding rules may be refunded or credited against a non-U.S. holder’s U.S. federal income tax liability, if any, provided that the non-U.S. holder furnishes the required information to the IRS in a timely manner and other applicable requirements are satisfied. Non-U.S. holders should consult their tax advisors regarding the application of the information reporting and backup withholding rules to them.
THE FOREGOING DISCUSSION IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE MERGER. THIS SUMMARY IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. IN ADDITION, THIS DISCUSSION DOES NOT ADDRESS TAX CONSEQUENCES WHICH MAY VARY WITH, OR ARE CONTINGENT ON, A HOLDER’S INDIVIDUAL CIRCUMSTANCES. ACCORDINGLY, EACH HOLDER IS URGED TO CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR TAX CONSEQUENCES OF THE MERGER TO SUCH HOLDER IN LIGHT OF SUCH HOLDER’S PARTICULAR CIRCUMSTANCES, INCLUDING THE TAX CONSEQUENCES WITH RESPECT TO ANY NON-INCOME TAX OR ANY FEDERAL, STATE, LOCAL OR NON-U.S. TAX LAWS.
Regulatory Approvals Required for the Merger
U.S. Antitrust
The obligations of Parent and the Company to consummate the Merger are subject to the waiting period applicable to the Merger under the HSR Act having been expired or otherwise terminated. Under the HSR Act and the rules and regulations promulgated thereunder, the Merger may not be completed until notifications have been filed and certain information has been furnished to the FTC and the DOJ and the specified waiting period has expired or has been terminated. The Company and Parent each filed or caused to be filed the requisite notification forms under the HSR Act with the DOJ and the FTC on February 16, 2024. The applicable waiting period under the HSR Act will expire at 11:59 pm ET, on March 18, 2024, unless it is extended by a formal request from the DOJ or the FTC for additional information and documentary material from the Company and Parent prior to that time. Both before and after the expiration of the applicable waiting period, the FTC and the DOJ retain the authority to challenge the Merger on antitrust grounds.

Committee on Foreign Investment in the United States
The Company and Parent have agreed to file with CFIUS a joint voluntary notice (the “CFIUS Filing”) with respect to the transactions contemplated by the Merger Agreement in accordance with applicable law, including the requirements of Section 721 of the United States Defense Production Act of 1950, as amended (the “DPA”). Each of the Company and Parent have agreed to cooperate with one another with respect to the CFIUS Filing and obtaining CFIUS Approval, defined to include any of the following: (i) the parties have received a written determination from CFIUS stating it has concluded that none of the transactions contemplated by the Merger Agreement constitute a “covered transaction” such that it is subject to review under the DPA; (ii) the parties have received a written determination from CFIUS stating it has completed a review or investigation of the notification provided to CFIUS pursuant to the DPA with respect to the transactions contemplated by the Merger Agreement, or any portion thereof, and has concluded all action under the DPA; or (iii) CFIUS has sent a report to the President of the United States (the “President”) requesting the President’s decision and either (A) the President has announced a decision to not take any action to suspend or prohibit the transactions contemplated by the Merger Agreement or any portion thereof; or (B) having received a report from CFIUS requesting the President’s decision, the President has not taken any action after 15 days from the earlier of the date the President received such report from CFIUS or the end of the investigation period related to the notification provided to CFIUS pursuant to the DPA with respect to the transactions contemplated by the Merger Agreement or any portion thereof.
The Company and Parent filed a draft joint voluntary notice with respect to the transactions contemplated by the Merger Agreement in accordance with applicable law, including the requirements of Section 721 of the United States Defense Production Act of 1950, as amended, to CFIUS on March 1, 2024 and, following completion of the pre-notice consultation process with CFIUS, submitted the formal joint voluntary notice to CFIUS on March 17, 2024.
Other Regulatory Notifications
The consummation of the Merger is also conditioned upon the clearance or approval by the antitrust authorities in certain specified jurisdictions and relevant authorities under certain specified foreign investment laws. The Merger cannot be completed until Haynes and Parent obtain clearance to consummate the Merger or the applicable waiting periods have expired or been terminated in such jurisdictions.
There can be no assurances that all of the required regulatory approvals will be obtained and, if obtained, there can be no assurances as to the timing of any approvals, Parent’s or the Company’s ability to obtain the approvals on satisfactory terms or the absence of any litigation challenging such approvals.
The Merger Agreement includes covenants obligating each of the parties, with respect to filings under the HSR Act and foreign regulatory laws, to supply (or cause to be supplied) information that may be required to make such filings or any additional information that may be requested by the FTC, DOJ, or other governmental authorities in which such a filing is made, to cooperate and coordinate (and to cause their respective affiliates to cooperate and coordinate) with the other to make such filings, and to take, or cause to be taken (including by their respective affiliates), all actions reasonably necessary, proper or advisable to (1) cause the expiration or termination of the applicable waiting periods pursuant to the HSR Act and certain specified antitrust and foreign investment laws and (2) obtain all clearances, consents, approvals, waivers, actions, non-actions, or other authorizations pursuant to the HSR Act, CFIUS and any foreign regulatory laws applicable to the Merger as promptly as practicable. For more information regarding these covenants, see the section of this proxy statement titled “The Merger Agreement — Reasonable Best Efforts; Antitrust Filings.”
Delisting and Deregistration of Haynes Common Stock
If the Merger is completed, the shares of Haynes common stock will be delisted from Nasdaq and deregistered under the Exchange Act, and shares of Haynes common stock will no longer be publicly traded.
Legal Proceedings Regarding the Merger
Beginning on March 8, 2024, certain purported stockholders of Haynes sent demand letters (the “demands”) alleging deficiencies and/or omissions in the proxy statement filed by Haynes with the SEC on

March 5, 2024. As of March 18, 2024, Haynes has received two such demands. The demands seek additional disclosures to remedy these purported deficiencies. Potential plaintiffs may file lawsuits or send additional demand letters in connection with the Merger. Haynes believes that these demands are without merit and intend to defend vigorously against any lawsuits challenging the Merger. However, there can be no assurance that Haynes will be successful in the outcome of any potential lawsuit, nor can Haynes predict the amount of time and expense that will be required to resolve any potential lawsuits.

THE MERGER AGREEMENT
The following is a summary of the material provisions of the Merger Agreement, a copy of which is attached as Annex A to this proxy statement and is incorporated into this proxy statement by reference. We urge you to carefully read this entire proxy statement, including the annexes and the other documents to which we have referred you. You should also review the section titled “Where You Can Find Additional Information.”
The Merger Agreement has been included to provide you with information regarding its terms, and we recommend that you read it in its entirety. The Merger Agreement is a contractual document that establishes and governs the legal relations between the Company, Parent, Merger Sub and Guarantor and allocates risks between the parties, with respect to the Merger, the other agreements contemplated by the Merger Agreement, and the transactions contemplated by the Merger Agreement.
The Merger Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Merger Agreement or other specific dates specified in the Merger Agreement. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract between the respective parties and are subject to representations, warranties, covenants and agreements contained in the Merger Agreement, which were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors, security holders, or securities laws. Investors and security holders are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties, covenants and agreements, or any descriptions thereof, as characterizations of the actual state of facts or condition of any party to the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.
The representations and warranties in the Merger Agreement and the description of them in this proxy statement should not be read alone but instead should be read in conjunction with the other information contained in the reports, statements and filings the Company publicly files with the SEC. Such information can be found elsewhere in this proxy statement and in the public filings the Company makes with the SEC, as described in the section titled “Where You Can Find Additional Information.”
The Merger
Upon the terms and subject to the conditions of the Merger Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub will merge with and into the Company, the separate corporate existence of Merger Sub will thereupon cease and the Company will continue as the surviving corporation of the Merger and as a wholly owned subsidiary of Parent.
Closing and Effective Time of the Merger
The closing of the Merger will take place at 9:00 a.m., New York City time, within five business days after the satisfaction or waiver (to the extent permitted by the Merger Agreement) of the last to be satisfied or waived of all of the conditions described in the section below titled “Conditions of the Merger” (other than those conditions that by their terms are to be satisfied at the closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions) or such other time as Parent, Merger Sub and Haynes mutually agree in writing.
The Merger will become effective at the time a certificate of merger is filed with and accepted by the Secretary of State of the State of Delaware or at such later time specified in the certificate of merger and agreed to by the parties (the “Effective Time”).
Certificate of Incorporation and By-laws; Directors and Officers
At the Effective Time, (a) the certificate of incorporation of the surviving corporation will be amended and restated in its entirety to be read as set forth in the applicable exhibit attached to the Merger Agreement, and (b) the bylaws of the surviving corporation will be amended and restated in their entirety to be identical to the bylaws of Merger Sub, except that all references to Merger Sub will be automatically amended and become references to the surviving corporation.
Under the Merger Agreement, the directors of Merger Sub immediately prior to the Effective Time will be the directors of the Company, as the surviving corporation, immediately following the Effective Time. The officers of the Company immediately prior to the Effective Time will be the officers of the Company, as the surviving corporation, immediately following the Effective Time.
Consideration to be Received in the Merger
At the Effective Time, each share of Haynes common stock that is issued and outstanding as of immediately prior to the Effective Time (other than any shares of Haynes common stock that are held by the Company as treasury stock or owned by Parent, Merger Sub or any other subsidiaries thereof, or any shares of Haynes common stock as to which appraisal rights have been properly exercised in accordance with Delaware law) will be automatically cancelled, extinguished and converted into the right to receive cash in an amount equal to $61.00, without interest (the “Merger Consideration”), less any applicable withholding taxes.
Treatment of Equity Awards
At the Effective Time, all Haynes equity awards, including awards held by our non-employee directors and executive officers, that are outstanding immediately prior to the Effective Time will generally be subject to the following treatment:
Options
The Merger Agreement provides that each Option that is outstanding as of immediately prior to the Effective Time will, at the Effective Time, automatically be cancelled and converted into the right to receive an amount in cash (without interest and subject to applicable withholding taxes) equal to the product of (i) the number of shares of Haynes common stock subject to such Option as of immediately prior to the Effective Time and (ii) the excess, if any, of the Merger Consideration over the per share exercise price of such Option. Each Option with an exercise price per share equal to or greater than the Merger Consideration will be cancelled automatically at the Effective Time for no consideration.
RSAs
The Merger Agreement provides that each RSA that is outstanding as of immediately prior to the Effective Time, will, at the Effective Time, automatically be cancelled and converted into the right to receive an amount in cash (without interest and subject to applicable withholding taxes) equal to the sum of (1) the product of (i) the Merger Consideration and (ii) the total number of shares of Haynes common stock subject to such RSA as of immediately prior to the Effective Time plus (2) the amount of any accrued but unpaid dividends with respect to such RSA.
PSAs
The Merger Agreement provides that each PSA that is outstanding as of immediately prior to the Effective Time will, at the Effective Time, automatically be cancelled and converted into the right to receive an amount in cash (without interest and subject to applicable tax withholdings) equal to the sum of (1) the product of (i) the Merger Consideration and (ii) the total number of shares of Haynes common stock subject to such PSA as of immediately prior to the Effective Time, determined with the applicable performance metrics deemed to be achieved at the greater of (x) the actual level of performance for the period prior to the Effective Time and (y) the target level of performance, plus (2) the amount of any accrued dividend equivalents with respect to such PSA.
Procedure for Receiving Merger Consideration
Prior to the Effective Time, Parent agreed to select a nationally recognized bank or trust company reasonably acceptable to the Company to act as the payment agent for the Merger (the “Payment Agent”).

At or prior to the closing of the Merger, Parent will deposit (or cause to be deposited) with the Payment Agent an amount of cash equal to the aggregate Merger Consideration payable to holders of Haynes common stock.
Promptly following the Effective Time (and in any event no later than five business days thereafter), Parent and the Company will cause the Payment Agent to mail to each holder of record as of immediately prior to the Effective Time of one or more certificates that immediately prior to the Effective Time represented issued and outstanding shares of Haynes common stock (other than any shares of Haynes common stock that are held by the Company as treasury stock or owned by Parent, Merger Sub, or any subsidiaries thereof, as applicable) (the “Certificates”) (i) a letter of transmittal (which will be in customary form and which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Payment Agent) and (ii) instructions for effecting the surrender of the Certificates in exchange for the Merger Consideration payable with respect to the shares of Haynes common stock formerly represented by the Certificates. Upon surrender of Certificates for cancellation to the Payment Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates will be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (x) the aggregate number of shares of Haynes common stock represented by such Certificates by (y) the Merger Consideration, and the Certificates so surrendered will be cancelled. With respect to record holders of uncertificated shares of Haynes common stock (other than any shares of Haynes common stock that are held by the Company as treasury stock or owned by Parent, Merger Sub or any other subsidiaries thereof), upon the Payment Agent’s receipt of an “agent’s message” (or such other evidence as the Payment Agent may reasonably request), the holder of such uncertificated shares will be entitled to receive in exchange an amount in cash equal to the product obtained by multiplying (1) the aggregate number of shares of Haynes common stock represented by such holder’s transferred uncertificated shares by (2) the Merger Consideration, and the transferred uncertificated shares will be cancelled.
No interest will be paid or accrued on the cash payable to any holder of a Certificate or uncertificated share. Until so surrendered or transferred, outstanding Certificates and uncertificated shares will be deemed from and after the Effective Time to evidence only the right to receive the Merger Consideration payable in respect thereof. You should not send in your Certificates until you receive a letter of transmittal with instructions from the payment agent. Do not send your Certificates with your proxy card.
As promptly as reasonably practicable, but in any event in no less than the second regular payroll date after the closing date, the holders of the Options, RSAs and PSAs will be paid by Haynes or the surviving corporation, through its payroll system or payroll provider, all amounts required to be paid to such holders in respect of such equity awards that are cancelled and converted into a cash payment, less any required withholding.
The Haynes Board will take (or cause to be taken) all actions necessary to effect the treatment of the Options, RSAs and PSAs under the applicable provisions of the Merger Agreement.
Each of the surviving corporation, Merger Sub, Parent, Guarantor and the Payment Agent will be entitled to deduct and withhold (or cause to be deducted and withheld) from any amounts otherwise payable to any person pursuant to the Merger Agreement such amounts as may be required to be deducted and withheld under applicable law with respect to taxes. Any amounts so deducted or withheld and paid over to the appropriate taxing authority will be treated for all purposes as having been paid to the person in respect of which such deduction or withholding was made.
Representations and Warranties
The Merger Agreement contains customary representations and warranties of Parent, Merger Sub, Haynes and Guarantor including representations and warranties relating to, among other things,
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organization, good standing and similar company matters;

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due authorization, execution, delivery and enforceability of the Merger Agreement; and

•
absence of conflicts with the parties’ applicable governing documents, applicable laws and contracts.

In addition, the Merger Agreement contains the following customary representations and warranties of Haynes relating to, among other things:
•
the necessary approval of the Haynes Board;

•
capitalization;

•
ownership of the Company’s subsidiaries;

•
inapplicability of certain takeover laws;

•
antitrust matters and other governmental approvals;

•
the required approval of the Company’s stockholders of the adoption of the Merger Agreement;

•
documents filed with the SEC, compliance with applicable SEC filing requirements and accuracy of information contained in such documents;

•
preparation of Company financial statements in accordance with the United States generally accepted accounting principles;

•
internal controls and indebtedness;

•
material indebtedness of the Company

•
no undisclosed liabilities;

•
the business of Haynes and its subsidiaries has been conducted in the ordinary course of business since September 30, 2023 and since that date there has not been any effect, change, event, development or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (as defined below);

•
the existence and enforceability of specified categories of the Company’s material contracts, including the Company’s top customers and suppliers, and any notices with respect to termination or intent not to renew those material contracts therefrom;

•
real property;

•
environmental matters;

•
filing of tax returns, payment of taxes and other tax matters;

•
ownership and use of intellectual property;

•
employee benefits matters;

•
labor matters;

•
the Company’s compliance with laws and possession of all governmental authorizations necessary for the ownership and operation of the business;

•
data privacy matters;

•
absence of pending or, to the knowledge of the Company, threatened litigation;

•
insurance matters;

•
related persons transactions;

•
government contracts;

•
anti-corruption and compliance, sanctions matters and compliance with import-export matters;

•
other than Jefferies, absence of brokers’, finders’ and investment bankers’ fees or commissions in connection with the Merger; and

•
the receipt of a fairness opinion from Jeffries.

The Merger Agreement also contains the following customary representations and warranties of Parent and Merger Sub:
•
antitrust matters and other governmental approvals;

•
absence of pending or, to the knowledge of Parent or any of its affiliates, threatened litigation against Parent or Merger Sub;

•
Parent’s lack of ownership of Haynes common stock and lack of arrangements between Parent, Merger Sub or any of their affiliates, on the one hand, and Haynes or any of its affiliates (including directors, officers or stockholders), on the other hand;

•
the operations of Parent and Merger Sub;

•
no Parent vote or approval requirement;

•
available funds to consummate the Merger;

•
solvency of the surviving corporation; and

•
payment of fees to brokers in connection with the Merger Agreement.

The Merger Agreement also contains the following customary representations and warranties of Guarantor:
•
lack of ownership of Haynes common stock;

•
absence of pending or, to the knowledge of Guarantor, threatened litigation;

•
no Guarantor vote or approval requirement; and

•
available funds to consummate the Merger.

Certain of the Company’s representations and warranties in the Merger Agreement are qualified as to “materiality”, “Company Impairment Effect” or “Company Material Adverse Effect”.
The Merger Agreement provides that a Company Impairment Effect means any effect that would reasonably be expected to prevent, materially impede or materially delay the consummation by the Company of the Merger and the other transactions contemplated by the Merger Agreement.
The Merger Agreement provides that a Company Material Adverse Effect means any change, event, effect, occurrence or development (each, an “Effect”)that, individually or in the aggregate with any other Effect, has had a material adverse effect on the business, assets, properties, financial condition or results of operations of the Company and its subsidiaries, taken as a whole; provided, that, none of the following, and no Effects arising out of, relating to or resulting from the following (in each case, by itself or when aggregated) will be deemed to be or constitute a Company Material Adverse Effect or will be taken into account when determining whether a Company Material Adverse Effect has occurred (subject to the limitations set forth below):
•
general economic conditions, or conditions in the global, international or regional economy generally, including changes in inflation, supply chain disruptions, and labor shortages;

•
conditions in the equity, credit, debt, financial, currency or capital markets, including (A) changes in interest rates or credit ratings; (B) changes in exchange rates for the currencies of any country; or (C) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market;

•
conditions in the industries in which the Company and its subsidiaries conduct business;

•
any political or geopolitical conditions, outbreak of hostilities, armed conflicts, acts of war (whether or not declared), rebellion, insurrection, sabotage, cyberterrorism, terrorism or military actions, including any escalation or worsening of the foregoing or any threats thereof, in each case, in the United States or any other country or region in the world;

•
earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires, nuclear incidents, foreign or domestic social protest or social unrest (whether or not violent) or other natural or man-made disasters, weather conditions, power outages or electrical black-outs, and other force majeure events, including any escalation or worsening of any of the foregoing, in each case, in the United States or any other country or region in the world;
•
the negotiation, execution, delivery or performance of the Merger Agreement or the announcement of the Merger Agreement or the pendency of the Merger, including the impact thereof on the relationships, contractual or otherwise, of the Company and its subsidiaries with customers, suppliers, lenders, lessors, business partners, employees (including any employee attrition), regulators, governmental authorities, vendors or any other third Person (other than for purposes of the Company’s representations and warranties relating to non-contravention, governmental approvals or employee benefits matters, (or any condition to any party’s obligation to consummate the Merger related thereto));

•
the compliance by any party to the Merger Agreement with the express terms thereof, including any action taken or refrained from being taken pursuant to or in accordance with the express terms of the Merger Agreement;

•
any action taken or refrained from being taken, in each case to which Parent has expressly, approved or consented in writing to following February 4, 2024;

•
changes in GAAP or in any applicable laws (or the enforcement or interpretation of any of the foregoing) or in any regulatory or legislative conditions, including the adoption, implementation, repeal, modification, reinterpretation or proposal of any law, regulation or policy (or the enforcement thereof) by any governmental authority, or any panel or advisory body empowered or appointed thereby;

•
any epidemics, pandemics, plagues, other outbreaks of illness or public health events (including quarantine restrictions), including any escalation or worsening of any of the foregoing, in each case, in the United States or any other country or region in the world; provided, that COVID-19 and COVID-19 measures promulgated by any governmental authority will be exclusively covered by the clause below;

•
COVID-19 and any COVID-19 measures promulgated by any governmental authority or any change in COVID-19 measures or interpretations thereof;

•
any changes in the price or trading volume of Haynes common stock, in and of itself (it being understood that the underlying cause of such change may be taken into consideration when determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded hereunder);

•
any failure by the Company and its subsidiaries to meet (A) any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period; or (B) any budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the underlying cause of any such failure may be taken into consideration when determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not otherwise excluded hereunder);

•
any litigation relating to the Merger; and

•
the identity of, Parent, Merger Sub, or their respective affiliates;

except, in each case of the first five bullets and bullets nine through eleven above, to the extent that such Effects have had a disproportionate adverse effect on the Company and its subsidiaries, taken as a whole relative to other similarly situated companies operating in the industries in which the Company and its subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Company Material Adverse Effect has occurred.
The representations and warranties of the Company, Parent, Merger Sub and Guarantor will terminate at the Effective Time.

Covenants Regarding Conduct of Business by the Company Until the Effective Time
Except for matters expressly contemplated by the Merger Agreement, required by applicable law or as approved by Parent in writing (which approval will not be unreasonably withheld, delayed or conditioned and will be deemed not given if Parent provides no written response within (x) five business days after a written request by the Company for such consent has been delivered; provided that, if on such fifth business day, the Company and Parent are engaged in good faith discussions regarding such matter, such time period shall be extended to the tenth (10th) business day following the date of such initial written request), from the date of the Merger Agreement to the earlier of the termination of the Merger Agreement and the Effective Time, the Company will and will cause each of its subsidiaries to use commercially reasonable efforts to (i) conduct its business in all material respects in the ordinary course of business consistent with past practice and (ii) preserve intact in all material respects its material assets (excluding sales of inventory in the ordinary course of business), properties, licenses, business operations, contracts and significant commercial relationships with third parties; provided, that the Company and its subsidiaries may make any commercially reasonable changes in their respective business practices in response to COVID-19 and any COVID-19 measures, including to (A) protect the health and safety of the Company’s and its subsidiaries’ employees, suppliers, partners and other individuals having business dealings with the Company and its subsidiaries or (B) respond to third-party supply or service disruptions caused by COVID-19 or any COVID-19 measures; so long as such commercially reasonable changes are effected in a manner consistent with those generally undertaken by similarly situated businesses.
In addition, without limiting the generality of the foregoing, except for matters set forth in the confidential disclosure letter or as otherwise expressly contemplated by the Merger Agreement, required by applicable law, or as commercially reasonable in response to COVID-19 and any COVID-19 measures (including to (A) protect the health and safety of the Company’s and its subsidiaries’ employees, suppliers, partners and other individuals having business dealings with the Company and its subsidiaries or (B) respond to third-party supply or service disruptions caused by COVID-19 or any COVID-19 measures, so long as such commercially reasonable changes are effected in a manner consistent with those generally undertaken by similarly situated businesses), from the date of the Merger Agreement to the earlier of the termination of the Merger Agreement and the Effective Time, the Company will not, and will not permit any of its subsidiaries to do, any of the following without the prior written consent of Parent (such consent not to be unreasonably withheld, delayed or conditioned and will be deemed not given if Parent provides no written response within five business days after a written request by the Company for such consent has been delivered (provided that, if on such fifth business day, the Company and Parent parties are engaged in good faith discussions regarding such matter, such time period shall be extended to the tenth (10th) business day following the date of such initial written request)):
•
amend the organizational documents of the Company or any of its subsidiaries;

•
propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

•
issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Company securities, except (i) as required under the terms of any employment agreements or arrangements or any award agreements under Haynes’ stock plans or otherwise with respect to, and upon the vesting, exercise or settlement (as applicable) of, Options, RSAs or PSAs, in each case outstanding as of the date of the Merger Agreement or (ii) granted after the date of the Merger Agreement in compliance with the Merger Agreement;

•
except for transactions solely among Haynes and its subsidiaries or solely among Haynes’ subsidiaries, reclassify, split, combine, subdivide or redeem, repurchase, purchase or otherwise acquire or amend the terms of, directly or indirectly, any of its capital stock or other equity or voting interest, other than (i) the acquisitions of shares of Haynes common stock in connection with the surrender of shares of Haynes common stock by holders of the Options to pay the exercise price of such stock options, (ii) the withholding of shares of Haynes common stock to satisfy tax obligations incurred in connection with the exercise of Option and the vesting of RSAs and the vesting and settlement of PSAs, and (iii) the acquisition by Haynes of Options, RSAs or PSAs in connection with the forfeiture of such awards, in each case with respect to Options, RSAs and PSAs outstanding as of the date of the Merger

Agreement and in accordance with their terms as in effect on the date of the Merger Agreement or granted after the date of the Merger Agreement in compliance with the Merger Agreement;
•
pledge or encumber any securities of Haynes, including any shares of Haynes common stock or other capital stock or other equity or voting interest or modify the terms of any securities of Haynes, including any shares of Haynes common stock, other capital stock or other equity or voting interests;

•
declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock, including any shares of Haynes common stock or other equity or voting interest, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock, including any shares of Haynes common stock, or other equity or voting interest, except for (i) any cash dividends made by any direct or indirect subsidiary of the Company to the Company or one of its other wholly-owned subsidiaries, (ii) one regular quarterly dividend per fiscal quarter in cash in an amount not to exceed $0.22 per share of Haynes common stock per fiscal quarter and otherwise in the ordinary course and consistent with Haynes’ historical practices; provided, that, in the event the Company declares any such regular quarterly cash dividend, the Company shall cause (A) the declaration date, (B) the record date and (C) the payment date, in each case, related to any such regular quarterly dividend to be no earlier than the date that is two (2) business days prior to, and no later than the date that is three (3) business days after, the date that is the one year anniversary of such corresponding date for the corresponding fiscal quarter of the preceding fiscal year; and (iii) in no event may the Company declare or pay any special dividend or distribution;

•
(i) incur, assume, endorse, guarantee, or otherwise become liable for any indebtedness for borrowed money (including any long-term or short-term debt) or issue any debt securities, except (A) borrowings in the ordinary course of business under the Company’s credit facilities as in effect on the date hereof or under facilities that replace, renew, extend, refinance or refund such existing credit facilities (including indebtedness incurred to repay or refinance related fees and expenses) it being understood that Parent will be entitled to consent to any such new facility if such existing credit facility to which it relates constitutes a material contract under the Merger Agreement, (B) guarantees or credit support provided by the Company or any of its subsidiaries of the obligations of the Company or any of its subsidiaries to the extent such indebtedness is in existence on the date of the Merger Agreement, (C) performance bonds and surety bonds entered into in the ordinary course of business, (D) any intercompany loans or advances between or among the Company and its direct or indirect wholly-owned subsidiaries, and (E) any additional indebtedness for borrowed money in an amount not to exceed $10 million in the aggregate at any time incurred by the Company or any of its subsidiaries other than in accordance with clauses (A) through (D) or (ii) make any loans or advances (other than extensions of credit to customers in the ordinary course of business), for business expenses incurred in the ordinary course of business or pursuant to the Company’s certificate of incorporation;

•
(i) enter into, adopt, or terminate any material employee plan, or otherwise amend or modify in any material respect any employee plan; (ii) increase the compensation or benefits of any non-employee director, employee, consultant or officer; or (iii) implement any worksite closings or employee layoffs or reductions-in-force that would trigger the notice requirements under the WARN Act, except, in the case of each of clauses (i), (ii) and (iii), (A) to the extent required by applicable law or pursuant to any employee plan or applicable collective bargaining agreement existing on the date of the Merger Agreement which has been made available to Parent prior to the date of the Merger Agreement; (B) in conjunction with annual renewal or plan design changes for the Company’s employee plans that are made in the ordinary course of business consistent with past practice and do not materially increase the cost to the Company and its subsidiaries; or (C) in conjunction with new hires, promotions and changes in job position or status of any current employee or other service provider, in each case with (or to) a title below the level of Vice President and in the ordinary course of business consistent with past practice;

•
settle, release, waive, or compromise any legal proceeding or other claim (excluding any tax proceeding, any transaction litigation or certain other legal proceedings, each of which are governed elsewhere in the Merger Agreement) for an amount in excess of $1 million individually or $2.5 million in the aggregate other than (A) any settlement of any legal proceeding or other claims where the amount paid or to be paid by the Company or any of its subsidiaries is covered by insurance coverage maintained by the Company or any of its subsidiaries and (B) settlements of any legal proceedings or other claims for an amount not materially in excess of the amount, if any, reflected or reserved in the audited consolidated balance sheet (and the notes thereto) of the Company and its consolidated subsidiaries as of September 30, 2023;
•
materially change the Company’s or its subsidiaries’ methods, principles or practices of financial accounting, except as required by GAAP, Regulation S-X of the Exchange Act (or any interpretation thereof), or by any applicable law;

•
incur or commit to incur any capital expenditures other than (i) during fiscal year 2024, amounts not in excess of 120% of the capital expenditure budget for fiscal year 2024 and (ii) during fiscal year 2025, amounts not in excess of 120% of the capital plan projections for fiscal year 2025;

•
(A) enter into any contract that would, if entered into prior to the date hereof, be a material contract or lease, (B) enter into, modify in any material respect, amend in any material respect or terminate (other than expirations in accordance with its terms) any material contract or lease (including, for these purposes, any contract that would, if entered into prior to the date of the Merger Agreement, be a material contract or lease) or waive, release or assign any material rights or claims thereunder or (C) sublease or license any portion of leased real property except, in each case of the foregoing clauses (A), (B) and (C), in the ordinary course of business or in connection with any transaction to the extent specifically permitted by any other interim operating covenant and provided, however, that, the foregoing ordinary course exception shall not apply to any material contract or any contract that (x) imposes restrictive covenants on the Company material to the Company’s business, taken as a whole, or committing the Company to make aggregate payments of more than $5 million either in the Company’s current fiscal year or in any subsequent fiscal year;

•
acquire any division, assets, properties, businesses or equity securities in any person (including by merger, consolidation or acquisition of stock or assets), other than (i) in or from any wholly owned subsidiary of the Company, (ii) in the ordinary course of business; (iii) that do not exceed $10 million in the aggregate or (iv) capital expenditures as contemplated elsewhere in the Merger Agreement;

•
sell, assign, transfer, lease, license, abandon, allow to lapse, exchange or otherwise dispose of, any of the Company’s or its subsidiaries’ material assets, including any rights in any material intellectual property other than such sales, assignments, transfers leases, licenses, abandonments, lapses, exchanges or other dispositions that (i) are in the ordinary course of business and do not have a purchase price that exceeds $5 million individually or $10 million in the aggregate; (ii) are non-exclusive licenses to any intellectual property with customers, service providers, vendors or distributors entered into in the ordinary course; or (iii) are expirations of registered intellectual property in accordance with the applicable statutory period;

•
mortgage, pledge or encumber any of the Company and its subsidiaries’ material assets, tangible or intangible or create or incur any lien thereupon (other than permitted liens), other than in connection with financing transactions otherwise in compliance with the Merger Agreement;

•
(i) make, revoke or amend any material election relating to taxes, or change any material tax accounting method currently in effect, (ii) settle any material tax proceeding, (iii) consent to any extension or waiver of any limitation period with respect to any material tax claim or assessment (other than as a result of extending the due date of a tax return of no longer than seven (7) months), (iv) surrender any right to claim a material refund in taxes, (v) enter into any material “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Tax Law) with any governmental authority, or (vi) materially amend modify or otherwise change any material tax return in a manner inconsistent with past practice;

•
enter into a written waiver or release of any material noncompetition, nonsolicitation, nondisclosure, noninterference, or nondisparagement obligation of any current or former officer, employee or individual independent contractor of the Company; or

•
agree, resolve or commit to take any of the foregoing actions.

No-Shop; Haynes Board Recommendation Change
No-Shop
From the date of the Merger Agreement until the earlier to occur of the termination of the Merger Agreement and the Effective Time, Haynes and its subsidiaries agreed to not, and to cause their respective directors, officers and senior management employees to not, and to instruct any of their other respective representatives to not, and agreed to not authorize or knowingly permit its other representatives to, directly or indirectly:
•
solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal, inquiry or offer that constitutes or would reasonably be expected to lead to, an Acquisition Proposal;

•
furnish to any person (other than Parent, Merger Sub, Guarantor or any designees of Parent, Merger Sub or Guarantor) any non-public information relating to the Company or any of its subsidiaries with the intent to induce the making, submission or announcement of, or to knowingly encourage or facilitate or assist, any proposal, offer or inquiry that constitutes or would reasonably be expected to lead to, an Acquisition Proposal or any inquiries or the making of any proposal that would reasonably be expected to lead to an Acquisition Proposal;

•
participate or engage in discussions or negotiations with any person (other than Parent, Merger Sub or Guarantor) with respect to an Acquisition Proposal (or inquiries, proposals or offers that could reasonably be expected to lead to an Acquisition Proposal);

•
approve, endorse or recommend (or publicly propose to approve, endorse or recommend) any proposal, inquiry or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal;

•
enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other contract relating to any Acquisition Proposal (other than certain acceptable confidentiality agreements) (an “Alternative Acquisition Agreement”); or

•
propose publicly or agree to do any of the foregoing.

The Company also agreed to (w) cease and cause to be terminated any discussions, communications or negotiations with any person and its representatives (other than the parties to the Merger Agreement and their respective representatives) that would be prohibited by the immediately preceding list of prohibitions, (x) request that all non-public information previously provided by or on behalf of Haynes or any of its subsidiaries to any third party with whom a confidentiality agreement was entered into during the twelve-month period immediately preceding the date of the Merger Agreement with respect to an Acquisition Proposal be returned or destroyed, (y) cease providing any further non-public information with respect to the Company or any Acquisition Proposal to any such person or its representatives (other than to conduct the Company’s business in the ordinary course of business) and (z) shut off all access of any person (other than the Company, Parent and their respective representatives) to any electronic data room maintained by or on behalf of the Company with respect to any potential Acquisition Transaction (as defined below).
From the date of the Merger Agreement until the earlier to occur of the termination of the Merger Agreement and the Effective Time, the Company will be required to enforce, and will not be permitted to waive, terminate or modify, any provision of any standstill or similar provision that prohibits a proposal being made to the Haynes Board unless (i) the Haynes Board has determined in good faith, after consultation with its outside legal counsel, that failure to take such action would be inconsistent with its fiduciary duties under applicable law and (ii) the Company promptly (and in any event no later than the first business day thereafter) notifies Parent in writing of any such waiver, amendment or release.
If, at any time on or after the date of the Merger Agreement, until the earlier to occur of the termination of the Merger Agreement and the Company’s receipt of the Haynes stockholder approval, the Haynes Board receives an Acquisition Proposal that the Haynes Board has determined in good faith (after consultation with its financial advisors and outside legal counsel) that constitutes a Superior Proposal or would reasonably be expected to lead to a Superior Proposal, and that the failure to take such actions in connection with such Acquisition Proposal would be inconsistent with its fiduciary duties under applicable law, the Company is entitled to participate or engage in discussions or negotiations with and furnish any non-public information relating to the Company or any of its subsidiaries to the person making such Acquisition Proposal and such person’s representatives. The Company will (i) provide to Parent and Merger Sub any non-public information or data that is provided to such person and was not previously made available to Parent or Merger Sub prior to or substantially concurrently with the time it is provided to such person and (ii) promptly (and in any event within the earlier of (A) one business day or (B) 48 hours thereafter) provide written notice to Parent of any such determination of the Haynes Board.
From and after the date of the Merger Agreement until the earlier to occur of the termination of the Merger Agreement and the Company’s receipt of the Haynes stockholder approval, Haynes has agreed to as promptly as reasonably practicable (and in any event within 24 hours after the Company obtains knowledge of receipt thereof) notify Parent of any Acquisition Proposal or any inquiry, offer, proposal or request for non-public information relating to the Company or any of its subsidiaries that would reasonably be expected to lead to an Acquisition Proposal. Such notice must include the identity of the person making such Acquisition Proposal or inquiry, offer, proposal or request and a summary of the material terms and conditions of such Acquisition Proposal or inquiry, offer, proposal or request. The Company (i) must keep Parent reasonably informed, on a prompt basis, of the status and terms of any such Acquisition Proposal or inquiry, offer, proposal or request (including with respect to changes to the status of material terms of any such Acquisition Proposal, inquiry, offer, proposal or request) and the status of any related discussions or negotiations and (ii) as promptly as practicable (and in any event no less than the earlier of (A) one business day or (B) 48 hours after the Company obtains knowledge of receipt thereof) provide to Parent unredacted copies of any material correspondence and other written materials (whether or not electronic) sent to or provided to or otherwise shared or exchanged with or by the Company or any of its subsidiaries or representatives that describes any terms or conditions thereof (or any amendments thereto), including any proposed transaction agreements (along with all schedules and exhibits thereto and any financing commitments related thereto), as well as written summaries (which may be provided by e-mail to Parent’s outside counsel) of any oral communications containing new terms and conditions of any Acquisition Proposal (other than immaterial new terms and conditions) not otherwise previously provided in writing to Parent.
As used in the Merger Agreement, the term “Acquisition Proposal” means any offer, proposal or indication of interest (other than an offer, proposal or indication of interest by Parent, Merger Sub or Guarantor) to engage in an Acquisition Transaction. Furthermore, the term “Acquisition Transaction” means any transaction or series of related transactions (other than the Merger) involving:
•
any direct or indirect purchase or other acquisition of shares of more than 15% of the outstanding Haynes common stock, including pursuant to a tender offer or exchange offer that, if consummated, would result in a person beneficially owning more than 15% of Haynes common stock outstanding after giving effect to the consummation of such tender or exchange offer;

•
any direct or indirect purchase or other acquisition (including any acquisition of any equity securities of any of the Company’s subsidiaries) of more than 15% of the consolidated assets, net revenue or net income of the Company and its subsidiaries taken as a whole (measured by the Company’s audited balance sheet);

•
any direct or indirect merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or other transaction involving the Company or any of its subsidiaries pursuant to which any person would hold, directly or indirectly more than 15% of the equity interests of the Company or the surviving or resulting entity of such transaction after giving effect to the consummation of such transaction; or

•
any combination of the foregoing.

For the avoidance of doubt, the Merger and the other transactions contemplated by the Merger Agreement will not be deemed an Acquisition Proposal.
As used in the Merger Agreement, the term “Superior Proposal” means any bona fide, written Acquisition Proposal for an Acquisition Transaction on terms that the Company Board has determined in good faith (after consultation with its financial advisors and outside legal counsel) (i) is reasonably likely to be consummated in accordance with its terms, and (ii) if consummated, would result in a transaction that would be more favorable, from a financial point of view, to the Company Stockholders than the Merger, in each case, after taking into account (A) any aspects of such proposal that the Company Board (or a committee thereof) considers relevant, including any legal, regulatory, financial, timing and financing aspects of such Acquisition Proposal and the identity of the Person making the Acquisition Proposal and (B) any revisions to the Merger Agreement made or proposed in writing by Parent prior to the time of such determination. For purposes of the reference to an “Acquisition Proposal” in this definition, all references to “15%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%”.
Haynes Board Recommendation Change
The Haynes Board may not (any of the following actions, a “Company Board Recommendation Change”):
•
withhold, withdraw, amend, qualify or modify, or publicly propose to withhold, withdraw, amend, qualify or modify, its recommendation to Haynes stockholders to adopt the Merger Agreement (the “Company Board Recommendation”) in a manner adverse to Parent or Guarantor in any material respect;

•
adopt, approve, endorse, recommend, or otherwise declare advisable an Acquisition Proposal;

•
fail to publicly reaffirm the Company Board Recommendation within ten business days after Parent so requests in writing (provided, however, that Parent may make such request no more than two times in the aggregate) or in connection with the public disclosure by the Company of an Acquisition Proposal;

•
take any formal action or make any recommendation or public statement in connection with a tender or exchange offer, other than a recommendation against such offer or a “stop, look and listen” communication by the Company Board to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication), or fail to recommend against any tender or exchange offer (it being understood that the Company Board or a committee thereof) may refrain from taking a position with respect to an Acquisition Proposal until the close of business on the 10th business day after the commencement of a tender or exchange offer in connection with such Acquisition Proposal); or

•
fail to include the Company Board Recommendation in this proxy statement.

In addition, neither the Company nor any subsidiary of the Company may enter into an Alternative Acquisition Agreement.
Notwithstanding anything in the Merger Agreement to the contrary, at any time prior to obtaining the Haynes stockholder approval, the Haynes Board or any committee of the Haynes Board may make a Company Board Recommendation Change in response to (i) a Superior Proposal, if it determines in good faith (after consultation with its financial advisors and outside legal counsel), that the failure to do so would be inconsistent with its fiduciary duties under applicable law, or (ii) any change, event, effect, development or circumstance that was not known or reasonably foreseeable or the consequences of which were not known or reasonably foreseeable to the Company Board on the date of the Merger Agreement and does not relate to any (A) Acquisition Proposal, (B) the mere fact that the Company meets or exceeds any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date the Merger Agreement or (C) any changes after the date of the Merger Agreement in the market price or trading volume of Haynes common stock or the credit rating of the Company (it being understood that the underlying cause of any of the foregoing in the foregoing clauses (B) and (C) may be considered and taken into account) (an “Intervening Event”), if it determines in good faith (after consultation with its financial advisors and outside legal counsel) that the failure to do so would be inconsistent with its fiduciary duties under applicable law, subject in each case to compliance with the procedures described below.
In the case of a Superior Proposal, no adverse recommendation change and/or termination of the Merger Agreement may be made:

•
until after the fifth business day following written notice from the Company to Parent advising Parent that the Haynes Board intends to resolve to effect a Company Board Recommendation Change and/or terminate the Merger Agreement to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal and specifying the reasons, including the identity of the third party making, such Superior Proposal, the material terms of such Superior Proposal and copies of all relevant documents relating to such Superior Proposal (with any modification or amendment to the financial terms or any other term (other than immaterial modifications or amendments to such other terms) of such Superior Proposal requiring a new notice of superior proposal with a new notice period of three business days);

•
unless during such five business day period (or three business day period following an amended proposal), the Company has been available to negotiate with Parent and its representatives in good faith (and negotiated to the extent that Parent desires and requests to so negotiate) to make such adjustments to the terms and conditions of the Merger Agreement so that such Acquisition Proposal would cease to constitute a Superior Proposal; and

•
in the event of any termination of the Merger Agreement in order to cause or permit the Company to enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal, the Company will have validly terminated Merger Agreement and paid to Parent (or its designee) the Company Termination Fee of $28 million.

In the case of an Intervening Event, no Company Board Recommendation Change may be made:
•
until after the fifth business day following written notice from the Company to Parent advising Parent that the Haynes Board or any committee of the Haynes Board intends to take such action and specifying the applicable Intervening Event in reasonable detail; and

•
unless during such five business day period, the Company has been available to negotiate with Parent and its representatives in good faith (and negotiated to the extent that Parent desires and request to so negotiate) to make such adjustments to the terms and conditions of the Merger Agreement so that the Haynes Board no longer determines that the failure to make a Company Board Recommendation Change in response to such Intervening Event would be inconsistent with its fiduciary duties under applicable law.

Reasonable Best Efforts; Antitrust Filings
Haynes, Parent and Merger Sub agreed to use their reasonable best efforts to take, or cause to be taken (including by their respective subsidiaries), all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable law to consummate and make effective the transactions contemplated by the Merger Agreement, including by:
•
causing the conditions to the Merger as set forth in the Merger Agreement to be satisfied;

•
obtaining all consents, waivers, approvals and orders from governmental authorities;

•
making all registrations, declarations and filings with governmental authorities; and

•
obtaining all consents, waivers and approvals and delivering all notifications pursuant to any material contracts or leases.

Each of Haynes, Parent and Merger Sub agreed to:
•
within ten business days after the date of the Merger Agreement, file with the FTC and Antitrust Division of the DOJ a Notification and Report Form (and, if applicable, cause their respective affiliates to make such filing) as required under the HSR Act with respect to the Merger and the other transactions contemplated by the Merger Agreement and agreed to use reasonable best efforts to promptly as practicable cause the expiration or termination of any applicable waiting periods under the HSR Act;

•
as soon as practicable after the date of the Merger Agreement file such notification filings, forms, and submissions as required by certain specified antitrust laws or foreign investment laws (and, if applicable, cause their respective affiliates to promptly make all filings);

•
cooperate and coordinate (and cause its respective affiliates to cooperate and coordinate) with the other in the making of such filings;

•
supply the other (or cause the other to be supplied) with any information that may be required in order to make such filings;

•
supply (or cause to be supplied) any additional information that may be required or requested by the FTC, the DOJ or the governmental authorities of any other applicable jurisdiction in which any such filing is made; and

•
take (and cause their affiliates to take) all action reasonably necessary, proper or advisable to (1) cause the expiration or termination of the applicable waiting periods pursuant to the HSR Act and certain specified antitrust laws or foreign investment laws and (2) obtain all clearances, consents, approvals, waivers, actions, non-actions and other authorizations pursuant to the HSR Act and such antitrust laws or foreign investment laws, in each case as promptly as practicable and in any event at least five business days prior to the Termination Date.

Each party also agreed to:
•
promptly inform (and to cause its affiliates to inform) the other parties of any substantive communication from any governmental authority to the extent regarding the Merger and the other transactions contemplated by the Merger Agreement, or regarding any such request, inquiry or proceeding;

•
make (or cause to be made) an appropriate response to any comments or request for additional information or documentary material from any governmental authority as promptly as practicable, after consultation with the other party; and

•
not enter in any agreement or understanding with any governmental authority to delay or not consummate the Merger, without the consent of the other parties, which consent will not be unreasonably withheld, conditioned, or delayed.

Parent has the principal responsibility, after reasonable consultation with the Company (including giving good faith consideration to any comments made by the Company), for determining and implementing the strategy for obtaining any necessary clearance, consents, approvals, or waiting period expirations or terminations pursuant to any applicable antitrust laws or foreign investment laws.
In furtherance and not in limitation of the other covenants related to the HSR Act, CFIUS and foreign regulatory filings, to avoid, eliminate or resolve each and every impediment under the HSR Act and relating to CFIUS and foreign regulatory consents applicable to the Merger as promptly as practicable (and in any event no later than five business days prior to the Termination Date) each of Parent and Merger Sub agreed to (and agreed to cause their respective affiliates to, if applicable) offer, negotiate, commit to and effect, by consent decree, hold separate order or otherwise, and take all actions to avoid or eliminate each and every impediment and obtain the CFIUS Approval and all clearances, consents, approvals waivers, actions, waiting period expirations or terminations, non-actions or other authorizations under the HSR Act and relating to foreign regulatory consents, including:
•
the sale, divestiture, license, transfer, disposition, or hold separate (through the establishment of a trust or otherwise), of any and all of the capital stock or other equity or voting interest, assets (whether tangible or intangible), rights, properties, products or businesses of Parent, Merger Sub and their respective affiliates and of the Company and its subsidiaries;

•
the termination, modification, or assignment of existing relationships, joint ventures, contracts, or obligations of Parent, Merger Sub and their respective affiliates and of the Company and its subsidiaries;

•
the modification of any course of conduct following Closing regarding future operations of Parent, Merger Sub and their respective affiliates (but solely as it relates to the Company and its subsidiaries, following the Closing) and of the Company and its subsidiaries; and

•
any other restrictions on the activities of Parent, Merger Sub and their respective affiliates and of the Company and its subsidiaries, including the freedom of action of Parent, Merger Sub, and their respective affiliates and of the Company and its subsidiaries with respect to, or their ability to retain, one or more of their respective operations, divisions, businesses, product lines, customers, assets or rights or interests, or their freedom of action with respect to the assets, properties, or businesses to be acquired pursuant to the Merger Agreement (any such necessary action, including those described in the foregoing bullets, a “Conduct Remedy”);
in each case so as to allow the consummation of the Merger as promptly as practicable (and in any event no later than five business days prior to the termination date);
Notwithstanding anything in the Merger Agreement to the contrary, nothing shall require Parent or any of Parent’s subsidiaries or affiliates to undertake or agree to (or propose) any Conduct Remedy or to undertake or agree to (or propose) (or to request or authorize the Company or any of the Company’s subsidiaries to undertake or agree to (or propose) and the Company shall not, and shall not permit any of its subsidiaries to undertake or agree (or propose) to take, without Parent’s prior written consent) any Conduct Remedy if such Conduct Remedy would, or would reasonably be expected to, result in a Substantial Detriment. As used in the Merger Agreement, the term “Substantial Detriment” means changes or effects (including any efforts, actions, changes or effects reasonably expected to result from any Conduct Remedy) which, individually or in the aggregate, would, or would reasonably be expected to, result in a material adverse effect on the assets, business, results of operation, or financial condition of the Company and its subsidiaries, taken as a whole, and treating any Conduct Remedy relating to the operations conducted by Parent or its affiliates prior to the Effective Time as if it were applicable to an equivalent amount of operations, divisions, businesses, product lines, customers, assets or rights or interests of the Company and its subsidiaries; provided, that any Conduct Remedy relating to the operations conducted by Parent or its subsidiaries prior to the Effective Time shall be deemed to result in a Substantial Detriment. Parent will oppose any request for, the entry of, and seek to have vacated or terminated, any order, judgment, decree, injunction or ruling of any governmental authority that would restrain, prevent or materially delay receipt of any required consents, clearances, approvals, waivers, actions, waiting period expirations or terminations, non-actions or other authorizations required to consummate the Merger, including by defending through litigation, any action asserted by any person in any court or before any governmental authority and by exhausting all avenues of appeal, including appealing properly any adverse decision or order by any governmental authority, and in the event that the Merger Agreement is terminated for a Legal Restraint Termination or a Termination Date Termination (each as defined below in the section titled “The Merger Agreement — Termination”), Parent agreed to bear the costs and expenses of all such actions. Notwithstanding the foregoing, nothing in the Merger Agreement will require the Company or any of its subsidiaries or affiliates to enter into any agreement or consent decree with the DOJ, FTC, CFIUS or any other governmental authority that is not conditioned on the closing and the Company has agreed that it will not, and will not permit any of its subsidiaries or representatives to, in each case, without Parent’s prior written consent enter into, agree to or otherwise agree or commit to, or publicly propose or propose to any governmental authority to any of the foregoing with respect to any such agreement, consent decree or any other Conduct Remedy (provided that, at the written request of Parent, the Company shall take any such action if such action is conditioned on, and effective only from and after, the Closing).
Until the earlier of the valid termination of the Merger Agreement and the Effective Time, the Company, Parent and Merger Sub will not, and have agreed to cause their respective subsidiaries and affiliates not to, enter into, agree to enter into, permit or agree to permit any person (other than its affiliates) to enter into, or consummate any contracts or arrangements for an acquisition (by stock purchase, merger, consolidation, purchase of assets, license or otherwise) of any ownership interest, equity interests, assets or rights in or of any person, that would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the transactions contemplated by the Merger Agreement, including the Merger, including by (A) imposing any material delay in the obtaining of or materially increasing the risk of not obtaining, any clearances, approvals, waivers, actions, non-actions, authorizations, consents, orders or declarations of any governmental authority or the expiration or termination of any applicable waiting period necessary to consummate the transactions contemplated by the Merger Agreement, including the Merger, or (B) materially increasing the risk of any Governmental Authority entering an order, ruling, judgment or injunction prohibiting the consummation of the transactions contemplated by the Merger Agreement, including the Merger, or (C) causing Parent, Merger Sub or the Company to be required to obtain any additional clearances, consents, approvals, waivers, actions, waiting period expirations or terminations, non-actions or other authorizations under any antitrust laws or foreign investment laws with respect to the Merger and the other transactions contemplated by the Merger Agreement.
Committee on Foreign Investment in the United States
The Company and Parent have agreed to make a joint CFIUS filing with respect to the transactions contemplated by the Merger Agreement in accordance with applicable law, including the requirements of the DPA. Each of the Company and Parent have agreed to cooperate with one another with respect to the CFIUS Filing and obtaining CFIUS Approval, defined to include any of the following: (i) the parties have received a written determination from CFIUS stating it has concluded that none of the transactions contemplated by the Merger Agreement constitute a “covered transaction” subject to review under the DPA; (ii) the parties have received a written determination from CFIUS stating it has completed a review or investigation of the notification provided to CFIUS pursuant to the DPA with respect to the transactions contemplated by the Merger Agreement, or any portion thereof, and has concluded all action under the DPA; or (iii) CFIUS has sent a report to the President of the United States (the “President”) requesting the President’s decision and either (A) the President has announced a decision to not take any action to suspend or prohibit the transactions contemplated by the Merger Agreement or any portion thereof; or (B) having received a report from CFIUS requesting the President’s decision, the President has not taken any action after 15 days from the earlier of the date the President received such report from CFIUS or the end of the investigation period related to the notification provided to CFIUS pursuant to the DPA with respect to the transactions contemplated by the Merger Agreement or any portion thereof.
Proxy Statement; Haynes Stockholders Meeting
The Company has agreed, in consultation with Parent, to conduct a “broker search” in accordance with Rule 14a-13 of the Exchange Act as promptly as practicable after the date of the Merger Agreement (and in any event within 5 business days) to enable such record date to be set for a special meeting of its stockholders for the purpose of obtaining stockholder approval of the Merger (the “Special Meeting”). The Company agreed to hold the Special Meeting as promptly as practicable following the clearance of the proxy statement by the SEC (but no earlier than 20 business days following the mailing of the proxy statement to the Company’s stockholders).
The Company may postpone or adjourn the Special Meeting:
•
to allow additional solicitation of votes in order to obtain the stockholder approval;

•
for the absence of a quorum (provided that the Company may not postpone or adjourn the Special Meeting more than two times pursuant to this provision without Parent’s prior written consent (which shall not to be unreasonably withheld, conditioned or delayed)); or

•
if the Company is required to postpone or adjourn the stockholder meeting by applicable law or a request from the SEC or its staff.

Unless there has been a Company Board Recommendation Change, the Company will use reasonable best efforts to solicit from stockholders of the Company proxies in favor of the adoption of the Merger Agreement. Unless the Merger Agreement has been validly terminated, the Company will submit the Merger Agreement for a vote by its stockholders at the Special Meeting even if the Haynes Board has effected a Company Board Recommendation Change.
The Company agreed to ensure that the proxy statement will not, on the date it is first disseminated to stockholders of the Company or at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. However, the Company assumes no responsibility with respect to information supplied by or on behalf of Parent or Merger Sub or any of their representatives specifically for inclusion or incorporation by reference in the proxy statement or other required SEC filings. Parent and Merger Sub agreed to ensure that such information supplied by them and Guarantor for inclusion in the proxy statement will not, on the date it is first disseminated to stockholders of the Company or at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. However, Parent and Merger Sub assume no responsibility with respect to information supplied by or on behalf of the Company or any of its representatives specifically for inclusion or incorporation by reference in the proxy statement or other required SEC filings.
If at any time prior to the Special Meeting, any information relating to the Company, Parent, Merger Sub or any of their respective affiliates should be discovered by the Company, on the one hand, or Parent or Merger Sub, on the other hand, that should be set forth in an amendment or supplement to the proxy statement, so that such filing would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the party that discovers such information will promptly notify the other, and an appropriate amendment or supplement to such filing describing such information will be promptly prepared and filed with the SEC by the appropriate party and, to the extent required by applicable law or the SEC or its staff, disseminated to the Company’s stockholders.
Subject to applicable law, the Company will use its reasonable best efforts to cause the proxy statement to be disseminated to Haynes stockholders as promptly as reasonably practicable, and in no event more than four business days, following the filing thereof with the SEC and confirmation from the SEC that it will not review, or that it has completed its review of, the proxy statement, which confirmation will be deemed occurred if the SEC has not affirmatively notified the Company by 11:59 p.m., New York City time, on the tenth calendar day following such filing with the SEC that the SEC will or will not be reviewing the proxy statement.
Guaranty
Guarantor has agreed to absolutely, unconditionally and irrevocably guarantee, as principal and not as surety, to Haynes, the surviving corporation and their successors and assigns the due and punctual payment and performance of each of the Guaranteed Obligations. The guaranty is one of payment and performance, not of collection, and any breach or nonperformance of any such obligations of Merger Sub or Parent (or any of their successors or assigns) will also be deemed to be a default of Guarantor. For so long as the guaranty remains in effect, Guarantor will not exercise any right or remedy arising by reason of its performance of its guaranty, whether by subrogation, reimbursement, indemnification, contribution or otherwise, against Haynes, the surviving corporation or their successors and assigns or any express intended third party beneficiary of any Guaranteed Obligations, or any other guarantor of the Guaranteed Obligations.
Subject to the provisions of the guaranty, including the limitations contained therein, the guaranty is a continuing one and remains in full force and effect until the Guaranteed Obligations have been performed or satisfied. The Guaranteed Obligations will be discharged as a result of (i) indefeasible payment in full of the Guaranteed Obligations in accordance with the terms of the Merger Agreement, or (ii) those defenses to the payment of the Guaranteed Obligations that Parent or Merger Sub has under the specific terms of the Merger Agreement.
As a separate and independent stipulation, any of the Guaranteed Obligations (including any monies payable) that is or becomes unenforceable against, or not capable of recovery from, Parent or Merger Sub by reason of any legal limitation, disability or incapacity on or of Parent or Merger Sub or any other fact or circumstances (other than any limitation imposed by the Merger Agreement) will nevertheless be enforceable against and recoverable from Guarantor as though the same had been incurred by Guarantor and Guarantor were the sole or principal obligor in respect of that Guaranteed Obligation.
Indemnification of Directors and Officers and Insurance
As of the Effective Time, the surviving corporation and its subsidiaries will, and Parent will cause the surviving corporation and its subsidiaries to, honor and fulfill, in all respects, the obligations of Haynes and its subsidiaries pursuant to any indemnification agreements between the Company and any of its subsidiaries or affiliates, on the one hand, and any of their respective current or former directors, officers, employees or agents (and any person who becomes a director, officer, employee or agent of Haynes or any of its subsidiaries prior to the Effective Time), on the other hand (each, together with such person’s heirs, executors and administrators, an “Indemnified Person” and, collectively, the “Indemnified Persons”). In addition, for a period of six years following the Effective Time, the surviving company and its subsidiaries will, and Parent will cause the surviving company and its subsidiaries to, cause all the organizational documents of the surviving corporation and its subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the organizational documents as of February 4, 2024, which provisions will not be repealed, amended or otherwise modified in any adverse manner except as required by applicable law.
For a period of six years following the Effective Time, the surviving corporation will, and Parent will cause the surviving corporation to, indemnify and hold harmless, to the fullest extent permitted by applicable law, each Indemnified Person from and against all costs, fees and expenses, including attorneys’ fees and investigation expenses, judgments, fines, penalties, losses, claims, damages, liabilities and amounts paid in settlement or compromise in connection with any legal proceeding, whether civil, criminal, administrative or investigative, whenever asserted, to the extent that such legal proceeding arises, directly or indirectly, out of or pertains, directly or indirectly, to the fact that an Indemnified Person is or was a director, officer, employee or agent of Haynes or any of its subsidiaries or affiliates; any action or omission, or alleged action or omission, in such Indemnified Person’s capacity as a director, officer, employee or agent of the Company or any of its subsidiaries or other affiliates, or taken at the request of Haynes or such subsidiary or affiliate as a director, officer, employee, trustee or fiduciary of another person (including any employee benefit plan), regardless of whether such action or omission, or alleged action or omission, occurred prior to or at the Effective Time; and the Merger, as well as any actions taken by Haynes, Parent or Merger Sub with respect to the Merger (including any disposition of assets of the surviving corporation or any of its subsidiaries that is alleged to have rendered the surviving corporation or any of its subsidiaries insolvent).
If, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Person delivers to Parent a written notice asserting a claim for indemnification, then the claim asserted in such notice will survive the sixth anniversary of the Effective Time until such claim is fully and finally resolved. In the event of any such legal proceeding, (A) the surviving corporation shall have the right to control the defense thereof after the Effective Time (it being understood that, by electing to control the defense thereof, the surviving corporation, on behalf of itself and its affiliates, will be deemed to have waived any right to object to the Indemnified Person’s entitlement to indemnification hereunder with respect thereto); (B) each Indemnified Person shall be entitled to retain his or her own counsel, whether or not the surviving corporation elects to control the defense of any such legal proceeding; and (C) the surviving corporation will advance all fees and expenses (including fees and expenses of any counsel) as incurred by an Indemnified Person in the defense of such legal proceeding, whether or not the surviving corporation elects to control the defense of any such legal proceeding. None of Parent, the surviving corporation nor any of their respective affiliates will settle or otherwise compromise or consent to the entry of any judgment with respect to, or otherwise seek the termination of, any legal proceeding for which indemnification may be sought by an Indemnified Person unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnified Persons from all liability arising out of such legal proceeding. Any determination required to be made with respect to whether the conduct of any Indemnified Person complies or complied with any applicable standard will be made by independent legal counsel selected by the surviving corporation (which counsel will be reasonably acceptable to such Indemnified Person), the fees and expenses of which will be paid by the surviving corporation.
For a period of six years following the Effective Time, the surviving corporation will, and Parent will cause the surviving corporation to, maintain in effect Haynes’ current directors’ and officers’ liability and similar insurance in respect of acts or omissions occurring at or prior to the Effective Time on terms (including with respect to coverage, conditions, retentions, limits and amounts) that are equivalent to those of Haynes’ current directors’ and officers’ liability insurance; provided that in no event will the surviving corporation be obligated to pay annual premiums in excess of 300% of the amount paid by the Company for coverage for its last full fiscal year, which amount is referred to as the maximum annual premium. If the annual premiums of such insurance coverage exceed the maximum annual premium, then the surviving corporation will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the maximum annual premium from an insurance carrier with the same or better credit rating as Haynes’ directors’ and officers’ liability insurance carrier on the date of the Merger Agreement. In satisfaction of the foregoing obligations, prior to the Effective Time (or substantially concurrently with the Effective Time) Haynes may purchase a prepaid “tail” policy with respect to the Company’s current directors’ and officers’ liability insurance from an insurance carrier with the same or better credit rating as Haynes’ directors’ and officers’ liability insurance carrier on the date of the Merger Agreement provided that in no event shall Parent be obligated to pay an aggregate cost for such “tail” policy in excess of the maximum annual premium for so long as such “tail” policy is in full force and effect. If the Company elects to purchase such a “tail” policy prior to the Effective Time, the surviving corporation will (and Parent will cause the surviving corporation to) maintain such “tail” policy in full force and effect for a period of no less than six years after the Effective Time and continue to honor its obligations under such “tail” policy. If the Company is unable to obtain the “tail” policy and Parent or the surviving corporation are unable to obtain the insurance described above for an annual cost less than or equal to the maximum annual premium, Parent will cause the surviving corporation to instead obtain as much comparable insurance as possible for an aggregate annual premium equal to the maximum annual premium.
Employee Matters
For a period of not less than 12 months following the Effective Time, Parent agreed to provide each employee of the Company or its subsidiaries who is employed by the Company or its subsidiaries immediately prior to the Effective Time (including those on vacation, sick leave, maternity leave, military service, lay-off, disability or other paid time off or leave of absence) and who continues employment with Parent or any subsidiary of Parent (including the surviving corporation) immediately following the Effective Time (a “Continuing Employee”) with: (1) base salary or wage rate and target short-term cash incentive opportunities (including bonus or commission compensation) that are, in each case, no less than those in effect for such Continuing Employee immediately before the Effective Time, (2) target long-term incentive compensation opportunities that are no less favorable in the aggregate than the target long-term compensation opportunities received by such Continuing Employee immediately prior to the Effective Time (except that such opportunities may be denominated in and/or settled in cash rather than equity-based awards), (3) severance and termination benefits that are no less favorable than those applicable to such Continuing Employee immediately before the Effective Time and (4) all other employee welfare and defined contribution benefit plans, programs, policies, agreements or arrangements of the surviving corporation or any of its subsidiaries (excluding, for the avoidance of doubt, any defined benefit pension, severance, retention bonus, change in control, transaction or similar arrangements) at levels at least as favorable in the aggregate to those in effect for (or available to) such Continuing Employee under the Company’s employee plans as of immediately prior to the Effective Time.
With respect to each benefit or compensation plan, program, policy, arrangement or agreement that is made available to any Continuing Employee at or after the Effective Time (each such plan, a “New Plan”), the surviving corporation and its subsidiaries shall (and Parent will cause the surviving corporation and its subsidiaries to) cause to be granted to such Continuing Employee credit for all service with the Company and its subsidiaries prior to the Effective Time for purposes of eligibility to participate, vesting and entitlement to benefits where length of service is relevant (including for purposes of vacation and other time off accrual and severance entitlement), except to the extent that it would result in duplication of coverage or benefits for the same period of service. In addition, and without limiting the foregoing, (i) the surviving corporation and its subsidiaries shall use commercially reasonable efforts to ensure each Continuing Employee will be immediately eligible to participate, without any waiting period, in any and all New Plans to the extent that coverage pursuant to any such New Plan replaces coverage pursuant to a corresponding employee plan (such plans, the “Old Plans”); (ii) for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits, the surviving corporation and its subsidiaries shall use commercially reasonable efforts to cause all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such New Plan to be waived for the Continuing Employees and their covered dependents; (iii) for purposes of each New Plan providing medical, dental, pharmaceutical, or vision benefits, the surviving corporation and its subsidiaries shall use commercially reasonable efforts to cause any eligible expenses incurred by the Continuing Employees and their covered dependents during the portion of the plan year of the Old Plan ending on the date that Continuing Employees’ participation in the corresponding New Plan begins, to be given full credit pursuant to such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employees and their covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan; and (iv) the surviving corporation and its subsidiaries shall credit the accounts of the Continuing Employees pursuant to any New Plan that is a flexible spending account plan with any unused balances in the account of such Continuing Employees under the Old Plan that is a flexible spending account plan. Any vacation or paid time off accrued but unused by a Continuing Employee as of immediately prior to the Effective Time will be credited to such Continuing Employee following the Effective Time, and will not be subject to accrual limits or other forfeiture and shall not limit future accruals.
Other Agreements
The Merger Agreement contains additional agreements between Haynes, on the one hand, and Parent and Merger Sub, on the other hand, relating to, among other things:
•
the repayment and discharge of the Company’s indebtedness by Parent in connection with the Merger;

•
Parent and Merger Sub’s access to information of Haynes;

•
Section 16(b) Exemptions;

•
employee matters;

•
notification of certain matters;

•
confidentiality;

•
consultations regarding public statements and disclosure;

•
planning regarding post-Merger restructuring and integration; and

•
litigation relating to the transactions contemplated by the Merger Agreement.

Conditions of the Merger
The obligations of Haynes, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver of various conditions on or prior to the Effective Time, including the following:
•
the adoption of the Merger Agreement by the Company’s stockholders;

•
the expiration or termination of any applicable waiting periods under the HSR Act, and receipt of the approvals, clearances or expirations of waiting periods under certain specified foreign regulatory laws, in each case without the imposition, individually or in the aggregate, of a Substantial Detriment (see the section titled “The Merger — Regulatory Approvals Required for the Merger”);

•
the receipt of CFIUS Approval without the imposition, individually or in the aggregate, of a Substantial Detriment; and

•
the absence of any law, injunction or order from any governmental authority having jurisdiction over any party to the Merger Agreement (whether temporary, preliminary or permanent) that would (i) prohibit, enjoin or otherwise make illegal the consummation of the Merger or (ii) results, individually or in the aggregate, in a Substantial Detriment (“Regulatory Approval”).

Parent and Merger Sub’s obligations to consummate the Merger are subject to the satisfaction or waiver of the following additional conditions:
•
the representations and warranties made by Haynes (i) that Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, (ii) relating to corporate power and enforceability, (iii) relating to Company Board approval, (iv) relating to the fairness opinion, (v) relating to anti-takeover laws, (vi) relating to requisite government approvals and (vii) brokers’ fees being true and correct in all material respects at and as of the date of the Merger Agreement and as of the closing (except to the extent any such representation and warranty expressly speaks as of a specific date, in which case such representation and warranty shall be true and correct in all material respects only as of such specified date);

•
certain of Haynes’ representations and warranties regarding its capitalization and capital structure being true and correct in all respects at and as of the date of the Merger Agreement and as of the

Closing (except to the extent any such representation and warranty expressly speaks as of a specific date, in which case such representation and warranty shall be true and correct in all respects only as of such specified date), except for any de minimis inaccuracies;
•
the representation and warranty made by Haynes regarding the absence of a Company Material Adverse Effect since September 30, 2023 being true and correct in all respects at and as of the date of the Merger Agreement and as of the closing (except to the extent such representation and warranty expressly speaks as of a specific date, in which case such representation and warranty shall be true and correct in all respects only as of such specified date);

•
the other representations and warranties made by the Company in the Merger Agreement being true and correct at and as of the date of the Merger Agreement and as of the closing (except to the extent any such representation and warranty expressly speaks as of a specific date, in which case such representation and warranty shall be true and correct in all respects only as of such specified date), except where the failure of such representations and warranties to be so true and correct (disregarding all qualifications or limitations as to “materiality,” “Company Material Adverse Effect” or words of similar import) would not, individually or in the aggregate, have a Company Material Adverse Effect;

•
Haynes having performed and complied in all material respects with all of the covenants and obligations of the Merger Agreement required to be performed and complied with by Haynes at or prior to the closing;

•
since the date of the Merger Agreement, no Effect has occurred or arisen that, individually or in the aggregate, has had a Company Material Adverse Effect that is continuing; and

•
receipt by Parent and Merger Sub of a certificate of the Company, executed for and on behalf of the Company by a duly authorized executive officer of Haynes certifying to the satisfaction of the conditions described immediately above.

The Company’s obligations to consummate the Merger are subject to the satisfaction or waiver of the following additional conditions:
•
the representations and warranties made by Parent and Merger Sub set forth in the Merger Agreement being true and correct at and as of the date of the Merger Agreement and as of the closing (except to the extent that any such representation and warranty expressly speaks as of a specific date, in which case such representation and warranty shall be true and correct only as of such specified date), except where the failure of such representations and warranties to be so true and correct (disregarding all qualifications or limitations as to “materiality,” “Parent Material Adverse Effect” or words of similar import) would not have a Parent Material Adverse Effect;

•
Parent and Merger Sub having performed and complied in all material respects of the covenants and obligations of the Merger Agreement required to be performed and complied with by Parent and Merger Sub at or prior to closing; and

•
receipt by Haynes of a certificate of Parent and Merger Sub, executed for and on behalf of Parent and Merger Sub certifying to the satisfaction of the conditions described immediately above.

The Merger Agreement does not contain any financing-related closing condition. Parent and Merger Sub each acknowledged and agreed in the Merger Agreement that their obligations under the Merger Agreement, including their obligations to consummate the Merger or any of the other transactions contemplated by the Merger Agreement, are not subject to, or conditioned on, the receipt or availability of any funds or financing.
Haynes, Parent and Merger Sub can provide no assurance that all of the conditions precedent to the Merger will be satisfied or waived by the party permitted to do so.
Termination
The Merger Agreement may be terminated at any time prior to the Effective Time (notwithstanding the receipt of Haynes stockholder approval) in the following circumstances:

•
by mutual written agreement of Parent and the Company;

•
by either Parent or the Company if:

•
if any governmental authority has issued a permanent injunction or final and non-appealable judgement or order, which remains in effect, or there is any statute, rule or regulation, preventing or enjoining the consummation of the Merger; provided, however, that the right to terminate the Merger Agreement on this basis is not available to any party whose failure to perform its obligations under the Merger Agreement has been the primary cause of, or primarily resulted in, the issuance of such permanent injunction or final and non-appealable order (referred to as a “Legal Restraint Termination”);

•
the Merger is not consummated on or before 11:59 p.m., New York City time, on February 4, 2025 (the “Termination Date”); provided, however, that (a) if five business days prior to the Termination Date, all the conditions to closing have been satisfied or (to the extent permitted by law) waived other than (i) the Regulatory Approvals (solely to the extent such condition has not been satisfied due to a law, injunction, judgment or order arising under the HSR Act or any other antitrust laws or the foreign regulatory laws), HSR clearance or CFIUS Approval, and (ii) those conditions that by their terms are to be satisfied at the closing, each of which is capable of being satisfied at the closing, the Termination Date shall be automatically extended until 11:59 p.m., New York City time, on August 4, 2025, which later date shall thereafter be deemed the Termination Date; provided, further, that (b) if five Business Days prior to such extended date, all the conditions to closing have been satisfied or (to the extent permitted by law) waived other than (i) Regulatory Approvals (solely to the extent such condition has not been satisfied due to a law, injunction, judgment or order arising under the HSR Act or any other antitrust laws or the foreign regulatory laws), HSR clearance or CFIUS Approval, and (ii) those conditions that by their terms are to be satisfied at the closing, each of which is capable of being satisfied at the closing the Termination Date shall be automatically extended until 11:59 p.m., New York City time, on February 4, 2026, which later date shall thereafter be deemed the Termination Date; provided further, that the right to terminate the Merger Agreement on this basis is not available to (x) the Company, if the Company is then in material breach of its obligations under the Merger Agreement such that Parent would be entitled to terminate the Merger Agreement pursuant to the Company Breach Termination, (y) Parent, if Parent is then in material breach of its obligations under the Merger Agreement such the Company would be entitled to terminate the Merger Agreement pursuant to the Parent Breach Termination and (z) any party whose action or failure to act (which action or failure to act constitutes a breach by such Party of the Merger Agreement) has been the primary cause of, or primarily resulted in, either (A) the failure to satisfy the conditions to the obligations of the terminating Party to consummate the Merger prior to the Termination Date or (B) the failure of the closing to have occurred prior to the Termination Date (referred to as a “Termination Date Termination”); and

•
if the holders of a majority of the outstanding shares of Haynes common stock entitled to vote at the Special Meeting fail to adopt the Merger Agreement at the Special Meeting (referred to as a “Stockholder Vote Termination”);

•
by Parent if:

•
the Company breaches or fails to perform any representation, warranty, covenant or other agreement contained in the Merger Agreement that would result in a condition to the closing of the Merger not being satisfied and such breach has not been timely cured (provided that Parent is not then in material breach of its obligations under the Merger Agreement such that the Company would be entitled to terminate the Merger Agreement pursuant to the Parent Breach Termination) (referred to as a “Company Breach Termination”); or

•
prior to the adoption of the Merger Agreement by Haynes stockholders, after being notified that the Haynes Board has effected a Company Board Recommendation Change (referred to as a “Recommendation Change Termination”); and

•
by the Company if:

•
Parent or Merger Sub breaches or fails to perform any representation, warranty, covenant or other agreement contained in the Merger Agreement that would result in a condition to the closing of the Merger not being satisfied and such breach has not been timely cured (provided that the Company is not then in material breach of its obligations under the Merger Agreement such that Parent would be entitled to terminate the Merger Agreement pursuant to the Company Breach Termination) (referred to as a “Parent Breach Termination”); or

•
prior to the adoption of the Merger Agreement by Haynes stockholders, in order to substantially concurrently enter into an Alternative Acquisition Agreement with respect to a Superior Proposal received after February 4, 2024, if (i) such Superior Proposal has not resulted from a breach, in any material respect, of the Company’s obligations under the no-shop provisions in the Merger Agreement, (ii) the Company has complied, in all material respects, with its obligations under the no-shop provisions in the Merger Agreement with respect to such Superior Proposal, (iii) concurrently with and as a condition to such termination, Haynes pays Parent (or its designee) the Company Termination Fee (summarized below) and (iv) the Haynes Board has authorized the Company to enter into, and the Company concurrently enters into, a definitive written agreement providing for such Superior Proposal (referred to as a “Superior Proposal Termination”).

Effect of Termination
Any valid termination of the Merger Agreement will be effective immediately upon the delivery of written notice by the terminating party to the other parties, and the Merger Agreement will be void and of no further force or effect without liability of any party to the other parties, as applicable, except that certain provisions of the Merger Agreement, including with respect to public statements, will survive the termination of the Merger Agreement in accordance with their respective terms, as well as the provisions regarding the effect of termination and payment of termination fees and related expenses and the general provisions contained in Article IX of the Merger Agreement. Subject to the provisions regarding payment of the Company Termination Fee, neither party will be relieved or released from any liabilities or damages arising out of its fraud or its willful and material breach of any provision of the Merger Agreement. For purposes of the Merger Agreement, a “willful and material breach” means a breach that is a consequence of an act or omission undertaken by the breaching party with the actual knowledge that the taking of, or failure to take, such act would, or would be reasonably likely to, cause or constitute a material breach of the Merger Agreement.
Termination Fees and Expenses
The Company will be required to pay Parent a termination fee of $28 million (the “Company Termination Fee”) if the Merger Agreement is terminated due to a Superior Proposal Termination, (ii) if the Merger Agreement is terminated due to a Recommendation Change Termination or (iii) if the Merger Agreement is terminated (A) (x) due to a Stockholder Vote Termination, (y) due to a Company Breach Termination if the Haynes stockholder approval has not been obtained or (z) due to a Termination Date Termination if the Haynes stockholder approval has not been obtained, (B) prior to the taking of a vote (in the case of termination contemplated by clause (A)(x)) or the termination (in the case of the termination contemplated by clauses (A)(y) or (A)(z)), a third party shall have publicly made an Acquisition Proposal, and (C) within 12 months of such termination of the Merger Agreement, the Company enters into a definitive agreement for or consummates any Acquisition Transaction. For purposes of this paragraph, all references to “15%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%.”
Specific Performance
The parties to the Merger Agreement will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement. Any party seeking an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically its terms and provisions will not be required to provide any bond or other security in connection with such injunction or enforcement.

Amendments and Waivers
Prior to the Haynes stockholder approval, the Merger Agreement may be amended at any time by the parties to the Merger Agreement, however, following the receipt of the Haynes stockholder approval, no amendment to the Merger Agreement that requires the approval of the stockholders of the Company under the DGCL may be made unless the further required approval is obtained.
Any agreement on the part of a party to any extension or waiver with respect to the Merger Agreement is valid only if set forth in an instrument in writing signed on behalf of such party. At any time prior to the Effective Time, the parties to the Merger Agreement (treating Parent and Merger Sub as one party for this purpose) may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement or (iii) waive compliance by the other party with any of the agreements or conditions contained in the Merger Agreement. The failure of any party to the Merger Agreement to assert any of its rights under the Merger Agreement or otherwise will not constitute a waiver of such rights.
Third Party Beneficiaries
The Merger Agreement is not intended to and will not confer any rights or remedies upon any person other than the parties thereto and their respective successors and permitted assigns, except if the Closing occurs, from and after the Closing, (i) the provisions of the Merger Agreement relating to indemnification, advancement of expenses and exculpation from liability for the directors and officers of Haynes, and (ii) the holders of Haynes common stock, the Options, the RSAs or the PSAs (solely with respect to the provisions governing such holders’ rights to receive the Merger Consideration, without interest, in each case after the Effective Time).
Governing Law
The Merger Agreement is governed by and construed in accordance with the laws of the State of Delaware.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
Listed below are the only individuals and entities known by the Company to beneficially own more than 5% of the outstanding common stock of the Company as of March 15, 2024 (assuming that their holdings have not changed from such other date as may be shown below):
Name	Number	Percent(1)
BlackRock, Inc.(2)	2,231,198	17.5%
T. Rowe Price Investment Management, Inc.(3)	1,462,294	11.4%
Dimensional Fund Advisors LP(4)	1,029,443	8.1%
Edenbrook Capital, LLC(5)	920,945	7.2%
The Vanguard Group(6)	854,239	6.7%
AllianceBernstein L.P.(7)	802,344	6.3%
Royce & Associates, LP(8)	669,330	5.2%

(1)
The percentage is calculated on the basis of 12,782,992 shares of common stock outstanding as of March 15, 2024.

(2)
The address of BlackRock, Inc. is 50 Hudson Yards, New York, New York 10001. Based solely on the Schedule 13G/A, filed on January 19, 2024 with the SEC, represents sole voting power over 2,205,129 shares and sole dispositive power over 2,231,198 shares.

(3)
The address of T. Rowe Price Investment Management, Inc. is 101 East Pratt Street, Baltimore, Maryland 21201. Based solely on the Schedule 13G/A, filed on February 14, 2024 with the SEC, represents sole voting power over 433,630 shares and sole dispositive power over 1,462,294 shares.

(4)
The address of Dimensional Fund Advisors LP is 6300 Bee Cave Road, Building One, Austin, Texas 78746. Based solely on the Schedule 13G/A, filed on February 9, 2024 with the SEC, represents sole voting power over 1,015,062 shares and sole dispositive power over 1,029,443 shares.

(5)
The address of Edenbrook Capital, LLC is 116 Radio Circle, Suite 202, Mount Kisco, New York 10549. Based solely on the Schedule 13G/A, filed on January 26, 2024 with the SEC, represents shared voting and dispositive power over 920,945 shares.

(6)
The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355. Based solely on the Schedule 13G/A, filed on February 13, 2024 with the SEC, represents shared voting power over 9,225 shares, sole dispositive power over 833,483 shares and shared dispositive power over 20,756 shares.

(7)
The address of AllianceBernstein L.P. is 501 Commerce Street, Nashville, Tennessee 37203. Based solely on the Schedule 13G/A, filed on February 14, 2024 with the SEC, represents sole voting power over 724,650 shares and sole dispositive power over 802,344 shares.

(8)
The address of Royce & Associates, LP is 745 Fifth Avenue, New York, New York 10151. Based solely on the Schedule 13G/A, filed on January 23, 2024 with the SEC, represents sole voting power and sole dispositive power over 669,330 shares.

SECURITY OWNERSHIP OF MANAGEMENT
The following table shows the ownership of shares of the Company’s common stock as of March 15, 2024 (except as described in any associated footnote), by each non-employee director, the Chief Executive Officer, the Chief Financial Officer and the other three most highly compensated executive officers during fiscal 2023 (the “Named Executive Officers”) and the directors and all executive officers as a group. Except as noted below, the directors and executive officers have sole voting and investment power over the shares of common stock shown in the table. The business address of each person indicated is c/o Haynes International, Inc., 1020 West Park Avenue, P.O. Box 9013, Kokomo, Indiana 46904-9013.
Name	Number	Percent(1)
Michael L. Shor(2)	291,015	2.3%
Robert H. Getz(3)	39,008	*
Dawne S. Hickton(4)	22,219	*
Alicia B. Masse(5)	3,875	*
Brian R. Shelton	3,875	*
Larry O. Spencer(6)	14,433	*
Daniel W. Maudlin(7)	108,714	*
Marlin C. Losch III(8)	69,311	*
Scott R. Pinkham(9)	66,208	*
David L. Strobel(10)	69,836	*
All directors and executive officers as a group (15 persons)(11)	776,936	5.9%

*
Represents beneficial ownership of less than one percent of the outstanding common stock.

(1)
The percentages are calculated on the basis of 12,782,992 shares of common stock outstanding as of March 15, 2024, plus the number of shares that such person or group has the right to acquire beneficial ownership of within sixty days of March 15, 2024, including applicable shares underlying stock options held by such person or group which may be exercised within sixty days of March 15, 2024.

(2)
Shares of common stock beneficially owned by Mr. Shor include 27,840 shares of time-vesting restricted stock subject to forfeiture if Mr. Shor is terminated prior to the close of the acquisition, all of which Mr. Shor has the right to vote, and 197,770 shares underlying stock options which may be exercised within sixty days of March 15, 2024.

(3)
Included in this amount are 10,144 shares of restricted stock the receipt of which has been deferred to a future year as elected by the participant.

(4)
Included in this amount are 7,423 shares of restricted stock the receipt of which has been deferred to a future year as elected by the participant.

(5)
Included in this amount are 1,400 shares of restricted stock the receipt of which has been deferred to a future year as elected by the participant

(6)
Included in this amount are 14,433 shares of restricted stock the receipt of which has been deferred to a future year as elected by the participant.

(7)
Shares of common stock beneficially owned by Mr. Maudlin include 7,782 shares of time-vesting restricted stock subject to forfeiture if Mr. Maudlin is terminated prior to the close of the acquisition, all of which Mr. Maudlin has the right to vote, and 79,183 shares underlying stock options which may be exercised within sixty days of March 15, 2024.

(8)
Shares of common stock beneficially owned by Mr. Losch include 5,733 shares of time-vesting restricted stock subject to forfeiture if Mr. Losch is terminated prior to the close of the acquisition, all of which Mr. Losch has the right to vote, and 39,682 shares underlying stock options which may be exercised within sixty days of March 15, 2024.

(9)
Shares of common stock beneficially owned by Mr. Pinkham include 5,420 shares of time-vesting restricted stock subject to forfeiture if Mr. Pinkham is terminated prior to the close of the acquisition,

all of which Mr. Pinkham has the right to vote, and 38,697 shares underlying stock options which may be exercised within sixty days of March 15, 2024.

(10)
Shares of common stock beneficially owned by Mr. Strobel include 5,696 shares of time-vesting restricted stock subject to forfeiture if Mr. Strobel is terminated prior to the close of the acquisition, all of which Mr. Strobel has the right to vote, and 51,470 shares underlying stock options which may be exercised within sixty days of March 15, 2024.

(11)
Includes 463,267 shares underlying stock options that may be exercised within sixty days of March 15, 2024, 73,170 shares of restricted stock subject to forfeiture if the officer or director’s employment or service is terminated prior to the close of the acquisition and 33,400 shares of deferred restricted stock.

APPRAISAL RIGHTS
Record holders and beneficial owners of Haynes common stock who comply with the procedures summarized below will be entitled to appraisal rights if the Merger is completed. Under Section 262 of the DGCL, which is referred to as Section 262, record holders and beneficial owners of shares of Haynes common stock with respect to which appraisal rights are properly demanded and perfected and not withdrawn or lost are entitled to have such shares of Haynes common stock appraised by the Delaware Court of Chancery. Record holders and beneficial owners of Haynes common stock who properly exercise appraisal rights in accordance with Section 262 will forgo the Merger Consideration and receive, in lieu of the Merger Consideration, a cash payment that is equal to the fair value of their shares of Haynes common stock at the Effective Time (exclusive of any element of value arising from the accomplishment or expectation of the Merger), as determined by the Delaware Court of Chancery, together with interest, if any as determined in accordance with Section 262 (the “Appraisal Payment”). The fair value of such shares of Haynes common stock could be more than, less than, or equal to the Merger Consideration. The Company is required to send a notice to that effect to each holder of Haynes common stock not less than 20 days prior to the Special Meeting and include in the notice a copy of Section 262 or information directing the stockholders to a publicly available electronic resource at which Section 262 may be accessed without subscription or cost. This proxy statement constitutes the Company’s notice to the record holders of Haynes common stock that appraisal rights are available in connection with the Merger, and the full text of Section 262 is available at the following URL: https://delcode.delaware.gov/title8/c001/sc09/index.html#262.
The following is intended as a brief summary of the material provisions of Section 262, which sets forth the procedures for demanding statutory appraisal rights. This summary, however, is not a complete statement of the applicable requirements, and is qualified in its entirety by reference to Section 262, a copy of which may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. All references in Section 262 of the DGCL to “stockholder” and in this summary to a “stockholder” or “holder” are to the record holder of shares of Haynes common stock as to which appraisal rights are asserted and all such references to a “beneficial owner” are to a person who is the beneficial owner of Haynes common stock held either in voting trust or by a nominee on behalf of such person. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262. Failure to strictly comply timely and properly with the requirements of Section 262 may result in the loss of your appraisal rights under the DGCL. This notice does not constitute any legal or other advice, nor does it constitute a recommendation that holders or beneficial owners of Haynes common stock exercise their appraisal rights under Section 262. YOU ARE STRONGLY ENCOURAGED TO CONSULT A LEGAL ADVISOR BEFORE ATTEMPTING TO EXERCISE YOUR APPRAISAL RIGHTS.
Record holders and beneficial owners of Haynes common stock who desire to exercise their appraisal rights must do all of the following: (i) not vote in favor of the adoption of the Merger Agreement, (ii) deliver in the manner set forth below a written demand for appraisal of such holder’s or beneficial owner’s shares of Haynes common stock to the Corporate Secretary of the Company before the vote on the Merger Proposal at the Special Meeting, (iii) continuously hold of record or beneficially own, as applicable, such shares of Haynes common stock from the date of making the demand through completion of the Merger and (iv) otherwise comply with the requirements of Section 262.
A demand for appraisal must be executed by or for the holder of record or beneficial owner, as applicable. The demand should set forth, fully and correctly, the person’s identity. If shares are owned of record or beneficially owned by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by or on behalf of all such joint holders of record or beneficial owners. An authorized agent, including an agent of two or more joint holders of record or beneficial owners, may execute the demand for appraisal for a stockholder of record or beneficial owner; however, the agent must identify the record holder or holders or beneficial owner or owners, respectively, and expressly disclose that, in exercising the demand, the agent is acting as agent for the record holder or holders or beneficial owner or owners, as applicable.
As required by Section 262, a demand for appraisal must be in writing and must reasonably inform the Company of the identity of the record holder or beneficial owner and of such holder’s or beneficial owner’s intention to seek appraisal of the holder’s or beneficial owner’s shares.

Record holders and beneficial owners of Haynes common stock who elect to demand appraisal of their shares must mail or deliver their written demand to:
Haynes International, Inc.
1020 West Park Avenue
Kokomo, Indiana 46904
Attention: Vice President, General Counsel and Corporate Secretary
The written demand for appraisal should specify the stockholder’s name and mailing address. In addition, in the case of a demand for appraisal of a beneficial owner, the demand must also (1) reasonably identify the holder of record of the shares for which the demand is made, (2) be accompanied by documentary evidence of the beneficial owner’s ownership of stock (such as a brokerage or securities account statement containing such information or a letter from the broker or other record holder of such shares confirming such information) and a statement that such documentary evidence is a true and correct copy of what it purports to be and (3) provide an address at which such beneficial owner consents to receive notices given by the surviving corporation under Section 262 and the verified list required by subsection (f) of Section 262 (discussed further below). Whether made by a holder of record or a beneficial owner, the written demand must reasonably inform the Company that the Haynes holder of record or beneficial owner intends thereby to demand an appraisal of his, her or its shares. The written demand must be received by the Company prior to the vote on the Merger Proposal at the Special Meeting. Neither voting (in person or by proxy) against, abstaining from voting on or failing to vote on the Merger Proposal will alone suffice to constitute a written demand for appraisal within the meaning of Section 262. In addition, the holder or beneficial owner must not vote its shares of Haynes common stock in favor of adoption of the Merger Proposal. An executed proxy that does not contain voting instructions will, unless revoked, be voted in favor of adoption of the Merger Proposal and will cause the stockholder’s right of appraisal to be lost. Therefore, a Haynes stockholder who desires to exercise appraisal rights should either (x) refrain from executing and submitting the enclosed proxy card or (y) vote by proxy against the adoption of the Merger Proposal or affirmatively register an abstention with respect thereto. In the case of a beneficial owner, brokers, banks and other nominees that hold shares of Haynes common stock in “street name” for their customers do not have discretionary authority to vote on the Merger Proposal without specific voting instructions from the beneficial owner on such proposal, but such brokers, banks or other nominees will vote such shares as instructed if the beneficial owner provides such instructions. If a beneficial owner of shares held in “street name” instructs such person’s broker, bank or other nominee to vote such person’s shares in favor of the Merger Proposal, and does not revoke such instruction prior to the vote on the Merger Proposal, then such shares will be voted in favor of the Merger Proposal, and it will cause such beneficial owner to lose his, her or its right to appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a beneficial owner who wishes to exercise appraisal rights must either not provide any instructions to such person’s broker, bank or other nominee how to vote on the Merger Proposal or must instruct such broker, bank or other nominee to vote against the Merger Proposal or abstain from voting on such proposal.
Within 120 days after completion of the Merger, either the surviving corporation, any holder or beneficial owner of shares of Haynes common stock who has timely and properly demanded appraisal of such person’s shares and who has complied with the requirements of Section 262 and is otherwise entitled to appraisal rights may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the surviving corporation in the case of a petition filed by a stockholder or beneficial owner, demanding a determination of the fair value of the shares of all persons who have properly demanded appraisal. There is no present intent on the part of the Company as the surviving corporation to file an appraisal petition, and stockholders or beneficial owners seeking to exercise appraisal rights should not assume that the surviving corporation will file such a petition or that the surviving corporation will initiate any negotiations with respect to the fair value of such shares. Accordingly, record holders and beneficial owners of Haynes common stock who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. If no such petition is filed within that 120 day period, appraisal rights will be lost for such person.
Within 120 days after completion of the Merger, any holder or beneficial owner of shares of Haynes common stock who has complied with the applicable provisions of Section 262 will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares of Haynes common stock not voting in favor of the Merger and with respect to which demands for appraisal were received by the surviving corporation and the number of holders or beneficial owners holding or owning such shares (provided that, in the case of a demand made by a beneficial owner in such person’s name, the record holder of such shares shall not be considered a separate stockholder holding such shares for purposes of such aggregate number). Such statement must be mailed within ten days after the written request therefor has been received by the surviving corporation or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later.
If a petition for appraisal is duly filed by a holder or beneficial owner of Haynes common stock and a copy of the petition is served upon the surviving corporation, then the surviving corporation will be obligated, within 20 days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all persons who have demanded an appraisal of their shares of Haynes common stock and with whom agreements as to the value of their shares of Haynes common stock have not been reached. Upon the filing of any such petition, the Delaware Court of Chancery may order the Delaware Register in Chancery to provide notice of the time and place fixed for the hearing on the petition be mailed to the surviving corporation and all of the persons shown on the verified list. The costs of these notices are borne by the surviving corporation.
After notice to persons who have demanded appraisal, if such notice is ordered by the Delaware Court of Chancery, the Delaware Court of Chancery will conduct a hearing upon the petition and determine those persons who have complied with Section 262 and who have become entitled to appraisal rights. The Delaware Court of Chancery may require the persons who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any person fails to comply with such direction, the Delaware Court of Chancery may dismiss the proceedings as to such person. The Delaware Court of Chancery must dismiss an appraisal proceeding as to all holders or beneficial owners of Haynes common stock who assert appraisal rights unless (i) the total number of shares entitled to appraisal rights which have been pursued and perfected exceeds 1% of the outstanding shares of the class or series eligible for appraisal, or (ii) the value of the consideration provided in the Merger (i.e., the Merger Consideration) for such total number of shares seeking appraisal exceeds $1.0 million, or (iii) the Merger was approved pursuant to Section 253 or Section 267 of the DGCL. Where proceedings are not dismissed, the appraisal proceeding will be conducted, as to the shares of Haynes common stock owned by such holders or beneficial owners of Haynes common stock, in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings.
After a hearing on such petition, the Delaware Court of Chancery will determine which persons are entitled to appraisal rights and thereafter will appraise the shares owned by those persons in accordance with Section 262. In determining fair value and the amount of the Appraisal Payment, if any, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., et al., the Delaware Supreme Court stated that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in an appraisal proceeding and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the Merger which throw any light on future prospects of the merged corporation. The Delaware Supreme Court has indicated that transaction price is one of the relevant factors the Court of Chancery may consider in determining “fair value” and that absent deficiencies in the sale process the transaction price should be given “considerable weight.” Section 262 provides that fair value is to be determined “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, and except as provided in subsection (h) of Section 262 of the DGCL, interest from the date the Merger is completed through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharges) as established from time to time during the period between the date the Merger is completed and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each former Haynes stockholder entitled to appraisal an amount in cash, in which case interest will accrue thereafter as provided in Section 262 of the DGCL only upon the sum of (i) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery, and (ii) interest theretofore accrued, unless paid at that time. When the Appraisal Payment is determined, the Delaware Court of Chancery will direct the payment of such value to the record holders of Haynes common stock entitled to receive the same, upon surrender by such holders of the Haynes stock certificates representing those shares.
Record holders and beneficial owners of Haynes common stock considering seeking appraisal should be aware that the fair value of their shares of Haynes common stock could be more than, less than, or equal to the Merger Consideration, and that opinions of investment banking firms as to the fairness from a financial point of view of the consideration payable in a transaction are not opinions as to fair value under Section 262. Each of Parent and the Company reserves the right to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of Haynes common stock is less than the Merger Consideration.
Upon application by the surviving corporation or by any holder or beneficial owner of shares of Haynes common stock entitled to participate in the appraisal proceeding, the Delaware Court of Chancery may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to an appraisal. Any holder or beneficial owner of shares of Haynes common stock whose name appears on the verified list, and if such shares of Haynes common stock are represented by certificates and if so required, who has submitted such certificates of stock to the Delaware Register in Chancery, may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights. The Delaware Court of Chancery will direct the payment of the Appraisal Payment by the surviving corporation to the persons entitled thereto. The Court of Chancery’s decree may be enforced as other decrees in such Court may be enforced.
The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and charged upon the parties as the Delaware Court of Chancery deems equitable in the circumstances. However, costs do not include attorneys’ and expert witness fees. The Delaware Court of Chancery may order that all or a portion of the expenses incurred by such holder or beneficial owner of Haynes common stock in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of such a determination of assessment, each party bears its own expenses.
From and after the date of completion of the Merger, any holder or beneficial owner of Haynes common stock who has duly demanded appraisal in compliance with Section 262 will not, after completion of the Merger, be entitled to vote for any purpose any shares subject to such demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to completion of the Merger.
Within ten days after the Effective Time, the surviving corporation must give notice of the date that the Merger became effective to each holder of Haynes common stock who has properly filed a written demand for appraisal, who did not vote in favor of the proposal to adopt the Merger Agreement and who has otherwise complied with Section 262 and any beneficial owner who has demanded appraisal in such person’s name pursuant to Section 262. At any time within 60 days after the Effective Time, any holder or beneficial owner of Haynes common stock who has demanded appraisal and who has not commenced an appraisal proceeding or joined that proceeding as a named party will have the right to withdraw such person’s demand for appraisal and to accept the Merger Consideration to which the person is entitled pursuant to the Merger. After this period, a holder or beneficial owner of Haynes common stock may withdraw such person’s demand for appraisal only with the written approval of the surviving corporation. If no petition for appraisal is filed with the Delaware Court of Chancery within 120 days after completion of the Merger, such person’s rights to appraisal will cease and all record holders and beneficial owners of Haynes common stock will be entitled only to receive the Merger Consideration as provided for in the Merger Agreement.

No petition timely filed in the Delaware Court of Chancery demanding appraisal will be dismissed as to any person without the approval of the Delaware Court of Chancery, and that approval may be conditioned upon such terms as the Delaware Court of Chancery deems just. However, the preceding sentence will not affect the right of any record holder or beneficial owner of Haynes common stock who has not commenced an appraisal proceeding or joined the proceeding as a named party to withdraw such person’s demand for appraisal and to accept the terms offered upon the Merger within 60 days after completion of the Merger.
The foregoing is a brief summary of Section 262 that sets forth the procedures for demanding statutory appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262, a copy of which may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262.
Failure to comply strictly with all the procedures set forth in Section 262 may result in the loss of a holder’s or beneficial owner’s statutory appraisal rights. Consequently, if you wish to exercise your appraisal rights, you are strongly urged to consult a legal advisor before attempting to exercise your appraisal rights.

HOUSEHOLDING
As permitted under the Exchange Act, in those instances where we are mailing a printed copy of this proxy statement, only one copy of this proxy statement is being delivered to stockholders that reside at the same address and share the same last name, unless such stockholders have notified the Company of their desire to receive multiple copies of this proxy statement. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources.
The Company will promptly deliver, upon oral or written request, a separate copy of this proxy statement to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies and for separate copies in the future should be sent by oral request to Innisfree M&A Incorporated at (877) 750-2689 or in writing at Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, NY 10022. Stockholders residing at the same address and currently receiving multiple copies of this proxy statement may send a written request to the address above to request that only a single copy of a proxy statement be mailed in the future.

FUTURE STOCKHOLDER PROPOSALS
If the Merger is completed, we will have no public stockholders and there will be no public participation in any future meetings of stockholders of Haynes, as Haynes will cease to be an independent public company and will become a subsidiary of Parent. However, if the Merger is not completed, stockholders will continue to be entitled to attend and participate in stockholder meetings.
As described in our proxy statement for our 2024 annual meeting of stockholders, stockholders who wish to present proposals pursuant to Rule 14a-8 promulgated under the Exchange Act for consideration at our 2025 annual meeting of stockholders will be required to submit them to the Company in writing on or before September 11, 2024, provided that if the date of the 2025 Annual Meeting of Stockholders is more than 30 days from the anniversary of the 2024 annual meeting of stockholders, then the deadline would be a reasonable time before Haynes begins to print and send its proxy materials. Any such stockholder proposal must also be proper in form and substance, as determined in accordance with the Exchange Act and the rules and regulations promulgated thereunder.
Our Amended and Restated By-laws set forth procedures to be followed by stockholders who wish to nominate candidates for election to the Haynes Board in connection with annual meetings of stockholders or who wish to bring forth other business at the annual meeting of stockholders. All such nominations must be accompanied by certain background and other information specified in our Amended and Restated By-laws. Stockholder proposals other than those to be included in the proxy statement for the 2025 annual meeting of stockholders pursuant to Rule 14a-8 must be submitted in writing to the Corporate Secretary of Haynes and received on or before November 23, 2024 and not earlier than October 24, 2024, provided however, that in the event that the 2025 annual meeting of stockholders is called for a date that is not within twenty-five (25) days before or after the anniversary date of the 2024 annual meeting of stockholders, notice by the stockholder in order to be timely must be submitted and received not later than the close of business on the tenth (10th) day following the day on which notice of the date of the 2025 annual meeting of stockholders was mailed or public disclosure of the date of the 2025 annual meeting of stockholders is made, whichever first occurs. In addition, any such stockholder proposal must be in proper written form. To be in proper written form, a stockholder proposal (i) other than with respect to director nominations must set forth as to each matter the stockholder proposes to bring before the 2025 annual meeting of stockholders (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and record address of the stockholder, (c) the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by the stockholder, (d) a description of all arrangements or understandings between the stockholder and any other person or persons (including their names) in connection with the proposal of such business by the stockholder and any material interest of the stockholder in such business and (e) a representation that the stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting and (ii) with respect to director nominations must set forth certain information specified in our Amended and Restated By-laws.
In addition to satisfying the requirements under the Amended and Restated By-Laws of the Company, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than December 23, 2024.
A copy of the provisions in our Amended and Restated By-laws governing the notice requirements set forth above may be obtained by writing to our Secretary, Haynes International, Inc., 1020 W. Park Avenue, P.O. Box 9013 Kokomo, Indiana 46904-9013.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
We are subject to the informational requirements of the Exchange Act and in accordance therewith, we file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet site that contains our reports, proxy and information statements and other information we file electronically at www.sec.gov.
The Company will make available a copy of the documents we file with the SEC on the “SEC Filings” subsection of the “Financials” section of our website at https://www.haynesintl.com/en/investor-relations/financial-information/sec-filings/ as soon as reasonably practicable after filing these materials with the SEC. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference. Copies of any of these documents may be obtained free of charge either on our website, by email at investor_relations@haynesintl.com or by mail at Haynes International, Inc., 1020 W. Park Avenue, P.O. Box 9013 Kokomo, Indiana 46904-9013, Attention: Investor Relations.
The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement or incorporated by reference subsequent to the date of this proxy statement. This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition and are incorporated by reference into this proxy statement.
The following Haynes filings with the SEC are incorporated by reference (in each case excluding any information furnished and not filed):

•
Haynes Definitive Proxy Statement on Form DEF14A for the 2024 Annual Meeting of Stockholders, as filed on January 9, 2024;

•
Haynes’ Annual Report on Form 10-K for the fiscal year ended September 30, 2023, as filed on November 16, 2023;

•
Haynes’ Quarterly Report on Form 10-Q filed with the SEC on February 5, 2024;

•
Haynes’ Current Reports on Form 8-K filed with the SEC on February 5, 2024, February 5, 2024, February 27, 2024 and March 14, 2024.

Information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, including related exhibits, is not and will not be incorporated by reference into this proxy statement.
We will provide, without charge, to each person to whom a proxy statement is delivered, upon written or oral request of such person and by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any and all of the information that has been incorporated by reference in the proxy statement (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that the proxy statement incorporates). Written requests may be directed to the address noted above and oral requests may be directed to Innisfree M&A Incorporated at (877) 750-2689.
Statements contained in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC.
The information contained in this proxy statement speaks only as of the date indicated on the cover of this proxy statement unless the information specifically indicates that another date applies.
We have not authorized anyone to give you any information or to make any representation about the proposed Merger or the Company that is different from or adds to the information contained in this proxy statement or in the documents we have publicly filed with the SEC. Therefore, if anyone does give you any different or additional information, you should not rely on it.

Annex A
AGREEMENT AND PLAN OF MERGER
by and among
NORTH AMERICAN STAINLESS, INC.,
WARHOL MERGER SUB, INC.,
HAYNES INTERNATIONAL, INC.
and
solely for the purposes of Section 9.14,
ACERINOX, S.A.
Dated as of February 4, 2024

A-i

A-ii

EXHIBITS
Exhibit A Certificate of Incorporation of the Surviving Corporation

A-iii

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of February 4, 2024, by and among North American Stainless, Inc, a Delaware corporation (“Parent”), Warhol Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Haynes International, Inc., a Delaware corporation (the “Company”), and solely for the purposes of Section 9.14, Acerinox S.A., a Spanish sociedad anonima (“Guarantor”). Each of Parent, Merger Sub, the Company and, solely for the purposes of Section 9.14, Guarantor are sometimes referred to herein as a “Party.” All capitalized terms that are used in this Agreement have the respective meanings given to them in this Agreement.
RECITALS
A.   The Company Board has (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement providing for the merger of Merger Sub with and into the Company (the “Merger”), with the Company being the surviving corporation in the Merger, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) upon the terms and subject to the conditions set forth herein; (ii) approved the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and other obligations hereunder, and the consummation of the Merger upon the terms and subject to the conditions set forth herein; (iii) resolved to recommend that the Company Stockholders adopt this Agreement in accordance with the DGCL; and (iv) directed that the adoption of this Agreement be submitted for consideration by the Company Stockholders at a meeting thereof.
B.   Each of the board of directors of Parent and the board of directors of Merger Sub have (i) declared it advisable to enter into this Agreement; and (ii) approved the execution and delivery of this Agreement, the performance of their respective covenants and other obligations hereunder, and the consummation of the Merger upon the terms and subject to the conditions set forth herein.
C.   Guarantor, Parent, Merger Sub and the Company desire to (i) make certain representations, warranties, covenants and agreements in connection with this Agreement and the Merger; and (ii) prescribe certain conditions with respect to the consummation of the Merger.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, the Parties agree as follows:
ARTICLE I
DEFINITIONS & INTERPRETATIONS
1.1   Certain Definitions.   For all purposes of and pursuant to this Agreement, the following capitalized terms have the following respective meanings:
(a)   “Acceptable Confidentiality Agreement” means any confidentiality agreement (x) in effect as of the date hereof or (y) executed, delivered and effective after the date hereof and, in either case, containing terms that are not materially less favorable in the aggregate to the Company and no less restrictive in any material respect to such counterparty than those contained in the Confidentiality Agreement, except that such confidentiality agreement need not contain any “standstill” or similar provision or otherwise prohibit the making of any Acquisition Proposal.
(b)   “Acquisition Proposal” means any offer, proposal or indication of interest (other than an offer, proposal or indication of interest by Guarantor, Parent or Merger Sub) to engage in an Acquisition Transaction.
(c)   “Acquisition Transaction” means any transaction or series of related transactions (other than the Merger) involving:

(i)   any direct or indirect purchase or other acquisition by any Person or Group, whether from the Company or any other Person(s), of shares of Company Common Stock representing more than 15% of the Company Common Stock outstanding after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any Person or Group that, if consummated in accordance with its terms, would result in such Person or Group beneficially owning more than 15% of the Company Common Stock outstanding after giving effect to the consummation of such tender or exchange offer;
(ii)   any direct or indirect purchase or other acquisition (including any acquisition of any equity securities of any of the Company’s Subsidiaries) by any Person or Group, or stockholders of any such Person or Group, of more than 15% of the consolidated assets, net revenue or net income of the Company and its Subsidiaries taken as a whole (measured by the Audited Company Balance Sheet);
(iii)   any direct or indirect merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or other transaction involving the Company or any of its Subsidiaries pursuant to which any Person or Group, or stockholders of any such Person or Group, would hold, directly or indirectly, more than 15% of the equity interests of the Company or the surviving or resulting entity of such transaction after giving effect to the consummation of such transaction; or
(iv)   any combination of the foregoing.
(d)   “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of that Person, whether through the ownership of voting securities or partnership or other ownership interests, by contract or otherwise.
(e)   “Antitrust Law” means the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914, and all other Laws, in any jurisdiction, whether domestic or foreign, in each case that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the Merger.
(f)   “Anti-Corruption Laws” means the US Foreign Corrupt Practices Act, the UK Bribery Act 2010, and any other applicable anti-corruption laws or regulations of the various jurisdictions in which the Company and each of its Subsidiaries conduct business.
(g)   “Anti-Money Laundering Laws” means all applicable anti-money laundering laws, including the Bank Secrecy Act of 1970, as amended by the USA PATRIOT ACT of 2001, and the rules and regulations promulgated thereunder, and all other applicable anti-money laundering laws of the various jurisdictions in which the Company and each of its Subsidiaries conduct business.
(h)   “Audited Company Balance Sheet” means the consolidated balance sheet (and the notes thereto) of the Company and its consolidated Subsidiaries as of September 30, 2023 set forth in the Company’s Form 10-K filed by the Company with the SEC on November 16, 2023.
(i)   “Business Day” means any day other than (i) Saturday or Sunday or (ii) a day on which commercial banks are authorized or required by Law to be closed in New York, New York or Madrid, Spain.
(j)   “Bylaws” means the Amended and Restated By-laws of the Company, dated October 5, 2023.
(k)   “CARES Act” means the Coronavirus Aid, Relief and Economic Security Act, as signed into law by the President of the United States on March 27, 2020.

(l)   “CFIUS” means the Committee on Foreign Investment in the United States and each member agency thereof, acting in such capacity.
(m)   “CFIUS Approval” means any of the following shall have occurred: (i) the parties shall have received a written determination from CFIUS stating it has concluded that none of the transactions contemplated by this Agreement, nor any portion thereof, constitutes a “covered transaction” and is subject to review under the DPA (as defined below); (ii) the parties shall have received a written determination from CFIUS stating it has completed a review or investigation of the notification provided to CFIUS pursuant to the DPA with respect to the transactions contemplated by this Agreement, or any portion thereof, and has concluded all action under the DPA; or (iii) CFIUS shall have sent a report to the President of the United States (the “President”) requesting the President’s decision and either (A) the President has announced a decision to not take any action to suspend or prohibit the transactions contemplated by this agreement or any portion thereof; or (B) having received a report from CFIUS requesting the President’s decision, the President has not taken any action after 15 days from the earlier of the date the President received such report from CFIUS or the end of the investigation period related to the notification provided to CFIUS pursuant to the DPA with respect to the transactions contemplated by this Agreement or any portion thereof.
(n)   “Charter” means the Second Restated Certificate of Incorporation of the Company, dated August 31, 2004.
(o)   “Code” means the Internal Revenue Code of 1986.
(p)   “Company Board” means the Board of Directors of the Company.
(q)   “Company Common Stock” means the common stock, par value $0.001 per share, of the Company.
(r)   “Company Credit Agreement” means the Credit Agreement, dated as of October 19, 2020, as amended from time to time, among, inter alios, Haynes International, Inc., the other borrowers and guarantors from time to time party thereto, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, and all pledge, security and other agreements and documents related thereto.
(s)   “Company Intellectual Property” means any Intellectual Property that is owned or purported to be owned by the Company or any of its Subsidiaries.
(t)   “Company Material Adverse Effect” means any change, event, effect, occurrence or development (each, an “Effect”) that, individually or in the aggregate with any other Effect, has had, a material adverse effect on the business, assets, properties, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, that none of the following, and no Effects arising out of, relating to or resulting from the following (in each case, by itself or when aggregated) will be deemed to be or constitute a Company Material Adverse Effect or will be taken into account when determining whether a Company Material Adverse Effect has occurred (subject to the limitations set forth below):
(i)   general economic conditions, or conditions in the global, international or regional economy generally, including changes in inflation, supply chain disruptions, and labor shortages;
(ii)   conditions in the equity, credit, debt, financial, currency or capital markets, including (A) changes in interest rates or credit ratings; (B) changes in exchange rates for the currencies of any country; or (C) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market;
(iii)   conditions in the industries in which the Company and its Subsidiaries conduct business;
(iv)   any political or geopolitical conditions, outbreak of hostilities, armed conflicts, acts of war (whether or not declared), rebellion, insurrection, sabotage, cyberterrorism, terrorism or military actions, including any escalation or worsening of the foregoing or any threats thereof, in each case, in the United States or any other country or region in the world;
(v)   earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires, nuclear incidents, foreign or domestic social protest or social unrest (whether or not violent) or other natural or man-made disasters, weather conditions, power outages or electrical black-outs, and other force majeure events, including any escalation or worsening of any of the foregoing, in each case, in the United States or any other country or region in the world;
(vi)   the negotiation, execution, delivery or performance of this Agreement or the announcement of this Agreement or the pendency of the Merger, including the impact thereof on the relationships, contractual or otherwise, of the Company and its Subsidiaries with customers, suppliers, lenders, lessors, business partners, employees (including any employee attrition), regulators, Governmental Authorities, vendors or any other third Person, provided, that this clause (vi) shall not apply for purposes of the representations and warranties contained in Section 3.5, Section 3.6 or Section 3.17(g) (or any condition to any Party’s obligation to consummate the Merger related thereto);
(vii)   the compliance by any Party with the express terms of this Agreement, including any action taken or refrained from being taken pursuant to or in accordance with the express terms of this Agreement;
(viii)   any action taken or refrained from being taken, in each case to which Parent has expressly approved or consented to in writing following the date of this Agreement;
(ix)   changes in GAAP or in any applicable Laws (or the enforcement or interpretation of any of the foregoing) or in any regulatory or legislative conditions, including the adoption, implementation, repeal, modification, reinterpretation or proposal of any law, regulation or policy (or the enforcement thereof) by any Governmental Authority, or any panel or advisory body empowered or appointed thereby;
(x)   any epidemics, pandemics, plagues, other outbreaks of illness or public health events (including quarantine restrictions), including any escalation or worsening of any of the foregoing, in each case, in the United States or any other country or region in the world; provided, that COVID-19 and COVID-19 Measures shall be exclusively covered by clause (xi) below;
(xi)   COVID-19, any COVID-19 Measures or any change in COVID-19 Measures or interpretations thereof;
(xii)   any changes in the price or trading volume of the Company Common Stock, in and of itself (it being understood that the underlying cause of such change may be taken into consideration when determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded hereunder);
(xiii)   any failure by the Company and its Subsidiaries to meet (A) any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period; or (B) any budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the underlying cause of any such failure may be taken into consideration when determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not otherwise excluded hereunder);
(xiv)   any Transaction Litigation; and
(xv)   the identity of Parent, Merger Sub, or the respective Affiliates of the foregoing; except, in each case of clauses (i), (ii), (iii), (iv), (v), (ix), (x), and (xi) to the extent that such Effects have had a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to other similarly situated companies operating in the industries in which the Company and its

Subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Company Material Adverse Effect has occurred.
(u)   “Company Options” means any option to purchase shares of Company Common Stock.
(v)   “Company Performance Share Awards” means awards of performance shares-based restricted stock units in respect of shares of Company Common Stock.
(w)   “Company Preferred Stock” means the preferred stock, par value $0.001 per share, of the Company.
(x)   “Company Registered Intellectual Property” means all of the Registered Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.
(y)   “Company Restricted Stock” means awards of restricted stock in respect of shares of Company Common Stock.
(z)   “Company Stock Plans” means the Haynes International, Inc. 2020 Incentive Compensation Plan, the Haynes International, Inc. 2016 Incentive Compensation Plan and the Haynes International, Inc. 2007 Stock Option Plan.
(aa)   “Company Stockholders” means the holders of shares of Company Common Stock.
(bb)    “Company Termination Fee” means an amount equal to $28,000,000.
(cc)   “Confidentiality Agreement” means the Confidentiality and Non-Disclosure Agreement, dated as of July 19, 2023, by and between the Guarantor and the Company.
(dd)    “Continuing Employees” means each individual who is an employee of the Company or any of its Subsidiaries immediately prior to the Effective Time (including those on vacation, sick leave, maternity leave, military service, lay-off, disability or other paid time off or leave of absence) and continues to be an employee of Parent or one of its Subsidiaries (including the Surviving Corporation) immediately following the Effective Time.
(ee)   “Contract” means any binding written contract, subcontract, note, bond, mortgage, indenture, lease, license, sublicense or other agreement.
(ff)   “COVID-19” means the coronavirus (COVID-19) pandemic, including any evolutions, mutations or variants of the coronavirus (COVID-19) disease, and any further epidemics or pandemics arising therefrom.
(gg)    “COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, protocol or guideline promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention or the World Health Organization, in each case, in connection with or in response to COVID‑19, including the CARES Act and the Families First Coronavirus Response Act, as signed into law by the President of the United States on March 18, 2020.
(hh)    “DOJ” means the United States Department of Justice or any successor thereto.
(ii)   “DPA” means Section 721 of the Defense Production Act of 1950.
(jj)   “Employee Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA) and each other bonus, commission, stock option, stock appreciation right, restricted stock, restricted stock unit, performance stock unit, stock purchase or other equity or equity-based, incentive compensation, profit sharing, savings, retirement, disability, vacation, deferred compensation, severance, separation, termination, retention, change of control, stay bonus, and other similar material plan, program, agreement or arrangement that is maintained or contributed to by the Company or any of its Subsidiaries for the benefit of any current or former employee of the Company or any of its

Subsidiaries, other than (x) any Multiemployer Plan and (y) any such plan, scheme or arrangement that the Company or any of its Subsidiaries is required by Law to maintain or contribute to.
(kk)   “Environmental Law” means any applicable Law relating (i) to the protection of the environment (including ambient air, surface water, groundwater or land) or natural resources; (ii) human health or safety (regarding exposure to Hazardous Substances); (iii) the transportation, treatment, storage or release of, or exposure to Hazardous Substances or (iv) the registration, manufacturing, sale, labeling, distribution or recycling of Hazardous Substances or products containing any such materials.
(ll)   “Environmental Permits” means Governmental Authorizations required under Environmental Laws.
(mm)   “ERISA” means the Employee Retirement Income Security Act of 1974.
(nn)    “Exchange Act” means the Securities Exchange Act of 1934.
(oo)   “FTC” means the United States Federal Trade Commission or any successor thereto.
(pp) “Foreign Investment Laws” means laws in any jurisdiction, that are designed or intended to prohibit, restrict, or regulate direct or indirect acquisitions, investments or ownership or control of assets by a foreign investor.
(qq)    “GAAP” means generally accepted accounting principles in the United States, consistently applied and as in effect from time to time.
(rr)   “Government Contract” means any Contract for the delivery of supplies or provision of services (i) between the Company (including each of its Subsidiaries) on one hand and any Governmental Authority on the other hand or (ii) between the Company (including each of its Subsidiaries), as a subcontractor at any tier on one hand and any other Person, including resellers and distributors on the other hand, in connection with any Contract with a Governmental Authority.
(ss)   “Governmental Authority” means any government, political subdivision, governmental, administrative, self-regulatory or regulatory entity or body, department, commission, board, agency or instrumentality, or other legislative, executive or judicial governmental entity, and any court, tribunal, judicial or arbitral body, in each case whether federal, national, state, county, municipal, provincial, local, foreign or multinational.
(tt)   “Governmental Authorization” means any authorizations, approvals, licenses, franchises, clearances, permits, certificates, waivers, consents, exemptions, variances, expirations and terminations of any waiting period requirements issued by or obtained from, and any notices, filings, registrations, qualifications, declarations and designations with, a Governmental Authority.
(uu)    “Group” has the meaning as used in Section 13(d) of the Exchange Act.
(vv)    “Hazardous Substance” means any hazardous or toxic substance, chemical, material or waste (whether solid, liquid, gas or other form of matter, whether alone or in combination) that could result in liability under, or that is prohibited, limited or regulated by or pursuant to, any Environmental Law.
(ww)   “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
(xx)    “Indebtedness” means any of the following liabilities or obligations: (i) indebtedness for borrowed money (including any principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, sale or liquidity participation amounts, reimbursements, indemnities and all other amounts payable in connection therewith); (ii) liabilities evidenced by bonds, debentures, notes or other similar instruments or debt securities; (iii) liabilities pursuant to or in connection with letters of credit or banker’s acceptances or similar items (in each case whether or not drawn); (iv) liabilities pursuant to capitalized leases; (v) liabilities arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates; (vi) deferred purchase price liabilities (including earnouts or other contingent payment obligations) related to past acquisitions (other than contingent indemnification obligations that have not matured and as to which no claims have been made, or to the Knowledge of the Company, threatened); and (vii) indebtedness of others guaranteed by the Company or any of its Subsidiaries or secured by any lien or security interest on the assets of the Company and its Subsidiaries, other than guarantees by the Company or any of its Subsidiaries of the indebtedness of the Company or any such Subsidiary.
(yy)    “Intellectual Property” means any and all statutory or common law proprietary or intellectual property rights throughout the world, including all rights in or arising out of the following: (i) all inventions, patents and applications for registration therefor and all provisionals, reissues, divisionals, re-examinations, renewals, extensions, revisions, continuations and continuations-in-part thereof and any foreign equivalents of any of the foregoing (“Patents”); (ii) all copyrights, copyright registrations and other works of authorship, moral rights, and applications for registration therefor (“Copyrights”); (iii) trademarks, service marks, trade dress rights, logos, slogans, brands and similar designation of origin and rights therein, and registrations and applications for registration or renewal thereof, together with all of the goodwill associated with any of the foregoing (“Marks”); and (iv) trade secrets, know-how, data and confidential information; (v) Internet domain names (“Domain Names”); and (vi) Software.
(zz)   “International Trade Laws” means any of the following: (a) any Laws concerning the importation of merchandise, items (including technology, services, and software), including but not limited to those administered by U.S. Customs and Border Protection or the U.S. Department of Commerce, (b) any Laws concerning the exportation or re-exportation of items (including technology, services, and software), including but not limited to those administered by the U.S. Department of Commerce or the U.S. Department of State, or (c) any economic sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department, the U.S. State Department, or other applicable Governmental Authority.
(aaa)   “Intervening Event” means any change, event, effect, development or circumstance that (i) was not known or reasonably foreseeable to the Company Board on the date of this Agreement (or, if known by the Company Board, the consequences of which were not known or reasonably foreseeable by the Company Board as of the date of this Agreement) and (ii) does not relate to (A) any Acquisition Proposal, (B) the mere fact, in and of itself, that the Company meets or exceeds any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date of this Agreement, or (C) any changes after the date of this Agreement in the market price or trading volume of the Company Common Stock or the credit rating of the Company (it being understood that the underlying cause of any of the foregoing in the foregoing clauses (B) and (C) may be considered and taken into account).
(bbb)   “Knowledge” of the Company, with respect to any matter in question, means the actual knowledge of the Company’s Chief Executive Officer, Chief Financial Officer and Vice President — Sales and Distribution.
(ccc)   “Law” means any federal, national, state, county, municipal, provincial, local, foreign or multinational, statute, constitution, common law, ordinance, code, decree, order, judgment, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority and any award, order or decision of an arbitrator or arbitration panel with jurisdiction over the parties and subject matter of the dispute.
(ddd)   “Legal Proceeding” means any claim, action, charge, lawsuit, litigation, investigation, arbitration or other similar legal proceeding brought by or pending before any Governmental Authority, arbiter or other tribunal.
(eee)   “Material Contract” means any of the following Contracts by which the Company and its Subsidiaries are bound, except for any Employee Plan or Lease:
(i)   any “material contract” (as defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC, other than those agreements and arrangements described in Item 601(b)(10)(iii) of Regulation S-K) with respect to the Company and its Subsidiaries, taken as whole;

(ii)   any Contract relating to the disposition or acquisition of equity or real or tangible assets by the Company or any of its Subsidiaries outside of the ordinary course of business pursuant to which the Company or its Subsidiaries have material continuing obligations;
(iii)   any Contract with any customer of the Company or any of its Subsidiaries who, in the year ended September 30, 2023 was one of the ten (10) largest sources of revenues for the Company and its Subsidiaries, based on amounts paid or payable (excluding any purchase orders entered into in the ordinary course of business);
(iv)   any Contract with any suppliers of the Company or any of its Subsidiaries who, in the year ended September 30, 2023, was one of the ten (10) largest sources of payment obligations for the Company and its Subsidiaries, based on amounts paid or payable (excluding any purchase orders entered into in the ordinary course of business) (the customers and vendors in clauses (iii) and (iv), collectively, “Material Relationship”);
(v)   any Contract relating to or evidencing Indebtedness of the Company or any Subsidiary of the Company in excess of $5,000,000 (excluding intercompany loans between the Company and any of its Subsidiaries or between any Subsidiaries of the Company);
(vi)   any Contract pursuant to which the Company or any of its Subsidiaries grants to a third party or receives from a third party a license to use any Intellectual Property (other than (A) agreements relating to commercially available off-the-shelf Software pursuant to which annual fees are less than $100,000, (B) non-exclusive licenses granted by the Company to customers, service providers, vendors or distributors in the ordinary course of business consistent with past practice, and (C) Contracts with Company (x) employees, or (y) contractors who are not involved in the creation or development of material Company Intellectual Property);
(vii)   any Contract that involves a material joint venture, partnership, limited liability company, profit sharing, or similar agreement (excluding distribution or resale agreements entered in the ordinary course of business);
(viii)   any Contract that by its terms (A) limits the right of the Company or any of its Subsidiaries to engage in any material line of business or to compete with any Person in any line of business that is material to the business of the Company and its Subsidiaries, taken as a whole; (B) prohibits the Company or any of its Subsidiaries from engaging in any business with any Person or levying a material fine, charge or other payment for doing so; (C) limits the right of the Company or any of its Subsidiaries pursuant to any “most favored nation” or “exclusivity” provisions; or (D) provides for a “sole source” or similar relationship or contains any provision that requires the purchase of all or substantially all of the Company’s or any of its Subsidiaries’ requirements from any third party, in each case of the above other than any such Contracts that (1) may be cancelled without material liability to the Company or its Subsidiaries upon notice of 90 days or less, or (2) are not material to the business of the Company and its Subsidiaries, taken as a whole;
(ix)   any Government Contract (it being understood that this clause (ix) shall only include those Contracts described by (i) of the definition set forth in Section 1.1(rr));
(x)   any Contract (other than (A) this Agreement, (B) any Contract entered into prior to the date of this Agreement by the Company with any outside professional service advisors solely in connection with the Merger and the other Transactions, or (C) any Contracts between the Company and any of its wholly owned Subsidiaries or between any of the Company’s wholly owned Subsidiaries) that, to the Knowledge of the Company, commits the Company or its wholly owned Subsidiaries to make aggregate payments of more than $5,000,000 either in the Company’s current fiscal year or in any subsequent fiscal year;
(xi)   any Contract that is an agreement in settlement of a dispute that imposes material ongoing obligations on the Company or any of its Subsidiaries after the date hereof; and

(xii)   any Contract the primary purpose of which is the indemnification of any officer, director or employee by the Company or any of its Subsidiaries, other than any such Contract that, in all material respects, is substantially similar to the Contract identified on Section 1.1(eee)(xii) of the Company Disclosure Letter.
(fff)    “Nasdaq” means the Nasdaq Global Market.
(ggg)   “Organizational Documents” means the certificate of incorporation, bylaws, certificate of formation, partnership agreement, limited liability company agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of a legal entity (as amended).
(hhh)   “Parent Material Adverse Effect” means any Effect that, individually or in the aggregate, would reasonably be expected to prevent, materially impede or materially delay the consummation by Parent of the Transactions or have a material adverse effect on the ability of Parent or Merger Sub to perform its obligations under this Agreement or to consummate the Transactions.
(iii)   “Permitted Liens” means any of the following: (i) liens for Taxes, assessments and governmental charges or levies either not yet due or payable or that are being contested in good faith and by appropriate proceedings, and for which appropriate reserves have been established in accordance with GAAP; (ii) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other liens or security interests that are not yet due or payable or that are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP; (iii) leases, subleases and licenses (other than capital leases and leases underlying sale and leaseback transactions); (iv) liens imposed by applicable Law (other than Laws in respect of Tax); (v) pledges or deposits to secure obligations pursuant to workers’ compensation Law or similar legislation or to secure public or statutory obligations; (vi) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (vii) defects, imperfections or irregularities in title, charges, easements, covenants and rights of way and other similar liens or encumbrances, and zoning, building and other similar codes or restrictions, in each case, that are not violated in any material respect by, or do not and would not reasonably be expected to adversely affect in any material respect, the current use or occupancy of the applicable Real Property; (viii) any non-exclusive licenses to any Intellectual Property entered into in the ordinary course; (ix) liens pursuant to any Indebtedness of the Company and its Subsidiaries; (x) statutory, common Law or contractual liens (or other encumbrances of any type) securing payments not yet due, including liens of landlords pursuant to the terms of any lease or liens against the interests of the landlord or owner of any Leased Real Property unless caused by the Company or any of its Subsidiaries; (xi) matters that would be disclosed by an accurate survey or inspection of the Real Property which do not and would not reasonably be expected to, individually or in the aggregate, adversely affect in any material respect the current use or occupancy of such Real Property; or (xii) non-monetary liens or encumbrances that do not adversely affect in any material respect the use or operation of the property or other assets subject thereto.
(jjj)   “Person” means any individual, corporation (including any non-profit corporation), limited liability company, joint stock company, general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, firm, Governmental Authority or other enterprise, association, organization or entity.
(kkk)   “Personal Data” means (i) any data or information relating to an identified or identifiable natural person, and (ii) any data or information considered “personal data,” “personally identifiable information,” “individually identifiable health information,” “protected health information,” “personal information,” or similar term, under applicable Privacy and Data Security Laws.
(lll)   “Privacy and Data Security Laws” means, collectively and individually, as applicable, the following to the extent relating to the collection, processing, use, storage or transfer of Personal Data or otherwise relating to privacy, security, or security breach notification requirements: (i) the Company’s own rules, policies, and procedures; and (ii) all applicable Laws, including to the extent applicable, the

California Consumer Privacy Act of 2018 (CCPA) (including the California Privacy Rights Act of 2020 (CPRA)), the Japan Act on the Protection of Personal Information (APPI), the China Personal Information Protection Law (PIPL), the General Data Protection Regulation (Regulation (EU) 2016/ 679) (“EU GDPR”), the GDPR as it forms part of the Laws of England and Wales, Scotland and Northern Ireland by virtue of section 3 of the European Union (Withdrawal) Act 2018 (“UK GDPR”) and the UK Data Protection Act 2018.
(mmm)   “Public Official” means (a) any director, officer, employee or representative of any regional, federal, state, provincial, county or municipal government or government department, agency, or other division; (b) any director, officer, employee or representative of any commercial enterprise that is owned or controlled by a government, including any state-owned or controlled company or organization; (c) any director, officer, employee or representative of any public international organization, such as the United Nations or the World Bank; (d) any person acting in an official capacity for any government or government entity, enterprise, or organization identified above; and (e) any political party, party official or candidate for political office.
(nnn)   “Registered Intellectual Property” means all United States, international and foreign (i) Patents and Patent applications (including provisional applications); (ii) registered Marks and applications to register Marks (including intent-to-use applications, or other registrations or applications related to Marks); (iii) registered Copyrights and applications for Copyright registration; and (iv) Domain Names.
(ooo)   “Representatives” means, with respect to any Person, such Person’s directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives.
(ppp)   “Restricted Person” means any Person identified on the U.S. Department of Commerce’s Entity List, Denied Persons List, or Military End User List, or the U.S. Department of State’s Debarred List.
(qqq)   “Sanctioned Person” means any Person that is specifically targeted by any applicable International Trade Laws, including (a) any Person listed on any sanctions-related list of Persons maintained by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, the United Nations Security Council, the European Union, any EU Member State, or His Majesty’s Treasury of the United Kingdom; (b) any Person that is located, organized, or ordinarily resident in a Sanctioned Territory; or (c) any Person owned 50% or more in the aggregate by such Person or Persons described in the foregoing clauses (a) or (b).
(rrr)    “Sanctioned Territory” means, at any time, a country or territory that is itself the target of any comprehensive sanctions under International Trade Laws (at the time of this Agreement, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called Donetsk People’s Republic of Ukraine, and the so-called Luhansk People’s Republic of Ukraine).
(sss)    “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.
(ttt)    “SEC” means the United States Securities and Exchange Commission or any successor thereto.
(uuu)   “Securities Act” means the Securities Act of 1933.
(vvv)   “Software” means any and all computer programs, including operating system and applications software, implementations of algorithms, computerized databases, development tools, design tools, user interfaces and program interfaces, whether in source code or object code form and all documentation, including user manuals relating to the foregoing.
(www)    “Subsidiary” means, with respect to any Person, any other Person (other than a natural Person) of which securities or other ownership interests (i) having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions or (ii) representing more than 50% of such securities or ownership interests, in each case, are at the time directly or indirectly owned by such first Person.

(xxx)   “Superior Proposal” means any bona fide, written Acquisition Proposal for an Acquisition Transaction on terms that the Company Board (or a committee thereof) has determined in compliance with Section 5.3 and in good faith (after consultation with its financial advisors and outside legal counsel) (1) is reasonably likely to be consummated in accordance with its terms, and (2) if consummated, would result in a transaction that would be more favorable, from a financial point of view, to the Company Stockholders than the Merger, in each case, after taking into account (x) any aspects of such proposal that the Company Board (or a committee thereof) considers relevant, including any legal, regulatory, financial, timing and financing aspects of such Acquisition Proposal and the identity of the Person making the Acquisition Proposal and (y) any revisions to this Agreement made or proposed in writing by Parent prior to the time of such determination in accordance with Section 5.3(d)(ii). For purposes of the reference to an “Acquisition Proposal” in this definition, all references to “15%” in the definition of “Acquisition Transaction” shall be deemed to be references to “50%.”
(yyy)   “Tax” or “Taxes” means any and all U.S. federal, state and local and non-U.S. taxes, assessments, charges, fees, duties, levies and similar governmental charges and impositions (including taxes based upon or measured by gross receipts, income, profits, sales, use, or occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, employment, excise and property taxes) imposed by any Governmental Authority, together with any interest, penalties and additions to tax imposed thereon.
(zzz)   “Tax Return” means any return, declaration, report, statement, or information return required to be filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
(aaaa)   “Transaction Litigation” means any Legal Proceeding commenced or threatened against a Party or any of its Subsidiaries or Affiliates (and/or their respective directors and/or executive officers) or otherwise relating to, involving or affecting such Party or any of its Subsidiaries or Affiliates, in each case in connection with, arising from or otherwise relating to the Transactions, other than any Legal Proceedings among the Parties related to this Agreement; provided, that any Legal Proceeding relating to the matters set forth in Section 2.7(c) shall be treated in accordance with such section and shall not be deemed to be Transaction Litigation.
(bbbb)   “Transactions” means the Merger and the other transactions contemplated by this Agreement.
(cccc)   “Willful and Material Breach” means a breach that is a consequence of an act or omission undertaken by the breaching party with the actual knowledge that the taking of, or failure to take, such act would, or would be reasonably likely to, cause or constitute a material breach of this Agreement.
1.2   Index of Defined Terms.   The following capitalized terms have the respective meanings given to them in the respective Sections of this Agreement set forth opposite each of the capitalized terms below:
Term	Section Reference
Agreement	Preamble
Alternative Acquisition Agreement	5.3(a)
Anti-Discrimination Laws	3.18(b)
Capitalization Date	3.7(a)
Certificate of Merger	2.2
Certificates	2.9(c)
Chosen Courts	9.9(a)
Closing	2.3
Closing Date	2.3
Collective Bargaining Agreement	3.17(c)
Company	Preamble
Company Board Recommendation	3.3(a)

Term	Section Reference
Company Board Recommendation Change	5.3(c)(i)
Company Disclosure Letter	Article III
Company Related Parties	8.3(e)
Company SEC Documents	Article III
Company Securities	3.7(c)
Company Stockholder Meeting	6.4(a)
Conduct Remedy	6.2(c)
Continuation Period	6.9(b)
Copyright	1.1(yy)
D&O Insurance	6.8(c)
DGCL	Recitals
Dissenting Company Shares	2.7(c)
DOL	3.17(b)
DTC	2.9(d)
DTC Payment	2.9(d)
Effective Time	2.2
Electronic Delivery	9.13
Enforceability Exceptions	3.2
ERISA Affiliate	3.17(e)
Guaranteed Obligations	9.14(a)
Guarantor	Preamble
Indemnified Persons	6.8(a)
IRS	3.17(b)
IT Assets	3.15(d)
Lease	3.13
Leased Real Property	3.13
Marks	1.1(yy)
Maximum Annual Premium	6.8(c)
Merger	Recitals
Merger Sub	Preamble
Multiemployer Plan	3.17(a)
New Plan	6.9(c)
Notice Period	5.3(d)(ii)(1)
Old Plans	6.9(c)
Option Consideration	2.8(a)
Other Indemnified Persons	6.8(e)
Owned Company Shares	2.7(a)(iii)
Owned Real Property	3.13
PBGC	3.17(b)
Parent	Preamble
Parent Material Adverse Effect	7.3(a)
Payment Agent	2.9(a)
Payment Fund	2.9(b)

Term	Section Reference
Payoff Letter	6.17
Per Share Price	2.7(a)(ii)
Privacy Agreements	3.20
Proxy Statement	6.3(a)
Real Property	3.13
Requisite Stockholder Approval	3.4
Surviving Corporation	2.1
Tax Proceeding	3.16(e)
Termination Date	8.1(c)
Uncertificated Shares	2.9(c)
Union	3.17(c)
WARN Act	3.18(b)
1.3   Certain Interpretations.
(a)   When a reference is made in this Agreement to an Article or a Section, such reference is to an Article or a Section of this Agreement unless otherwise indicated and references to “paragraphs” or “clauses” are to separate paragraphs or clauses of the Section or subsection in which the reference occurs. When a reference is made in this Agreement to a Schedule or Exhibit, such reference is to a Schedule or Exhibit to this Agreement, as applicable, unless otherwise indicated.
(b)   When used herein, (i) the words “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; and (ii) the words “include,” “includes” and “including” will be deemed in each case to be followed by the words “without limitation.”
(c)   Unless the context otherwise requires, “neither,” “nor,” “any,” “either” and “or” are not exclusive.
(d)   The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.”
(e)   When used in this Agreement, references to “$” or “Dollars” are references to U.S. dollars.
(f)   The meaning assigned to each capitalized term defined and used in this Agreement is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders. Where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning.
(g)   When reference is made to any party to this Agreement or any other agreement or document, such reference includes such Party’s successors and permitted assigns. References to any Person include the successors and permitted assigns of that Person.
(h)   Unless the context otherwise requires, all references in this Agreement to the Subsidiaries of a Person will be deemed to include all direct and indirect Subsidiaries of such Person.
(i)   Unless the context otherwise requires, any definition of or reference to any Law or any provision of any Law herein shall be construed as referring to such Law as from time to time amended, supplemented or modified, including by succession of comparable successor Laws and references to the rules and regulations promulgated thereunder or pursuant thereto.
(j)   References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented (including by waiver or consent) from time to time in accordance with the terms hereof and thereof.
(k)   All accounting terms used herein will be interpreted in accordance with GAAP.

(l)   The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.
(m)   The measure of a period of one month or year for purposes of this Agreement will be the date of the following month or year corresponding to the starting date. If no corresponding date exists, then the end date of such period being measured will be the next actual date of the following month or year (for example, one month following February 18 is March 18 and one month following March 31 is May 1). References to “from” or “through” any date mean, unless otherwise specified, from and including or through and including such date, respectively.
(n)   The Parties agree that they have been represented by legal counsel during the negotiation, execution and delivery of this Agreement and therefore waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.
(o)   Documents or other information or materials will be deemed to have been “made available” by the Company if such documents, information or materials have been (i) posted to a virtual data room title “Project Innovation” managed by the Company at www.intralinks.com (provided that such documents were not removed from such data site (with Parent having had continuous access to such materials) prior to 5:00 p.m. Eastern Time on the day prior to execution and delivery of this Agreement); or (ii) delivered or provided to Parent or its Affiliates or its or their respective Representatives prior to the execution and delivery of this Agreement.
(p)   All references to time shall refer to New York City time unless otherwise specified.
ARTICLE II
THE MERGER
2.1   The Merger.   Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL, on the Closing Date, (a) Merger Sub will be merged with and into the Company; (b) the separate corporate existence of Merger Sub will thereupon cease; and (c) the Company will continue as the surviving corporation of the Merger and as a wholly owned Subsidiary of Parent. The Company, as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving Corporation.”
2.2   The Effective Time.   Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Merger Sub and the Company shall cause the Merger to be consummated pursuant to the DGCL by filing a certificate of merger in customary form and substance (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL (the time of such filing and acceptance for record by the Secretary of State of the State of Delaware, or such later time as may be agreed in writing by Parent, Merger Sub and the Company and specified in the Certificate of Merger, being referred to herein as the “Effective Time”).
2.3   The Closing.   The consummation of the Merger will take place at a closing (the “Closing”) to occur at (a) 9:00 a.m., New York City time, remotely by exchange of documents and signatures (or their electronic counterparts), on a date to be agreed upon by Parent, Merger Sub and the Company that is no later than the fifth Business Day after the satisfaction or waiver (to the extent permitted hereunder) of the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions); or (b) such other time, location and date as Parent, Merger Sub and the Company mutually agree in writing. The date on which the Closing occurs is referred to as the “Closing Date.”
2.4   Effect of the Merger.   At the Effective Time, the effect of the Merger will be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all (a) of the property, rights, privileges, powers and franchises of the Company and Merger Sub will vest in the Surviving Corporation; and (b) debts, liabilities and duties of the Company and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.

2.5   Certificate of Incorporation and Bylaws.
(a)   Certificate of Incorporation.   At the Effective Time, the certificate of incorporation of the Company shall be amended and restated in its entirety to read as set forth in Exhibit A attached hereto and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by the DGCL and such certificate of incorporation (subject to Section 6.8(a)).
(b)   Bylaws.   At the Effective Time, the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall become the bylaws of the Surviving Corporation, except that all references to Merger Sub shall be automatically amended and shall become references to the Surviving Corporation, until thereafter amended as provided by the DGCL, the certificate of incorporation and such bylaws (subject to Section 6.8(a)).
2.6   Directors and Officers.   The Parties shall take all actions necessary so that the directors of Merger Sub immediately prior to the Effective Time will be the directors of the Surviving Corporation immediately following the Effective Time, and the officers of the Company immediately prior to the Effective Time will be the officers of the Surviving Corporation immediately following the Effective Time, in each case, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal, in each case as provided in the Organizational Documents of the Surviving Corporation and by applicable Law.
2.7   Effect on Capital Stock.
(a)   Capital Stock.   Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the securities described in this Section 2.7, the following will occur:
(i)   each share of common stock, par value $0.01 per share, of Merger Sub that is issued and outstanding as of immediately prior to the Effective Time will automatically be canceled and converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation;
(ii)   each share of Company Common Stock that is issued and outstanding as of immediately prior to the Effective Time (other than Owned Company Shares or Dissenting Company Shares) will be automatically cancelled, extinguished and converted into the right to receive cash in an amount equal to $61.00, without interest thereon (the “Per Share Price”), in accordance with the provisions of Section 2.9 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in accordance with the provisions of Section 2.11); and
(iii)   each share of Company Common Stock that is (A) held by the Company as treasury stock or (B) owned by Parent or any of its Subsidiaries (including Merger Sub), in each case as of immediately prior to the Effective Time (collectively, the “Owned Company Shares”) will automatically be cancelled and extinguished without any conversion thereof or consideration paid therefor.
(b)   Adjustment to the Per Share Price.   The Per Share Price will be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, subdivision, combination, exchange of shares or other similar change with respect to the Company Common Stock occurring on or after the date of this Agreement and prior to the Effective Time; provided that nothing in this Section 2.7(b) shall be construed to permit the Company or any of its Subsidiaries to take any action with respect to any Company Securities that is otherwise prohibited by this Agreement.
(c)   Statutory Rights of Appraisal.   Notwithstanding anything to the contrary set forth in this Agreement, all shares of Company Common Stock that are issued and outstanding as of immediately prior to the Effective Time (other than the Owned Company Shares) and held by holders of such

Company Common Stock who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have properly and validly exercised their statutory rights of appraisal in respect of such shares of Company Common Stock in accordance with Section 262 of the DGCL (the “Dissenting Company Shares”) will not be converted into, or represent the right to receive, the Per Share Price pursuant to this Section 2.7. From after the Effective Time, any holders of such Dissenting Company Shares will be entitled to receive payment of the appraised value of such Dissenting Company Shares in accordance with the provisions of Section 262 of the DGCL, except that all Dissenting Company Shares held by Company Stockholders who shall have failed to perfect or who shall have effectively withdrawn or lost their rights to appraisal of such Dissenting Company Shares pursuant to Section 262 of the DGCL will thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Per Share Price, without interest thereon, upon surrender of the Certificates or Uncertificated Shares that formerly evidenced such shares of Company Common Stock in the manner provided in Section 2.9. The Company shall give Parent (i) prompt written notice of any demands for appraisal (or any written assertions thereof) received by the Company, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company in respect of Dissenting Company Shares and (ii) the opportunity to participate in and direct all negotiations and proceedings, including any Legal Proceedings, with respect to any demands for appraisal pursuant to the DGCL in respect of Dissenting Company Shares. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or settle or offer to settle any such demands or accept any withdrawals of such demands. Payments of any amounts payable to holders of Dissenting Shares shall be the obligation of the Surviving Company.
2.8
Equity Awards.

(a)   Company Options.   At the Effective Time, each Company Option outstanding as of immediately prior to the Effective Time with an exercise price per share less than the Per Share Price, whether vested or unvested, will automatically, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be cancelled and converted into the right to receive an amount in cash, without interest thereon and subject to applicable withholding Taxes, equal to the product of (i) the number of shares of Company Common Stock subject to such Company Option as of immediately prior to the Effective Time and (ii) the excess, if any, of the Per Share Price over the exercise price per share of such Company Option (the “Option Consideration”). Each Company Option outstanding as of immediately prior to the Effective Time with an exercise price per share equal to or greater than the Per Share Price will be cancelled without any action on the part of the holder thereof and without any cash payment being made in respect thereof.
(c)   Company Restricted Stock.   At the Effective Time, each award of Company Restricted Stock outstanding as of immediately prior to the Effective Time will automatically, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be cancelled and converted into the right to receive an amount in cash, without interest thereon and subject to applicable withholding Taxes, equal to the sum of (i) the product of (A) the Per Share Price and (B) the total number of shares of Company Common Stock subject to such award of Company Restricted Stock as of immediately prior to the Effective Time plus (ii) the amount of any accrued but unpaid dividends with respect to such award of Company Restricted Stock (the “Restricted Stock Consideration”); provided that, to the extent any such amount relates to an award of Company Restricted Stock that has, prior to the Effective Time, been deferred pursuant to that certain Employee Plan that is a nonqualified deferred compensation subject to Section 409A of the Code, the Surviving Corporation shall pay such amounts, without interest, at the earliest time permitted under the terms of such Employee Plan relating to such award of Company Restricted Stock that does not trigger a Tax or penalty under Section 409A of the Code.
(d)   Company Performance Share Awards.   At the Effective Time, each Company Performance Share Award outstanding as of immediately prior to the Effective Time will automatically, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be cancelled and converted into the right to receive an amount in cash, without interest thereon and subject to applicable withholding Taxes, equal to the sum of (i) the product of (A) the Per Share Price and (B) the total number of shares of Company Common Stock subject to such Company Performance Share Award as of immediately prior to the Effective Time, determined with the applicable performance metrics deemed to be achieved at the greater of actual level of performance for the period prior to the Closing or target level of performance, as required under the applicable Company Stock Plan, plus (ii) the amount of any accrued dividend equivalents with respect to such Company Performance Share Award (the “Performance Share Award Consideration,” together with the Option Consideration and the Restricted Stock Consideration, the “Equity Award Consideration”); provided that, to the extent any such amount relates to a Company Performance Share Award that is nonqualified deferred compensation subject to Section 409A of the Code, the Surviving Corporation shall pay such amounts, without interest, at the earliest time permitted under the terms of the applicable agreement, plan or arrangement relating to such Company Performance Share Award that does not trigger a Tax or penalty under Section 409A of the Code.
(e)   Payment Procedures.   As promptly as reasonably practicable, but in any event no later than the second regular payroll date following the Closing Date, the holders of Company Options, Company Restricted Stock and Company Performance Share Awards will be paid by the Surviving Corporation, through its payroll system or payroll provider, all amounts, without interest, required to be paid to such holders in respect of Company Options, Company Restricted Stock and Company Performance Share Awards that are cancelled and converted pursuant to this Section 2.8, less any required withholding pursuant to Section 2.12; provided, that, any payments to holders of Company Restricted Stock and Company Performance Share Awards pursuant to this Section 2.8(e) shall, in all cases, be subject to the provisos set forth in Section 2.8(c) and Section 2.8(d), respectively.
(f)   Further Actions.   The Company Board (or a committee thereof) shall take, or cause to be taken, all such action as is necessary to effect the treatment of Company Options, Company Restricted Stock and Company Performance Share Awards under this Section 2.8.
2.9   Exchange of Certificates.
(a)   Payment Agent.   Prior to the Closing, Parent shall (i) select a nationally recognized bank or trust company reasonably acceptable to the Company to act as the payment agent for the Merger (the “Payment Agent”); and (ii) enter into a payment agent agreement, in form and substance reasonably acceptable to the Company, with such Payment Agent.
(b)   Payment Fund.   At or prior to the Closing, Parent shall deposit (or cause to be deposited) with the Payment Agent, by wire transfer of immediately available funds, for payment to the holders of shares of Company Common Stock pursuant to Section 2.7(a), an amount of cash equal to the aggregate consideration to which such holders of Company Common Stock become entitled pursuant to Section 2.7(a). Until disbursed in accordance with the terms and conditions of this Agreement, such cash shall be invested by the Payment Agent, as directed by Parent or the Surviving Corporation, in (i) obligations of or fully guaranteed by the United States or any agency or instrumentality thereof and backed by the full faith and credit of the United States with a maturity of no more than 30 days; (ii) commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively; or (iii) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1,000,000,000 (based on the most recent financial statements of such bank that are then publicly available) (such cash and any proceeds thereon, the “Payment Fund”). To the extent that (A) there are any losses with respect to any investments of the Payment Fund; (B) the Payment Fund diminishes for any reason below the level required for the Payment Agent to promptly pay the cash amounts contemplated by Section 2.7(a); or (C) all or any portion of the Payment Fund is unavailable for Parent (or the Payment Agent on behalf of Parent) to promptly pay the cash amounts contemplated by Section 2.7(a) for any reason, Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the amount of cash in the Payment Fund so as to ensure that the Payment Fund is at all times fully available for distribution and maintained at a level sufficient for the Payment Agent to make the payments contemplated by Section 2.7(a). Any interest or other income from investment of the Payment Fund will be payable to Parent or the Surviving Corporation as Parent directs. The Payment Fund shall not be used for any purpose other than the payment to holders of Company Common Stock as contemplated by Section 2.7(a).

(c)   Payment Procedures.   Promptly following the Effective Time (and in any event within five Business Days thereafter), Parent and the Surviving Corporation shall cause the Payment Agent to mail to each holder of record as of immediately prior to the Effective Time of one or more certificates that immediately prior to the Effective Time represented issued and outstanding shares of Company Common Stock (other than Owned Company Shares and Dissenting Company Shares, as applicable) (the “Certificates” (if any)) (i) a letter of transmittal in customary form (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Payment Agent), and (ii) instructions for effecting the surrender of the Certificates in exchange for the Per Share Price payable with respect to the shares of Company Common Stock formerly represented thereby pursuant to Section 2.7(a). Upon surrender of Certificates for cancellation to the Payment Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates will be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock represented by such Certificates by (y) the Per Share Price, and the Certificates so surrendered will forthwith be cancelled. Notwithstanding anything to the contrary in this Agreement, no record holder of uncertificated shares of Company Common Stock (other than Owned Company Shares) (the “Uncertificated Shares”) will be required to deliver a Certificate or an executed letter of transmittal to the Payment Agent in order to receive the payment that such holder is entitled to receive pursuant to Section 2.7(a) in respect of such Uncertificated Shares. In lieu thereof, any such record holder, upon receipt of an “agent’s message” by the Payment Agent (or such other evidence, if any, of transfer as the Payment Agent may reasonably request), will be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (1) the aggregate number of shares of Company Common Stock represented by such holder’s transferred Uncertificated Shares by (2) the Per Share Price, and the transferred Uncertificated Shares will be cancelled. No interest will be paid or accrued for the benefit of holders of the Certificates and Uncertificated Shares on the Per Share Price payable upon the surrender of such Certificates and transfer of Uncertificated Shares pursuant to this Section 2.9(c). Until so surrendered or transferred, outstanding Certificates and Uncertificated Shares will be deemed from and after the Effective Time to evidence only the right to receive the Per Share Price payable in respect thereof pursuant to Section 2.7(a).
(d)   DTC Payment.   Prior to the Effective Time, Parent and the Company shall cooperate to establish procedures with the Payment Agent and the Depository Trust Company (“DTC”) with the objective that (i) if the Closing occurs at or prior to 11:30 a.m. Eastern Time on the Closing Date, then the Payment Agent shall be instructed to transmit to DTC or its nominee on the Closing Date an amount in cash, by wire transfer of immediately available funds, equal to (A) the number of shares of Company Common Stock (other than Owned Company Shares and Dissenting Company Shares) held of record by DTC or such nominee immediately prior to the Effective Time multiplied by (B) the Per Share Price (such amount, the “DTC Payment”); and (ii) if the Closing occurs after 11:30 a.m. Eastern Time on the Closing Date, then the Payment Agent shall be instructed to transmit the DTC Payment to DTC or its nominee on the first Business Day after the Closing Date.
(e)   Transfers of Ownership.   If a transfer of ownership of shares of Company Common Stock is not registered in the stock transfer books or ledger of the Company or if the Per Share Price is to be paid in a name other than that in which the Certificates or Uncertificated Shares surrendered or transferred in exchange therefor are registered in the stock transfer books or ledger of the Company, the Per Share Price may be paid to a Person other than the Person in whose name the Certificate or Uncertificated Share so surrendered or transferred is registered in the stock transfer books or ledger of the Company, as applicable, only if, in the case of Company Common Stock represented by Certificates, such Certificate is properly endorsed and otherwise in proper form for surrender and transfer, or in the case of Uncertificated Shares, a proper transfer instruction is presented, and in either case the Person requesting such payment has paid to Parent (or any agent designated by Parent) any transfer Taxes required by reason of the payment of the Per Share Price to a Person other than the registered holder of such Certificate, or established to the reasonable satisfaction of Parent (or any agent designated by Parent) that such transfer Taxes have been paid or are otherwise not payable.

(f)   No Liability.   Notwithstanding anything to the contrary set forth in this Agreement, subject to applicable Law, none of the Payment Agent, Parent, the Surviving Corporation or any other Party will be liable to a holder of shares of Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.
(g)   Distribution of Payment Fund to Parent.   Any portion of the Payment Fund (including any interest or other income related thereto) that remains undistributed to the holders of the Certificates or Uncertificated Shares on the date that is one year after the Effective Time will be delivered to Parent (or the Surviving Corporation as directed by Parent) upon demand, and any holders of shares of Company Common Stock that were issued and outstanding immediately prior to the Merger who have not theretofore surrendered or transferred their Certificates or Uncertificated Shares representing such shares of Company Common Stock for exchange pursuant to this Section 2.9 shall thereafter look for payment of the Per Share Price payable in respect of the shares of Company Common Stock represented by such Certificates or Uncertificated Shares solely to Parent (subject to abandoned property, escheat or similar Law), solely as general creditors thereof, for any claim to the Per Share Price to which such holders may be entitled pursuant to Section 2.7(a). Any amounts remaining unclaimed by holders of any such Certificates or Uncertificated Shares three years after the Effective Time, or at such earlier date as is immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority, will, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any such holders (and their successors, assigns or personal representatives) previously entitled thereto.
2.10   No Further Ownership Rights in Company Common Stock.   From and after the Effective Time, (a) all shares of Company Common Stock will no longer be outstanding and will automatically be converted or cancelled and retired, as applicable, in accordance with Section 2.7 and cease to exist; and (b) each holder of Certificates or Uncertificated Shares theretofore representing any shares of Company Common Stock will cease to have any rights with respect thereto, except the right to receive the Per Share Price, payable therefor in accordance with Section 2.7, or in the case of Dissenting Company Shares, the rights pursuant to Section 2.7(c). The Per Share Price paid in accordance with the terms of this Article II will be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock. From and after the Effective Time, there will be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation for any reason, they will (subject to compliance with the exchange procedures of Section 2.9(c)) be cancelled and exchanged as provided in this Article II.
2.11   Lost, Stolen or Destroyed Certificates.   In the event that any Certificates have been lost, stolen or destroyed, the Payment Agent shall issue in exchange therefor, upon the making of an affidavit of that fact by the holder thereof, the Per Share Price payable in respect thereof pursuant to Section 2.7. Parent or the Payment Agent may, in its reasonable discretion and as a condition precedent to the payment of such Per Share Price, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such reasonable amount as it may direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Payment Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.
2.12   Required Withholding.   Notwithstanding anything in this Agreement to the contrary, each of the Payment Agent, Parent, Merger Sub, Guarantor, the Company and the Surviving Corporation (without duplication) shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amounts payable pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom pursuant to any Law in respect of Taxes. To the extent that such amounts are so deducted or withheld and paid over to the appropriate Governmental Authority, such amounts will be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid in satisfaction of the corresponding obligations hereunder.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
With respect to any Section of this Article III, except (a) as disclosed in the reports, statements, schedules and other documents filed or furnished by the Company with the SEC on or after September 30, 2021 (the “Company SEC Documents”) (other than any disclosures contained (i) solely in the risk factors sections of such Company SEC Documents, except to the extent such information consists of factual and/or historical statements, and (ii) in any forward-looking statements in such Company SEC Documents that are of a nature that they speculate about future developments); or (b) subject to the terms of Section 9.12, as set forth in the disclosure letter delivered by the Company to Parent and Merger Sub on the date of this Agreement (the “Company Disclosure Letter”), the Company hereby represents and warrants to Parent and Merger Sub as follows:
3.1   Organization; Good Standing.   The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. The Company has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets, except where the failure to have such power or authority (i) has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or (ii) has not, and would not reasonably be expected to prevent, materially impede or materially delay the consummation by the Company of the Merger and the other Transactions (a “Company Impairment Effect”). The Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (with respect to jurisdictions that recognize the concept of good standing), except where the failure to be so qualified or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or a Company Impairment Effect. To the extent true, correct and complete copies are not included in the Company SEC Documents, the Company has, prior to the date of this Agreement, made available to Parent true, correct and complete copies of the Charter and the Bylaws. The Company is not in violation of the Charter or the Bylaws.
3.2   Corporate Power; Enforceability.   The Company has the requisite corporate power and authority to (a) execute and deliver this Agreement; (b) perform its covenants and obligations hereunder; and (c) subject to receiving the Requisite Stockholder Approval, consummate the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Guarantor, Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (A) such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally and (B) is subject to general principles of equity (such exceptions in clauses (A) and (B), the “Enforceability Exceptions”).
3.3   Company Board Approval; Fairness Opinion; Anti-Takeover Laws.
(a)   Company Board Approval.   The Company Board has (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement and consummate the Merger upon the terms and subject to the conditions set forth herein; (ii) approved the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and other obligations hereunder, and the consummation of the Merger upon the terms and conditions set forth herein; and (iii) resolved to recommend that the Company Stockholders adopt this Agreement in accordance with the DGCL; and (iv) directed that the adoption of this Agreement be submitted for consideration by the Company Stockholders at a meeting thereof (collectively, the “Company Board Recommendation”). As of the date of this Agreement, the Company Board Recommendation has not been withdrawn, rescinded or modified in any respect.
(b)   Fairness Opinion.   The Company Board has received from Jefferies LLC an opinion, dated as of the date hereof, to the effect that, as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered and limitations and qualifications set forth therein, the Per Share Price to be paid to the holders (other than Parent and its affiliates) of shares of Company Common Stock pursuant to this Agreement is fair from a financial point of view to such holders. As of the date of this Agreement, the foregoing opinion has not been withdrawn, revoked or modified in any respect. The Company shall, promptly following the execution and delivery of this Agreement and receipt by the Company of a copy thereof, furnish an accurate, true and complete copy of such opinion letter to Parent solely for informational purposes.
(c)   Anti-Takeover Laws.   Assuming the accuracy of the representations of Parent and Merger Sub set forth in Section 4.6, the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in any applicable “anti-takeover” Law will not be applicable to the Merger.
3.4   Requisite Stockholder Approval.   The adoption of this Agreement by the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote at the Company Stockholder Meeting (the “Requisite Stockholder Approval”) is the only vote or approval of the holders of any of the Company’s capital stock necessary under applicable Law, the Charter or the Bylaws to adopt this Agreement and consummate the Merger.
3.5   Non-Contravention.   The execution and delivery of this Agreement by the Company, the performance by the Company of covenants and obligations hereunder, and the consummation of the Transactions do not (a) violate or conflict with any provision of the Charter or the Bylaws; (b) violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, result in the termination of, accelerate the performance required by, require any notice or consent pursuant to, or result in a right of termination or acceleration pursuant to any of the terms, conditions or provisions of any Material Contract or Lease or result in the loss of a material benefit or right under any such Material Contract or Lease; (c) assuming the Governmental Authorizations referred to in Section 3.6 are obtained and, in the case of the consummation of the Merger, subject to obtaining the Requisite Stockholder Approval, violate or conflict with any Law applicable to the Company or any of its Subsidiaries; or (d) result in (or, with notice or lapse of time or both, would result in) the creation of any lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of its Subsidiaries, except in the case of each of clauses (b), (c) and (d) for such violations, conflicts, breaches, defaults, terminations, accelerations or liens that would not reasonably be expected to have, individually or in the aggregate, (i) a Company Material Adverse Effect or (ii) a Company Impairment Effect.
3.6   Requisite Governmental Approvals.   No Governmental Authorization is required on the part of the Company in connection with (a) the execution and delivery of this Agreement by the Company; (b) the performance by the Company of its covenants and obligations pursuant to this Agreement; or (c) the consummation of the Transactions by the Company, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Authorities to satisfy the applicable Laws of states in which the Company and its Subsidiaries are qualified to do business; (ii) such filings and approvals as may be required by any applicable federal or state securities Laws, including the filing of the Proxy Statement with the SEC and compliance with any applicable requirements of the Exchange Act; (iii) compliance with any applicable requirements of Nasdaq; (iv) compliance with any applicable requirements of the HSR Act and any applicable foreign Antitrust Laws; (v) the filing of the CFIUS Filing and obtaining the CFIUS Approval; (vi) the filing of any filings required under applicable Foreign Investment Law set forth on Section 7.1(b) of the Company Disclosure Letter and obtaining the approvals, clearances or expirations of waiting periods with respect thereto; and (vii) such other Governmental Authorizations the failure of which to obtain would not reasonably be expected to have, individually or in the aggregate, (i) a Company Material Adverse Effect or (ii) a Company Impairment Effect.
3.7 Company Capitalization.
(a)   Capital Stock.   The authorized capital stock of the Company consists of (i) 40,000,000 shares of Company Common Stock; and (ii) 20,000,000 shares of Company Preferred Stock. As of 5:00 p.m., New York City time, on February 1, 2024 (such time and date, the “Capitalization Date”), (A) 12,782,992 shares of Company Common Stock were issued and outstanding (which includes 126,010 shares of Company Common Stock subject to outstanding awards of Company Restricted Stock); and (B) no shares of Company Preferred Stock were issued and outstanding; and (C) 425,415 shares of Company Common Stock were held by the Company as treasury shares. All issued and outstanding shares of Company Common Stock have been duly authorized and are validly issued, are fully paid and nonassessable and are free of any preemptive rights or any similar rights.

(b)   Stock Reservation and Awards.   As of the Capitalization Date, the Company has reserved 346,288 shares of Company Common Stock for issuance pursuant to the Company Stock Plans. As of the Capitalization Date, there were (i) outstanding Company Options to acquire 541,273 shares of Company Common Stock; (ii) 126,010 shares of Company Common Stock subject to outstanding awards of Company Restricted Stock and $80,906.54 of accrued but unpaid dividends with respect to such awards of Company Restricted Stock; and (iii) 63,320 shares of Company Common Stock subject to outstanding Company Performance Share Awards (assuming achievement of target levels of performance), 126,640 shares of Company Common Stock subject to outstanding Company Performance Share Awards (assuming achievement of maximum levels of performance) and $130,530.40 of accrued dividend equivalents with respect to such Company Performance Share Awards. From the Capitalization Date to the date of this Agreement, the Company has not issued or granted any Company Securities, other than issuances or grants of shares of Company Common Stock pursuant to the exercise of Company Options, the vesting of Company Restricted Stock or the vesting and settlement of Company Performance Share Awards, in each case, which were granted prior to the date of this Agreement, and since the Capitalization Date, the Company has not issued any Company Preferred Stock.
(c)   Company Securities.   Except as set forth in Sections 3.7(a) and (b), as of the Capitalization Date, there are (i) no issued and outstanding shares of capital stock of, or other equity or voting interest in (including voting debt), the Company; (ii) no outstanding securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock of, or other equity or voting interest (including voting debt) in, the Company or any of its Subsidiaries; (iii) no outstanding options, warrants, calls, convertible or exchangeable securities or other rights or binding arrangements to acquire from the Company or any of its Subsidiaries or that obligate the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other equity or voting interests (including voting debt) in the Company or any of its Subsidiaries or securities convertible into, exchangeable for or exercisable for such shares or equity interests, or other equity or voting interest (including voting debt) in the Company or any of its Subsidiaries (in each case other than to the Company or a Subsidiary thereof); (iv) no obligations of the Company or any of its Subsidiaries to grant, extend or enter into any subscription, option, warrant, call, convertible or exchangeable security, or other similar right, agreement, commitment or Contract relating to any capital stock of, or other equity or voting interest (including voting debt) in, the Company or any of its Subsidiaries; and (v) no outstanding restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, the Company or any of its Subsidiaries (the items in clauses (i), (ii), (iii), (iv) and (v) collectively, the “Company Securities”).
(d)   Other Rights.   There are no (i) voting trusts, proxies or similar arrangements or understandings to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound with respect to the voting of any shares of capital stock of, or other equity or voting interest in, the Company or any of its Subsidiaries; (ii) obligations or binding commitments of any character to which the Company or any of its Subsidiaries is a party or by which it is bound (A) restricting the transfer of any shares of capital stock of, or other equity or voting interest in, the Company or any of its Subsidiaries or (B) requiring the registration of, granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any Company Securities or (iii) other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Company Securities. As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to any Contract that obligates it to repurchase, redeem or otherwise acquire any Company Securities. Except as set forth in Section 3.7(b), as of the date of this Agreement, there are no accrued and unpaid dividends with respect to any outstanding shares of Company Common Stock. The Company does not have a stockholder rights plan in effect.
(e)   Outstanding Equity Awards.   The Company has made available to Parent a true, correct and complete list, as of the Capitalization Date, and with respect to each outstanding Company Option, Company Restricted Stock and Company Performance Share Award, (i) the name of the holder of such award, (ii) the number of shares of Company Common Stock subject to the award, (iii) the grant date of such award, and (iv) to the extent applicable, the per share exercise price.
3.8   Subsidiaries.
(a)   Section 3.8(a) of the Company Disclosure Letter contains a true, correct and complete list of the name and jurisdiction of organization of each Subsidiary of the Company. Each of the Subsidiaries of the Company (i) is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the laws of the jurisdiction of its organization and (ii) has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease and operate its properties and assets, except, in each case, as had not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or a Company Impairment Effect. Each of the Subsidiaries of the Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (with respect to jurisdictions that recognize the concept of good standing), except where the failure to be so qualified or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or a Company Impairment Effect.
(b)   The Company or a wholly owned Subsidiary of the Company owns one hundred percent of the capital stock of each direct or indirect Subsidiary of the Company. The Company does not own, directly or indirectly, any capital stock or other equity interest of, or any other securities convertible or exchangeable into or exercisable for capital stock or other equity interest of, any Person other than the Subsidiaries of the Company. No Subsidiary of the Company owns any shares of capital stock, Company Common Stock or any other securities of the Company.
3.9   Company SEC Documents; Company Financial Statements; Internal Controls; Indebtedness.
(a)   Company SEC Documents.   Since September 30, 2021, the Company has timely filed or furnished all forms, reports and documents with the SEC that have been required to be filed or furnished by it pursuant to applicable Laws prior to the date of this Agreement. Each Company SEC Document complied, as of its filing date (or if amended or superseded by a subsequent filing, on the date of such subsequent filing), in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date that such Company SEC Document was filed. As of the date of this Agreement, true, correct and complete copies of all Company SEC Documents are publicly available in the Electronic Data Gathering, Analysis and Retrieval database of the SEC or have otherwise been made available to Parent on or prior to the date of this Agreement. As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), each Company SEC Document did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading; provided, however, in each case, that no representation is made as to the accuracy of any financial projections or forward-looking statements filed or furnished by the Company with the SEC. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the Company SEC Documents. No Subsidiary of the Company is required to file any forms, reports or documents with the SEC.
(b)   Company Financial Statements.   The consolidated financial statements (including any related notes and schedules) of the Company filed with the Company SEC Documents (i) were prepared in accordance with GAAP (except as may be expressly indicated in the notes thereto); and (ii) fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of the unaudited financial statements, to normal and recurring year-end adjustments). Except as have been described in the Company SEC Documents, there are no unconsolidated Subsidiaries of the Company or any off-balance sheet arrangements of the type required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated by the SEC.
(c)   Disclosure Controls and Procedures.   The Company has established and maintains “disclosure controls and procedures” and “internal control over financial reporting” (in each case as defined pursuant to Rule 13a-15 and Rule 15d-15 promulgated under the Exchange Act). The Company’s disclosure controls and procedures are reasonably designed to ensure that all (i) material information required to be disclosed by the Company in the reports and other documents that it files or furnishes pursuant to the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC; and (ii) such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended September 30, 2023, and such assessment concluded that such system was effective. Since September 30, 2021, the principal executive officer and principal financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act. Neither the Company nor its principal executive officer or principal financial officer has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications as of the date of this Agreement. There were no material weaknesses, or significant deficiencies that in the aggregate would amount to a material weakness, identified in the management of the Company’s assessment of internal controls as of and for the year ended September 30, 2023.
(d)   Internal Controls.   The Company has established and maintains a system of internal accounting controls that are designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of the Company’s management and the Company Board; and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries. Neither the Company nor, to the Knowledge of the Company, the Company’s independent registered public accounting firm has identified or been made aware of (A) any significant deficiency or material weakness in the system of internal control over financial reporting utilized by the Company and its Subsidiaries that has not been subsequently remediated; or (B) any fraud that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by the Company and its Subsidiaries.
(e)   Indebtedness.    Section 3.9(e) of the Company Disclosure Letter contains a true, correct and complete list of all material Indebtedness of the Company and its Subsidiaries, taken as a whole, as of the date of this Agreement, other than Indebtedness reflected in the Audited Company Balance Sheet or otherwise included in the Company SEC Documents.
3.10   No Undisclosed Liabilities.   Neither the Company nor any of its Subsidiaries has any liabilities (whether accrued, absolute, determined, contingent or otherwise and whether due or to become due) that would be required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP or notes thereto, other than liabilities (a) reflected or otherwise reserved against in the Audited Company Balance Sheet or in the consolidated financial statements of the Company and its Subsidiaries (including the notes thereto) included in the Company SEC Documents filed prior to the date of this Agreement; (b) arising in connection with the Transactions or in connection with the Merger; (c) incurred in the ordinary course of business; and (d) that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
3.11   Absence of Certain Changes.
(a)   Since September 30, 2023 through the date of this Agreement, except in connection with the Transactions, the business of the Company and its Subsidiaries has been conducted, in all material respects, in the ordinary course of business and the Company has not taken any action that would be prohibited by Sections 5.2(a), 5.2(b), 5.2(d), 5.2(e), 5.2(f), or 5.2(o).

(b)   Since September 30, 2023 through the date of this Agreement, there has not been any Effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
3.12   Material Contracts.
(a)   List of Material Contracts.   Section 3.12(a) of the Company Disclosure Letter contains a true, correct and complete list of all Material Contracts, as in effect as of the date of this Agreement, to which the Company or any of its Subsidiaries is a party, and the Company has made available to Parent (or Parent’s outside counsel), or publicly filed with the SEC, true, correct and complete copies of each Material Contract.
(b)   Validity.   Each Material Contract (other than any Material Contract that has expired in accordance with its terms) is valid and binding on the Company or each Subsidiary of the Company that is a party thereto and is in full force and effect, except where the failure to be valid and binding and in full force and effect has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of its Subsidiaries, and, to the Knowledge of the Company, any other party thereto, has performed all obligations required to be performed by it under each Material Contract, except where the failure to fully perform has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No event has occurred that, with notice or lapse of time or both, would constitute such a breach or default pursuant to any Material Contract by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, except for such breaches and defaults that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(c)   Notices from Material Relationships.   To the Knowledge of the Company, since the date of the Audited Company Balance Sheet to the date of this Agreement, the Company has not received any notice in writing from or on behalf of any Material Relationship indicating that such Material Relationship intends to terminate, or not renew, any Material Contract with such Material Relationship.
3.13   Real Property.   Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) the Company and its Subsidiaries have good and valid fee simple title to all of the real property owned by the Company and its Subsidiaries (the “Owned Real Property”), free and clear of liens, except Permitted Liens; (b) there is no pending or, to the Knowledge of the Company, threatened condemnation, eminent domain or similar proceedings affecting the Owned Real Property; (c) the Company and its Subsidiaries have a good and valid leasehold interest in all of its Leased Real Property, free and clear of all liens (except for Permitted Liens); (d) each lease, license, sublease and occupancy agreement (each, a “Lease”) with respect to material real property leased, licensed, subleased or otherwise used by the Company or its Subsidiaries as lessee or sublessee (the “Leased Real Property,” together with the Owned Real Property, the “Real Property”), is valid and binding on the Company or its Subsidiaries and is in full force and effect and, to the Knowledge of the Company, valid and binding on, and enforceable against, the other parties thereto; (e) neither the Company, nor any of its Subsidiaries is in breach or default under any of the Leases beyond any applicable grace periods and no event has occurred or condition exists that with notice or lapse of time, or both, would constitute a breach or default by the Company or any of its Subsidiaries, nor to the Knowledge of the Company, by any other party thereto, under any of the Leases; and (f) neither the Company, nor any of its Subsidiaries, has leased, subleased, licensed or otherwise granted any Person the right to use or occupy any of the Real Property. The Real Property constitutes all the material real property currently used in the business. The Company has made available to Parent a true, correct and complete copy of each such Lease document (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto). Section 3.13 of the Company Disclosure Letter sets forth a true and complete list of all material Owned Real Property and material Leased Real Property.
3.14   Environmental Matters.   Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries are, and since September 30, 2021 have been, in compliance with all applicable Environmental Laws and Environmental Permits necessary for the ownership and operation of its business, (ii) the Company holds all Environmental Permits required for the ownership and operation of its business, all such Environmental Permits are in full force and effect, and the Transactions will not require any notice to or approval by any Governmental Authority in order to allow the continued use of the Environmental Permits after the Closing, (iii) no written notice of violation of any Environmental Law has been received by the Company or any of its Subsidiaries, the substance of which has not been resolved, (iv) no Legal Proceeding is pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries under any Environmental Law or relating to any Hazardous Substance, (v) there has been no release of Hazardous Substances by the Company or any of its Subsidiaries (or by any other Person for which the Company or any of its subsidiaries would be liable) on Real Property owned or operated by the Company or any of its Subsidiaries or any other location in violation of Environmental Laws so as to give rise to any liabilities of the Company or its Subsidiaries pursuant to any Environmental Laws, (vi) neither the Company nor any Subsidiary has contractually assumed any liabilities of any other Person pursuant to Environmental Laws, and (vii) the Company has made available to the Parent all material environmental reports, assessments and audits prepared since September 30, 2021 that are in the possession of the Company or any of its Subsidiaries that relate to the compliance of the Company or its Subsidiaries with Environmental Law or the liability of the Company or its Subsidiaries pursuant to Environmental Laws.
3.15   Intellectual Property.
(a)   Since September 30, 2021, (i) the Company and each of its Subsidiaries has taken commercially reasonable steps to enforce, protect and maintain all Company Intellectual Property, and (ii) no Company Intellectual Property is being used or enforced by the Company or any of its Subsidiaries in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of any Company Intellectual Property, except in each case (i) and (ii) for any such failure to enforce, protect, use or maintain that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b)   Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since September 30, 2021, the Company or one of its Subsidiaries, as applicable, owns, or is licensed or otherwise possesses adequate rights to use, all Company Intellectual Property used in their respective businesses as currently conducted; provided,however, that the representation and warranty in this Section 3.15(b) shall not constitute or be deemed or construed as any representation or warranty with respect to infringement, misappropriation or violation by the Company or any of its Subsidiaries of any Intellectual Property. Section 3.15(b) of the Company Disclosure Letter contains a true, correct and complete list of all Company Registered Intellectual Property.
(c)   Except as would not be material to the business of the Company and its Subsidiaries, taken as a whole, since September 30, 2021, there are and have been no Legal Proceedings pending or, to the Knowledge of the Company, threatened in writing, by any Person against the Company or any of its Subsidiaries (i) alleging infringement, misappropriation or violation by the Company, its business, or any of its Subsidiaries of any Intellectual Property of such Person or (ii) challenging the ownership, validity or enforceability of any Company Intellectual Property.
(d)   Since September 30, 2021, (i) except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the conduct of the business of the Company and its Subsidiaries has not infringed, misappropriated or violated and does not infringe, misappropriate or violate any Intellectual Property of any Person and (ii) to the Knowledge of the Company, no Person has materially infringed, misappropriated or violated, or is infringing, misappropriating or violating any Company Intellectual Property.
(e)   Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since September 30, 2021, (i) the Company and its Subsidiaries have taken commercially reasonable measures designed to maintain the confidentiality of any material proprietary information or trade secrets included in their respective rights in any Company Intellectual Property; and (ii) to the Knowledge of the Company, there has been no unauthorized use by any Person of any such material proprietary information or trade secrets.

(f)   Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the IT Assets operate and perform in all respects as is necessary for the businesses of the Company and its Subsidiaries as currently conducted, and (ii) since September 30, 2021, there has been no material failure of IT Assets which has not been fully resolved. To the Knowledge of the Company, since September 30, 2021, no Person has gained unauthorized access to the IT Assets, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. “IT Assets” means computers, Software, databases, hardware, servers, workstations, routers, hubs, switches, circuits, networks, and all other information technology equipment owned, licensed, leased or otherwise used by the Company or one of its Subsidiaries.
(g)   Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since September 30, 2021, all Software included in the Company Intellectual Property and, to the Knowledge of the Company, all other Software licensed or leased to the Company or one of its Subsidiaries (i) performs in material conformance with its documentation, and (ii) does not contain any virus, Software routine or hardware component designed to permit unauthorized access or to disable or otherwise harm any computer, systems or IT Assets.
3.16   Tax Matters.   Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:
(a)   Each of the Company and its Subsidiaries have timely filed (taking into account valid extensions) all Tax Returns required to be filed by it, and such Tax Returns are correct and complete.
(b)   The Company and each of its Subsidiaries paid, or have adequately reserved for the payment of, all Taxes that are required to be paid by it.
(c)   The Company and each of its Subsidiaries have withheld from their respective employees, independent contractors, creditors, stockholders and third parties, and timely paid to the appropriate Governmental Authority, proper and accurate amounts for all periods ending on or before the Closing Date in compliance with all Tax withholding and remitting provisions of applicable Laws.
(d)   Neither the Company nor any of its Subsidiaries has executed any waiver, except in connection with any ongoing Tax examination, of any statute of limitations on, or extended the period for the assessment or collection of, any Tax, in each case that has not since expired.
(e)   No audits, action, suit, proceeding, claim or other examinations (each, a “Tax Proceeding”) with respect to Taxes of the Company or any of its Subsidiaries are threatened in writing or presently in progress.
(f)   Neither the Company nor any of its Subsidiaries (A) is a party to or bound by, or currently has any liability pursuant to, any Tax sharing, allocation or indemnification agreement, other than any such agreement entered into in the ordinary course of business the primary purpose of which is unrelated to Taxes or (B) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) as a transferee, successor, by operation of Law, or pursuant to Treasury Regulation § 1.1502-6 (or any similar provision of state, local or non-U.S. Law).
(g)   Neither the Company nor any of its Subsidiaries has engaged in a “listed transaction” as set forth in Treasury Regulation § 1.6011-4(b)(2).
(h)   Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying or intended to qualify for tax-free treatment, in whole or in part, under Section 355 or Section 361(a) of the Code in the two years prior to the date of this Agreement.
(i)   There are no statutory liens for Taxes other than Taxes not yet due or being contested in good faith (and for which adequate accruals or reserves have been established on the Audited Company Balance Sheet) upon any of the assets of the Company or any of its Subsidiaries.

(j)   No claim has been made in the last three years by a Governmental Authority in a jurisdiction in which the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation in that jurisdiction.
(k)   Neither the Company nor any of its Subsidiaries has been a United States real property holding company within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(l)   Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date made prior to the Closing; (ii) installment sale or open transaction disposition made prior to the Closing outside of the ordinary course of business; or (iii) prepaid amount received or deferred revenue accrued on or prior to the Closing Date outside of the ordinary course of business.
3.17   Employee Benefits.
(a)   Section 3.17(a)(i) of the Company Disclosure Letter sets forth a true, correct and complete list, as of the date of this Agreement, of all material Employee Plans. Neither the Company nor any of its Subsidiaries maintains, sponsors or participates in, or contributes to, or has within the last six years maintained, sponsored or participated in or contributed to, (i) a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) (a “Multiemployer Plan”); or (ii) a plan that is subject to Section 412 of the Code or Title IV of ERISA. No Employee Plan is a “multiple employer plan” (as defined in Section 4063 or Section 4064 of ERISA), and within the last six years, the Company has not maintained, sponsored or participated in or contributed to any such plan.
(b)   With respect to each material Employee Plan maintained for the benefit of employees in the United States, the Company has made available to Parent true, complete and correct copies of, to the extent applicable: (i) each such Employee Plan (or, in the case of any unwritten Employee Plan, a description thereof) and any amendments thereto; (ii) the most recent (A) Form 5500 and the attached schedules, (B) audited financial statements and (C) actuarial valuation reports filed with the Internal Revenue Service (the “IRS”) with respect to each such Employee Plan (if any such report was required); (iii) the most recent summary plan description for each Employee Plan for which such summary plan description is required; and (iv) all correspondence with any Union, the IRS, the United States Department of Labor (the “DOL”), the Pension Benefit Guaranty Corporation (the “PBGC”) or the SEC and any other Governmental Authority regarding the operation or the administration of any Employee Plan, other than routine correspondence, in each case, since September 30, 2021. With respect to each material Employee Plan maintained for the benefit of employees outside of the United States (each, a “Non-U.S. Plan”), the Company has made available to Parent either copies of the material documentation relating thereto or summaries of the material terms of each such Non-U.S. Plan.
(c)   Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Employee Plan has been maintained, funded, operated and administered in accordance with its terms and with all applicable Law, including the applicable provisions of ERISA and the Code and the terms of any applicable collective bargaining agreement or other agreement with any labor organization, works council, trade union, labor association or other employee representative (any such representative, a “Union,” and any such agreement, a “Collective Bargaining Agreement”). Each Employee Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code has received a favorable determination letter, or may rely on a favorable opinion letter, issued by the IRS to the effect that such Employee Plan is qualified and exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and, to the Knowledge of the Company, no events have occurred since the date of the most recent determination letter (or opinion letter, if applicable) that would reasonably be expected to result in the revocation of the qualified status of any such Employee Plan.
(d)   As of the date of this Agreement, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no

Legal Proceedings pending or, to the Knowledge of the Company, threatened in writing, on behalf of or against any Employee Plan, other than routine claims for benefits. No Employee Plan provides post-termination or retiree life insurance or health benefits to any person, except as may be required by Section 4980B of the Code or any similar Law and at the expense of such person.
(e)   Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) neither the Company nor any other entity which is a member of a controlled group of entities (within the meaning of Sections 414(b), (c), (m) or (o) of the Code) of which the Company is a member (each, an “ERISA Affiliate”) has incurred a material liability under Title IV of ERISA or Section 412 of the Code that has not been satisfied in full (other than any premiums or other funding requirements not yet due), and no reasonably foreseeable condition exists that presents a risk to the Company or any ERISA Affiliate of incurring any such liability that could not be timely satisfied in full (excluding any action that Parent may take in its discretion following the Closing Date); (ii) all material insurance premiums with respect to Employee Plans, including premiums to the PBGC, have been paid when due; (iii) neither the Company nor any of its Subsidiaries have terminated any Employee Plan that is subject to Title IV of ERISA within the last six (6) years or incurred any outstanding liability under Section 4062 of ERISA to the PBGC or to a trustee appointed under Section 4042 of ERISA; and (iv) neither the Company nor any organization to which the Company is a successor or parent corporation, within the meaning of Section 4069(b) of ERISA, has engaged in any transaction described in Sections 4069 or 4212(c) of ERISA. With respect to each Employee Plan that is subject to Title IV of ERISA, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there has been no material change in the financial condition of any such Title IV Plan since the last day of its most recent fiscal year for which an actuarial valuation report has been provided to the Company or any of its Subsidiaries, as applicable.
(f)   Each Employee Plan subject to Section 409A of the Code is in compliance in all material respects in form and operation with Section 409A of the Code and the applicable guidance and regulations thereunder. No Employee Plan provides a gross-up for any Taxes which may be imposed (i) for failure to comply with the requirements of Section 409A of the Code or (ii) under Section 4999 of the Code.
(g)   Neither the execution and delivery of this Agreement nor the consummation of the Transactions will, either alone or in combination with any other event, (i) entitle any current or former employee, consultant who is a natural person or officer of the Company or any of its Subsidiaries to severance pay, unemployment compensation or any other compensation or benefit, except as expressly provided in this Agreement or as required by applicable Law, or (ii) accelerate the time of payment or vesting, increase the amount of compensation or benefits or obligation to fund benefits due to current or former employees, consultants who is a natural person or officers of the Company or any of its Subsidiaries or trigger any other material obligation pursuant to any Employee Plan, except as expressly provided in this Agreement. Without limiting the generality of the foregoing, no amount payable to any current or former individual service provider of the Company or any of its Subsidiaries as a result of the execution and delivery of this Agreement or the consummation of the Transactions (either alone or in combination with any other event) will result in any payment or benefit made by the Company or any of its Subsidiaries being characterized as an “excess parachute payment” within the meaning of Section 280G of the Code or nondeductible under Section 280G of the Code.
3.18   Labor Matters.
(a)   Section 3.18(a) of the Company Disclosure Letter sets forth the applicable collective bargaining agreement or other agreement with any labor organization, works council, or other employee representative body (any such representative, a “Union,”) to which the Company or any of its Subsidiaries is a party as of the date of this Agreement (each a “Collective Bargaining Agreement”) and, except as set forth on Section 3.18(a) of the Company Disclosure Letter, there are no Unions representing or, to the Knowledge of the Company, purporting to represent any employees of the Company or any of its Subsidiaries in their capacity as such. Neither the Company nor any of its Subsidiaries has any notification, consultation, or negotiation obligations owed to any Union in connection with the Transaction arising under applicable Law or Collective Bargaining Agreement.

(b)   Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since September 30, 2021, the Company and its Subsidiaries are in compliance with all Collective Bargaining Agreements and all applicable federal, state and local Laws respecting employment, classification of employees and individual independent contractors, employment practices, labor, occupational safety and health, and wages and hours (including Section 8 of the National Labor Relations Act) and all civil rights and anti-discrimination Laws, and the Worker Adjustment and Retraining Notification Act (and any similar foreign, provincial, state or local statute or regulation) (collectively, the “WARN Act”). To the Knowledge of the Company, as of the date of this Agreement, there are no proceedings of any Union to organize any employees of the Company or any of its Subsidiaries with regard to their employment with the Company or any of its Subsidiaries. To the Knowledge of the Company, as of the date of this Agreement, there is no material strike, lockout, slowdown, or work stoppage by employees of the Company or any of its Subsidiaries against the Company or any of its Subsidiaries pending or threatened in writing directly against the Company or any of its Subsidiaries. To the Knowledge of the Company, there are no material labor disputes, labor grievances or litigation by any current or former employee of the Company or any of its Subsidiaries relating to employment practices or labor matters pending or threatened against the Company or any of its Subsidiaries.
(c)   Since September 30, 2021, and except to the extent any liabilities relating to the following have been satisfied in full: (i) no material allegations of sexual harassment, other sexual misconduct or discrimination have been made against any director, officer or other executive-level employee of the Company or any of its Subsidiaries (in his or her capacity as such), and there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened in connection with any such allegation, and (ii) neither the Company nor any of its Subsidiaries have entered into any settlement agreements related to allegations of sexual harassment, other sexual misconduct or discrimination by any director, officer or other managerial employee of the Company or any of its Subsidiaries.
3.19   Compliance with Laws.
(a)   The Company and each of its Subsidiaries is,or has been since September 30, 2021, in compliance with all Laws that are applicable to the Company and its Subsidiaries or to the conduct of the business or operations of the Company and its Subsidiaries, except for such noncompliance that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or a Company Impairment Effect.
(b)   Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries have all Governmental Authorizations necessary for the ownership and operation of its business as presently conducted, and each such Governmental Authorization is in full force and effect; (ii) the Company and its Subsidiaries are, and since September 30, 2021 have been, in compliance with the terms of all Governmental Authorizations necessary for the ownership and operation of its businesses; and (iii) since September 30, 2021 to the date of this Agreement, neither the Company nor any of its Subsidiaries has received written notice from any Governmental Authority alleging any breach of any such Governmental Authorization, the substance of which has not been resolved.
3.20   Data Privacy.   Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries take, and have since September 30, 2021 taken, commercially reasonable physical, technical, organizational, and administrative measures designed to protect the security of the computer systems owned by the Company or any of its Subsidiaries and the confidentiality of the trade secrets and Personal Data collected, processed, received, or stored by the Company or any of its Subsidiaries, (ii) the Company and its Subsidiaries comply, and have since September 30, 2021 complied with (x) all Privacy and Data Security Laws; and (y) all binding obligations imposed upon the Company or any of its Subsidiaries in any Contracts concerning the collection, use, transfer, processing, or disclosure of Personal Data (“Privacy Agreements”) and (iii) the execution, delivery, or performance of this Agreement, and the consummation of any of the transactions contemplated thereby, will not violate any Privacy Agreements or any applicable Privacy and Data Security Laws. Immediately following the consummation of the transactions contemplated by this agreement, the Company and each of its subsidiaries will, in all material respects, have the same rights that they currently have to use the Personal Data currently used by them in the conduct of their business, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There is no pending, nor has there been since September 30, 2021 any, material complaint, audit, or Legal Proceeding asserted in writing against, or to the Knowledge of the Company, any unresolved investigation of, the Company or any of its Subsidiaries (A) alleging violation of any Privacy and Data Security Laws, or (B) alleging violation of any Privacy Agreements, in each case, that individually or in the aggregate are, or would reasonably be expected to be, material to the business of the Company and its Subsidiaries, taken as a whole. Except as would not be material to the business of the Company and its subsidiaries, taken as a whole, there has been no unauthorized access, use, or disclosure of Personal Data in the possession or control of the Company or any of its Subsidiaries.
3.21   Legal Proceedings; Orders.
(a)   No Legal Proceedings.   As of the date of this Agreement, there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries that, individually or in the aggregate are, or would reasonably be expected to be, material to the business of the Company and its Subsidiaries, taken as a whole, or that have had, or would reasonably be expected to have, a Company Impairment Effect.
(b)   No Orders.   Neither the Company nor any of its Subsidiaries is subject to any order of any kind or nature that has had, and would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or that would reasonably be expected to prevent or materially delay or materially impede the consummation of the Transactions or the ability of the Company to fully perform its covenants and obligations pursuant to this Agreement.
3.22   Insurance.   As of the date of this Agreement, the Company and its Subsidiaries have all material policies of insurance covering the Company and its Subsidiaries, that is customarily carried by Persons conducting business similar to that of the Company and its Subsidiaries. As of the date of this Agreement, all such insurance policies are in full force and effect.
3.23   Related Person Transactions.   Except for indemnification, compensation or other employment arrangements entered into in the ordinary course of business, there are no Contracts, transactions, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (including any director or officer) thereof, but not including any wholly owned Subsidiary of the Company, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders.
3.24   Government Contracts.   Since September 30, 2021, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor its Subsidiaries have: (a) breached any certification, representation or requirement (including any applicable Law) pertaining to any Government Contract; (b) been suspended or debarred from bidding on Government Contracts by a Governmental Authority; (c) been audited or investigated by any Governmental Authority with respect to any Government Contract; (d) conducted or initiated any internal investigation or made any disclosure with respect to any Government Contract; (e) had any Government Contract terminated by any Governmental Authority for default or failure to perform; (f) receive any small business set-aside contract, any other set-aside contract or other order or Contract requiring small business or other preferred bidder status; (g) received from any Governmental Authority any written notice of breach, cure, show cause or default with respect to any Government Contract; or (h) entered any Government Contracts payable on a cost-reimbursement basis. The Company and its Subsidiaries have established and maintains a system of internal controls designed to provide reasonable assurances of compliance in all material respects with their respective Government Contracts. As of the date of this Agreement, there are no outstanding claims or disputes that are material to the business of the Company and its Subsidiaries, taken as a whole, in connection with any Government Contracts. To the Knowledge of the Company, there are no outstanding or unsettled allegations of fraud, false claims or overpayments nor any investigations or audits by any Governmental Authority with regard to any of the Government Contracts that are, or would reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole.

3.25   Anti-Corruption and International Trade Compliance.
(a)   None of the Company, any of its Subsidiaries, or, to the Knowledge of the Company and when acting on behalf of the Company or its Subsidiaries, any officer, director or employee, or any agents, representatives or other Persons acting on behalf of the Company or its Subsidiaries has, in the last five (5) years, taken any action that would cause any of the foregoing to be in material violation of Anti-Corruption Laws. Without limiting the foregoing, neither the Company (including each of its Subsidiaries), nor any of their respective officers, directors, employees, nor, to the Knowledge of the Company, any agents, representatives, customers, suppliers, vendors, other sales intermediaries, or other Persons acting on behalf of the Company or its Subsidiaries has offered, paid, given, promised to pay or give or authorized the payment or gift of anything of value, directly or indirectly, to any Public Official or other Person for the purpose of influencing any act or decision or to secure any improper advantage, in each case in material violation of Anti-Corruption Laws. During the last three (3) years, the Company and its Subsidiaries have complied in all material respects with the requirements of Anti-Corruption Laws with respect to maintaining accurate books and records.
(b)   Neither the Company (including each of its Subsidiaries), nor any of their respective officers, directors, or, to the Knowledge of the Company, any employees, agents, representatives, customers, suppliers, vendors, other sales intermediaries, or other Persons acting on behalf of the Company or its Subsidiaries, is or has in the last three (3) years been a Sanctioned Person or Restricted Person.
(c)   The Company (including each of its Subsidiaries) has not violated any applicable International Trade Laws or Anti-Money Laundering Laws, in any material respect during the last three (3) years. Without limiting the foregoing, neither the Company (including each of its Subsidiaries) nor any of their respective officers, directors, employees, nor, to the Knowledge of the Company, any agents, representatives, or other Persons acting on behalf of the Company or its Subsidiaries has engaged in any transactions, business or financial dealings with or that benefited or involved a Sanctioned Territory or Sanctioned Person or otherwise in violation of International Trade Laws.
(d)   The Company (including each of its Subsidiaries) has not: (i) made any voluntary, directed or involuntary disclosure to any Governmental Authority with respect to any alleged act or omission arising under or relating to material non-compliance with any Anti-Corruption Laws, International Trade Laws, or Anti-Money Laundering Laws; (ii) been the subject of any past, current, pending or threatened litigation, arbitration, settlement, alternative dispute resolution proceedings or process, internal or external investigation, inquiry or enforcement proceeding related to an actual or potential material violation of Anti-Corruption Laws, International Trade Laws, or Anti-Money Laundering Laws, or (iii) received any notice, request, penalty or citation related to any actual or potential material non-compliance with Anti-Corruption Laws, International Trade Laws, or Anti-Money Laundering Laws, in each case in the last three (3) years.
3.26   Brokers.   Except for Jefferies LLC, there is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other non-hours based fee or commission in connection with the Transactions. The Company has made available to Parent complete and correct copies of all agreements under which such fee, commission or other like payment is payable and all indemnification and other agreements under which any such fee or commission is payable.
3.27   Company Information   The information supplied or to be supplied by the Company for inclusion in the Proxy Statement will not, at the time the Proxy Statement is first disseminated to the Company’s stockholders or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by or on behalf of Parent or Merger Sub or any of their Representatives specifically for inclusion or incorporation by reference in the Proxy Statement or other required SEC filings.
3.28   No Other Representations or Warranties.   Except for the representations and warranties expressly made by the Company in this Article III or in any certificate delivered pursuant to this Agreement, neither the Company nor any other Person makes or has made any representation or warranty of any kind whatsoever, express or implied, at Law or in equity, with respect to the Company any of its Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise), notwithstanding the delivery or disclosure to the Parent and Merger Sub or any of their Affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing. Except for the representations and warranties expressly set forth in Article IV, with respect to Parent and Merger Sub, and in Section 9.14(c), with respect to Guarantor, or in any certificate delivered by any such Party pursuant to this Agreement, the Company hereby acknowledges that none of Parent, Merger Sub, Guarantor, nor any other Person, makes or has made or is making any other express or implied representation or warranty with respect to Parent, Merger Sub, Guarantor or any of their respective business or operations, including with respect to any information provided or made available to the Company or its Representatives or any information developed by the Company or its Representatives.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Except as set forth in the disclosure letter delivered by the Parent and Merger Sub on the date hereof (the “Parent Disclosure Letter”), the Parent and Merger Sub, jointly and severally, hereby represent and warrant to the Company as follows:
4.1   Organization; Good Standing.   Parent (a) is duly organized, validly existing and in good standing pursuant to the Laws of its jurisdiction of organization; and (b) has the requisite power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets, except, in the case of clause (b), where the failure to have such power or authority has not had, and would not have a Parent Material Adverse Effect. Merger Sub (i) is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware; and (ii) has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets, except where the failure to be so qualified or in good standing would not have a Parent Material Adverse Effect. Neither Parent nor Merger Sub is in violation of its Organizational Documents.
4.2   Corporate Power; Enforceability.   Each of Parent and Merger Sub has the requisite corporate power and authority to (a) execute and deliver this Agreement; (b) subject to the adoption of this Agreement by Parent or any wholly-owned subsidiary of Parent, as the sole stockholder of Merger Sub (which adoption shall occur immediately at the execution and delivery of this Agreement), perform its covenants and obligations hereunder; and (c) subject to the adoption of this Agreement by Parent or any wholly-owned subsidiary of Parent, as the sole stockholder of Merger Sub (which adoption shall occur immediately at the execution and delivery of this Agreement), consummate the Transactions. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.
4.3   Non-Contravention.   The execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of their respective covenants and obligations hereunder, and the consummation of the Transactions do not (a) violate or conflict with any provision of the Organizational Documents of Parent or Merger Sub; (b) violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, or result in the termination of, or accelerate the performance required by, require any notice or Consent pursuant to, or result in a right of termination or acceleration pursuant to any of the terms, conditions or provisions of any Contract to which Parent or Merger Sub is a party or by which Parent, Merger Sub or any of their properties or assets may be bound or result in the loss of a material benefit or right under any such Contract; (c) assuming the Governmental Authorizations referred to in Section 4.4 are obtained, violate or conflict with any Law applicable to Parent or Merger Sub; or (d) result in (or, with notice or lapse of time or both, would result in) the creation of any lien (other than Permitted Liens) upon any of the properties or assets of Parent or Merger Sub, except in the case of each of clauses (b), (c) and (d) for such violations, conflicts, breaches, defaults, terminations, accelerations or liens that would not, individually or in the aggregate, have a Parent Material Adverse Effect.
4.4   Requisite Governmental Approvals.   No Governmental Authorization is required on the part of Parent,   Merger Sub or any of their Affiliates in connection with (a) the execution and delivery of this Agreement by each of Parent and Merger Sub; (b) the performance by each of Parent and Merger Sub of their respective covenants and obligations pursuant to this Agreement; or (c) the consummation of the Transactions by Parent and Merger Sub, except (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (ii) such filings and approvals as may be required by any federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act; (iii) compliance with any applicable requirements of the HSR Act and any applicable foreign Antitrust Laws; (iv) the filing of the CFIUS Filing and obtaining the CFIUS Approval; (v) the filing of any filings required under applicable Foreign Investment Law set forth on Section 7.1(b) of the Company Disclosure Letter and obtaining the approvals, clearances or expirations of waiting periods with respect thereto; and (vi) such other Governmental Authorizations the failure of which to obtain would not, individually or in the aggregate, have a Parent Material Adverse Effect.
4.5   Legal Proceedings; Orders.
(a)   No Legal Proceedings.   As of the date of this Agreement, there are no Legal Proceedings pending or, to the knowledge of Parent or any of its Affiliates, threatened against Parent or Merger Sub that would, individually or in the aggregate, have a Parent Material Adverse Effect.
(b)   No Orders.   As of the date of this Agreement, neither Parent nor Merger Sub is subject to any order of any kind or nature that would prevent or materially delay the consummation of the Transactions or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations pursuant to this Agreement.
4.6   Ownership of Company Common Stock.   None of Parent, Merger Sub or any of their respective directors, officers or Affiliates (a) beneficially owns any shares of Company Common Stock other than shares that may be held through mutual funds or benefit or pension plans or (b) has been an “interested stockholder” (as defined in Section 203 of the DGCL) of the Company, in each case, during the three years prior to the date of this Agreement.
4.7   Brokers.   There is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of Parent, Merger Sub or any of their Affiliates who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other fee or commission payable by the Company in connection with the Merger.
4.8   Operations of Merger Sub; Parent.   The authorized capital stock of Merger Sub consists solely of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. Merger Sub has been formed solely for the purpose of engaging in the Merger, and, prior to the Effective Time, Merger Sub shall not have engaged in any other business activities and shall not have incurred liabilities or obligations other than as contemplated by this Agreement. Parent, directly or indirectly, owns all of the outstanding capital stock and other equity and voting interest in, Merger Sub free and clear of all liens. Parent does not, directly or indirectly, own any shares of capital stock or any other equity interest in any Person listed on Section 4.8 of the Parent Disclosure Letter and Parent and its Affiliates have not taken any actions listed on Section 4.8 of the Parent Disclosure Letter.
4.9   No Parent Vote or Approval Required.   No vote or consent of the holders of any capital stock of, or other equity or voting interest in, Parent is necessary to approve this Agreement or the Merger. The adoption of this Agreement by the affirmative vote or consent of Parent, or any wholly-owned subsidiary of Parent, as sole stockholder of Merger Sub, is the only vote or consent of the holders of the capital stock of, or other equity interest in, Merger Sub necessary to approve this Agreement and consummate the Merger.
4.10   Available Funds.   Parent has on the date hereof, and will have as of the Closing, available funds sufficient to consummate the Transactions on the terms contemplated by this Agreement and to perform its obligations under this Agreement, including payment of the aggregate Per Share Price in respect of all shares of Company Common Stock, the amounts required under Section 2.8 and any other amounts required to be paid by Parent, Merger Sub and the Surviving Corporation in connection with or as result of the consummation of the Transactions and all related fees and expenses required to be paid by Parent or Merger Sub pursuant to this Agreement. Parent and Merger Sub expressly acknowledge and agree that their obligations under this Agreement, including their obligations to consummate the Merger or any of the other Transactions, are not subject to, or conditioned on, the receipt or availability of any funds or financing.
4.11   Stockholder and Management Arrangements.   As of the date of this Agreement, except for this Agreement or as expressly authorized by or disclosed to the Company Board, neither Parent or Merger Sub or any of their respective Affiliates is a party to any Contract, or has authorized, made or entered into, or committed or agreed to enter into, any formal or informal arrangements or other understandings (whether or not binding) with any Person known by Parent to be a stockholder, director, officer, employee or other Affiliate of the Company or any of its Subsidiaries (a) relating to (i) this Agreement or the Merger; (ii) the Company or (iii) the Surviving Corporation or any of its Subsidiaries, businesses or operations (including as to continuing employment) from and after the Effective Time; or (b) pursuant to which (i) any such holder of Company Common Stock would be entitled to receive consideration of a different amount or nature than the Per Share Price in respect of such holder’s shares of Company Common Stock (including through any “roll-over” of existing equity in connection with the Transactions); (ii) any such holder of Company Common Stock has agreed to approve this Agreement or vote against any Superior Proposal; or (iii) any such Person has agreed to provide, directly or indirectly, equity investment to Parent, Merger Sub or the Company to finance any portion of the Merger.
4.12   Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans.   In connection with the due diligence investigation of the Company by Parent and Merger Sub, Parent and Merger Sub have received and may continue to receive from the Company certain estimates, projections, forecasts, and other forward-looking information, as well as certain business and strategic plan information, regarding the Company and its Subsidiaries and their respective businesses and operations. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts, and other forward-looking statements, as well as in such business and strategic plans, with which Parent and Merger Sub are familiar, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information, or business plans), and that, except for the representations and warranties expressly set forth in Article III or in any certificate delivered pursuant to this Agreement, Parent and Merger Sub have not relied on such information or on any other representation or warranty (express or implied), memorandum, presentation or other materials or information provided by or on behalf of the Company and will have no claim against the Company or any of its Subsidiaries, or any of their respective Representatives, with respect thereto or any rights hereunder with respect thereto, except pursuant to the express terms of this Agreement, including on account of a breach of any of the representations, warranties, covenants, or agreements set forth herein. Without limiting the generality of the foregoing, Parent and Merger Sub each acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III or in any certificate delivered pursuant to this Agreement, neither the Company nor any other Person makes or has made any representations or warranties with respect to any estimates, projections, forecasts, or other forward-looking information made available to Parent, Merger Sub or any of their respective Representatives (including in certain “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Transactions).
4.13   Solvency.   Parent is not entering into this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of itself or any of its Affiliates. Assuming (a) the satisfaction or waiver of the condition to Parent’s and Merger Sub’s obligations to consummate the Merger set forth in Section 7.2 and (b) the representations of the Company set forth in Article III are true and correct, immediately after giving effect to the consummation of the Transactions, Parent and its

Subsidiaries, on a consolidated basis, will be Solvent. “Solvent” means, with respect to any Person, that: (a) the fair saleable value (determined on a going concern basis) of the assets of such Person is greater than the total amount of such Person’s liabilities (including all liabilities, whether or not reflected on a balance sheet prepared in accordance with GAAP, and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed); (b) such Person is able to pay its debts and obligations in the ordinary course of business as they become due; and (c) such Person has adequate capital to carry on its businesses and all businesses in which it is about to engage.
4.14   Parent and Merger Sub Information.   The information supplied or to be supplied by Guarantor, Parent or Merger Sub for inclusion in the Proxy Statement will not, at the time the Proxy Statement is first disseminated to the stockholders of the Company or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that Parent and Merger Sub make no representation or warranty with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company or any of its Representatives specifically for inclusion or incorporation by reference in the Proxy Statement or other required SEC filings.
4.15   No Other Representations or Warranties.   Except for the representations and warranties expressly made by Parent and Merger Sub in this Article IV or in any certificate delivered pursuant to this Agreement, none of Parent, Merger Sub or any other Person makes or has made any representation or warranty of any kind whatsoever, express or implied, at Law or in equity, with respect to Parent or Merger Sub or their Affiliates or their respective business, operations, assets, liabilities, condition (financial or otherwise), notwithstanding the delivery or disclosure to the Company or any of its Affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing. Except for the representations and warranties expressly set forth in Article III or in any certificate delivered pursuant to this Agreement, Parent and Merger Sub hereby acknowledge that neither the Company nor any of its Subsidiaries, nor any other Person, makes or has made or is making any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective business or operations, including with respect to any information provided or made available to Parent, Merger Sub or any of their respective Representatives or any information developed by Parent, Merger Sub or any of their respective Representatives.
ARTICLE V
INTERIM OPERATIONS OF THE COMPANY
5.1   Affirmative Obligations.   Except (a) as expressly contemplated by this Agreement, (b) as set forth in the Company Disclosure Letter, (c) as required by applicable Law, or (d) as approved by Parent in writing (which approval shall not be unreasonably withheld, conditioned or delayed and shall be deemed not given if Parent provides no written response within five (5) Business Days after a written request by the Company has been delivered to the individuals set forth on Section 5.1(c) of the Company Disclosure Letter for such consent; provided that if on such fifth Business Day, the Parties are engaged in good faith discussions regarding such matter, such time period shall be extended to the tenth (10th) Business Day following the date of such initial written request), during the period from the execution and delivery of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, use its commercially reasonable efforts to (i) conduct its business in all material respects in the ordinary course of business consistent with past practice, and (ii) preserve intact in all material respects its material assets (excluding sales of inventory in the ordinary course of business), properties, licenses, business operations, Contracts, and significant commercial relationships with third parties; provided, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.2 shall be deemed a breach of this Section 5.1 unless such action would constitute a breach of one or more provision of Section 5.2; provided, further, that, in each case, the Company and its Subsidiaries may make any commercially reasonable changes in their respective business practices in response to COVID-19 and any COVID-19 Measures, including to (A) protect the health and safety of the Company’s and its Subsidiaries’ employees, suppliers, partners and other individuals having business dealings with the Company and its Subsidiaries or (B) respond to third-party supply or service disruptions caused by COVID-19 or any COVID-19 Measures, so long as such commercially reasonable changes are effected in a manner consistent with those generally undertaken by similarly situated businesses.
5.2   Forbearance Covenants.   Except (a) as expressly contemplated by this Agreement, (b) as set forth in the Company Disclosure Letter, (c) as required by applicable Law, (d) as commercially reasonable in response to COVID-19 and any COVID-19 Measures, including to (A) protect the health and safety of the Company’s and its Subsidiaries’ employees, suppliers, partners and other individuals having business dealings with the Company and its Subsidiaries or (B) respond to third-party supply or service disruptions caused by COVID-19 or any COVID-19 Measures, so long as such commercially reasonable changes are effected in a manner consistent with those generally undertaken by similarly situated businesses, or (e) as approved by Parent in writing (which approval shall not be unreasonably withheld, conditioned or delayed and shall be deemed not given if Parent provides no written response within five (5) Business Days after a written request by the Company has been delivered to the individuals set forth on Section 5.1(c) of the Company Disclosure Letter for such consent; provided that, if on such fifth Business Day, the Parties are engaged in good faith discussions regarding such matter, such time period shall be extended to the tenth (10th) Business Day following the date of such initial written request), during the period from the execution and delivery of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries, to:
(a)   amend the Organizational Documents of the Company or any of its Subsidiaries;
(b)   propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;
(c)   issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Company Securities, except (i) as required under the terms of any employment agreements or arrangements or any award agreements under the Company Stock Plans or otherwise with respect to, and upon the vesting, exercise or settlement (as applicable) of, Company Options, Company Restricted Stock or Company Performance Share Awards, in each case, outstanding as of the date of this Agreement in accordance with their terms as in effect on the date of this Agreement or (ii) granted after the date hereof in compliance with this Agreement pursuant to Section 5.2(h);
(d)   except for transactions solely among the Company and its Subsidiaries or solely among the Subsidiaries of the Company, reclassify, split, combine, subdivide or redeem, repurchase, purchase or otherwise acquire or amend the terms of, directly or indirectly, any of its capital stock or other equity or voting interest, other than (i) the acquisitions of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Options to pay the exercise price of such Company Options, (ii) the withholding of shares of Company Common Stock to satisfy Tax obligations incurred in connection with the exercise of Company Options, the vesting of Company Restricted Stock and the vesting and settlement of Company Performance Share Awards, and (iii) the acquisition by the Company of Company Options, Company Restricted Stock and Company Performance Share Awards in connection with the forfeiture of such awards, in each case, with respect to Company Options, Company Restricted Stock and Company Performance Share Awards outstanding as of the date of this Agreement and in accordance with their terms as in effect on the date of this Agreement or granted after the date hereof in compliance with this Agreement pursuant to Section 5.2(h);
(e)   pledge or encumber any Company Securities, including any shares of Company Common Stock or other capital stock or other equity or voting interest or modify the terms of any Company Securities, including any shares of Company Common Stock, other capital stock or other equity or voting interests;
(f)   declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock, including any shares of Company Common Stock, or other equity or voting interest or make any other actual, constructive or deemed distribution in respect of the shares of capital stock, including any shares of Company

Common Stock, or other equity or voting interest; provided, that (i) any cash dividends made by any direct or indirect Subsidiary of the Company to the Company or one of its other wholly-owned Subsidiaries shall be permitted, (ii) the Company shall have the right, subject to applicable Law, to declare and pay one regular quarterly dividend per fiscal quarter in cash in an amount not to exceed $0.22 per share of Company Common Stock per fiscal quarter and otherwise in the ordinary course and consistent with the Company’s historical practices; provided further, that, in the event the Company declares any such regular quarterly cash dividend, the Company shall cause (A) the declaration date, (B) the record date and (C) the payment date, in each case, related to any such regular quarterly dividend to be no earlier than the date that is two (2) Business Days prior to, and no later than the date that is three (3) Business Days after, the date that is the one year anniversary of such corresponding date for the corresponding fiscal quarter of the preceding fiscal year, and (iii) in no event shall the Company declare or pay any special dividend or distribution;
(g)   (i) incur, assume, endorse, guarantee, or otherwise become liable for any Indebtedness for borrowed money (including any long-term or short-term debt) or issue any debt securities, except (A) borrowings in the ordinary course of business under the Company’s credit facilities as in effect on the date hereof or under facilities that replace, renew, extend, refinance or refund such existing credit facilities (including Indebtedness incurred to repay or refinance related fees and expenses) it being understood that Parent will be entitled to consent to any such new facility in accordance with Section 5.2(l) if such existing credit facility to which it relates constitutes a Material Contract hereunder, (B) guarantees or credit support provided by the Company or any of its Subsidiaries of the obligations of the Company or any of its Subsidiaries to the extent such Indebtedness is in existence on the date of this Agreement or incurred in compliance with this Section 5.2(g), (C) performance bonds and surety bonds entered into in the ordinary course of business, (D) any intercompany loans or advances between or among the Company and its direct or indirect wholly-owned Subsidiaries, and (E) any additional indebtedness for borrowed money in an amount not to exceed $10 million in the aggregate at any time incurred by the Company or any of its Subsidiaries other than in accordance with clauses (A) through (D) or (ii) make any loans or advances (other than extensions of credit to customers in the ordinary course of business, for business expenses incurred in the ordinary course of business or pursuant to the Company’s Charter);
(h)   (i) enter into, adopt, or terminate any material Employee Plan, or otherwise amend or modify in any material respect any Employee Plan; (ii) increase the compensation or benefits of any non-employee director, employee, consultant or officer; or (iii) implement any worksite closings or employee layoffs or reductions-in-force that would trigger the notice requirements under the WARN Act, except, as applicable in the case of each of clauses (i), (ii) and (iii), (A) to the extent required by applicable Law or pursuant to any Employee Plan or applicable Collective Bargaining Agreement existing on the date of this Agreement which has been made available to Parent prior to the date of this Agreement; (B) in conjunction with annual renewal or plan design changes for the Employee Plans that are made in the ordinary course of business consistent with past practice and do not materially increase the cost to the Company and its Subsidiaries; or (C) in conjunction with new hires, promotions and changes in job position or status of any current employee or other service provider, in each case with (or to) a title below the level of Vice President and in the ordinary course of business, consistent with past practice;
(i)   settle, release, waive or compromise any Legal Proceeding or other claim (excluding any (i) Tax Proceeding, which shall be governed by Section 5.2(p), Transaction Litigation which shall be governed by Section 6.12, or any Legal Proceeding or other claim relating to the matters set forth in Section 2.7(c) which shall be governed by Section 2.7(c)) for an amount in excess of $1 million individually or $2.5 million in the aggregate, other than (A) any settlement of any Legal Proceeding or other claims where the amount paid or to be paid by the Company or any of its Subsidiaries is covered by insurance coverage maintained by the Company or any of its Subsidiaries and (B) settlements of any Legal Proceedings or other claims for an amount not materially in excess of the amount, if any, reflected or reserved in the Audited Company Balance Sheet;
(j)   materially change the Company’s or its Subsidiaries’ methods, principles or practices of financial accounting, except as required by GAAP, Regulation S-X of the Exchange Act (or any interpretation thereof), or by any applicable Law;

(k)   incur or commit to incur any capital expenditures other than (i) during fiscal year 2024, amounts not in excess of 120% of the capital expenditure budget for fiscal year 2024, in accordance with the capital expenditure budget set forth in Section 5.2(k)(i) of the Company Disclosure Letter and (ii) during fiscal year 2025, amounts not in excess of 120% of the capital plan projections for fiscal year 2025 set forth in Section 5.2(k)(i) of the Company Disclosure Letter;
(l)   (A) enter into any Contract that would, if entered into prior to the date hereof, be a Material Contract or Lease, (B) enter into, modify in any material respect, amend in any material respect or terminate (other than expirations in accordance with its terms) any Material Contract or Lease (including, for these purposes, any Contract that would, if entered into prior to the date of this Agreement, be a Material Contract or Lease) or waive, release or assign any material rights or claims thereunder or (C) sublease or license any portion of Leased Real Property except, in each case of the foregoing clauses (A), (B) and (C), in the ordinary course of business or in connection with any transaction to the extent specifically permitted by any other subclause of this Section 5.2 and provided, however, that, the foregoing ordinary course exception shall not apply to any Material Contract (or any Contract that would, if entered into prior to the date of this Agreement, be a Material Contract) that is (or would be) of the type described by clause (viii) or clause (x) of the definition of “Material Contract”;
(m)   acquire any division, assets, properties, businesses or equity securities in any Person (including by merger, consolidation or acquisition of stock or assets), other than, but subject to Section 6.2(e), (i) in or from any wholly owned Subsidiary of the Company, (ii) in the ordinary course of business and that do not exceed $10 million in the aggregate or (iii) capital expenditures as contemplated by Section 5.2(k);
(n)   sell, assign, transfer, lease, license, abandon, allow to lapse, exchange or otherwise dispose of, any of the Company’s or its Subsidiaries’ material assets, including any rights in any material Company Intellectual Property, other than such sales, assignments, transfers, leases, licenses, abandonments, lapses, exchanges or other dispositions that (i) are in the ordinary course of business and do not have a purchase price that exceeds $5 million individually or $10 million in the aggregate, (ii) are non-exclusive licenses to any Intellectual Property with customers, service providers, vendors or distributors entered into in the ordinary course, or (iii) are expirations of Registered Intellectual Property in accordance with the applicable statutory period;
(o)   mortgage, pledge or encumber any of its and its Subsidiaries’ material assets, tangible or intangible or create or incur any lien thereupon (other than Permitted Liens), other than in connection with financing transactions permitted by Section 5.2(g);
(p)   (i) make, revoke or amend any material election relating to Taxes, or change any material Tax accounting method currently in effect, (ii) settle any material Tax Proceeding, (iii) consent to any extension or waiver of any limitation period with respect to any material Tax claim or assessment (other than as a result of extending the due date of a Tax Return of no longer than seven (7) months), (iv) surrender any right to claim a material refund in Taxes, (v) enter into any material “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Tax Law) with any Governmental Authority, or (vi) materially amend modify or otherwise change any material Tax Return in a manner inconsistent with past practice;
(q)   enter into a written waiver or release of any material noncompetition, nonsolicitation, nondisclosure, noninterference, or nondisparagement obligation of any current or former officer, employee or individual independent contractor of the Company; or
(r)   agree, resolve or commit to take any of the actions prohibited by this Section 5.2.
5.3   No Solicitation.
(a)   No Solicitation or Negotiation.   Subject to the terms of Section 5.3(b), after the date of this Agreement the Company shall (w) cease and cause to be terminated any discussions, communications or negotiations with any Person and its Representatives (other than the Parties and their respective Representatives) that would be prohibited by this Section 5.3, (x) request the prompt return or destruction of all non-public information concerning the Company and its Subsidiaries theretofore furnished to any such Person (other than Parent and its Affiliates) with whom a confidentiality agreement was entered into at any time within the twelve month period immediately preceding the date hereof with respect to an Acquisition Proposal, (y) cease providing any further non-public information with respect to the Company or any Acquisition Proposal to any such Person or its Representatives (other than to conduct its business in the ordinary course of business), and (z) shut off all access of any Person (other than the Parties and their respective Representatives) to any electronic data room maintained by or on behalf of the Company with respect to any potential Acquisition Transaction. Subject to the final sentence of this Section 5.3(a) and subject to the terms of Section 5.3(b), from the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company and its Subsidiaries shall not, shall cause their respective directors, officers and senior management employees not to, and shall instruct any of their respective other Representatives not to, and shall not authorize or knowingly permit its respective other Representatives to, directly or indirectly, (A) solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal, inquiry or offer that constitutes or would reasonably be expected to lead to, an Acquisition Proposal; (B) furnish to any Person (other than Guarantor, Parent, Merger Sub or any designees of Guarantor, Parent or Merger Sub) any non-public information relating to the Company or any of its Subsidiaries or afford to any Person access to the business, properties, assets, books, records or personnel, of the Company or any of its Subsidiaries, in any such case with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist, any proposal, offer or inquiry that constitutes or would reasonably be expected to lead to, an Acquisition Proposal or any inquiries or the making of any proposal that would reasonably be expected to lead to an Acquisition Proposal; (C) participate or engage in discussions or negotiations with any Person (other than Guarantor, Parent or Merger Sub) with respect to an Acquisition Proposal (or inquiries, proposals or offers that would reasonably be expected to lead to an Acquisition Proposal), in each case other than informing such Persons of the existence of the provisions contained in this Section 5.3; (D) approve, endorse or recommend (or publicly propose to approve, endorse or recommend) any proposal, inquiry or offer that constitutes or would reasonably be expected to lead to, an Acquisition Proposal; (E) enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction, other than an Acceptable Confidentiality Agreement (any such letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction, an “Alternative Acquisition Agreement”) or (F) propose publicly or agree to do any of the foregoing. From the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will be required to enforce, and will not be permitted to waive, terminate or modify, any provision of any standstill or similar provision that prohibits or purports to prohibit a proposal being made to the Company Board unless (i) the Company Board has determined in good faith, after consultation with its outside legal counsel, that failure to take such action would be inconsistent with its fiduciary duties under applicable Law, and (ii) the Company promptly (and in any event no later than the first Business Day thereafter) notifies Parent in writing of any such waiver, amendment or release.
(b)   Superior Proposals.   Notwithstanding anything to the contrary set forth in this Agreement, from the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Company’s receipt of the Requisite Stockholder Approval, the Company and the Company Board (or any committee thereof) may, directly or indirectly through one or more of their Representatives, participate or engage in discussions or negotiations with any Person or such Person’s Representatives, furnish any non-public information relating to the Company or any of its Subsidiaries to such Person or such Person’s Representatives, or afford access to the business, properties, assets, books, records or personnel, of the Company or any of its Subsidiaries to such Person or such Person’s Representatives pursuant to, in each case, an Acceptable Confidentiality Agreement that the Company has executed with any Person that has made or delivered to the Company a bona fide, written Acquisition Proposal that did not result from a breach, in any material respect, of Section 5.3(a) and that was made or delivered by such Person after the date of this Agreement and otherwise facilitate such Acquisition Proposal or assist such Person (and such Person’s Representatives and financing sources) with such Acquisition Proposal if requested by such Person, in each case with respect to an Acquisition Proposal that the Company Board (or a committee thereof) has, prior to the Company first taking any of the foregoing actions, determined in good faith (after consultation with its financial advisors and outside legal counsel) that such Acquisition Proposal (i) either constitutes a Superior Proposal or would reasonably be expected to lead to a Superior Proposal and (ii) that the failure to take such actions in connection with such Acquisition Proposal would be inconsistent with its fiduciary duties under applicable Law; provided, that, the Company shall (A) provide to Parent and Merger Sub any non-public information or data that is provided to any such Person, that was not previously made available to Parent or Merger Sub prior to or substantially concurrently with the time it is provided to such Person, and if necessary, the Company may provide such information in accordance with applicable Law and any applicable “clean team” or similar arrangement and (B) promptly (and in any event within the earlier of (x) one (1) Business Day or (y) 48 hours thereafter) following any determination of the Company Board made pursuant to the immediately preceding clauses (i) and (ii), provide written notice to Parent of any such determination of the Company Board.
(c)   No Change in Company Board Recommendation or Entry into an Alternative Acquisition Agreement.   Except as expressly permitted by Section 5.3(d) or Section 5.3(f), the Company Board shall not:
(i)   (A) withhold, withdraw, amend, qualify or modify, or publicly propose to withhold, withdraw, amend, qualify or modify, the Company Board Recommendation in a manner adverse to Guarantor or Parent in any material respect; (B) adopt, approve, endorse, recommend or otherwise declare advisable an Acquisition Proposal; (C) fail to publicly reaffirm the Company Board Recommendation within ten Business Days after Parent so requests in writing (provided, however, that Parent may make such request no more than two times in the aggregate) or in connection with the public disclosure by the Company of an Acquisition Proposal; (D) take any formal action or make any recommendation or public statement in connection with a tender or exchange offer, other than a recommendation against such offer or a “stop, look and listen” communication by the Company Board to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication), or fail to recommend against any tender or exchange offer (it being understood that the Company Board or a committee thereof) may refrain from taking a position with respect to an Acquisition Proposal until the close of business on the 10th Business Day after the commencement of a tender or exchange offer in connection with such Acquisition Proposal without such action being considered a violation of this Section 5.3(c)(i)); or (E) fail to include the Company Board Recommendation in the Proxy Statement; (any action described in clauses (A) through (E), a “Company Board Recommendation Change”); or
(ii)   cause or permit any of the Company or any of its Subsidiaries to enter into an Alternative Acquisition Agreement.
(d)   Company Board Recommendation Change; Entry into Alternative Acquisition Agreement.    Notwithstanding anything to the contrary set forth in this Agreement, until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Company’s receipt of the Requisite Stockholder Approval:
(i)   the Company Board (or a committee thereof) may effect a Company Board Recommendation Change in response to an Intervening Event if the Company Board (or a committee thereof) determines in good faith (after consultation with its financial advisors and outside legal counsel) that the failure to do so would be inconsistent with its fiduciary duties under applicable Law and if and only if:
(1)   the Company has provided prior written notice to Parent at least five Business Days in advance to the effect that the Company Board (or a committee thereof) intends to effect a Company Board Recommendation Change pursuant to this Section 5.3(d)(i), which notice shall specify the applicable Intervening Event in reasonable detail; and
(2)   prior to effecting such Company Board Recommendation Change, the Company and its Representatives, during such five Business Day period, must have been available to negotiate with Parent and its Representatives in good faith (and negotiated to the extent that Parent desires and requests to so negotiate) to make such adjustments to the terms and conditions of this Agreement so that the Company Board no longer determines that the failure to make a Company Board Recommendation Change in response to such Intervening Event would be inconsistent with its fiduciary duties under applicable Law; or
(ii)   if the Company has received a bona fide, written Acquisition Proposal that did not result from a breach, in any material respect, of this Section 5.3 and the Company Board has determined in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal constitutes a Superior Proposal, then the Company Board may (A) effect a Company Board Recommendation Change with respect to such Acquisition Proposal; or (B) cause the Company to terminate this Agreement pursuant to Section 8.1(h) in order to enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal in each case, if and only if:
(1)   the Company Board (or a committee thereof) determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to do so would be inconsistent with its fiduciary duties under applicable Law;
(2)   (i) the Company has provided prior written notice to Parent at least five Business Days in advance (such notice period, including any extension thereto in accordance with this Section 5.3(d)(ii)(2), the “Notice Period”) to the effect that the Company Board (or a committee thereof) intends to take the actions described in clauses (A) or (B) of Section 5.3(d)(ii), including the identity of the Person or Group making such Acquisition Proposal, the material terms thereof and copies of all relevant documents relating to such Acquisition Proposal; and (ii) prior to effecting such Company Board Recommendation Change or termination, the Company and its Representatives, during the Notice Period, have been available to negotiate with Parent and its Representatives in good faith (and negotiated to the extent that Parent desires and requests to so negotiate) to make such adjustments to the terms and conditions of this Agreement so that so that such Acquisition Proposal would cease to constitute a Superior Proposal; provided, however, that in the event of any modifications or amendments (other than immaterial modifications or amendments) to such Acquisition Proposal (it being understood that any change to the financial terms of such proposal shall be deemed a material modification or amendment), the Company will be required to deliver a new written notice to Parent and to comply with the requirements of this Section 5.3(d)(ii) with respect to such new written notice, it being understood that the “Notice Period” in respect of such new written notice will be three Business Days; and
(3)   in the event of any termination of this Agreement in order to cause or permit the Company to enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal, the Company will have validly terminated this Agreement in accordance with Section 8.1(h), including paying the Company Termination Fee in accordance with Section 8.3(b)(iii).
(e)   Notice.   From the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Company’s receipt of the Requisite Stockholder Approval, the Company shall as promptly as reasonably practicable (and, in any event, within 24 hours after the Company obtains knowledge of receipt thereof) notify (which notice shall be provided orally and in writing) Parent of any Acquisition Proposal or any inquiry, offer, proposal or request for non-public information relating to the Company or any of its Subsidiaries that would reasonably be expected to lead to an Acquisition Proposal that is, in any case, received by the Company or any of its Representatives. Such notice must include (i) the identity of the Person or Group making such Acquisition Proposal or inquiry, offer, proposal or request; and (ii) a summary of the material terms and conditions of any such Acquisition Proposal, inquiry, offer, proposal or request. Thereafter, the Company shall (1) keep Parent reasonably informed, on a prompt basis, of the status and terms of any such Acquisition Proposal, inquiry, offer, proposal or request (including with respect to changes to the status of material terms of any such Acquisition Proposal, inquiry, offer, proposal or request) and the status of any related discussions or negotiations and (2) as promptly as practicable (and in any event no less than the earlier of (x) one (1) Business Day or (y) 48 hours after the Company obtains knowledge of receipt thereof) provide to Parent unredacted copies of any material correspondence and other written materials (whether or not electronic) sent to or provided to or otherwise shared or exchanged with or by the Company or any of its Subsidiaries or Representatives that describes any terms or conditions thereof (or any amendments thereto), including any proposed transaction agreements (along with all schedules and exhibits thereto and any financing commitments related thereto), as well as written summaries (which may be provided by e-mail to Parent’s outside counsel) of any oral communications containing new terms and conditions of any Acquisition Proposal (other than immaterial new terms and conditions) not otherwise previously provided in writing to Parent.
(f)   Certain Disclosures.   Nothing contained in this Agreement will prohibit the Company or the Company Board (or a committee thereof) from taking and disclosing to the Company Stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act (or any substantially similar communication in connection with the making or amendment of a tender offer or exchange offer), making a customary “stop-look- and-listen” communication to the Company Stockholders pursuant to Rule 14d-9(f) under the Exchange Act (or any substantially similar communication) or from making disclosures to the Company Stockholders pursuant to applicable securities Laws with regard to the Transactions or an Acquisition Proposal and no such communication by the Company or the Company Board permitted by this Section 5.3(f) shall be deemed to be a Company Board Recommendation Change so long as, in each case, such communication includes disclosure of the Company Board’s reaffirmation of the Company Board Recommendation.
(g)   Breach by Representatives.   The Company agrees that any breach of this Section 5.3 by any director, officer or other Representative of the Company (other than a consultant or an employee of the Company who is not an officer of the Company) will be deemed to be a breach of this Section 5.3 by the Company. The Company will not authorize, direct or knowingly permit any consultant or employee of the Company to breach this Section 5.3, and upon becoming aware of any breach or threatened breach of this Section 5.3 by a consultant or employee of the Company, shall use its reasonable best efforts to stop such breach or threatened breach.
5.4   No Control of the Other Party’s Business.   Without in any way limiting any Party’s rights and obligations under this Agreement, the Parties acknowledge and agree that the restrictions set forth in this Agreement are not intended to give Parent or Merger Sub, on the one hand, or the Company, on the other hand, directly or indirectly, the right to control or direct the business or operations of the other at any time prior to the Effective Time. Prior to the Effective Time, each of Parent, Merger Sub and the Company shall exercise, consistent with the terms, conditions and restrictions of this Agreement, complete control and supervision over their own respective business and operations.
ARTICLE VI
ADDITIONAL COVENANTS
6.1   Required Action and Forbearance; Efforts.
(a)   Reasonable Best Efforts.   Upon the terms and subject to the conditions set forth in this Agreement, Parent and Merger Sub shall (and shall cause their respective Affiliates to, if applicable), on the one hand, and the Company shall, on the other hand, use their respective reasonable best efforts (A) to take (or cause to be taken) all actions; (B) do (or cause to be done) all things; and (C) assist and cooperate with the other Parties in doing (or causing to be done) all things, in each case as are necessary, proper or advisable pursuant to applicable Law or otherwise to consummate and make effective, as promptly as practicable, the Merger and the Transactions, including by (i) causing the conditions to the Merger set forth in Article VII to be satisfied (ii) (A) obtaining all consents, waivers, approvals, orders and authorizations from Governmental Authorities; and (B) making all registrations, declarations and filings with Governmental Authorities, in each case that are necessary or advisable to consummate the Transactions; and (iii) obtaining all consents, waivers and approvals and delivering all notifications pursuant to any Material Contracts or Leases in connection with this Agreement and the consummation of the Merger so as to maintain and preserve the benefits to the Surviving Corporation of such Material Contracts or Leases (or any Contract entered into in compliance with the terms of this Agreement that, if entered into prior to the date of this Agreement, would be a Material Contract or Lease), as applicable, as of and following the consummation of the Merger.

(b)   No Consent Fee.   Notwithstanding anything to the contrary set forth in this Section 6.1 or elsewhere in this Agreement, neither the Company nor any of its Subsidiaries will be required to agree to (i) the payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments); (ii) the provision of additional security (including a guaranty); or (iii) material conditions or obligations, including amendments to existing material conditions and obligations, in each case, in connection with obtaining any consent pursuant to any Material Contract in connection with the Merger and the other Transactions; provided, that at the written request of Parent, the Company and its Subsidiaries shall take any such action so long as such action is conditioned on, and effective only from and after, the Closing.
6.2   Antitrust and Regulatory Matters.
(a)   Filing Under Antitrust Laws and Foreign Investment Laws.   Each of Parent and Merger Sub shall (and shall cause their respective Affiliates to, if applicable), on the one hand, and the Company (and its Affiliates, if applicable), on the other hand, shall, to the extent required, (i) file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the Merger as required by the HSR Act within ten Business Days following the date of this Agreement (unless the parties or their counsel otherwise agree), and (ii) file such notification filings, forms and submissions, including any draft notifications in jurisdictions requiring pre-notification, with any Governmental Authority as are required by other applicable Antitrust Laws or Foreign Investment Laws in the jurisdictions set forth on Section 7.1(b) of the Company Disclosure Letter in connection with the Merger as soon as practicable. Subject to the terms and conditions of this Agreement, each of Parent and the Company shall (A) cooperate and coordinate (and shall cause its respective Affiliates to cooperate and coordinate) with the other in the making of such filings; (B) supply the other (or cause the other to be supplied) with any information that may be required in order to make such filings; (C) supply (or cause to be supplied) any additional information that may be required or requested by the FTC, the DOJ or the Governmental Authorities of any other applicable jurisdiction in which any such filing is made; and (D) take (and cause their Affiliates to take) all action reasonably necessary, proper or advisable to (1) cause the expiration or termination of the applicable waiting periods pursuant to the HSR Act and any other Antitrust Laws or Foreign Investment Laws applicable to this Agreement or the Merger in the jurisdictions set forth on Section 7.1(b) of the Company Disclosure Letter; and (2) obtain all clearances, consents, approvals, waivers, actions, non-actions and other authorizations pursuant to any applicable Antitrust Laws or Foreign Investment Laws in the jurisdictions set forth on Section 7.1(b) of the Company Disclosure Letter, in each case as promptly as practicable and in any event at least five Business Days prior to the Termination Date. Each of Parent and Merger Sub shall (and shall cause their respective Affiliates to, if applicable), on the one hand, and the Company (and its Affiliates), on the other hand, shall promptly inform the other of any substantive communication from any Governmental Authority regarding the Merger in connection with such filings. If a Party or any of its Affiliates receives any comments or a request for additional information or documentary material from any Governmental Authority with respect to the Merger pursuant to the HSR Act or any other applicable Antitrust Laws or Foreign Investment Laws, then such Party shall make (or cause to be made), as promptly as practicable and after consultation with the other Parties, an appropriate response to such request; provided, that no Party may enter into any agreement or understanding with any Governmental Authority to delay or not to consummate the transactions contemplated hereby without the consent of the other Parties, which consent shall not be unreasonably withheld, conditioned or delayed. Parent shall have the principal responsibility, after reasonable consultation with the Company (including giving good faith consideration to any comments made by the Company), for determining and implementing the strategy for obtaining any necessary clearance, consents, approvals, or waiting period expirations or terminations pursuant to any applicable Antitrust Laws or Foreign Investment Laws.
(b)   CFIUS Filing.   Subject to the terms and conditions of this Agreement, each Party hereto agrees to (and to cause their Affiliates to) cooperate with one another with respect to any CFIUS Filing made in connection with the Transactions and obtaining the CFIUS Approval in connection with the Transactions, and such cooperation shall include (i) as promptly as practicable, providing any information to one another, or, as each Party hereto reasonably determines in its sole discretion, confidentially to CFIUS as needed to comply with making a joint voluntary notice pursuant to

31 C.F.R. § 800.501 (a “CFIUS Filing”) or to respond to any request for information from CFIUS pursuant to the DPA and (ii) reasonably cooperating with one another in connection with CFIUS’s review of the CFIUS Filing. Without limitation of the foregoing, but subject to the terms and conditions of this Agreement, each Party hereto agrees to (or to cause their Affiliates to) (A) within twenty (20) Business Days after the date hereof, file a draft CFIUS Filing in respect of the Transactions with CFIUS and engage in the pre-notice consultation process with CFIUS with respect thereto; (B) following such pre-notice consultation, as promptly as practicable after the receipt of any comments to the draft CFIUS Filing or confirmation from CFIUS that it has no comments to such draft CFIUS Filing, make the formal CFIUS Filing; (C) as promptly as practicable, comply with any request received from CFIUS for any certification, additional information, documents or other materials in respect of either of such notices or the Transactions; (D) ensure that any information furnished to CFIUS is true, complete and correct in all material respects; and (E) cooperate with one another in connection with CFIUS’s review of the CFIUS Filing and the Transactions and in connection with resolving any investigation or other inquiry of any Governmental Authority under the DPA with respect to the transactions contemplated by this Agreement. Parent and/or Merger Sub shall be fully responsible for the payment of the of the filing fee related to the CFIUS Filing required pursuant to 31 C.F.R. Part 800.
(c)   Avoidance of Impediments.   In furtherance and not in limitation of the other covenants in this Section 6.2, if and to the extent necessary to obtain the CFIUS Approval or clearance of the Merger under the HSR Act and any other Antitrust Law or Foreign Investment Law applicable to the Merger in the jurisdictions set forth on Section 7.1(b) of the Company Disclosure Letter, and to avoid or eliminate each and every impediment under any such applicable Antitrust Law (including the HSR Act) or Foreign Investment Law, in the jurisdictions set forth on Section 7.1(b) of the Company Disclosure Letter, in each case, as promptly as practicable and in any event at least five Business Days prior to the Termination Date, each of Parent and Merger Sub shall (and shall cause their respective Affiliates to, if applicable) offer, negotiate, commit to and effect, by consent decree, hold separate order or otherwise, and take all actions necessary to avoid or eliminate each and every impediment and obtain the CFIUS Approval and all clearances, consents, approvals, waivers, actions, waiting period expirations or terminations, non-actions or other authorizations under the HSR Act and any other Antitrust Laws or Foreign Investment Laws applicable to the Merger in the jurisdictions set forth on Section 7.1(b) of the Company Disclosure Letter prior to the Termination Date, including (i) the sale, divestiture, transfer, license, disposition, or hold separate (through the establishment of a trust or otherwise), of any and all of the capital stock or other equity or voting interest, assets (whether tangible or intangible), rights, properties, products or businesses of Parent, Merger Sub, and their respective Affiliates and of the Company and its Subsidiaries; (ii) the termination, modification, or assignment of existing relationships, joint ventures, Contracts, or obligations of Parent, Merger Sub, and their respective Affiliates and of the Company and its Subsidiaries; (iii) the modification of any course of conduct following Closing regarding future operations of Parent, Merger Sub and their respective Affiliates (but solely as it relates to the Company and its Subsidiaries following the Closing) and of the Company and its Subsidiaries; and (iv) any other restrictions on the activities of Parent, Merger Sub, and their respective Affiliates and of the Company and its Subsidiaries, including the freedom of action of Parent, Merger Sub, and their respective Affiliates and of the Company and its Subsidiaries with respect to, or their ability to retain, one or more of their respective operations, divisions, businesses, product lines, customers, assets or rights or interests, or their freedom of action with respect to the assets, properties, or businesses to be acquired pursuant to this Agreement (any such necessary action, including those described in the foregoing clauses (i) through (iv), a “Conduct Remedy”); in each case, so as to allow the consummation of the Merger as promptly as practicable, and in any event at least five Business Days prior to the Termination Date. Notwithstanding anything to the contrary in this Agreement, neither the provisions of this Section 6.2 nor any other provision of this Agreement shall be construed to require Parent or any of Parent’s Subsidiaries or Affiliates to undertake or agree to (or propose) any Conduct Remedy or to undertake or agree to (or propose) (or to request or authorize the Company or any of the Company’s Subsidiaries to undertake or agree to (or propose) and the Company shall not, and shall not permit any of its Subsidiaries to undertake or agree (or propose) to take, without Parent’s prior written consent) any Conduct Remedy if such Conduct Remedy would, or would reasonably be expected to, result in a Substantial Detriment. “Substantial Detriment” shall mean changes or effects (including any efforts, actions, changes or effects reasonably expected to result from any Conduct Remedy) which, individually or in the aggregate, would, or would reasonably be expected to, result in a material adverse effect on the assets, business, results of operation, or financial condition of the Company and its Subsidiaries, taken as a whole, and treating any Conduct Remedy relating to the operations conducted by Parent or its Affiliates prior to the Effective Time as if it were applicable to an equivalent amount of operations, divisions, businesses, product lines, customers, assets or rights or interests of the Company and its Subsidiaries; provided, that any Conduct Remedy relating to the operations conducted by Parent or its Subsidiaries prior to the Effective Time shall be deemed to result in a Substantial Detriment. Parent shall oppose any request for, the entry of, and seek to have vacated or terminated, any order, judgment, decree, injunction or ruling of any Governmental Authority that would restrain, prevent, or materially delay receipt of any required consents, clearances, approvals, waivers, actions, waiting period expirations or terminations, non-actions or other authorizations required to consummate the Merger, including by defending through litigation, any action asserted by any Person in any court or before any Governmental Authority and by exhausting all avenues of appeal, including appealing properly any adverse decision or order by any Governmental Authority, it being understood that the costs and expenses of all such actions shall be borne by Parent. Notwithstanding the foregoing, nothing in this Agreement shall require the Company or any of its Subsidiaries or Affiliates to enter into any agreement or consent decree with the DOJ, FTC, CFIUS or any other Governmental Authority that is not conditioned on the Closing and the Company shall not and shall not permit any of its Subsidiaries or Representatives to, in each case, without Parent’s prior written consent enter into, agree to or otherwise agree or commit to, or publicly propose or propose to any Governmental Authority to any of the foregoing with respect to any such agreement, consent decree or any other Conduct Remedy (provided that, at the written request of Parent, the Company shall take any such action if such action is conditioned on, and effective only from and after, the Closing).
(d)   Cooperation.   In furtherance and not in limitation of the foregoing, the Company, Parent and Merger Sub shall (and shall cause their respective Affiliates to), subject to any restrictions under applicable Laws, (i) promptly notify the other Parties of, and, if in writing, furnish the others with copies of (or, in the case of oral communications, advise the others of the contents of) any substantive communication received by such Person from a Governmental Authority in connection with the Merger and provide the other Parties a reasonable amount of time to review and discuss in advance (and consider in good faith any comments made by the other Parties in relation to) any proposed draft notifications, formal notifications, filing, submission or other written or oral communication (and any analyses, memoranda, white papers, presentations, correspondence or other documents submitted therewith) made in connection with the Merger to a Governmental Authority, except for the Parties’ HSR filings; (ii) keep the other Parties informed with respect to the status of any such submissions and filings to any Governmental Authority in connection with the Merger and any developments, meetings or discussions with any Governmental Authority in respect thereof, including with respect to (A) the receipt of any non-action, action, clearance, consent, approval, waiver or other authorizations, (B) the expiration or termination of any waiting period, (C) the commencement or proposed or threatened commencement of any investigation, litigation or administrative or judicial action or proceeding under applicable Laws, including any proceeding initiated by a private party, and (D) the nature and status of any objections raised or proposed or threatened to be raised by any Governmental Authority with respect to the Merger; and (iii) not independently participate in any meeting, hearing, proceeding or discussions (whether in person, by telephone, by video or otherwise) with or before any Governmental Authority in respect of the Merger without giving the other Parties reasonable prior notice of such meeting or substantive discussions and, unless prohibited by such Governmental Authority, the opportunity to attend and participate; provided that materials required to be provided pursuant to this section may be redacted (A) to remove references concerning the valuation of the Company, (B) as necessary to comply with contractual arrangements, (C) as necessary to comply with applicable law, and (D) as necessary to address reasonable privilege or confidentiality concerns; provided further, that a party may reasonably designate any competitively sensitive material provided to another party under this Section 6.2(d) as “Outside Counsel Only.” The foregoing obligations in this Section 6.2(d) shall be subject to the Confidentiality Agreement and any attorney-client, work product or other privilege.
(e)   Other Actions.   Until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, without the prior written consent of the other Party, neither

Parent and Merger Sub, on the one hand, nor the Company, on the other hand, shall, and each shall cause its Subsidiaries and Affiliates not to, enter into, agree to enter into, permit or agree to permit any Person (other than its Affiliates) to enter into, or consummate any Contracts or arrangements for an acquisition (by stock purchase, merger, consolidation, purchase of assets, license or otherwise) of any ownership interest, equity interests, assets or rights in or of any Person, that would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the Transactions, including the Merger, including by (A) imposing any material delay in the obtaining of or materially increasing the risk of not obtaining, any clearances, approvals, waivers, actions, non-actions, authorizations, consents, orders or declarations of any Governmental Authority or the expiration or termination of any applicable waiting period necessary to consummate the Transactions, including the Merger, or (B) materially increasing the risk of any Governmental Authority entering an order, ruling, judgment or injunction prohibiting the consummation of the Transactions, including the Merger, or (C) causing Parent, Merger Sub or the Company to be required to obtain any additional clearances, consents, approvals, waivers, actions, waiting period expirations or terminations, non-actions or other authorizations under any Antitrust Laws or Foreign Investment Laws with respect to the Merger and the other Transactions. Until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, without the prior written consent of the Company, Parent shall not, and shall cause its Affiliates not to, take any of the actions set forth on Section 6.2(e) of the Company Disclosure Letter.
6.3   Proxy Statement.
(a)   Proxy Statement.   As promptly as reasonably practicable following the date of this Agreement, but in any event within twenty (20) Business Days after the date of this Agreement, the Company shall prepare and file with the SEC a preliminary proxy statement (as amended or supplemented, the “Proxy Statement”) relating to the Company Stockholder Meeting. Subject to Section 5.3, the Company shall include the Company Board Recommendation in the Proxy Statement.
(b)   Furnishing Information.   Each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall furnish all information concerning it and its Affiliates, if applicable, as the other Party may reasonably request in connection with the preparation and filing with the SEC of the Proxy Statement. If at any time prior to the Company Stockholder Meeting any information relating to the Company, Parent, Merger Sub or any of their respective Affiliates should be discovered by the Company, on the one hand, or Parent or Merger Sub, on the other hand, that should be set forth in an amendment or supplement to the Proxy Statement, so that such filing would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the Party that discovers such information shall promptly notify the other, and an appropriate amendment or supplement to such filing describing such information shall be promptly prepared and filed with the SEC by the appropriate Party and, to the extent required by applicable law or the SEC or its staff, disseminated to the Company Stockholders.
(d)   Consultation Prior to Certain Communications.   The Company will use its reasonable best efforts to cause the Proxy Statement to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC and Nasdaq. The Company and its Affiliates, on the one hand, and Parent, Merger Sub and their respective Affiliates, on the other hand, shall use commercially reasonable efforts to provide the other Party a reasonable opportunity to review and comment on any written communication with the SEC or its staff with respect to the Proxy Statement and each Party shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the other Parties or their respective counsel.
(f)   Notices.   The Company, on the one hand, and Parent and Merger Sub, on the other hand, shall advise the other, promptly after it receives notice thereof (and in any case, no less than 24 hours after a director or senior executive officer of such party becomes aware), of any receipt of a request by the SEC or its staff for (i) any amendment or revisions to the Proxy Statement; (ii) any receipt of comments from the SEC or its staff on the Proxy Statement; or (iii) any receipt of a request by the SEC or its staff for additional information in connection therewith.

(g)   Dissemination of Proxy Statement.   Subject to applicable Law, the Company shall use its reasonable best efforts to cause the Proxy Statement to be disseminated to the Company Stockholders as promptly as reasonably practicable, and in no event more than four Business Days, following the filing thereof with the SEC and confirmation from the SEC that it will not review, or that it has completed its review of, the Proxy Statement, which confirmation will be deemed occurred if the SEC has not affirmatively notified the Company by 11:59 p.m. New York City time, on the tenth calendar day following such filing with the SEC that the SEC will or will not be reviewing the Proxy Statement.
6.4   Company Stockholder Meeting.
(a)   Call of Company Stockholder Meeting.   Subject to Section 5.3, following the clearance of the Proxy Statement by the SEC, the Company shall take all action necessary in accordance with the DGCL, the Exchange Act, the Charter, the Bylaws and the rules of Nasdaq to establish a record date for (and the Company will not change the record date without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed)) and duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholder Meeting”), in each case, as promptly as reasonably practicable following the mailing of the Proxy Statement to the Company Stockholders for the purpose of obtaining the Requisite Stockholder Approval. As soon as reasonably practicable after the date of this Agreement (and in any event within 5 Business Days) (and thereafter, promptly following the reasonable request of Parent made not more than one time every two weeks), the Company shall conduct a “broker search” in accordance with Rule 14a-13 of the Exchange Act assuming that, for such purposes only, the record date of the Company Stockholder Meeting will be 20 Business Days after the date the broker search is conducted. Notwithstanding anything to the contrary in this Agreement, in no event shall the Company be required to hold the Company Stockholder Meeting prior to the twentieth Business Day following the mailing of the Proxy Statement. Subject to Section 5.3 and unless there has been a Company Board Recommendation Change, the Company shall use its reasonable best efforts to solicit proxies to obtain the Requisite Stockholder Approval.
(b)   Adjournment of Company Stockholder Meeting.   Notwithstanding anything to the contrary in this Agreement, nothing will prevent the Company from postponing or adjourning the Company Stockholder Meeting (i) to allow additional solicitation of votes in order to obtain the Requisite Stockholder Approval; (ii) if there are holders of an insufficient number of shares of the Company Common Stock present or represented by proxy at the Company Stockholder Meeting to constitute a quorum at the Company Stockholder Meeting, it being understood that the Company may not postpone or adjourn the Company Stockholder Meeting more than two times pursuant to this clause (ii) without Parent’s prior written consent (not to be unreasonably withheld, conditioned or delayed); or (iii) if the Company is required to postpone or adjourn the Company Stockholder Meeting by applicable Law or a request from the SEC or its staff. Unless this Agreement is validly terminated in accordance with Section 8.1, the Company will submit this Agreement to the Company Stockholders at the Company Stockholder Meeting for the purpose of obtaining the Requisite Stockholder Approval even if the Company Board has effected a Company Board Recommendation Change.
6.5   Anti-Takeover Laws.   The Company and the Company Board shall (a) take reasonable actions within their power to ensure that no “anti-takeover” statute or similar statute or regulation is or becomes applicable to the Merger; and (b) if any “anti-takeover” statute or similar statute or regulation becomes applicable to the Merger, take reasonable actions within their power to ensure that the Merger may be consummated as promptly as reasonably practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger.
6.6   Access.   At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall afford Parent and its Representatives reasonable access, consistent with applicable Law, during normal business hours, upon reasonable advance notice, to the properties, books and records and personnel of the Company, except that the Company may restrict or otherwise prohibit access to any documents or information to the extent that (a) any applicable Law or Contract requires the Company to restrict or otherwise prohibit access to such documents or information or providing access to such documents or information would violate or cause a default pursuant to, or give a third Person the right terminate or accelerate the rights pursuant to, such Contract; (b) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other privilege applicable to such documents or information; (c) access would result in the disclosure of any trade secrets (including source code) of the Company, any of its Subsidiaries or any third Persons; or (d) such documents or information are reasonably pertinent to any adverse Legal Proceeding between the Company and its Affiliates, on the one hand, and Parent and its Affiliates, on the other hand. Nothing in this Section 6.6 shall be construed to require the Company, any of its Subsidiaries or any of their respective Representatives to prepare any reports, analyses, appraisals, opinions or other information. Any investigation conducted pursuant to the access contemplated by this Section 6.6 shall be conducted in a manner that does not (i) unreasonably interfere with the conduct of the business of the Company and its Subsidiaries or (ii) create a risk of damage or destruction to any property or assets of the Company or its Subsidiaries. Any access to the properties of the Company and its Subsidiaries will be subject to the Company’s reasonable security measures and insurance requirements and will not include the right to operate any equipment or perform invasive or subsurface testing or any sampling, monitoring or analysis of soil, groundwater, building materials, indoor air, or other environmental media. All requests for access pursuant to this Section 6.6 must be directed to the General Counsel or Chief Financial Officer of the Company or other Person designated by the Company.
6.7   Section 16(b) Exemption.   Prior to the Effective Time, the Company shall be permitted to take all such actions as may be reasonably necessary or advisable hereto to cause the Merger, and any dispositions of equity securities of the Company (including derivative securities) (including the disposition, cancellation, or deemed disposition and cancellation of Company Common Stock, Company Options, Company Restricted Stock or Company Performance Share Awards) in connection with the Merger by each individual who is a director or executive officer of the Company, to be exempt pursuant to Rule 16b-3 promulgated under the Exchange Act.
6.8   Directors’ and Officers’ Exculpation, Indemnification and Insurance.
(a)   Indemnified Persons.   The Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) honor and fulfill, in all respects, the obligations of the Company and its Subsidiaries pursuant to any indemnification agreements between the Company or any of its Subsidiaries or Affiliates, on the one hand, and any of their respective current or former directors, officers, employees or agents (and any person who becomes a director, officer, employee or agent of the Company or any of its Subsidiaries prior to the Effective Time), on the other hand (each, together with such Person’s heirs, executors and administrators, an “Indemnified Person” and, collectively, the “Indemnified Persons”). In addition, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) cause the Organizational Documents of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the Organizational Documents of the Subsidiaries of the Company, as of the date of this Agreement. During such six-year period, such provisions may not be repealed, amended or otherwise modified in any adverse manner except as required by applicable Law.
(b)   Indemnification Obligation.   Without limiting the generality of the provisions of Section 6.8(a), during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) indemnify and hold harmless, to the fullest extent permitted by applicable Law, each Indemnified Person from and against any costs, fees and expenses (including attorneys’ fees and investigation expenses), judgments, fines, penalties, losses, claims, damages, liabilities and amounts paid in settlement or compromise in connection with any Legal Proceeding, whether civil, criminal, administrative or investigative, whenever asserted, to the extent that such Legal Proceeding arises, directly or indirectly, out of or pertains, directly or indirectly, to (i) the fact that an Indemnified Person is or was a director, officer, employee or agent of the Company or such Subsidiary or Affiliate; (ii) any action or omission, or alleged action or omission, in such Indemnified Person’s capacity as a director, officer, employee or agent of the Company or any of its Subsidiaries or other Affiliates, or taken at the request of the Company or such Subsidiary or Affiliate as a director, officer, employee, trustee or fiduciary of another Person (including any employee benefit plan), regardless of whether such action or omission, or alleged action or omission, occurred prior to or at the Effective Time; and (iii) the Merger, as well as any actions taken by the Company, Parent or Merger Sub with respect thereto (including any disposition of assets of the Surviving Corporation or any of its Subsidiaries that is alleged to have rendered the Surviving Corporation or any of its Subsidiaries insolvent), except that if, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Person delivers to Parent a written notice asserting a claim for indemnification pursuant to this Section 6.8(b), then the claim asserted in such notice will survive the sixth anniversary of the Effective Time until such claim is fully and finally resolved. In the event of any such Legal Proceeding, (A) the Surviving Corporation shall have the right to control the defense thereof after the Effective Time (it being understood that, by electing to control the defense thereof, the Surviving Corporation, on behalf of itself and its Affiliates, will be deemed to have waived any right to object to the Indemnified Person’s entitlement to indemnification hereunder with respect thereto); (B) each Indemnified Person shall be entitled to retain his or her own counsel, whether or not the Surviving Corporation elects to control the defense of any such Legal Proceeding; and (C) the Surviving Corporation shall advance all fees and expenses (including fees and expenses of any counsel) as incurred by an Indemnified Person in the defense of such Legal Proceeding, whether or not the Surviving Corporation elects to control the defense of any such Legal Proceeding. Notwithstanding anything to the contrary in this Agreement, none of Parent, the Surviving Corporation nor any of their respective Affiliates shall settle or otherwise compromise or consent to the entry of any judgment with respect to, or otherwise seek the termination of, any Legal Proceeding for which indemnification may be sought by an Indemnified Person pursuant to this Agreement unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnified Persons from all liability arising out of such Legal Proceeding. Any determination required to be made with respect to whether the conduct of any Indemnified Person complies or complied with any applicable standard will be made by independent legal counsel selected by the Surviving Corporation (which counsel will be reasonably acceptable to such Indemnified Person), the fees and expenses of which shall be paid by the Surviving Corporation.
(c)   D&O Insurance.   During the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain in effect the Company’s current directors’ and officers’ liability and similar insurance (“D&O Insurance”) in respect of acts or omissions occurring at or prior to the Effective Time on terms (including with respect to coverage, conditions, retentions, limits and amounts) that are equivalent to those of the D&O Insurance. In satisfying its obligations pursuant to this Section 6.8(c), the Surviving Corporation will not be obligated to pay annual premiums in excess of 300% of the amount paid by the Company for coverage for its last full fiscal year (such 300% amount, the “Maximum Annual Premium”). If the annual premiums of such insurance coverage exceed the Maximum Annual Premium, then the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium from an insurance carrier with the same or better credit rating as the Company’s directors’ and officers’ liability insurance carrier on the date of this Agreement. In satisfaction of the foregoing obligations, prior to the Effective Time (or substantially concurrently with the Effective Time) the Company may purchase a prepaid “tail” policy with respect to the D&O Insurance from an insurance carrier with the same or better credit rating as the Company’s directors’ and officers’ liability insurance carrier on the date hereof provided that in no event shall Parent be obligated to pay an aggregate cost for such “tail” policy in excess of the Maximum Annual Premium. If the Company elects to purchase such a “tail” policy prior to the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain such “tail” policy in full force and effect for a period of no less than six years after the Effective Time and continue to honor its obligations thereunder for so long as such “tail” policy is in full force and effect. If the Company is unable to obtain the “tail” policy and Parent or the Surviving Corporation are unable to obtain the insurance described in this Section 6.8(c) for an annual cost less than or equal to the Maximum Annual Premium, Parent shall cause the Surviving Corporation to instead obtain as much comparable insurance as possible for an aggregate annual premium equal to the Maximum Annual Premium.
(d)   Successors and Assigns.   If Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or

Surviving Corporation or entity in such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then proper provisions will be made so that the successors and assigns of Parent, the Surviving Corporation or any of their respective successors or assigns shall assume all of the obligations of Parent and the Surviving Corporation set forth in this Section 6.8.
(e)   No Impairment.   The obligations set forth in this Section 6.8 may not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person or any other Person who is a beneficiary pursuant to the D&O Insurance or the “tail” policy referred to in Section 6.8(c) (and their heirs and representatives, the “Other Indemnified Persons”) without the prior written consent of such affected Indemnified Person or Other Indemnified Person. Each of the Indemnified Persons or Other Indemnified Persons are intended to be third party beneficiaries of this Section 6.8, with full rights of enforcement as if a Party. The rights of the Indemnified Persons and Other Indemnified Persons pursuant to this Section 6.8 will be in addition to, and not in substitution for, any other rights that such Persons may have pursuant to (i) the Charter and Bylaws; (ii) the Organizational Documents of the Subsidiaries of the Company; (iii) any and all indemnification agreements entered into with the Company or any of its Subsidiaries prior to the date hereof; or (iv) applicable Law (whether at Law or in equity).
(f)   Other Claims.   Nothing in this Agreement is intended to, or will be construed to, release, waive or impair any rights to directors’ and officers’ insurance claims pursuant to any applicable insurance policy or indemnification agreement that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.8 is not prior to or in substitution for any such claims pursuant to such policies or agreements.
6.9   Employee Matters.
(a)   Acknowledgement.   Parent hereby acknowledges and agrees that a “change of control” (or similar phrase) within the meaning of each of the Employee Plans, as applicable, will occur as of the Effective Time.
(b)   Employment; Benefits.   For a period of twelve months following the Effective Time (the “Continuation Period”), the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) maintain for the benefit of each Continuing Employee (i) base salary or wage rate and target short-term cash incentive opportunities (including bonus or commission compensation) that are, in each case, no less than those in effect for such Continuing Employee immediately before the Effective Time; (ii) target long-term incentive compensation opportunities (“Post-Closing Incentives”) that are no less favorable in the aggregate than the target long-term incentive compensation opportunity received by such Continuing Employee from the Company and its Subsidiaries in the ordinary course immediately prior to the Effective Time (except that such opportunities may be denominated in and/or settled in cash rather than equity-based awards), (iii) severance and termination benefits that are no less favorable than those applicable to such Continuing Employee immediately before the Effective Time; and (iv) all other employee welfare and defined contribution benefit plans, programs, policies, agreements or arrangements of the Surviving Corporation or any of its Subsidiaries (excluding, for the avoidance of doubt, any defined benefit pension, severance, retention bonus, change in control, transaction or similar arrangements) at levels that are at least as favorable in the aggregate to those in effect for (or available to) such Continuing Employee under the Employee Plans as of the Effective Time. During the Continuation Period, and in satisfaction of its obligations under Section 6.9(b)(iii), the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) provide severance benefits or compensation to eligible employees as set forth in Section 6.9(b) of the Company Disclosure Letter.
(c)   New Plans.   With respect to each benefit or compensation plan, program, policy, arrangement or agreement that is made available to any Continuing Employee at or after the Effective Time (each such plan, a “New Plan”), the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) use cause to be granted to such Continuing Employee credit for all service with the Company and its Subsidiaries prior to the Effective Time for purposes of eligibility to participate, vesting and entitlement to benefits where length of service is relevant (including for purposes of vacation and other time off accrual and severance entitlement), except to the extent that it would result in duplication of coverage or benefits for the same period of service. In addition, and without limiting the generality of the foregoing, (i) the Surviving Corporation and its Subsidiaries shall use commercially reasonable efforts to ensure each Continuing Employee will be immediately eligible to participate, without any waiting period, in any and all New Plans to the extent that coverage pursuant to any such New Plan replaces coverage pursuant to a corresponding Employee Plan (such plans, the “Old Plans”); (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, or vision benefits, the Surviving Corporation and its Subsidiaries shall use commercially reasonable efforts to cause all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such New Plan to be waived for the Continuing Employees and their covered dependents; (iii) for purposes of each New Plan providing medical, dental, pharmaceutical, or vision benefits, the Surviving Corporation and its Subsidiaries shall use commercially reasonable efforts to cause any eligible expenses incurred by the Continuing Employees and their covered dependents during the portion of the plan year of the Old Plan ending on the date that Continuing Employees’ participation in the corresponding New Plan begins to be given full credit pursuant to such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employees and their covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan; and (iv) the Surviving Corporation and its Subsidiaries shall credit the accounts of the Continuing Employees pursuant to any New Plan that is a flexible spending account plan with any unused balances in the account of such Continuing Employees under the Old Plan that is a flexible spending account plan. Any vacation or paid time off accrued but unused by a Continuing Employee as of immediately prior to the Effective Time will be credited to such Continuing Employee following the Effective Time, and will not be subject to accrual limits or other forfeiture and shall not limit future accruals.
(d)   Collective Bargaining Agreements.   Notwithstanding anything in this Section 6.9 to the contrary, the terms and conditions of employment for any employees covered by a Collective Bargaining Agreement shall be governed by such applicable agreement, and Parent shall recognize and comply with each such Collective Bargaining Agreement in accordance with their respective terms on and following the Closing.
(e)   No Third-Party Beneficiary Rights.   Notwithstanding anything to the contrary set forth in this Agreement, this Section 6.9 will not be deemed to: (i) guarantee employment for any period of time for, or preclude the ability of Parent, the Surviving Corporation or any of their respective Subsidiaries to terminate any Continuing Employee; (ii) amend or modify any Employee Plan or create any employee benefit plan, program, policy, practice, agreement or arrangement; (iii) create a binding employment agreement with any employee of the Company or its subsidiaries; or (iv) create any third party beneficiary rights in any Continuing Employee (or beneficiary or dependent thereof).
6.10   Obligations of Merger Sub.   Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations pursuant to this Agreement and to consummate the Merger upon the terms and subject to the conditions set forth in this Agreement. Parent and Merger Sub shall be jointly and severally liable for the failure by either of them to perform and discharge any of their respective covenants, agreements and obligations pursuant to this Agreement.
6.11   Public Statements and Disclosure.   The initial press release with respect to the execution of this Agreement shall be a joint press release in the form reasonably agreed to by the Parties, and following such initial press release, the Company and Parent shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system; provided, that no Party hereto shall be obligated to engage in such consultation with respect to communications (including communications directed to such Party’s employees, suppliers, customers, partners, vendors or stockholders) that are consistent with public statements previously made in accordance with this Section 6.11 or any communication plan or strategy as previously agreed to by

Parent and the Company; provided, further, that the restrictions set forth in this Section 6.11 shall not apply to any release or public statement (i) made or proposed to be made by a Party hereto with respect to an Acquisition Proposal, a Superior Proposal or a Company Board Recommendation Change or any action taken pursuant thereto (so long as such release or public statement is otherwise made in accordance with this Agreement) or (ii) in connection with any dispute between the parties regarding this Agreement or the Merger, in each case, following reasonable consultation with the other Party.
6.12   Transaction Litigation.   Prior to the Effective Time, the Company will provide Parent with prompt notice of all Transaction Litigation (including by providing copies of all pleadings with respect thereto) and keep Parent reasonably informed on a reasonably prompt basis with respect to the status thereof and any material developments related thereto. The Company will (a) give Parent the opportunity to participate in (but not control) the defense, settlement or prosecution of any Transaction Litigation; (b) consult with Parent with respect to the defense, settlement and prosecution of any Transaction Litigation and (c) consider in good faith Parent’s advice with respect to such Transaction Litigation. The Company may not compromise, settle, or otherwise satisfy or agree to dismiss, any Transaction Litigation unless Parent has consented thereto in writing (which consent will not be unreasonably withheld, conditioned or delayed).
6.13   Notification of Certain Matters.
(a)   Notification by the Company.   At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will give prompt notice to Parent upon becoming aware that any representation or warranty made by it in this Agreement has become untrue or inaccurate in any material respect, or of any failure by the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement, in each case if and only to the extent that such untruth, inaccuracy, or failure would reasonably be expected to cause any of the conditions to the obligations of Parent and Merger Sub to consummate the Merger set forth in Section 7.2(a), Section 7.2(b) or Section 7.2(c) to fail to be satisfied at the Closing, except that no such notification will affect or be deemed to modify any representation or warranty of the Company set forth in this Agreement or the conditions to the obligations of Parent or Merger Sub to consummate the Merger or the remedies available to the Parties under this Agreement. The terms and conditions of the Confidentiality Agreement apply to any information provided to Parent pursuant to this Section 6.13(a).
(b)   Notification by Parent.   At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, Parent will give prompt notice to the Company upon becoming aware that any representation or warranty made by Parent, Merger Sub or Guarantor in this Agreement has become untrue or inaccurate in any material respect, or of any failure by the Parent, Merger Sub or Guarantor to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement, in each case if and only to the extent that such untruth, inaccuracy or failure would reasonably be expected to cause any of the conditions to the obligations of the Company to consummate the Merger set forth in Section 7.3(a) or Section 7.3(b) to fail to be satisfied at the Closing, except that no such notification will affect or be deemed to modify any representation or warranty of Parent, Merger Sub or Guarantor set forth in this Agreement or the conditions to the obligations of the Company to consummate the Merger or the remedies available to the Parties under this Agreement. The terms and conditions of the Confidentiality Agreement apply to any information provided to the Company pursuant to this Section 6.13(b).
(c)   Impact of Non-Compliance.   The Company’s, Parent’s or Merger Sub’s failure to comply with this Section 6.13 will not be taken into account for purposes of determining whether any conditions set forth in Article VII to consummate the Merger have been satisfied or whether any termination rights set forth in Article VIII are available.
6.14   Stock Exchange Delisting; Deregistration.   Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to applicable Law and the rules and regulations of Nasdaq to cause (a) the delisting of the Company Common Stock from

Nasdaq as promptly as practicable after the Effective Time; and (b) the deregistration of the Company Common Stock pursuant to the Exchange Act as promptly as practicable after such delisting.
6.15   Additional Agreements.   If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Company or Merger Sub, then the proper officers and directors of each Party shall use their reasonable best efforts to take such action.
6.16   Parent Vote.   Immediately following the execution and delivery of this Agreement, Parent, in its capacity as the sole stockholder of Merger Sub, shall execute and deliver to Merger Sub and the Company a written consent approving the Merger in accordance with the DGCL.
6.17   Treatment of Company Indebtedness.   If requested in writing by Parent at least ten (10) Business Days prior to the Closing Date, the Company shall use commercially reasonable efforts to (and shall cause the Subsidiaries of the Company to use commercially reasonable efforts to) deliver all notices and take all other actions required to facilitate at or prior to the Effective Time the termination of all commitments outstanding under Indebtedness of the Company for borrowed money, the repayment in full of all obligations outstanding thereunder, the release of all liens securing such obligations, and the release of all guarantees in connection therewith; provided, however, that neither the Company nor any of its Subsidiaries shall be required to take any such action that is not conditioned upon the occurrence of the Closing. In furtherance and not in limitation of the foregoing, if requested by Parent pursuant to this Section 6.17, the Company shall, and shall cause its Subsidiaries to, (A) use commercially reasonable efforts to deliver to Parent at least four (4) Business Days on or prior to the Closing Date, a draft payoff letter and related release documentation and (B) deliver on or prior to the Closing Date, an executed payoff letter and executed related release documentation, in each case, with respect to such Indebtedness for borrowed money (the “Payoff Letter”) in form and substance customary for transactions of this type, from the agent on behalf of the Persons to whom such Indebtedness is owed, which Payoff Letter together with any related release documentation shall, among other things, include the payoff amount and provide that all guarantees and liens granted in connection therewith relating to the assets, rights and properties of the Company and its Subsidiaries securing such Indebtedness and any other obligations secured thereby, shall, upon the payment of the amount set forth in the Payoff Letter at or prior to the Effective Time, be released and terminated.
6.18   Tax Matters.   From and after the execution of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except as may be required by applicable Law (including Antitrust Laws), the Company and Parent shall (and shall cause their respective representatives and Subsidiaries to) use commercially reasonable efforts to cooperate in planning the restructuring and integration of the Company, the Company’s Subsidiaries and their respective businesses, on the one hand, with Parent, Parent’s Subsidiaries and their respective businesses, on the other hand, including, subject to Section 6.6, providing reasonable access to information, personnel and outside counsel and advisors.
6.19   Further Assurances.   At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take any other actions and do any other things, in the name and on behalf of the Company or Merger Sub, reasonably necessary to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger. Except as expressly permitted or required by this Agreement or as may be required by applicable Law, Parent, Merger Sub and the Company shall not, and shall not permit of their respective Subsidiaries or affiliates to, take any action that would reasonably be expected to prevent, materially impede, materially interfere with or materially delay the consummation of the Merger and the Transactions; provided, that nothing in this sentence shall apply to the matters set forth in Section 6.1 and Section 6.2, which shall be governed by the terms of Section 6.1 and Section 6.2.

ARTICLE VII
CONDITIONS TO THE MERGER
7.1   Conditions to Each Party’s Obligations to Effect the Merger.   The respective obligations of each Party to consummate the Merger are subject to the satisfaction (or waiver by Parent and the Company where permissible pursuant to applicable Law) at or prior to the Effective Time of each of the following conditions:
(a)   Requisite Stockholder Approval.   The Company’s receipt of the Requisite Stockholder Approval at the Company Stockholder Meeting.
(b)   Regulatory Clearances.   (i) The waiting period applicable to the Transactions pursuant to the HSR Act will have expired or otherwise been terminated and (ii) the approvals, clearances or expirations of waiting periods set forth in Section 7.1(b) of the Company Disclosure Letter will have occurred or been obtained (as applicable), in each case without the imposition, individually or in the aggregate, of a Substantial Detriment.
(c)   CFIUS.   The CFIUS Approval shall have been obtained without the imposition, individually or in the aggregate, of a Substantial Detriment.
(d)   No Prohibitive Laws or Injunctions.   No Law, injunction or order (whether temporary, preliminary or permanent) by any Governmental Authority of competent jurisdiction shall have been enacted, entered or promulgated and be continuing in effect that would (i) prohibit, enjoin or otherwise make illegal the consummation of the Merger or (ii) result in a Substantial Detriment.
7.2   Conditions to the Obligations of Parent and Merger Sub.   The obligations of Parent and Merger Sub to consummate the Merger shall be subject to the satisfaction (or waiver by Parent where permissible pursuant to applicable Law) at or prior to the Effective Time of each of the following conditions:
(a)   Representations and Warranties.   (i) the representations and warranties of the Company set forth in the first sentence of Section 3.1, Section 3.2, Section 3.3(a), Section 3.3(b), Section 3.3(c), Section 3.6 and Section 3.26 shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date as if made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a specific date, in which case such representation and warranty shall be true and correct in all material respects only as of such specified date), (ii) the representations and warranties of the Company set forth in Section 3.7(a), Section 3.7(b), and Section 3.7(c) shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as if made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a specific date, in which case such representation and warranty shall be true and correct in all respects only as of such specified date), except for any de minimis inaccuracies, (iii) the representations and warranties of the Company set forth in Section 3.11(b) shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as if made on the Closing Date (except to the extent that such representation and warranty expressly speaks as of a specific date, in which case such representation and warranty shall be true and correct in all respects only as of such specified date), and (iv) the other representations and warranties of the Company set forth in Article III of this Agreement shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date as if made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a specific date, in which case such representation and warranty shall be true and correct only as of such specified date), except where the failure of such representations and warranties to be so true and correct (disregarding all qualifications or limitations as to “materiality,” “Company Material Adverse Effect” or words of similar import) would not, individually or in the aggregate, have a Company Material Adverse Effect.
(b)   Performance of Obligations of the Company.   The Company shall have performed and complied in all material respects with all of the covenants and obligations of this Agreement required to be performed and complied with by it at or prior to the Closing.
(c)   Company Material Adverse Effect.   Since the date of this Agreement, no Effect has occurred or arisen that, individually or in the aggregate, has had a Company Material Adverse Effect that is continuing.

(d)   Officer’s Certificate.   Parent and Merger Sub shall have received a certificate of the Company, validly executed for and on behalf of the Company and in its name by a duly authorized executive officer thereof, certifying that the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(c) have been satisfied.
7.3   Conditions to the Company’s Obligations to Effect the Merger.   The obligations of the Company to consummate the Merger are subject to the satisfaction (or waiver by the Company where permissible pursuant to applicable Law) at or prior to the Effective Time of each of the following conditions:
(a)   Representations and Warranties.   The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct (disregarding all qualifications or limitations as to “materiality,” “Parent Material Adverse Effect” or words of similar import) at and as of the date of this Agreement and at and as of the Closing Date as if made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of a specific date, in which case such representation and warranty shall be true and correct only as of such specified date), except where the failure of any such representations and warranties to be so true and correct, individually or in the aggregate, would not have a Parent Material Adverse Effect.
(b)   Performance of Obligations of Parent and Merger Sub.   Parent and Merger Sub shall have performed and complied in all material respects with all of the covenants and obligations of this Agreement required to be performed and complied with by Parent and Merger Sub at or prior to the Closing.
(c)   Officer’s Certificate.   The Company shall have received a certificate of Parent and Merger Sub, validly executed for and on behalf of Parent and Merger Sub and in their respective names by a duly authorized officer thereof, certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.
ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER
8.1   Termination.   This Agreement may be validly terminated (notwithstanding the obtaining of the Requisite Stockholder Approval) at any time only as follows (it being understood and agreed that this Agreement may not be terminated for any other reason or on any other basis):
(a)   at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Stockholder Approval) by mutual written agreement of Parent and the Company;
(b)   by either Parent or the Company, at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Stockholder Approval) if (i) any permanent injunction or other final and non-appealable judgment or order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger is in effect that, in each case, prohibits, makes illegal or enjoins the consummation of the Merger and has become final and non-appealable; or (ii) any statute, rule or regulation has been enacted, entered or enforced that prohibits, makes illegal or enjoins the consummation of the Merger; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to a Party if the issuance of such permanent injunction or other final and non-appealable judgment or order, or statute, rule or regulation was primarily caused by, or primarily resulted from, the failure of such Party (treating Parent and Merger Sub as one party for this purpose) to perform and comply, in all material respects, with any of the covenants or other agreements to be performed or complied with by such Party;
(c)   by either Parent or the Company, at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Stockholder Approval) if the Effective Time has not occurred by 11:59 p.m., New York City time, on February 4, 2025 (the “Termination Date”); provided, however, that (A) if five (5) Business Days prior to the Termination Date, all the conditions to Closing set forth in Article VII have been satisfied or (to the extent permitted by Law) waived other than (i) any of the conditions set forth in Section 7.1(d) (solely to the extent such condition has not been satisfied due to a Law, injunction, judgment or order arising under the HSR Act or any other Antitrust Laws or Foreign Investment Laws applicable to this Agreement or the Merger in the jurisdictions set forth on

Section 7.1(b) of the Company Disclosure Letter), Section 7.1(b) or Section 7.1(c), and (ii) those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing, the Termination Date shall be automatically extended until 11:59 p.m., New York City time, on August 4, 2025, which later date shall thereafter be deemed the Termination Date; provided, further, that (B) if five (5) Business Days prior to such extended date, all the conditions to Closing set forth in Article VII have been satisfied or (to the extent permitted by Law) waived other than (i) any of the conditions set forth in Section 7.1(d) (solely to the extent such condition has not been satisfied due to a Law, injunction, judgment or order arising under the HSR Act or any other Antitrust Laws or Foreign Investment Laws applicable to this Agreement or the Merger in the jurisdictions set forth on Section 7.1(b) of the Company Disclosure Letter) Section 7.1(b) or Section 7.1(c), and (ii) those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing, the Termination Date shall be automatically further extended until 11:59 p.m., New York City time, on February 4, 2026, which later date shall thereafter be deemed the Termination Date; provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(c) will not be available to (i) (1) Parent if the Company has the valid right to terminate this Agreement pursuant to Section 8.1(g); or (2) the Company if Parent has the valid right to terminate this Agreement pursuant to Section 8.1(e), and (ii) any Party (treating Parent and Merger Sub as one party for this purpose) whose action or failure to act (which action or failure to act constitutes a breach by such Party of this Agreement) has been the primary cause of, or primarily resulted in, either (A) the failure to satisfy the conditions to the obligations of the terminating Party to consummate the Merger set forth in Article VII prior to the Termination Date; or (B) the failure of the Closing to have occurred prior to the Termination Date;
(d)   by either Parent or the Company, at any time prior to the Effective Time if the Company fails to obtain the Requisite Stockholder Approval at the Company Stockholder Meeting (or any adjournment or postponement thereof) at which a vote is taken on the Merger;
(e)   by Parent, if the Company has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would result in a failure of a condition set forth in Section 7.2(a) or (b), except that if such breach or failure to perform is capable of being cured prior to the Termination Date, Parent will not be entitled to terminate this Agreement prior to the delivery by Parent to the Company of written notice of such breach, delivered at least 45 days prior to such termination (or such shorter period of time as remains prior to the Termination Date), stating Parent’s intention to terminate this Agreement pursuant to this Section 8.1(e) and the basis for such termination, it being understood that Parent will not be entitled to terminate this Agreement if such breach or failure to perform has been cured prior to such termination; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(e) if it or Merger Sub is then in breach of any provision of this Agreement or has failed to perform or comply with, or there is any inaccuracy of, any of its representations, warranties, covenants or other agreements contained in this Agreement that would result in a failure of a condition set forth in Section 7.3(a) or (b);
(f)   by Parent, if at any time prior to the Company’s receipt of the Requisite Stockholder Approval, the Company Board has effected a Company Board Recommendation Change;
(g)   by the Company, if Parent or Merger Sub has breached or failed to perform any of its respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would result in a failure of a condition set forth in Section 7.3(a) or (b), except that if such breach or failure to perform is capable of being cured prior to the Termination Date, the Company will not be entitled to terminate this Agreement pursuant to this Section 8.1(g) prior to the delivery by the Company to Parent of written notice of such breach, delivered at least 45 days prior to such termination (or such shorter period of time as remains prior to the Termination Date), stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(g) and the basis for such termination, it being understood that the Company will not be entitled to terminate this Agreement if such breach or failure to perform has been cured prior to termination; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(g) if it is then in breach of any provision of this Agreement or has failed to perform or comply with, or there is any inaccuracy of, any of its representations, warranties, covenants or other agreements contained in this Agreement that would result in a failure of a condition set forth in Section 7.2(a) or (b); or
(h)   by the Company, at any time prior to receiving the Requisite Stockholder Approval, in order to substantially concurrently enter into an Alternative Acquisition Agreement providing for a Superior Proposal; provided that (i) the Company has received a Superior Proposal after the date of this Agreement that did not result from a breach, in any material respect, of Section 5.3(a), (ii) the Company has complied in all material respects with Section 5.3 with respect to such Superior Proposal, (iii) concurrently with, and as a condition to, any such termination the Company pays to Parent (or its designee) the Company Termination Fee pursuant to Section 8.3 and (iv) the Company Board has authorized the Company to enter into, and the Company substantially concurrently enters into, a definitive written agreement providing for such Superior Proposal (it being agreed that the Company may enter into such definitive written agreement substantially concurrently with any such termination).
8.2   Manner and Notice of Termination; Effect of Termination.
(a)   Manner of Termination.   The Party terminating this Agreement pursuant to Section 8.1 (other than pursuant to Section 8.1(a)) must deliver prompt written notice thereof to the other Parties specifying the provision of Section 8.1 pursuant to which this Agreement is being terminated and the facts and circumstances forming the basis for such termination pursuant to such provision.
(b)   Effect of Termination.   Any valid termination of this Agreement pursuant to Section 8.1 will be effective immediately upon the delivery of written notice by the terminating Party to the other Parties. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement will be void and of no further force or effect without liability of any Party (or any partner, member, stockholder, director, officer, employee, Affiliate or Representative of such Party) to the other Parties, as applicable, except that Section 6.11, this Section 8.2, Section 8.3 and Article IX will each survive the termination of this Agreement. Notwithstanding the foregoing, no termination of this Agreement will relieve any Party from any liability for fraud or any Willful and Material Breach of this Agreement by such Party prior to termination, in which case such Party shall be liable to the other Party for damages. In addition to the foregoing, no termination of this Agreement will affect the rights or obligations of any Party pursuant to the Confidentiality Agreement and any applicable clean team or similar arrangement, which rights, obligations and agreements will survive the termination of this Agreement in accordance with their respective terms.
8.3   Fees and Expenses.
(a)   General.   Except as set forth in this Agreement, all fees and expenses incurred in connection with this Agreement and the Merger shall be paid by the Party incurring such fees and expenses whether or not the Merger is consummated. For the avoidance of doubt, Parent or the Surviving Corporation shall be responsible for all fees and expenses of the Payment Agent. After closing, Parent shall pay or cause to be paid all (i) transfer, stamp and documentary Taxes or fees; and (ii) sales, use, gains, real property transfer and other similar Taxes or fees, in each case, arising out of or in connection with entering into this Agreement and the consummation of the Merger to the extent incurred by the Company or any of its Subsidiaries.
(b)   Company Payments.
(i)   If (A) this Agreement is validly terminated pursuant to (1) Section 8.1(d), (2) Section 8.1(c) and the Requisite Stockholder Approval shall not theretofore have been obtained or (3) Section 8.1(e) and the Requisite Stockholder Approval shall not theretofore have been obtained, (B) in each case of the foregoing clauses (1), (2) and (3), following the execution and delivery of this Agreement and prior to the date of any such termination, an Acquisition Proposal shall have been made and become publicly known, whether or not withdrawn, (x) prior to the Company Stockholder Meeting (in the case of a termination contemplated by clause (A)(1)) or (y) prior to the date of such termination (in the case of a termination contemplated by clause (A)(2)   or (A)(3)); and (C) within twelve months following the date of any such termination of this Agreement, either an Acquisition Transaction is consummated or the Company enters into a definitive agreement providing for the consummation of an Acquisition Transaction, then the Company shall pay to Parent (or its designee) the Company Termination Fee on the same Business Day as the earliest to occur of (1) the date of the signing of any such definitive agreement and (2) the consummation of any such Acquisition Transaction, in each case, by wire transfer of immediately available funds to an account or accounts designated in writing by Parent. For purposes of this Section 8.3(b)(i), all references to “15%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%.”
(ii)   If this Agreement is validly terminated pursuant to Section 8.1(f), then the Company must promptly (and in any event within three Business Days) following such termination pay to Parent (or its designee) the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.
(iii)   If this Agreement is validly terminated pursuant to Section 8.1(h), then the Company must prior to or substantially concurrently with and in any event no later than, and as a condition to, the effectiveness of such termination pay to Parent (or its designee) the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.
(c)   Single Payment Only; Right to Payment.   The Parties acknowledge and agree that in no event will the Company be required to pay the Company Termination Fee on more than one occasion, whether or not the Company Termination Fee may be payable pursuant to more than one provision of this Agreement at the same or at different times and upon the occurrence of different events. Notwithstanding anything to the contrary contained in this Section 8.3 or elsewhere in this Agreement, in the event this Agreement is terminated by the Company for any reason at a time when Parent would have had the right to terminate this Agreement, Parent shall be entitled to receipt of any Termination Fee that would have been (or would have subsequently become) payable had Parent terminated this Agreement at such time.
(d)   Payments; Default.   The Parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the Merger, and that, without these agreements, the Parties would not enter into this Agreement. Accordingly, if the Company fails to promptly pay any amount due pursuant to Section 8.3(b) and, in order to obtain such payment, Parent commences a Legal Proceeding that results in a judgment against the Company for the amount set forth in Section 8.3(b) or any portion thereof, the Company will pay to Parent its reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) in connection with such Legal Proceeding, together with interest on such amount or portion thereof at the annual rate of 5% plus the prime rate as published in The Wall Street Journal in effect on the date that such payment or portion thereof was required to be made through the date that such payment or portion thereof was actually received, or a lesser rate that is the maximum permitted by applicable law (collectively, the “Enforcement Expenses”). All payments under this Section 8.3 shall be made by the Company to Parent (or its designee) by wire transfer of immediately available funds to an account designated by Parent in writing to the Company.
(e)   Sole Remedy.   Parent’s receipt of the Company Termination Fee, to the extent owed pursuant to Section 8.3(b) and actually paid by the Company, and such payment is accepted by Parent, Parent’s receipt of the Enforcement Expenses (if any), or Parent’s right to specific performance pursuant to Section 9.7, as applicable, will be the sole and exclusive remedies of Parent and Merger Sub and each of their respective Affiliates against (A) the Company, its Subsidiaries and each of their respective Affiliates; and (B) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders and assignees of each of the Company, its Subsidiaries and each of their respective Affiliates (collectively, the “Company Related Parties”) in respect of this Agreement, any agreement executed in connection herewith and the transactions contemplated hereby and thereby, and upon Parent’s acceptance of such payment of the Company Termination Fee and Enforcement Expenses (if any), none of the Company Related Parties will have any further liability or obligation to Parent or Merger Sub relating to or arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby (except that the Parties (or their Affiliates) will remain obligated with respect to, and the Parent and Merger Sub and its Subsidiaries

may be entitled to remedies with respect to, the Confidentiality Agreement and any applicable clean team or similar arrangement, and Section 8.3(a), as applicable); provided that nothing in this Section 8.3(e) shall limit the rights and remedies of Parent, Merger Sub or any of their respective Affiliates under Section 9.7(b). The Company Related Parties are intended third party beneficiaries of this Section 8.3(e).
8.4   Amendment.   Subject to applicable Law and subject to the other provisions of this Agreement, this Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company (pursuant to authorized action by the Company Board (or a committee thereof)), except that in the event that the Company has received the Requisite Stockholder Approval, no amendment may be made to this Agreement that requires the approval of the Company Stockholders pursuant to the DGCL without such approval.
8.5   Extension; Waiver.   At any time and from time to time prior to the Effective Time, Parent and the Company may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Party, as applicable; (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto; and (c) subject to the requirements of applicable Law, waive compliance by the other Party with any of the agreements or conditions contained herein applicable to such Party (it being understood that Parent and Merger Sub shall be deemed a single Party solely for purposes of this Section 8.5). Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such Party. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right.
ARTICLE IX
GENERAL PROVISIONS
9.1   Survival of Representations, Warranties and Covenants.   The representations, warranties and covenants of the Company, Parent and Merger Sub contained in this Agreement or in any certificate delivered pursuant to this Agreement will terminate at the Effective Time, except that any covenants that by their terms survive the Effective Time shall survive the Effective Time in accordance with their respective terms.
9.2   Notices.   All notices and other communications hereunder must be in writing and will be deemed to have been duly delivered and received hereunder (i) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (ii) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; or (iii) immediately upon delivery by electronic mail or by hand (with a written or electronic confirmation of delivery), in each case to the intended recipient as set forth below:
(a)   if to Guarantor, Parent or Merger Sub to:
North American Stainless, Inc.
6870 Hwy 42 East
KY 41045, United States
Attn:      Bernardo Velazquez Herreros
          Luis Gimeno Valledor
Email:    bernardo.velazquez@acerinox.com
          luis.gimeno@acerinox.com
and

Acerinox, S.A.
Santiago de Compostela, nº 100, 28035
Madrid, Spain
Attn:      Bernardo Velazquez Herreros
          Luis Gimeno Valledor
Email:    bernardo.velazquez@acerinox.com
          luis.gimeno@acerinox.com
with a copy (which will not constitute notice) to:
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019
Attn:    Scott A. Barshay
        Kyle T. Seifried
Email:   sbarshay@paulweiss.com
        kseifried@paulweiss.com
(b)   if to the Company (prior to the Effective Time) to:
Haynes International, Inc.
1020 West Park Avenue
Kokomo, Indiana 46904
Attn:      Michael L. Shor
          Angela M. Kohlheim
Email:    MShor@haynesintl.com
          AKohlheim@haynesintl.com
with a copy (which will not constitute notice) to:
Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attn:      David M. Klein, P.C.
          Allison M. Wein, P.C.
Email:    dklein@kirkland.com
          allie.wein@kirkland.com
From time to time, any Party may provide notice to the other Parties of a change in its address or e-mail address through a notice given in accordance with this Section 9.2, except that that notice of any change to the address or any of the other details specified in or pursuant to this Section 9.2 will not be deemed to have been received until, and will be deemed to have been received upon, the later of the date (A) specified in such notice; or (B) that is two Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 9.2.
9.3   Assignment.   No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder, by operation of Law or otherwise, without the prior written approval of the other Parties, provided that, notwithstanding the foregoing, Guarantor, Parent and Merger Sub may, in their sole discretion, transfer or assign, in whole or from time to time in part, to one or more of Guarantor’s wholly owned Subsidiaries, its rights, interests and obligations under this Agreement, provided that such transfer or assignment will not (a) relieve the assigning or transferring Party of its obligations hereunder, (b) materially impede or materially delay the Closing, (c) prevent the Closing from occurring prior to the Termination Date, or (d) create any material unreimbursed cost or expense for the Company. Subject to the preceding sentence, this Agreement will be binding upon and shall inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns. Other than as set forth in this Section 9.3, no assignment by any Party will relieve such Party of any of its obligations hereunder. Any purported assignment of this Agreement without the consent required by this Section 9.3 is null and void.

9.4   Entire Agreement.   This Agreement and the documents and instruments and other agreements among the Parties as contemplated by or referred to herein, including the Confidentiality Agreement and the Company Disclosure Letter, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. The Confidentiality Agreement will (a) not be superseded; (b) survive any termination of this Agreement; and (c) continue in full force and effect until the earlier to occur of the Effective Time and the date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto; provided that from and after the date hereof, notwithstanding anything to the contrary in the Confidentiality Agreement, no consent of the Company shall be required for any Person who is a potential source of, or may provide, equity, debt or any other type of financing in connection with the Merger and the Transactions to become a Representative (as defined in the Confidentiality Agreement) of Guarantor thereunder.
9.5   Third Party Beneficiaries.   This Agreement is not intended to and shall not confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns, except (a) if the Closing occurs, from and after the Closing, as set forth in or as contemplated by Section 6.8, and (b) if the Closing occurs, from and after the Closing, for the right of the holders of Company Common Stock, Company Options, Company Restricted Stock or Company Performance Share Awards to receive the Per Share Price, without interest, respectively, in each case after the Effective Time.
9.6   Severability.   In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. Upon any such determination, the Parties further agree to negotiate in good faith to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, in a materially acceptable manner, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
9.7   Remedies.
(a)   Remedies Cumulative.   Except as otherwise provided herein (including Section 8.3(e)), any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. Although a Party may pursue both a grant of specific performance and monetary damages, under no circumstances will a Party be permitted or entitled to receive both a grant of specific performance that results in the occurrence of the Closing and monetary damages (including any monetary damages in lieu of specific performance).
(b)   Specific Performance.
(ii)   The Parties acknowledge and agree that (A) irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the Parties do not perform the provisions of this Agreement (including any Party failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions; (B) the Parties will be entitled, in addition to any other remedy to which they are entitled at Law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions hereof; (C) neither the ability of either Party to recover damages for fraud or any Willful and Material Breach of this Agreement nor the provisions of Section 8.3 are intended to and do not adequately compensate the Company, on the one hand, or Parent and Merger Sub, on the other hand, for the harm that would result from a breach of this Agreement, and will not be construed to diminish or otherwise impair in any respect any Party’s right to an injunction, specific performance and other equitable relief; and (D) the right of specific enforcement is an integral part of the Merger and without that right, neither the Company nor Parent would have entered into this Agreement. The Parties agree not to raise any objections to (A) the granting of an injunction, specific performance or other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement by the Company, on the one hand, or Parent and Merger Sub, on the other hand; and (B) the specific performance of the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants, obligations and agreements of Parent and Merger Sub pursuant to this Agreement. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such injunction or enforcement, and each Party irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security. The Parties further agree that (x) by seeking the remedies provided for in this Section 9.7, a Party shall not in any respect waive its right to seek any other form of relief that may be available to a Party under this Agreement, and (y) nothing set forth in this Section 9.7 shall require any Party to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 9.7 prior to, or as a condition to, exercising any termination right under Article VIII (and pursuing damages after such termination), nor shall the commencement of any Legal Proceeding pursuant to this Section 9.7 or anything set forth in this Section 9.7 restrict or limit any Party’s right to terminate this Agreement in accordance with the terms of Article VIII or pursue any other remedies under this Agreement that may be available then or thereafter.
9.8   Governing Law.   This Agreement and all actions, proceedings, causes of action, claims or counterclaims (whether based on contract, tort, statute or otherwise) based upon, arising out of or relating to this Agreement or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement thereof (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, and construed in accordance with the Laws of the State of Delaware, including its statutes of limitations, without giving effect to any choice or conflict of Laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws, including any statutes of limitations, of any jurisdiction other than the State of Delaware.
9.9   Consent to Jurisdiction; Service of Process; Venue.
(a)   General Jurisdiction.   Each of the Parties (a) irrevocably consents to the service of the summons, notice and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) for any Legal Proceeding relating to the Merger, for and on behalf of itself or any of its properties or assets, by U.S. registered mail to such person’s respective address as specified in or in accordance with Section 9.2 or in such other manner as may be permitted by applicable Law, provided, however, that nothing in this Section 9.9 will affect the right of any Party to serve legal process in any other manner permitted by applicable Law; (b) irrevocably and unconditionally consents and submits itself and its properties and assets to the exclusive jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any other state or federal court within the State of Delaware) (the “Chosen Courts”) in the event that any dispute or controversy arises out of or is related to this Agreement or the transactions contemplated hereby or thereby; (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any court or other body; (d) agrees that any dispute arising out of or related to this Agreement or the transactions contemplated hereby or thereby shall be brought, tried and determined only in the Chosen Courts; (e) waives any objection that it may now or hereafter have to the venue of any such Legal Proceeding in the Chosen Courts or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (f) agrees that it shall not bring any Legal Proceeding relating to this Agreement or the transactions contemplated hereby or thereby in any court other than the Chosen Courts. Each of Parent, Merger Sub and the Company agrees that a final judgment in any Legal Proceeding in any of the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.
9.10   WAIVER OF JURY TRIAL.   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO

INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER OR THE FINANCING. EACH PARTY ACKNOWLEDGES AND AGREES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) IT MAKES THIS WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.
9.11   No Recourse.   This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as Parties hereto.
9.12   Company Disclosure Letter References.   The Parties agree that the disclosure set forth in any particular section or subsection of the Company Disclosure Letter shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the Company that are set forth in the corresponding Section or subsection of this Agreement; and (b) any other representations and warranties (or covenants, as applicable) of the Company that are set forth in this Agreement, but in the case of this clause (b) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties (or covenants, as applicable) is reasonably apparent.
9.13   Counterparts.   This Agreement and any amendments hereto may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Any such counterpart, to the extent delivered by fax or .pdf, .tif, .gif, .jpg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.
9.14   Guaranty
(a)   To induce the Company to enter into this Agreement, Guarantor hereby absolutely, unconditionally and irrevocably guarantees, as principal and not as surety, to the Company, the Surviving Corporation and their successors and assigns and the third party beneficiaries of this Agreement as set forth in Section 9.5 the due and punctual payment and performance of each of the covenants, obligations and liabilities (including the obligation to pay the Per Share Price pursuant to Article II and indemnification obligations pursuant to Section 6.8) of Parent and Merger Sub, as applicable (the “Guaranteed Obligations”). This guaranty is an absolute, unconditional and continuing guaranty of the full and punctual discharge and performance of the Guaranteed Obligations. This guaranty is a guaranty of payment and performance and not of collection. Any breach or nonperformance of any such obligations of Merger Sub or Parent (or any of their successors or assigns) shall also be deemed to be a default of Guarantor. So long as this Section 9.14 is in effect, Guarantor shall not exercise any right or remedy arising by reason of its performance of its guaranty, whether by subrogation, reimbursement, indemnification, contribution or otherwise, against the Company, the Surviving Corporation or their successors and assigns or any express intended third party beneficiary described in Section 9.5 of any Guaranteed Obligations, or any other guarantor of the Guaranteed Obligations or any security therefor.

(b)   If and whenever Parent or Merger Sub defaults for any reason whatsoever in the performance of any of the Guaranteed Obligations, Guarantor shall, as soon as reasonably practicable following demand, unconditionally perform (or procure the performance of) and satisfy (or procure the satisfaction of) the Guaranteed Obligations in regard to which such default has been made in the manner prescribed by this Agreement and so that the same benefits are conferred on the Company, the Surviving Corporation and their successors and assigns as such Person would have received if the Guaranteed Obligations had been duly performed and satisfied by Parent and Merger Sub.
(c)   Guarantor represents and warrants to the Company as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent any representation or warranty expressly relates to an earlier date or period, in which case as of such date or period) as follows:
(i)   Guarantor is (a) duly organized, validly existing and in good standing pursuant to the Laws of its jurisdiction of organization and (b) has the requisite power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets, except, in the case of clause (b), where the failure to have such power or authority has not had, and would not have a Parent Material Adverse Effect or would reasonably be expected to prevent, materially impede or materially delay the performance by Guarantor of its obligations under this Section 9.14.
(ii)   Guarantor has the requisite corporate power and authority to enter into this Agreement and to perform its obligations under this Section 9.14. This Agreement has been duly executed and delivered by Guarantor and, assuming the due authorization, execution and delivery of this Agreement by the Company, execution and delivery of this Agreement by Guarantor constitutes a legal, valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms, subject to the Enforceability Exceptions.
(iii)   The execution and delivery of this Agreement by Guarantor, the performance by Guarantor of its covenants and obligations hereunder, and the consummation of the Transactions do not (a) violate or conflict with any provision of the Organizational Documents of Guarantor; (b) violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, or result in the termination of, or accelerate the performance required by, require any notice or Consent pursuant to, or result in a right of termination or acceleration pursuant to any of the terms, conditions or provisions of any Contract to which Guarantor is a party or by which Guarantor or any of its properties or assets may be bound or result in the loss of a material benefit or right under any such Contract; (c) assuming the Governmental Authorizations referred to in Section 4.4 are obtained, violate or conflict with any Law applicable to Parent or Merger Sub; or (d) result in (or, with notice or lapse of time or both, would result in) the creation of any lien (other than Permitted Liens) upon any of the properties or assets of Guarantor, except in the case of each of clauses (b), (c) and (d) for such violations, conflicts, breaches, defaults, terminations, accelerations or liens that would not, individually or in the aggregate, have a Parent Material Adverse Effect.
(iv)   Guarantor does not own any shares of Company Common Stock other than shares that may be held through mutual funds or benefit or pension plans. None of Guarantor or any of its respective directors, officers or Affiliates has been an “interested stockholder” (as defined in Section 203 of the DGCL) of the Company, in each case during the three years prior to the date of this Agreement.
(v)   As of the date of this Agreement, there are no Legal Proceedings pending or, to the knowledge of Guarantor or any of its Affiliates, threatened against Guarantor that would, individually or in the aggregate, have a Parent Material Adverse Effect. As of the date of this Agreement, Guarantor is not subject to any order of any kind or nature that would prevent or materially delay the consummation of the Transactions or the ability of Guarantor to fully perform its obligations pursuant to this Agreement.
(vi)   No vote or consent of the holders of any capital stock of, or other equity or voting interest in, Guarantor is necessary to approve this Agreement or the Merger.

(vii)   Guarantor has on the date hereof, and will have as of the Closing, available funds sufficient to perform its obligations under this Section 9.14.
(d)   Except for the representations and warranties expressly set forth in this Section 9.14, neither Guarantor nor any other Person makes any other express or implied representation or warranty on behalf of Guarantor or any of its Affiliates (other than the representations and warranties of Parent and Merger Sub set forth in Article IV). Guarantor’s obligations under this Section 9.14 are expressly limited to Guaranteed Obligations and shall automatically expire upon the full discharge and performance of all Guaranteed Obligations and thereafter, Guarantor shall no longer have any duties or obligations under this Agreement.
(e)   This guaranty is to be a continuing guaranty and accordingly is to remain in force until all the Guaranteed Obligations have been performed or satisfied. This guaranty is in addition to and without prejudice to and not in substitution for any rights that the Company, the Surviving Corporation, their successors and assigns and any third-party beneficiary may now or in future have or hold for the performance and observance of the Guaranteed Obligations. The Guaranteed Obligations shall be discharged as a result of (i) indefeasible payment of performance in full of the Guaranteed Obligations in accordance with the terms of this Agreement, or (ii) those defenses to the payment of the Guaranteed Obligations that Parent or Merger Sub has under the specific terms of this Agreement.
(f)   As a separate and independent stipulation, Guarantor acknowledges, confirms and agrees that any of the Guaranteed Obligations (including any monies payable) that is or becomes unenforceable against, or not capable of recovery from, Parent or Merger Sub by reason of any legal limitation, disability or incapacity on or of Parent or Merger Sub or any other fact or circumstances (other than any limitation imposed by this Agreement) will nevertheless be enforceable against and recoverable from Guarantor as though the same had been incurred by Guarantor and Guarantor were the sole or principal obligor in respect of that Guaranteed Obligation. Without limiting the generality of the foregoing, (i) Guarantor hereby waives: (A) notice of acceptance of this guaranty, and of the creation or existence of any of the Guaranteed Obligations and of any action by the Company in reliance hereon or in connection herewith; (B) presentment, demand for payment, notice of dishonor or nonpayment, protest and notice of protest with respect to the Guaranteed Obligations; and (C) any requirement that suit be brought against, or any other action by the Company, the Surviving Corporation, their successors and assigns and any third-party beneficiary be taken against, or any notice of default or other notice be given to, or any demand be made on, Parent, Merger Sub or any other Person, or that any other action be taken or not taken as a condition to Guarantor’s liability for the Guaranteed Obligations or as a condition to the enforcement of this Agreement or the Guaranteed Obligations against Guarantor; and (ii) the liability of Guarantor under this Agreement and the Guaranteed Obligations shall be irrevocable and enforceable irrespective of: (A) any change in the time, manner, terms, place of payment, or in any other term of all or any of the Guaranteed Obligations, or any other document executed in connection therewith; (B) any sale, exchange, release, or non-perfection of any property standing as security for the Guaranteed Obligations, or any release, amendment, waiver, or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations; (C) failure, omission, delay, waiver, or refusal by the Company, the Surviving Corporation, their successors and assigns and any third-party beneficiary to exercise, in whole or in part, any right or remedy held by such Person with respect to the Guaranteed Obligations; (D) any change in the existence, structure, or ownership of Guarantor, Parent or Merger Sub, or any insolvency, bankruptcy, reorganization, or other similar proceeding; and (E) any other circumstance that might otherwise constitute a defense available to, or discharge of, Guarantor not available to Parent.
(g)   Notwithstanding anything to the contrary set forth herein, the Company hereby acknowledges and agrees that (i) no recourse hereunder may be had against any Representative of Guarantor, whether by or through attempted piercing of the corporate veil or otherwise, by the enforcement of any judgment or assessment or by any legal or equitable Legal Proceeding, by virtue of any Law, or otherwise, and (ii) no personal liability whatsoever will attach to, be imposed on or otherwise be incurred by any Representative of Guarantor under this Section 9.14 or for any claim based on, in respect of or by reason of the Guaranteed Obligations. The Company acknowledges and agrees that Guarantor is agreeing to enter into this Section 9.14(g) in reliance on the provisions set forth in this Section 9.14(g) and that this

Section 9.14(g) shall survive the termination of this Agreement. For the avoidance of doubt, in no event shall the potential liability of Guarantor in connection with this Agreement or the Transactions exceed that of Parent in connection with this Agreement or the Transactions.
(h)   The Company will not owe any obligations or have any liability to Guarantor under or in connection with this Agreement. Guarantor irrevocably and unconditionally waives any claim or other remedy that Guarantor may have against the Company and any third-party beneficiary in respect of any liability. Without prejudice to the generality of the foregoing, Guarantor accepts all of the exclusions, disclaimers and limitations of, and any acknowledgement of the Company or other provision that would have the effect of reducing, the liability of the Company and its Affiliates under or in connection with this Agreement as if Guarantor were Parent and Merger Sub.
(i)   Guarantor acknowledges and agrees that all provisions of Article IX (except for this Section 9.14) shall apply to Guarantor mutatis mutandis with respect to this Section 9.14.
[Signature page follows.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers as of the date first written above.
NORTH AMERICAN STAINLESS, INC.
By:
/s/ Cristobal Fuentes

Name: Cristobal Fuentes
Title: President
WARHOL MERGER SUB, INC.
By:
/s/ Cristobal Fuentes

Name: Cristobal Fuentes
Title: President
Solely for purposes of Section 9.14, ACERINOX, S.A.
By:
/s/ Bernarndo Velazquez Herreros

Name: Bernarndo Velazquez Herreros
Title: Chief Executive Officer
By:
/s/ Luis Gimeno Valledor

Name: Luis Gimeno Valledor
Title: General Secretary
[Signature Page to Agreement and Plan of Merger]

HAYNES INTERNATIONAL, INC.
By:
/s/ Michael L. Shor

Name: Michael L. Shor
Title: President and Chief Executive Officer
[Signature Page to Agreement and Plan of Merger]

Annex B

February 4, 2024 The Board of Directors Haynes International, Inc. 1020 West Park Avenue Kokomo, IN 46904
Members of the Board:
We understand that Haynes International, Inc. (the “Company”), Acerinox, S.A. (“Acerinox”), North American Stainless, Inc., a wholly owned subsidiary of Acerinox (“Parent”), and Warhol Merger Sub, Inc., a wholly-owned subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, among other things, Merger Sub will merge with and into the Company (the “Merger”) in a transaction in which each outstanding share of common stock, par value $0.001 per share, of the Company (the “Common Stock”), other than shares of Common Stock held in the treasury of the Company or owned by the Company, Parent or any of their respective subsidiaries (including Merger Sub), all of which shares will be cancelled, or as to which dissenters rights have been properly exercised, will be converted into the right to receive $61.00 in cash (the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.
You have asked for our opinion as to whether the Consideration to be received by the holders of shares of Common Stock pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.
In arriving at our opinion, we have, among other things:
(i)
reviewed a draft dated February 3, 2024 of the Merger Agreement;

(ii)
reviewed certain publicly available financial and other information about the Company;

(iii)
reviewed certain information furnished to us and approved for our use by the Company’s management, including financial forecasts and analyses, relating to the business, operations and prospects of the Company;

(iv)
held discussions with members of senior management of the Company concerning the matters described in clauses (ii) and (iii) above;

(v)
reviewed the share trading price history and valuation multiples for the Common Stock and compared them with those of certain publicly traded companies that we deemed relevant;

(vi)
compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed relevant; and

(vii)
conducted such other financial studies, analyses and investigations as we deemed appropriate.

In our review and analysis and in rendering this opinion, we have assumed and relied upon, but have not assumed any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available to us by the Company or that was publicly available to us (including, without limitation, the information described above), or that was otherwise reviewed by us. We have relied on assurances of the management of the Company that it is not aware of any facts or circumstances that would make any of the foregoing information incomplete, inaccurate or misleading. In our review, we did not obtain any independent evaluation or appraisal of any of the assets or liabilities (contingent, accrued, derivative, off-balance sheet or otherwise), nor did we conduct a physical inspection of any of the properties or facilities of, the Company, and we have not been furnished with and assume no responsibility to obtain, any such evaluations, appraisals or physical inspections. We have not evaluated the solvency or fair value of the Company or any other entity under any laws relating to bankruptcy, insolvency or similar matters.
With respect to the financial forecasts provided to and reviewed by us, we note that projecting future results of any company is inherently subject to uncertainty. However, we have been advised, and we have assumed, that such financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Company as to the future financial performance of the Company and the other matters covered thereby. We express no opinion as to the Company’s financial forecasts or the assumptions on which they are based.
Our opinion is based on economic, monetary, regulatory, market and other conditions existing and which can be evaluated as of the date hereof. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof.
We have made no independent investigation of, and we express no view or opinion as to, any legal, regulatory, accounting or tax matters affecting or relating to the Company, and we have assumed the correctness in all respects material to our analyses and opinion of all legal, regulatory, accounting and tax advice given to the Company and its Board of Directors, including, without limitation, with respect to changes in, or the impact of, accounting standards or tax and other laws, regulations and governmental and legislative policies affecting the Company or the Merger and legal, regulatory, accounting and tax consequences of the terms of, and transactions contemplated by, the Merger Agreement and related documents to the Company and its stockholders. In addition, in preparing this opinion, we have not taken into account any tax consequences of the transaction to any holder of Common Stock. We have assumed that the Merger will be consummated in accordance with the terms of the Merger Agreement without waiver, modification or amendment of any term, condition or agreement and in compliance with all applicable laws, documents and other requirements and that the final form of the Merger Agreement will be substantially similar to the last draft reviewed by us. We have also assumed that in the course of obtaining the necessary governmental, regulatory or third-party approvals, consents, waivers and releases for the Merger or otherwise, including with respect to any divestitures or other requirements, no delay, limitation, restriction or condition will be imposed or occur that would have an adverse effect on the Company, Acerinox or the contemplated benefits of the Merger or that otherwise would be material in any respect to our analyses or opinion.
Our opinion does not address the relative merits of the transactions contemplated by the Merger Agreement as compared to any alternative transaction or opportunity that might be available to the Company, nor does it address the underlying business decision by the Company to engage in the Merger or the terms of the Merger Agreement or the documents referred to therein, including the form or structure of the Merger or any term, aspect or implication of any other agreements, arrangements or understandings entered into in connection with, or contemplated by or resulting from the Merger or otherwise. Our opinion does not constitute a recommendation as to how any holder of shares of Common Stock should vote on the Merger or any matter related thereto. We have not been asked to address, and our opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company or any other party, other than the holders of shares of Common Stock. We express no view or opinion as to the price at which shares of Common Stock will trade or otherwise be transferrable at any time. Furthermore, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation or other consideration payable to or to be received by any of the Company’s officers, directors or employees, or any class of such persons, in connection with the Merger relative to the Consideration to be received by holders of shares of Common Stock or otherwise. Our opinion has been authorized by the Fairness Committee of Jefferies LLC.
It is understood that our opinion is for the use and benefit of the Board of Directors of the Company (in its capacity as such) in its consideration of the Merger.
We have been engaged by the Company to act as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a portion of which is payable upon delivery of this opinion and a significant portion of which is payable contingent upon consummation of the Merger. We also will be reimbursed for expenses incurred. The Company has also agreed to indemnify us against liabilities arising out of or in connection with the services rendered and to be rendered by us under such engagement. In the past two years we have not provided financial advisory or financing services to the Company or Acerinox for which we and our affiliates have received compensation. We maintain a market in the securities of the Company and Acerinox, and in the ordinary course of our business, we and our affiliates may trade or hold securities or financial instruments (including loans and other obligations) of the Company or Acerinox and/or their respective affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions or otherwise effect transactions in those securities. In addition, we may seek to, in the future, provide financial advisory and financing services to the Company, Acerinox or entities that are affiliated with the Company or Acerinox, for which we would expect to receive compensation. Except as otherwise expressly provided in our engagement letter with the Company, our opinion may not be used or referred to by the Company, or quoted or disclosed to any person in any manner, without our prior written consent.
Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be received by the holders of shares of Common Stock pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.
Very truly yours,
JEFFERIES LLC

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) DateTO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:KEEP THIS PORTION FOR YOUR RECORDSTHIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLYHAYNES INTERNATIONAL, INC.1020 WEST PARK AVENUEKOKOMO, IN 46904-9013For Against AbstainHAYNES INTERNATIONAL, INC.1. To adopt the Agreement and Plan of Merger, dated as of February 4, 2024, by and among Haynes International, Inc. (“Haynes”), North AmericanStainless, Inc., a Delaware corporation (“Parent”), Warhol Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent, and solelyfor the purpose of certain sections therein, Acerinox S.A., a Spanish sociedad anonima (the “Merger Agreement”).3. To approve any proposal to adjourn the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there areinsufficient votes to adopt the Merger Agreement at the time of the Special Meeting.2. To approve, on an advisory, non-binding, basis, the compensation that may be paid or become payable to Haynes’ named executive officers in connectionwith the transactions contemplated by the Merger Agreement.This proxy when properly executed will be voted as directed herein by the undersigned stockholder and in the discretion of the named proxiesupon such other matters as may properly come before the meeting or any adjournments or postponements thereof. If no direction is made,this proxy will be voted FOR Proposals 1, 2, and 3.Consummation of the transactions contemplated by the Merger Agreement is conditioned on the approval of Proposal 1 and not conditionedon the approval of Proposals 2 and 3.Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor,administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorizedofficer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 1, “FOR” PROPOSAL 2 AND “FOR” PROPOSAL 3.V39592-Z87336! ! !! ! !! ! !VOTE BY INTERNETBefore The Meeting - Go to www.proxyvote.com or scan the QR Barcode aboveUse the Internet to transmit your voting instructions and for electronic delivery of informationup until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have yourproxy card in hand when you access the web site and follow the instructions to obtain yourrecords and to create an electronic voting instruction form.During The Meeting - Go to www.virtualshareholdermeeting.com/HAYN2024SMYou may attend the meeting via the Internet and vote during the meeting. Have the informationthat is printed in the box marked by the arrow available and follow the instructions.VOTE BY PHONE - 1-800-690-6903Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m.Eastern Time the day before the cut-off date or meeting date. Have your proxy card in handwhen you call and then follow the instructions.VOTE BY MAILMark, sign and date your proxy card and return it in the postage-paid envelope wehave provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way,Edgewood, NY 11717.SCAN TOVIEW MATERIALS & VOTE

Please detach along perforated line and mail in the envelope provided.Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on Tuesday, April 16, 2024The Proxy Statement is available at www.proxyvote.comSPECIAL MEETING OF STOCKHOLDERS OFHAYNES INTERNATIONAL, INC.COMMON STOCKTuesday, April 16, 20249:30 a.m. Eastern TimeV39593-Z87336HAYNES INTERNATIONAL, INC.COMMON STOCKProxy for Special Meeting of Stockholders on Thursday,April 18, 2024Solicited on Behalf of the Board of DirectorsThe undersigned hereby appoints Angela M. Kohlheim and Daniel W. Maudlin, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Special Meeting of Stockholders of Haynes International, Inc., to be held on Thursday, April 18, 2024, online via webcast at www.virtualshareholdermeeting.com/HAYN2024SM at 9:30 a.m., Eastern Time, and at any adjournments or postponements thereof, as stated on the reverse side. If you sign and return this proxy but no direction is made, this proxy will be voted FOR Proposal 1, FOR Proposal 2, FOR Proposal 3, and in the discretion of the named proxies upon such other matters as may properly come before the meeting or any adjournments or postponements thereof.(Continued and to be signed on the reverse side.)24-8086-1 C4.5 P14